     As filed with the Securities and Exchange Commission on July 28, 1995
                                                 Registration No. 33-60589

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         COMMERCIAL FEDERAL CORPORATION
  (Exact name of the registrant as specified in its articles of incorporation)

   Nebraska                           6120                    47-0658852
(State or other                 (Primary Standard           (IRS Employer
 jurisdiction of            Industrial Classification     Identification No.)
 incorporation or                  Code Number)
  organization)


                             2120 South 72nd Street
                             Omaha, Nebraska  68124
                                 (402) 554-9200
         (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                              Mr. James A. Laphen
                                   President
                         Commercial Federal Corporation
                             2120 South 72nd Street
                             Omaha, Nebraska  68124
                                 (402) 390-5361
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:
   Gary R. Bronstein, Esquire                        Paul F. Pautler, Esquire
    Cynthia R. Cross, Esquire                           Thompson & Mitchell
Housley Goldberg Kantarian & Bronstein, P.C.   AND      1 Mercantile Center
  1220 19th Street, N.W., Suite 700                  St. Louis, Missouri  63101
     Washington, D.C.  20036

  Approximate date of commencement of proposed sale of the securities to the public: At the Acquisition Merger Effective Time, as defined in the Reorganization and Merger Agreement dated as of April 18, 1995 by and among the Registrant, Commercial Federal Bank, a Federal Savings Bank, Railroad Financial Corporation and Railroad Savings Bank, fsb, attached as Annex A to the Prospectus/Proxy Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
Page 1 of ____  pages                                 Exhibit Index on page ____

                         COMMERCIAL FEDERAL CORPORATION

     Cross Reference Sheet Pursuant to Item 501 of Regulation S-K Between Items in Part I of Form S-4 and Prospectus/Proxy Statement

            Items in Part I of Form S-4                          Location in Prospectus/Proxy Statement
            ---------------------------                          --------------------------------------
  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus........................   Facing Page; Cross Reference Sheet; Front Cover of
                                                               Prospectus/Proxy Statement
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus............................................   Front Cover of Prospectus/Proxy Statement; Back
                                                               Cover of Prospectus/Proxy Statement
  3.  Risk Factors, Ratio of Earnings to Fixed Charges,
      and Other Information.................................   Front Cover of Prospectus/Proxy Statement; Summary;
                                                               Summary Consolidated Financial Information of
                                                               Commercial Federal Corporation; Summary
                                                               Consolidated Financial Information of Railroad
                                                               Financial Corporation; The Merger; Unaudited Pro
                                                               Forma Combined Financial Information; Common
                                                               Stock Prices and Dividends

  4.  Terms of the Transaction..............................   Summary; The Merger

  5.  Pro Forma Financial Information.......................   Unaudited Pro Forma Combined Financial Information

  6.  Material Contacts with the Company Being Acquired.....   The Merger

  7.  Additional Information Required for Reoffering
      by Persons and Parties Deemed to Be Underwriters......   Not Applicable

  8.  Interests of Named Experts and Counsel................   Legal Matters; Experts

  9.  Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities........................   Not Applicable

  10. Information with Respect to S-3 Registrants...........   Commercial Federal Corporation and Commercial
                                                               Federal Bank, a Federal Savings Bank

  11. Incorporation of Certain Information by Reference.....   Incorporation of Certain Documents by Reference

  12. Information with Respect to S-2 or S-3 Registrants....   Not Applicable

  13. Incorporation of Certain Information by Reference.....   Not Applicable

  14. Information with Respect to Registrants Other
      than S-3 or S-2 Registrants...........................   Not Applicable

  15. Information with Respect to S-3 Companies.............   Not Applicable

  16. Information with Respect to S-2 or S-3 Companies......   Railroad Financial Corporation and Railroad Savings
                                                               Bank, fsb; Incorporation of Certain Documents by
                                                               Reference

  17. Information with Respect to Companies Other Than
      S-3 or S-2 Companies..................................   Not Applicable

  18. Information if Proxies, Consents or Authorizations
      are to be Solicited...................................   Available Information; Summary; Information
                                                               Concerning the Special Meeting -- Solicitation, Voting
                                                               and Revocability of Proxies; The Merger

  19. Information if Proxies, Consents or Authorizations
      are not to be Solicited or in an Exchange Offer.......   Not Applicable

                         RAILROAD FINANCIAL CORPORATION
                        110 South Main Street, Suite 900
                             Wichita, Kansas  67202
                                 (316) 269-0300

                                                               August ____, 1995


  Dear Stockholder:

     You are invited to attend a special meeting of stockholders (the "Special Meeting") of Railroad Financial Corporation ("Railroad") to be held at _____________________________________, __________________________, on
  __________________, September __, 1995 at ______ ___.m., local time.  Notice of the Special Meeting, a Prospectus/Proxy Statement and a Proxy Card are enclosed.

     The Special Meeting has been called in connection with the proposed acquisition of Railroad and its principal subsidiary, Railroad Savings Bank, fsb ("Railroad Savings") by Commercial Federal Corporation ("Commercial") and its principal subsidiary, Commercial Federal Bank, a Federal Savings Bank (the "Bank"), respectively, in accordance with a Reorganization and Merger Agreement by and among Commercial, the Bank, Railroad and Railroad Savings (the "Merger Agreement"). Pursuant to the Merger Agreement (1) Railroad will merge into Commercial and the outstanding shares of Railroad's common stock will be converted into shares of Commercial Common Stock as set forth below and in the accompanying Prospectus/Proxy Statement (the "Acquisition Merger") and (2) Railroad Savings will, following the Acquisition Merger, merge into the Bank (collectively, the "Merger"). Pursuant to the Merger Agreement, each share of Railroad Common Stock outstanding at the time of the Acquisition Merger will be converted into the right to receive a number of shares of Commercial Common Stock that have a value equal to $17.25 (such number of shares referred to as the "Exchange Ratio"), such value to be based upon the "Average Closing Price" of Commercial Common Stock (i.e., the arithmetic mean of the per share closing prices of Commercial Common Stock as reported on the New York Stock Exchange ("NYSE") for the twenty-fifth through the sixth trading day immediately preceding the effective time of the Acquisition Merger); provided, however, that (1) if such Average Closing Price is greater than $27.00 or less than $24.00, the Exchange Ratio shall be .6389 and .7188 shares, respectively, of Commercial Common Stock, and (2) if the Average Closing Price of the Commercial Common Stock is less than $20.00 and the decline in the price of Commercial Common Stock during the period beginning on April 17, 1995 and ending on the last date utilized in the calculation of the Average Closing Price exceeds by more than 15% any decline in the weighted stock price of a designated group of financial institutions listed on the SNL Midwest Thrift Index during the same period, Railroad will have the right to terminate the Merger Agreement unless Commercial elects to adjust the Exchange Ratio to equal $14.38 divided by the Average Closing Price. Based on the closing price per share of Commercial Common Stock on the NYSE on _____________ __, 1995, of $____, each share of Railroad Common Stock would be exchanged for ._____ shares of Commercial Common Stock. Such Exchange Ratio may increase or decrease depending on the Average Closing Price of Commercial Common Stock. Cash will be paid in lieu of fractional shares. Following the Merger, Commercial will be the resulting holding company, and the Bank will be the resulting savings institution. Consummation of the Merger is conditioned upon, among other things, receipt of all required regulatory approvals and approval by Railroad's stockholders.

     At the Special Meeting, stockholders of Railroad will consider and vote upon approval of the Acquisition Merger and the Merger Agreement. In addition, the stockholders of Railroad may be asked to approve adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement. The aggregate consideration to be received by Railroad's stockholders under the Merger Agreement was negotiated by your Board of Directors in light of various factors, including Railroad's recent operating results, current financial
  condition and future prospects.    Your Board of Directors has approved the
  Merger Agreement, including the Acquisition Merger, and believes that the Acquisition Merger and the Merger Agreement are in the best interests of

  Railroad and its stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR approval of the Acquisition Merger and the Merger Agreement and FOR adjournment of the Special Meeting, if necessary.

     Railroad's Board of Directors has received the opinion of its financial advisor, Piper Jaffray Inc., that the consideration to be received by holders of Railroad's common stock in the Acquisition Merger is fair from a financial point of view.

     You are urged to read the accompanying Prospectus/Proxy Statement, which provides detailed information concerning the Merger and related matters.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.

                                            Sincerely,

                                            [SIGNATURE]

                                            Robert D. Taylor
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                         RAILROAD FINANCIAL CORPORATION
                        110 South Main Street, Suite 900
                             Wichita, Kansas  67202
                                 (316) 269-0300

                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER __, 1995

                         ------------------------------


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Railroad Financial Corporation ("Railroad") will be held on __________, September __, 1995 at __:__ _.m. at _____________________, for the
following purposes:

     (1) To approve the merger of Railroad into Commercial Federal Corporation ("Commercial"), with Commercial as the surviving corporation, pursuant to which the outstanding shares of Railroad's common stock will be converted into shares of Commercial Common Stock as set forth below and in the accompanying Prospectus/Proxy Statement (the "Acquisition Merger"), and to adopt the Reorganization and Merger Agreement by and between Commercial, Commercial Federal Bank, a Federal Savings Bank (the "Bank"), Railroad and Railroad Savings Bank, fsb ("Railroad Savings") dated April 18, 1995 (the "Merger Agreement"), which sets forth the terms and conditions of the Acquisition Merger and also provides for the subsequent merger of Railroad Savings into the Bank, with the Bank as the surviving savings institution.

     (2) Adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement.

     (3) Such other business as may properly come before the Special Meeting or any adjournments thereof.

NOTE: The Board of Directors of Railroad is not aware of any other business to come before the Special Meeting.

     The Board of Directors of Railroad has fixed the close of business on _________ ___, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          Robert D. Taylor
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Wichita, Kansas
August __, 1995

- --------------------------------------------------------------------------------
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, WHETHER OR NOT
YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
- --------------------------------------------------------------------------------

  Prospectus/Proxy Statement
                    ----------------------------------------
                         COMMERCIAL FEDERAL CORPORATION
                                   Prospectus
                        2,244,846 Shares of Common Stock
                            par value $.01 per share
                            (subject to adjustment)
                    ----------------------------------------

                    ----------------------------------------
                         RAILROAD FINANCIAL CORPORATION
                                Proxy Statement
                      For Special Meeting of Stockholders
                        To Be Held on September __, 1995
                    ----------------------------------------

       This Prospectus/Proxy Statement is being furnished to the holders of the common stock, par value $.10 per share, of Railroad Financial Corporation ("Railroad") ("Railroad Common Stock") in connection with the solicitation of proxies by Railroad's Board of Directors for use at a special meeting of stockholders (the "Special Meeting") to be held at ____________________, ________________, on __________, September __, 1995 at __:__ _.m., local time.

       The purposes of the Special Meeting and the matters to be acted upon are:
  (i) to consider and vote upon the proposed merger of Railroad into Commercial Federal Corporation ("Commercial"), with Commercial as the surviving corporation (the "Acquisition Merger"), in accordance with a Reorganization and Merger Agreement by and between Commercial; Commercial Federal Bank, a Federal Savings Bank (the "Bank"), the wholly-owned savings institution subsidiary of Commercial; Railroad; and Railroad Savings Bank, fsb ("Railroad Savings"), the wholly-owned savings institution subsidiary of Railroad, dated April 18, 1995 (the "Merger Agreement"), which sets forth the terms and conditions of the Acquisition Merger and also provides for the subsequent merger of Railroad Savings into the Bank; (ii) to consider and vote upon adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement; and (iii) to consider and vote upon such other business as may properly come before the Special Meeting or any adjournments thereof.

       Pursuant to the Merger Agreement, each share of Railroad Common Stock outstanding at the effective time of the Acquisition Merger (the "Acquisition Merger Effective Time") will be converted into the right to receive a number of shares of Commercial common stock, par value $.01 per share ("Commercial Common Stock") that have a value equal to $17.25 (such number of shares referred to as the "Exchange Ratio"), such value to be based upon the "Average Closing Price" of Commercial Common Stock (i.e., the arithmetic mean of the per share closing prices of Commercial Common Stock as reported on the New York Stock Exchange ("NYSE") for the twenty-fifth through the sixth trading day immediately preceding the effective time of the Acquisition Merger (the "Determination Period")); provided, however, that (1) if such Average Closing Price of the Commercial Common Stock is greater than $27.00 or less than $24.00, the Exchange Ratio shall be .6389 and .7188 shares, respectively, of Commercial Common Stock, (2) if the Average Closing Price of the Commercial Common Stock is less than $20.00 and the decline in the price of Commercial Common Stock during the period beginning on April 17, 1995 and ending on the last date utilized in the calculation of the Average Closing Price exceeds by more than 15% any decline in the weighted price of a designated group of financial institutions listed on the SNL Midwest Thrift Index (the "Index Group") during the same period, Railroad will have the right to terminate the Merger Agreement unless Commercial exercises its option to adjust the Exchange Ratio to equal $14.38 divided by the Average Closing Price.

 Trading of the Commercial Common Stock on the NYSE commenced August 2, 1995. Prior to that date, the Commercial Common Stock was traded on the Nasdaq National Market. Any references herein to the closing price of the Commercial Common Stock for the period up to and including August 1, 1995 shall be to the closing price as reported on the Nasdaq National Market. Based on the closing price per share of Commercial Common Stock on the NYSE on _____________ __, 1995, of $____, each share of Railroad Common Stock would be exchanged for ._____ shares of Commercial Common Stock. Such Exchange Ratio may increase or decrease depending on the Average Closing Price of Commercial Common Stock. Cash will be paid in lieu of fractional shares.

       Commercial has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of its common stock, par value $.01 per share, to be issued upon consummation of the Acquisition Merger. See "Available Information." This Prospectus/Proxy Statement constitutes a prospectus of Commercial with respect to the issuance of shares of Commercial Common Stock to the stockholders of Railroad upon consummation of the Acquisition Merger.

       THE BOARD OF DIRECTORS OF RAILROAD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF RAILROAD'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ACQUISITION MERGER, INCLUDING THE MERGER AGREEMENT.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION.

       This Prospectus/Proxy Statement and the accompanying proxy card are first being sent to the stockholders of Railroad on or about August __, 1995.

       Railroad's principal executive office is located at 110 South Main Street, Suite 900, Wichita, Kansas 67202, and its telephone number is (316) 269-0300.

       This Prospectus/Proxy Statement does not cover any resales of the Commercial Common Stock offered hereby to be received by the stockholders deemed to be affiliates of Commercial or Railroad upon consummation of the Merger. No person is authorized to make use of this Prospectus/Proxy Statement in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those stockholders of Commercial not deemed to be affiliates of Commercial or Railroad.

         The date of this Prospectus/Proxy Statement is August __, 1995

                           PROSPECTUS/PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
  AVAILABLE INFORMATION................................................................................    1

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................    1

  SUMMARY..............................................................................................    3
       The Special Meeting of Railroad Stockholders....................................................    3
       Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank..............    3
       Railroad Financial Corporation and Railroad Savings Bank, fsb...................................    3
       The Merger......................................................................................    4
       Comparison of Stockholder Rights................................................................    7
       Adjournment of Special Meeting..................................................................    7

  SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
  COMMERCIAL FEDERAL CORPORATION.......................................................................    8
       Financial Condition Data and Capital Ratios.....................................................    8
       Operating Data..................................................................................    9
       Operating Ratios and Other Data.................................................................   10

  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
  OF RAILROAD FINANCIAL CORPORATION....................................................................   11
       Financial Condition Data and Capital Ratios.....................................................   11
       Operating Data..................................................................................   12
       Operating Ratios and Other Data.................................................................   13

  INFORMATION CONCERNING THE SPECIAL MEETING...........................................................   14
       General.........................................................................................   14
       Solicitation, Voting and Revocability of Proxies................................................   14

  COMMERCIAL FEDERAL CORPORATION AND
  COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK......................................................   15

  RAILROAD FINANCIAL CORPORATION AND RAILROAD SAVINGS BANK, fsb........................................   15

  THE MERGER...........................................................................................   16
       General.........................................................................................   16
       Background of the Merger........................................................................   17

  Reasons for the Merger and Recommendations of the Railroad Board of Directors........................   19
       Financial Advisors and Opinions of Financial Advisors...........................................   20
       Conversion of Railroad Common Stock.............................................................   24
       Treatment of Railroad Stock Options.............................................................   25
       No Dissenters' Appraisal Rights.................................................................   26
       The Bank Merger.................................................................................   26
       Management after the Merger.....................................................................   26
       Representations and Warranties..................................................................   26
       Covenants Pending the Acquisition Merger........................................................   27
       Conditions to Consummation of the Merger........................................................   29

  TABLE OF CONTENTS (continued)                                                                         Page
                                                                                                        ----
       Amendment or Termination of the Merger Agreement................................................   31
       Stock Option Agreement..........................................................................   31
       Required Regulatory Approvals...................................................................   33
       Expenses........................................................................................   33
       Closing; Merger Effective Times.................................................................   33
       Employee Benefit Plans after the Merger.........................................................   33
       Interests of Certain Persons in the Merger......................................................   34
       Indemnification of Railroad Management..........................................................   35
       Federal Income Tax Consequences.................................................................   35
       Accounting Treatment............................................................................   36
       Resale of Commercial Common Stock; Restrictions on Transfer.....................................   36
       New York Stock Exchange Listing.................................................................   37
       Vote Required...................................................................................   37

  UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...................................................   37
       Unaudited Pro Forma Combined Statement of Financial Condition...................................   37
       Unaudited Pro Forma Condensed Combined Statement of Operations..................................   39
       Unaudited Pro Forma Combined Earnings Per Share Data............................................   40
       Unaudited Pro Forma Combined Regulatory Capital.................................................   41

  BENEFICIAL OWNERSHIP OF RAILROAD COMMON STOCK........................................................   42

  COMMON STOCK PRICES AND DIVIDENDS....................................................................   44
       Common Stock Prices.............................................................................   44
       Dividends.......................................................................................   45

  COMPARISON OF STOCKHOLDER RIGHTS.....................................................................   45

  ADJOURNMENT OF SPECIAL MEETING.......................................................................   51

  STOCKHOLDER PROPOSALS................................................................................   51

  LEGAL MATTERS........................................................................................   51

  EXPERTS..............................................................................................   51

  INDEPENDENT ACCOUNTANTS..............................................................................   52


  ANNEX:

    Annex A --  Reorganization and Merger Agreement by and between Commercial Federal
                Corporation and Commercial Federal Bank, a Federal Savings Bank
                and Railroad Financial Corporation and Railroad Savings Bank, fsb
                (excluding exhibits).........................................................   A-1
    Annex B --  Opinion of Piper Jaffray Inc.................................................   B-1
    Annex C --  Stock Option Agreement.......................................................   C-1
    Annex D --  Railroad Financial Corporation 1994 Annual Report to Stockholders............   (Provided Separately)
    Annex E --  Railroad Financial Corporation Quarterly Report on Form 10-Q for
                the Quarter Ended March 31, 1995.............................................   E-1

       No person is authorized to give any information or make any representation other than those contained or incorporated in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Prospectus/Proxy Statement, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.
  The information contained in this Prospectus/Proxy Statement speaks as of the date hereof unless otherwise specifically indicated. Information contained in this Prospectus/Proxy Statement regarding Commercial has been furnished by Commercial, and information herein regarding Railroad has been furnished by Railroad. Neither Commercial nor Railroad warrants the accuracy or completeness of information relating to the other party.

                             AVAILABLE INFORMATION

       Commercial has filed with the Commission a registration statement on Form S-4 under the Securities Act relating to the shares of Commercial Common Stock to be issued in connection with the Acquisition Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal or regional offices of the Commission at the addresses listed below.

       Commercial and Railroad are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601, and World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents previously filed with the Commission by Commercial are hereby incorporated by reference in this Prospectus/Proxy
  Statement:

       (i) Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1994;

       (ii) Commercial's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995;

       (iii) Commercial's Current Reports on Form 8-K dated July 21, 1994, September 13, 1994, September 20, 1994, November 1, 1994, November 18, 1994 and April 28, 1995;

       (iv) the description of Commercial's common stock set forth at Item 1 of Commercial's registration statement on Form 8-A dated July 3, 1985 (File No. 0-13082).

       The following documents previously filed with the Commission by Railroad are hereby incorporated by reference in this Prospectus/Proxy Statement:

       (i) Railroad's Annual Report on Form 10-K for the year ended December 31, 1994;

       (ii) Railroad's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

       (iii) Railroad's Current Reports on Form 8-K dated February 6, 1995, May 10, 1995 and July 12, 1995.

       In addition, Railroad's 1994 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1995 accompany this Prospectus/Proxy Statement as Appendices D and E, respectively, and are also incorporated herein by reference.

       All documents subsequently filed by Commercial and Railroad, respectively, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be part hereof from the date of filing of such documents.

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded.

       All information contained in this Prospectus/Proxy Statement with respect to Commercial and its subsidiaries has been supplied by Commercial, and all information with respect to Railroad and its subsidiaries has been supplied by Railroad.

       This Prospectus/Proxy Statement incorporates by reference other documents relating to Commercial and Railroad which are not presented herein or delivered herewith. These documents are available upon request without charge, in the case of documents relating to Commercial, directed to Mr. Gary
  L. Matter, Commercial's Corporate Secretary, 2120 South 72nd Street, Omaha, Nebraska 68124, telephone (402) 390-5176 or, in the case of documents relating to Railroad, to Ms. Kari S. Schmidt, Railroad's Corporate Secretary, 110 South Main Street, Suite 900, Wichita, Kansas 67202, telephone (316) 269-0300. In order to ensure timely delivery of any requested documents, the request should be made no later than the close of business on ________ __, 1995.

                                    SUMMARY

       This summary does not purport to be complete and is qualified in its entirety by the detailed information and definitions appearing elsewhere herein, the annexes hereto and documents incorporated by reference herein.

  The Special Meeting of Railroad Stockholders

       The Special Meeting will be held on _________, September __, 1995 at __:__ _.m. at _________________. At the Special Meeting, stockholders of Railroad will consider and vote upon proposals (1) to approve the Acquisition Merger and the Merger Agreement; (2) to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement; and (3) to vote upon any other business which may be properly brought before the Special Meeting. Stockholders of record at the close of business on _____________ __, 1995 will be entitled to one vote for each share then so held. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Railroad Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of at least a majority of the outstanding shares of Railroad Common Stock is required to approve the Acquisition Merger and the Merger Agreement. The affirmative vote of a majority of the shares represented and voting at the Special Meeting is required to approve an adjournment of the Special Meeting. Railroad's directors and officers, and their affiliates, are expected to vote substantially all of the _____ shares, or ___%, of Railroad's outstanding common stock (excluding stock options) beneficially owned by them as of the record date for approval of the Acquisition Merger and the Merger Agreement.


       For additional information, see "Information Concerning the Special Meeting" herein.

  Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank

       Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank. The Bank is a consumer-oriented financial institution that emphasizes traditional savings and loan operations, including single-family residential real estate lending, retail deposit activities and mortgage banking. The Bank conducts loan origination activities through its 71 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 370 loan originators. The Bank also provides insurance and securities brokerage and other retail financial services.

       For additional information, see "Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank" herein.

  Railroad Financial Corporation and Railroad Savings Bank, fsb

       Railroad is the holding company of Railroad Savings, the second largest savings institution headquartered in Wichita, Kansas and the third largest savings institution headquartered in the State of Kansas. Railroad's principal business, which is conducted through Railroad Savings, is the acceptance of deposits from the general public and the origination, purchase, sale and servicing of mortgage loans for the purpose of constructing, financing or refinancing one- to four-family dwellings, and other residential and commercial real estate. In addition to its direct investment in mortgage loans, Railroad invests in mortgage-backed, money market, and other investment securities. Railroad serves deposit and loan customers through its 11 full-service branch offices and 74 agency offices in the State of Kansas and serves loan customers in California, Nevada, Colorado, Oklahoma and Missouri. Railroad Savings entered into an agreement to acquire seven additional Kansas branches with $95.5 million in deposits from First Bank, fsb. This transaction closed on June 23, 1995. As consideration for the assumption of the deposits and other obligations associated with the branches, Railroad Savings received a payment equal to the aggregate deposits at the branches reduced by an amount equal to the value of the assets transferred and by a deposit premium equal to 3.13% of total deposits. The agency offices of Railroad Savings will be reduced to 71 after the acquisition of these seven additional branches.

       For additional information, see "Railroad Financial Corporation and Railroad Savings Bank, fsb" herein.

  The Merger

       General. The Merger Agreement provides for the acquisition of Railroad by Commercial, and the subsequent merger of Railroad Savings into the Bank, as follows: (i) Railroad will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Railroad Common Stock will be converted into shares of Commercial Common Stock as set forth below under " -- Conversion of Railroad Common Stock" (the Acquisition Merger); and (ii) Railroad Savings will, following the Acquisition Merger, merge into the Bank, with the Bank as the surviving savings institution (the "Bank Merger") (collectively, the "Merger"). At the Acquisition Merger Effective Time, Railroad will have merged into Commercial. Upon the consummation of the Bank Merger (the "Bank Merger Effective Time"), Railroad Savings will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Acquisition Merger Effective Time.

       The Board of Directors of Railroad considered the Merger and the terms of the Merger Agreement, including the Exchange Ratio, in light of economic, financial, legal and market factors and concluded that the Merger is in the
  best interests of Railroad and its stockholders.   The Board of Directors
  believes that the Merger will afford Railroad's stockholders the benefit of, among other things, the greater potential for long term growth and will offer enhanced abilities to meet the needs of the communities served by Railroad Savings.

       The Board of Directors of Railroad believes that the Merger is in the best interests of Railroad and its stockholders and recommends that Railroad's stockholders vote FOR approval of the Merger Agreement and the Acquisition Merger.

       For additional information, see "The Merger -- General," "-- Background of the Merger" and "-- Reasons for the Merger and Recommendations of the Railroad Board of Directors" herein and the Merger Agreement attached as Annex A hereto.

       Financial Advisors and Opinions of Financial Advisors. The Board of Directors of Railroad has received written opinions of Piper Jaffray Inc. ("Piper Jaffray") that, as of the date of such opinions, based upon and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by holders of Railroad Common Stock in the Acquisition Merger is fair from a financial point of view. The Piper Jaffray opinion was updated and confirmed on August __, 1995. A copy of the Piper Jaffray opinion dated August ___, 1995, is attached as Annex B hereto, and the description set forth herein is qualified in its entirety by reference to this opinion.

       Commercial has retained Merrill Lynch & Co. ("Merrill Lynch") to render its opinion with respect to the fairness to Commercial of the Exchange Ratio negotiated by Commercial and Railroad. Merrill Lynch rendered its oral opinion to Commercial's Board of Directors on April 18, 1995, which it subsequently confirmed in writing, that as of the date of such opinion, the Exchange Ratio was fair to Commercial from a financial point of view. The opinion sets forth a description of the assumptions made and matters considered by Merrill Lynch and contains certain limitations and qualifications. The Merrill Lynch opinion was updated and confirmed on August ___, 1995. A copy of the Merrill Lynch opinion is available for inspection and copying at the principal executive offices of Commercial during its regular business hours by any interested stockholder of Commercial or Railroad or his authorized representative.

       Conversion of Railroad Common Stock. Pursuant to the Merger Agreement, each share of Railroad Common Stock outstanding at the Acquisition Merger Effective Time (other than shares owned or held by Commercial) will be converted into the right to receive a number of shares of Commercial Common Stock (the Exchange Ratio) that have a value equal to $17.25, such value to be based upon the Average Closing Price of Commercial Common Stock (i.e., the arithmetic mean of the per share closing prices of Commercial Common Stock as reported on the NYSE for the Determination Period); provided, however, that
  (1) if such Average Closing Price of the Commercial Common Stock is greater than $27.00 or less than $24.00, the Exchange Ratio shall be .6389 and .7188 shares, respectively, of Commercial Common Stock, (2) if the Average Closing Price of the

  Commercial Common Stock is less than $20.00 and the decline in the price of Commercial Common Stock during the period beginning on April 17, 1995 and ending on the last date utilized in the calculation of the Average Closing Price exceeds by more than 15% any decline in the weighted stock price of the Index Group during the same period, Railroad will have the right to terminate the Merger Agreement unless Commercial exercises its option to adjust the Exchange Ratio to equal $14.38 divided by the Average Closing Price. Based on the closing price per share of Commercial Common Stock on the NYSE on _____________ __, 1995, of $____, each share of Railroad Common Stock would be exchanged for ._____ shares of Commercial Common Stock. Such Exchange Ratio may increase or decrease depending on the Average Closing Price of Commercial Common Stock. Cash will be paid in lieu of fractional shares. Shares of Railroad Common Stock owned or held by Commercial or a subsidiary (other than in a fiduciary capacity) would be cancelled. For additional information, see "The Merger --Conversion of Railroad Common Stock" herein.

       Treatment of Railroad Stock Options. At the Acquisition Merger Effective Time, each outstanding option under Railroad's 1994 Stock Option and Incentive Plan, 1986 Stock Option and Incentive Plan and 1991 Director's Stock Option Plan (collectively, the "Railroad Option Plans") will continue outstanding as an option to purchase the number of shares of Commercial Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Railroad Common Stock immediately prior to the Acquisition Merger. Such options shall remain outstanding on the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the option price for shares of Commercial Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. In addition, under the terms of Railroad's 1994 Stock Option and Incentive Plan, all options will become fully vested upon consummation of the Merger. For additional information, see "The Merger --Treatment of Railroad Stock Options" herein.

       Dissenters' Appraisal Rights. Under Delaware law, stockholders of Railroad will not have any dissenters' rights of appraisal as a result of the matters to be voted upon at the Special Meeting. See "The Merger -- No Dissenters' Appraisal Rights."

       Stock Option Agreement. As a condition to Commercial's entry into the Merger Agreement, Railroad and Commercial entered into a Stock Option Agreement dated April 18, 1995 (the "Stock Option Agreement"), pursuant to which Railroad granted to Commercial an option to purchase shares of authorized and unissued or treasury shares of Railroad Common Stock in an amount up to 13.0% of the outstanding shares of such stock upon or after the occurrence of a "purchase event" (as defined therein). The exercise price is $11.875 per share payable in cash. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who otherwise might be interested in acquiring all of or a significant interest in Railroad from considering or proposing such an acquisition, even if such persons were prepared to pay for the Railroad Common Stock a price in excess of that being paid by Commercial in the Merger. For additional information, see "The Merger -- Stock Option Agreement" herein and the Stock Option Agreement, which is attached hereto as Annex C.

       Conditions to the Merger. The obligations of Commercial and Railroad to effect the Merger are jointly subject to a number of conditions regarding, among other things, stockholder and regulatory approval of the Merger and receipt of an opinion with respect to the tax effects of the Merger. The obligations of Commercial and the Bank to effect the Merger are subject to a number of additional conditions regarding, among other things, (i) receipt of a customary legal opinion from Railroad's legal counsel; (ii) receipt by Railroad and Railroad Savings of certain third party consents and approvals;
  (iii) receipt of a letter from Railroad's independent public accountants regarding certain financial information included in this Prospectus/Proxy Statement and other matters; (iv) the absence of material adverse changes in the financial condition, business or results of operations of Railroad and its subsidiaries; (v) the accuracy of Railroad's and Railroad Savings' representations and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (vi) receipt of a letter from Commercial's independent public accountants stating its opinion that the Merger should be accounted for by Commercial as a pooling of interests for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles; (vii) the receipt by Commercial of an updated written opinion from its financial advisor to the effect that the Exchange Ratio is fair to Commercial from a financial point of view; (viii) the receipt by Commercial of a Phase I Environmental Risk Report on certain properties owned by, and securing loans made by, Railroad and Railroad Savings; and (ix) the receipt of all required governmental approvals without the imposition of any conditions which Commercial and the Bank determine to be unduly burdensome on the conduct of the business of Commercial or the Bank (including the receipt of written confirmation from the Office of Thrift Supervision ("OTS") that the Bank, as the surviving institution of the Bank Merger, is lawfully authorized (and such authorization shall be subject to no time or other restriction not in effect as of the date of the Merger Agreement) to operate, maintain and replace the Railroad Savings agency offices to the same extent as Railroad Savings currently operates, maintains and replaces such agency offices). The obligations of Railroad and Railroad Savings to effect the Acquisition Merger and the transactions contemplated in the Merger Agreement are subject to a number of additional conditions regarding, among other things, (i) receipt of a customary legal opinion from Commercial's legal counsel; (ii) the accuracy of Commercial's and the Bank's representations and warranties and their performance of obligations and compliance with covenants and conditions under the Merger Agreement; (iii) the receipt by Railroad of an updated written opinion from its financial advisor to the effect that the consideration to be received by Railroad shareholders in the Acquisition Merger is fair from a financial point of view; and (iv) receipt by Commercial and the Bank of certain third party consents and approvals. For additional information, see "The Merger -- Conditions to Consummation of the Merger" herein.

       Required Regulatory Approvals. The Merger is subject to the approval of the OTS. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. For additional information, see "The Merger --Required Regulatory Approvals" herein.

       Termination of the Merger. The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by Railroad stockholders, in a number of circumstances, including, by mutual consent of the parties; at the election of either party, if the closing of the Merger shall not have occurred on or before March 31, 1996; by either party upon the occurrence of an event which renders satisfaction of one or more of the conditions to the obligations of the other party impossible; by Railroad at any time during the two business days commencing on the business day immediately following the end of the Determination Period, if the Average Closing Price of Commercial Common Stock is less than $20.00 and the decline in the price of Commercial Common Stock during the period beginning on April 17, 1995 and ending on the last date utilized in the calculation of the Average NMS Closing Price exceeds by more than 15% any decline in the weighted stock price of the Index Group during the same period; provided, however, that Railroad shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Exchange Ratio so that it equals the number obtained by dividing $14.38 by the Average Closing Price of Commercial Common Stock. For additional information, see "The Merger -- Amendment or Termination of the Merger Agreement" herein.

       Interests of Certain Persons in the Merger. Shares of Railroad Common Stock held by directors, officers and employees of Railroad will be converted into Commercial Common Stock under the Merger Agreement on the same basis as shares held by other Railroad stockholders. Directors, officers and employees of Railroad who hold unexercised options to purchase Railroad Common Stock under the Railroad Option Plans at the Acquisition Merger Effective Time will have their stock options converted into options to purchase Commercial Common Stock.

       At June 15, 1995, officers and directors of Railroad held options to purchase 123,167 shares of Railroad Common Stock at prices ranging between $2.43 and $9.63 per share. The weighted average price of such options was approximately $7.14 per share.

       In addition, Commercial has agreed to provide indemnification for a period of six years to Railroad's employees, agents, directors or officers arising by virtue of Railroad's certificate of incorporation or bylaws in the form in effect at the date of the Merger Agreement or arising by operation of law.

       For additional information, see "The Merger -- Management after the Merger," "-- Employee Benefit Plans after the Merger" and "-- Interests of Certain Persons in the Merger" herein.

       Federal Income Tax Consequences.   Commercial and Railroad will rely upon
  an opinion of Deloitte & Touche LLP, tax advisor to Commercial, to the effect that, among other things, (i) no gain or loss will be recognized by Commercial, the Bank, Railroad or Railroad Savings by reason of the Acquisition Merger or the Bank Merger; (ii) no gain or loss will be recognized by Railroad stockholders (except in connection with the receipt of cash in lieu of fractional share interests in Commercial Common Stock) upon the exchange of Railroad Common Stock for Commercial Common Stock in the Acquisition Merger; and (iii) cash received by Railroad stockholders in lieu of fractional share interests in Commercial Common Stock will be treated as having been received as distributions in full payment in exchange for the fractional share interests in Commercial Common Stock which they would otherwise be entitled to receive and will qualify as capital gain or loss if the stockholders held the Railroad Common Stock as a capital asset at the Acquisition Merger Effective Time. For additional information, see "The Merger -- Federal Income Tax Consequences" herein.

       Accounting Treatment. The Merger is expected to be accounted for as a pooling of interests. The consummation of the Merger is conditioned upon the receipt by Commercial from the independent public accountants for Commercial, of a letter dated the Acquisition Merger Effective Time stating their opinion that the Merger should be accounted for by Commercial as a pooling of interests for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles. For additional information, see "The Merger -- Accounting Treatment" herein.

  Comparison of Stockholder Rights

       Upon consummation of the Merger, holders of Railroad Common Stock, whose rights are presently governed by Delaware law and Railroad's certificate of incorporation and bylaws, and indirectly Railroad Savings' charter and bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by the Nebraska Business Corporation Act and the articles of incorporation and bylaws of Commercial and indirectly by the Bank's charter and bylaws. Certain differences arise from the change in governing law, as well as from differences between the certificate of incorporation and bylaws of Railroad and the articles of incorporation and bylaws of Commercial and between the charter and bylaws of Railroad Savings and the Bank, including, among other things, the number of authorized shares of capital stock, the payment of dividends, the calling of special meetings of stockholders, the number and term of directors, advance notice requirements for nominations of directors and presentation of new business at annual meetings of stockholders, limitations on acquisitions of capital stock, approval requirements for mergers, consolidations, sale of substantially all assets and dissolution, rights of stockholders to dissent, limitations on directors' liability and amendment of corporate governing documents. In addition, Commercial has in effect a shareholder rights plan, while Railroad has not adopted any similar plan. For additional information, see "Comparison of Stockholder Rights" herein.

  Adjournment of Special Meeting

       In the event that there are not sufficient votes to approve the Acquisition Merger and the Merger Agreement at the time of the Special Meeting, stockholders of Railroad will consider and vote upon a proposal to adjourn the Special Meeting for the solicitation of additional votes in favor of the Acquisition Merger and the Merger Agreement. A majority of the shares represented and voting at the Special Meeting is required in order to approve any such adjournment. Railroad's Board of Directors unanimously recommends that stockholders vote FOR the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies.

       For additional information, see "Adjournment of Special Meeting" herein.

                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF
                         COMMERCIAL FEDERAL CORPORATION

       The following tables set forth certain consolidated financial information for Commercial at or for the dates indicated. This information is derived from and should be read in conjunction with Commercial's consolidated financial statements and the notes thereto contained in Commercial's 1994 Annual Report to Stockholders and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995, which are incorporated herein by reference.


  Financial Condition Data and Capital Ratios:


                                        At                                      At June 30,
                                     March 31,   --------------------------------------------------------------------------
                                       1995           1994             1993             1992          1991         1990
                                    -----------  ---------------  ---------------  --------------  -----------  -----------
                                    (Unaudited)              (Dollars in thousands, except per share data)
Total assets......................  $5,813,575       $5,521,340       $4,871,362      $4,640,996   $5,077,940   $5,618,785
Investment securities.............     284,923          280,600          247,846         312,231      240,505      202,265
Mortgage-backed securities (1)....   1,358,638        1,305,434          892,361         764,547      975,025    2,746,465
Loans receivable, net (2).........   3,840,649        3,592,938        3,354,679       3,109,473    2,686,507    1,912,587
Excess of cost over net assets
  acquired and core value of
  deposits........................      32,442           67,185           87,782          98,290      109,642      122,107
Deposits..........................   3,522,546        3,355,597        2,391,433       2,300,641    2,249,245    2,404,873
Advances from Federal Home
  Loan Bank.......................   1,691,215        1,524,516        1,853,779       1,455,062    1,325,087    1,205,216
Securities sold under agreements
  to repurchase...................     120,000          157,432          154,862         445,479    1,101,583    1,621,656
Other borrowings..................      56,223           59,740           70,066          53,514       89,300      111,329
Stockholders' equity..............     296,677          279,451          278,011         236,933      165,630      141,176
Book value per common share.......       23.04            21.86            21.95           22.02        22.98        20.36
Tangible book value per
  common share (3)................       20.52            16.60            15.02           12.89         7.77         2.75
Regulatory capital ratios
  of the Bank:
  Tangible capital................        5.09%            4.54%            4.46%           2.85%        1.15%         .40%
  Core capital (Tier 1 capital)...        5.46%            5.45%            5.88%           4.67%        3.18%        2.27%
  Risk-based capital (Total
    capital)......................       13.52%           13.13%           12.75%           8.92%        6.62%        6.28%

- -----------------
(1) Includes mortgage-backed securities available for sale amounting to $10.6 million, $12.2 million, $15.6 million, $20.8 million and $500.9 million, respectively, at March 31, 1995, June 30, 1994, 1993, 1992 and 1991. No
    mortgage-backed securities were deemed available for sale at June 30, 1990.
(2) Includes loans held for sale amounting to $32.6 million, $74.3 million, $98.2 million, $39.5 million, $112.7 million and $125.4 million, respectively, at March 31, 1995, June 30, 1994, 1993, 1992, 1991 and 1990.
(3) Calculated by dividing stockholders' equity, reduced by the amount of excess of cost over net assets acquired and core value of deposits, by the number of shares of common stock outstanding at the respective dates.

                         COMMERCIAL FEDERAL CORPORATION

Operating Data:

                                                     For the
                                                Nine Months Ended
                                                     March 31,                          For the Year Ended June 30,
                                              -----------------------       ----------------------------------------------------
                                                1995           1994           1994       1993       1992       1991       1990
                                              --------       --------       --------   --------   --------   --------   --------
                                                    (Unaudited)                    (Dollars in thousands, except per share)
Interest income.........................      $303,771       $272,048       $365,474   $372,778   $412,239   $482,552   $535,586
Interest expense........................       202,981        178,684        239,950    256,468    327,190    427,419    474,635
                                              --------       --------       --------   --------   --------   --------   --------
Net interest income.....................       100,790         93,364        125,524    116,310     85,049     55,133     60,951
Provision for loan losses...............        (4,525)        (4,525)        (6,033)    (5,735)    (7,381)    (9,137)   (27,566)
Loan servicing fees.....................        16,554         15,268         20,426     17,070     15,010     12,738     11,984
Retail fees and charges.................         6,517          5,966          7,992      7,199      6,949      6,396      7,941
Real estate operations..................          (573)        (1,746)        (2,324)    (5,232)    (9,288)   (20,150)   (29,359)
Gain (loss) on sales of loans...........          (549)          (609)          (392)      (352)     1,655        930      2,125
Loss on disposition/sales of
 investment securities..................            --             --             --       (295)      (452)    (2,230)    (7,529)
Gain on sale of mortgage-backed
 securities.............................            --             --             --         --     37,188     47,496     11,389
Gain on sale of loan servicing rights...            --             --             --         --      8,376         --         --
Other operating income..................         5,454          4,519          6,638      4,887      9,061      7,610      5,836
Gain on sale of credit card portfolio...            --             --             --         --         --         --     17,816
General and administrative expenses
 and minority interest of subsidiary....        63,806         56,724         76,458     72,725     67,427     61,971     69,661
Amortization of goodwill and core
 value of deposits......................         7,969         10,088         14,084     10,508     11,352     12,465     13,574
Accelerated amortization of goodwill....        21,357             --             --         --         --         --         --
Intangible assets valuation adjustment..            --             --         52,703         --         --         --         --
                                              --------       --------       --------   --------   --------   --------   --------
Income (loss) before income taxes,
 extraordinary items and cumulative
 effects of changes in accounting
 principles.............................        30,536         45,425          8,586     50,619     67,388     24,350    (29,647)
Provision for income taxes..............        15,252         18,259         14,231     19,841     25,103     15,222      2,236
                                              --------       --------       --------   --------   --------   --------   --------

                      (Table continued on following page)

                         COMMERCIAL FEDERAL CORPORATION

                                                  For the
                                             Nine Months Ended
                                                 March 31,                          For the Year Ended June 30,
                                        ---------------------------   -------------------------------------------------------
                                            1995          1994           1994        1993       1992       1991       1990
                                        ------------  -------------   ---------   ----------  ---------  --------  ----------
                                                (Unaudited)                      (Dollars in thousands, except per share)
  Income (loss) before
   extraordinary items and cumulative
   effects of changes in accounting
   principles.........................       15,284         27,166        (5,645)    30,778     42,285     9,128    (31,883)
  Extraordinary items (1).............           --             --            --         --     (5,046)   11,699         --
  Cumulative effects of changes in
    accounting principles (2).........           --          5,803         5,803         --         --        --         --
                                            -------        -------       -------    -------    -------   -------   --------
  Net income (loss)...................      $15,284        $32,969       $   158    $30,778    $37,239   $20,827   $(31,883)
                                            =======        =======       =======    =======    =======   =======   ========

  Earnings (loss) per share
    (fully diluted):
    Income (loss) before extraordinary
      items and cumulative effects of
      changes in accounting
      principles......................      $  1.17        $  2.10       $  (.44)   $  2.43    $  5.03   $  1.19   $  (4.61)
    Extraordinary items (1)...........           --             --            --         --       (.60)     1.52         --
    Cumulative effects of changes in
       accounting principles (2)......           --            .45           .45         --         --        --         --
                                            -------        -------       -------    -------    -------   -------   --------
    Net income (loss).................      $  1.17        $  2.55       $   .01    $  2.43    $  4.43   $  2.71   $  (4.61)
                                            =======        =======       =======    =======    =======   =======   ========
- -----------------------------------------------------------------------------------------------------------------------------
  Operating Ratios and Other Data:
    Net interest rate spread during
      period..........................         2.26%          2.43%         2.39%      2.53%      1.98%     1.42%      1.50%
    Net annualized yield on interest-
      earning assets..................         2.44%          2.58%         2.55%      2.61%      1.94%     1.11%      1.13%
    Interest rate spread at end of
      period..........................         2.14%          2.42%         2.30%      2.55%      2.18%     1.76%      1.17%
    Return on average assets
      (annualized) (3)................          .36%           .83%          -- %       .65%       .78%      .38%      (.54%)
    Return on average equity
      (annualized) (3)................         7.22%         14.16%          .05%     11.97%     19.75%    14.25%    (25.54%)
    Total number of branches at end
      of period (4)...................           68             61            65         49         49        50         50

- -------------
  (1) For fiscal year 1992, represents the loss on early extinguishment of debt, net of income tax benefits, less the effect of the utilization of net operating losses carried forward; and for fiscal year 1991, represents the utilization of net operating losses carried forward that were not previously recognized for financial reporting purposes.
  (2) Represents the cumulative effect of the change in the method of accounting for income taxes less the cumulative effect of the change in accounting for postretirement benefits, net of income tax benefit.
  (3) Based on daily average balances during the nine months ended March 31, 1995 and 1994 and during fiscal year 1994, and on average monthly balances for fiscal years 1993, 1992, 1991 and 1990. Return on average assets and return on average equity for fiscal year 1994 is .73% and 12.77%, respectively, excluding the cumulative effects of changes in accounting principles and the after-tax effect of the intangible assets valuation adjustment totaling $5,803,000 and $43,938,000, respectively.
  (4)  As of May 13, 1995, the Bank operated 71 branch offices.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                       OF RAILROAD FINANCIAL CORPORATION

       The following tables set forth certain consolidated financial information for Railroad at or for the dates indicated. This information is derived from and should be read in conjunction with Railroad's consolidated financial statements and the notes thereto contained in Railroad's 1994 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, which accompany this Prospectus/Proxy Statement as Appendices D and E, respectively, and are incorporated herein by reference.

  Financial Condition Data and Capital Ratios:


                                       At                             At December 31,
                                    March 31,   ------------------------------------------------------------
                                      1995         1994         1993         1992         1991       1990
                                   -----------  -----------  -----------  -----------  ----------  ---------
                                   (Unaudited)        (Dollars in thousands, except per share data)
Total assets.....................    $571,547     $561,496     $460,967     $390,974    $394,917   $379,801
Loans receivable, net............     453,411      435,776      264,330      227,459     231,843    263,989
Loans held for sale..............      49,568       47,154      113,358       73,602     118,978     41,660
Mortgage-backed securities.......      37,429       38,003       44,968       60,178      15,422     42,334
Investment securities............      16,666       17,199       15,389       10,633       7,434     11,719
Real estate owned and in
  judgment.......................         650        7,865        8,363        8,437       9,128      5,103
Deposits.........................     329,510      320,297      320,483      339,979     360,362    360,292
Advances from Federal Home Loan
  Bank and other borrowings......     203,709      208,722      107,840       21,900      10,797      2,504
Stockholders' equity.............      27,174       25,173       25,117       20,631      16,595     12,912
Stockholders' equity
  per share (1)..................       12.84        11.90        11.66         9.90        7.91       6.31
Regulatory capital ratios
  of Railroad Savings:
  Tangible capital...............        6.41%        5.56%        6.47%        6.61%       4.16%      3.32%
  Core capital (Tier 1 capital)..        6.41%        5.56%        6.47%        6.61%       4.16%      3.32%
  Risk-based capital (Total
    capital).....................       12.52%       11.75%       13.49%       13.43%       8.25%      7.25%

- -------------
  (1) Reflects effect of 3-for-2 stock split to stockholders of record as of February 11, 1994.

                        RAILROAD FINANCIAL CORPORATION

  Operating Data:

                                                  For the
                                             Three Months Ended
                                                  March 31,                          For the Year Ended December 31,
                                            -----------------------   ----------------------------------------------------------
                                               1995        1994          1994        1993        1992        1991        1990
                                            ----------  ----------    ----------  ----------  ----------  ----------  ----------
                                                  (Unaudited)                     (Dollars in thousands, except per share)
  Interest income...........................   $10,881     $7,348       $34,597     $28,380     $31,850      $35,644    $37,601
  Interest expense..........................     7,159      4,042        20,022      16,152      20,116       25,337     29,232
                                               -------     ------       -------     -------     -------      -------    -------
  Net interest income.......................     3,722      3,306        14,575      12,228      11,734       10,307      8,369
  Provision for loan losses.................        75         75           375         215         450          600        800
                                               -------     ------       -------     -------     -------      -------    -------
  Net interest income after provision
    for loan losses.........................     3,647      3,231        14,200      12,013      11,284        9,707      7,569
                                               -------     ------       -------     -------     -------      -------    -------

  Other income:
    Fees and service charges................       655        755         2,967       2,964       2,381        1,489      1,232
    Gain on sale of loans and
      loan servicing........................       888      1,102         2,066       7,754       8,449        6,497      3,082
    Gain (loss) on sale of mortgage-backed
      securities and investment securities..        --         --          (127)        220        (231)         992         --
    Other operating income..................        56         66           209         540         577          425        600
                                               -------     ------       -------     -------     -------      -------    -------
  Total other income........................     1,599      1,923         5,115      11,478      11,176        9,403      4,914
                                               -------     ------       -------     -------     -------      -------    -------

                      (Table continued on following page)

                        RAILROAD FINANCIAL CORPORATION

                                                  For the
                                             Three Months Ended
                                                  March 31,                          For the Year Ended December 31,
                                            -----------------------   ----------------------------------------------------------
                                               1995        1994          1994        1993        1992        1991        1990
                                            ----------  ----------    ----------  ----------  ----------  ----------  ----------
                                                  (Unaudited)                     (Dollars in thousands, except per share)
  Other expenses:
    Compensation and
     employee benefits.......                    2,442      2,857         9,882      10,066      9,723      8,017      4,668
    Loss (gain) on real
     estate operations.......                   (1,437)      (171)       (1,143)       (875)        11         85        355
    Federal insurance
     premiums................                      186        184           737         754        812        820        792
    Provision for loss on
     future loan repurchases.                      109         75           139         242        905         --         --
    Advertising, occupancy
     and other expense.......                    1,446      1,745         6,603       6,642      5,431      4,087      3,889
                                               -------     ------       -------     -------    -------    -------     ------
  Total other expenses.......                    2,746      4,690        16,218      16,829     16,882     13,009      9,704
                                               -------     ------       -------     -------    -------    -------     ------

  Income before income taxes.                    2,500        464         3,097       6,662      5,578      6,101      2,779
  Provision for income taxes.                      994        182         1,220       2,644      2,240      2,549      1,057
                                               -------     ------       -------     -------    -------    -------     ------
  Net income before
   accounting change.........                    1,506        282         1,877       4,018      3,338      3,552      1,722
  Cumulative effect of
   accounting change.........                       --         --            --          --        794         --         --
                                               -------     ------       -------     -------    -------    -------     ------
  Net income.................                  $ 1,506     $  282       $ 1,877     $ 4,018    $ 4,132    $ 3,552     $1,722
                                               =======     ======       =======     =======    =======    =======     ======

  Average common stock and
   equivalents (1)...........                    2,166      2,232         2,193       2,218      2,190      2,081      1,724
  Income per common share
   and common equivalent
   share (1).................                  $   .70     $  .13       $  0.86     $  1.81    $  1.89    $  1.71     $ 1.00
                                               =======     ======       =======     =======    =======    =======     ======
- ------------------------------------------------------------------------------------------------------------------------------------


  Operating Ratios and Other
   Data:
    Interest rate spread.....                     2.40%      2.91%         2.88%       2.90%      2.90%      2.66%      1.97%
    Net interest margin......                     2.66%      3.12%         3.06%       3.08%      3.06%      2.74%      2.17%
    Average equity divided
     by average assets.......                     4.56%      5.72%         5.02%       5.53%      4.58%      3.62%      2.94%
    Return on average assets
      (annualized) (2).......                     1.05%       .26%          .38%        .97%       .84%       .91%       .44%
    Return on average equity
      (annualized) (2).......                    23.07%      4.47%         7.59%      17.60%     18.30%     25.17%     14.83%

- ----------
(1) Reflects effect of 3-for-2 stock split payable to stockholders of record as of February 11, 1994.
(2) Reflects return from operations, exclusive of the change in accounting for income taxes in 1992.

                   INFORMATION CONCERNING THE SPECIAL MEETING

  General

       This Prospectus/Proxy Statement is being furnished to the stockholders of Railroad as part of the solicitation of proxies by its Board of Directors from holders of the outstanding shares of Railroad Common Stock for use at the Special Meeting to be held on September __, 1995, and any adjournments thereof. This Prospectus/Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders of Railroad on or about August __, 1995.

       The principal purpose of the Special Meeting is to consider and vote upon the approval of the Acquisition Merger, pursuant to which Railroad will merge into Commercial, and the Merger Agreement among Commercial, the Bank, Railroad and Railroad Savings, which sets forth the terms and conditions of the Acquisition Merger and also provides for the Bank Merger. See "The Merger -- Conversion of Railroad Common Stock." The Merger is subject to certain conditions, including regulatory approval of the OTS.

       In addition to approval of the Acquisition Merger and the Merger Agreement, the stockholders of Railroad may be asked to approve a proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Merger and the Merger Agreement.

       In this Prospectus/Proxy Statement, the terms "Commercial" and "Railroad" refer to the parent corporation only or to both the parent corporation and its subsidiaries, depending on the context.

  Solicitation, Voting and Revocability of Proxies

       The Board of Directors of Railroad has fixed the close of business on _________, 1995 as the record date for the determination of the Railroad stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Railroad Common Stock at the close of business on such date will be entitled to vote at the Special Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Special Meeting. On the record date, there were approximately _____ holders of record of the _________ shares of Railroad Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Railroad Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. The affirmative vote of at least a majority of the outstanding shares of Railroad Common Stock is required to approve the Acquisition Merger and the Merger Agreement. The affirmative vote of a majority of the shares represented and voting at the Special Meeting is required to approve an adjournment of the Special Meeting. It is expected that substantially all of the _______ shares, or ____%, of outstanding Railroad Common Stock (excluding shares subject to stock options) beneficially owned by directors and officers of Railroad and their affiliates at _________, 1995 will be voted for approval of the Acquisition Merger and the Merger Agreement.

       If the accompanying proxy card is properly executed and returned to Railroad in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted for approval of the Acquisition Merger and the Merger Agreement and for the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies. Except for procedural matters incident to the conduct of the Special Meeting, the Board of Directors of Railroad does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the Railroad proxy will vote the shares represented by such proxy on such matters as determined by a majority of Railroad's Board of Directors. Abstentions and broker non-votes will not be voted and therefore, with respect to the proposal to approve the Acquisition Merger and the Merger Agreement, abstentions and broker non-votes will have the same effect as votes against approval of that proposal.

       The presence of a stockholder at the Special Meeting will not automatically revoke such stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Railroad at its headquarters address or by attending the Special Meeting and voting in person.

       The cost of soliciting proxies for the Special Meeting will be borne by Railroad. In addition to use of the postal system, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of Railroad, who will not be specially compensated for such activities. Railroad will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses incurred in that connection.

                       COMMERCIAL FEDERAL CORPORATION AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK

       Commercial is a unitary non-diversified savings and loan holding company whose primary asset is the Bank. The Bank is a consumer-oriented financial institution that emphasizes traditional savings and loan operations, including single-family residential real estate lending, retail deposit activities and mortgage banking. The Bank conducts loan origination activities through its 71 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network consisting of approximately 400 loan originators. The Bank also provides insurance and securities brokerage and other retail financial services.

       At March 31, 1995, Commercial had assets of $5.8 billion and stockholders' equity of $296.7 million and through the Bank operated 68 branch offices. In the period from October 1993 through April 1995, Commercial completed the acquisition of four financial institutions, adding 23 branch offices to its four-state retail network. As of May 13, 1995, the Bank operated 71 branches located as follows: 30 offices in Nebraska, 20 offices in greater metropolitan Denver, Colorado, 16 offices in Oklahoma and five offices in Kansas. The Bank was the largest depository institution headquartered in Nebraska as of March 31, 1995 and, based upon total assets at that date, Commercial was the 17th largest publicly held thrift institution holding company in the United States.

       Commercial will seek to continue its growth through expansion of the Bank's operations in its market areas, and may seek to enter markets in other adjoining states. The Bank will also seek to expand its operations both through competition for market share within its market areas and through mergers with and acquisitions of other selected financial institutions.

       The Bank is a member of the Federal Home Loan Bank System and the Federal Home Loan Bank of Topeka, and its deposits are insured up to prescribed limits by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to comprehensive examination, supervision and regulation by the OTS and the FDIC.

       For additional information regarding the Bank, see Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995, which are incorporated by reference herein.

         RAILROAD FINANCIAL CORPORATION AND RAILROAD SAVINGS BANK, fsb

       Railroad is the holding company of Railroad Savings, the second largest savings institution headquartered in Wichita, Kansas and the third largest savings institution headquartered in the State of Kansas. Railroad's principal business, which is conducted through Railroad Savings, is the acceptance of deposits from the general public and the origination, purchase, sale and servicing of mortgage loans for the purpose of constructing, financing or refinancing one- to four-family dwellings, and other residential and commercial real estate. In addition to its direct investment in mortgage loans, Railroad invests in mortgage-backed, money market, and other investment securities. Railroad serves deposit and loan customers through its 11 full-service branch offices and 74 agency offices in the State of Kansas and serves loan customers in California, Nevada, Colorado, Oklahoma and Missouri.

       Railroad's agency offices were established by independent contractor arrangements with agents along rail lines, providing deposits and lending services to remote communities. When Railroad Savings converted from a state chartered to a federally chartered savings institution in 1989, it was granted a permanent exemption from the prohibitions applicable to federal savings institutions on the receipt of deposits by agents. The exemption allows Railroad Savings to maintain and replace agency offices in communities already served. Railroad Savings' agents are established by independent contractor agreements with local insurance agents, real estate brokers and the principals of abstract and title companies who accept deposits and loan applications from their own offices. Agency offices accounted for approximately 61% of Railroad's deposits at December 31, 1994 and approximately $36.7 million of Kansas loan originations during the year ended December 31, 1994.

       Railroad's income from the traditional financial services provided in Kansas through Railroad Savings' offices and agencies have been augmented during the past six years by the mortgage banking operations conducted primarily in Kansas and California. During 1994, Railroad consolidated the operations of its mortgage banking subsidiaries into Railroad Savings and opened additional construction loan production offices in Kansas, Missouri, Oklahoma and Nevada. Railroad has also sought to expand retail banking operations by opening additional branches. On January 31, 1995, Railroad Savings entered into an agreement to acquire seven additional Kansas branches with $95.5 million in deposits from First Bank, fsb. This transaction closed June 23, 1995. As consideration for the assumption of the deposits and other obligations associated with the branches, Railroad Savings received a payment equal to the aggregate deposits at the branches reduced by an amount equal to the value of the assets transferred and by a deposit premium equal to 3.13% of total deposits. The agency offices of Railroad Savings will be reduced to 71 after the acquisition of these seven additional branches.

       For additional information regarding Railroad, including its consolidated financial statements and related notes as of December 31, 1994, see Railroad's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference herein, as well as its 1994 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, which are incorporated by reference herein and delivered herewith.

                                   THE MERGER
    (Proposal 1 -- Approval of the Acquisition Merger and Merger Agreement)

       The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, including the exhibits thereto, is qualified in its entirety by reference to the full text of such agreement, which is attached as Annex A to this Prospectus/Proxy Statement and is incorporated by reference herein.

  General

       The Merger Agreement provides for the acquisition of Railroad by Commercial, and the subsequent merger of Railroad Savings into the Bank, as follows: (i) Railroad will merge into Commercial, with Commercial as the surviving corporation, pursuant to which the outstanding shares of Railroad's common stock would be converted into shares of Commercial Common Stock as set forth below (the Acquisition Merger); and (ii) Railroad Savings will then merge into the Bank, with the Bank as the surviving savings institution (the Bank Merger) (collectively, the Merger). Upon the consummation of the Acquisition Merger (the Acquisition Merger Effective Time), Railroad will have merged into Commercial. Upon the consummation of the Bank Merger (the Bank Merger Effective Time), Railroad Savings will have merged into the Bank, Commercial will be the resulting savings institution holding company, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the Acquisition Merger Effective Time. For additional information regarding the Merger, see the Merger Agreement, which is attached as Annex A hereto.

       Stockholders of Railroad are being asked to approve the Merger Agreement and the Acquisition Merger. The affirmative vote of at least a majority of the outstanding Railroad Common Stock is required for Railroad's stockholders to approve the Merger Agreement and the Acquisition Merger.

  Background of the Merger

       The Board of Directors of Railroad has periodically evaluated Railroad's corporate strategy in view of its capital position and market conditions, including the economic and regulatory environment, the potential disparity between thrifts and banks in deposit insurance premiums and the need to refinance the Savings Association Insurance Fund, the consolidation process in the depository institution industry, and the sharp increase in the number of acquisitions of thrifts including the prices paid in such acquisitions.

       Over the past four years, there has been considerable consolidation in the financial services industry, and Railroad has considered making several possible acquisitions. Management and the Board of Directors of Railroad have also maintained contacts with certain other financial institutions to assess the viability of potential acquisitions or affiliations. Although continuing to pursue a plan of remaining independent and growing the retail banking and mortgage banking franchise, the Board of Directors of Railroad resolved to consider any bona fide expressions of interest from interested parties that contacted Railroad.

       At the beginning of 1993, Railroad Savings' capital position had improved dramatically and Railroad embarked on a growth plan. This plan included opening new offices in the State of Kansas and other states. It also included increasing assets. In the spring of 1993, Railroad acquired Ute City Mortgage Company and its operations in Aspen and Telluride, Colorado. At this time, Railroad began expanding in other Colorado markets, including the rapidly growing Denver construction loan market. In late 1993, Railroad Savings opened a loan origination office in Lawrence, Kansas.

       In May 1993, the Board of Directors of Railroad began the process of inquiring into the possible value of Railroad in light of merger activities at that time, including recent sales of Kansas thrifts. The Board discussed the necessity to maximize shareholder value and to determine the value of Railroad should it be approached regarding a possible acquisition. The Board also determined that it was advisable to employ an investment banking firm to discuss the procedures required if a decision was made to market Railroad and to determine the overall marketability of Railroad. In July 1993, the Board of Directors of Railroad authorized management to invite several investment banking firms to make presentations regarding their respective approaches to determining the market valuation.

       In September 1993, Railroad engaged an investment banking firm to review strategic alternatives including the possibility of a sale or merger. Several prospective purchasers were identified, including Commercial. The Board of Directors of Railroad then authorized the preparation of a confidential memorandum to present on a limited basis and two of the identified companies were approached. Commercial was not contacted at this time. No prospects developed from these inquiries and Railroad terminated its engagement with its investment banking firm.

       Railroad's expansion of loan origination offices continued into early 1994 with openings in Branson, Missouri, Tulsa, Oklahoma and Olathe, Kansas. It also established a construction and permanent loan origination office in Las Vegas, Nevada. During the same timeframe, Railroad expanded its branch operations by converting agent offices in Wellington, Kansas and Arkansas City, Kansas to full service branches. In May 1994, Railroad Savings entered into contracts for the purchase of real estate in West Wichita and Derby, Kansas, to build new full service branches.

       On August 31, 1994, Railroad merged two of its wholly owned mortgage banking subsidiaries into its Railroad Savings subsidiary. This allowed Railroad Savings to reduce its operating expenses by consolidating certain functions into the Wichita, Kansas corporate headquarters operations.

       In late summer 1994, Railroad received a call from representatives of Piper Jaffray indicating that Commercial might be interested in entering into discussions with Railroad. Railroad retained Piper Jaffray, in September 1994, to initiate discussions with Commercial and, if authorized by the board of directors, other buyers and entered into an engagement letter to such effect on October 17, 1994. At the same time, Railroad engaged outside legal counsel. Preliminary discussions began with Commercial and on October 6, 1994, Railroad and Commercial entered into a confidentiality agreement in consideration of a possible acquisition of Railroad by Commercial. Preliminary discussions continued through October 1994 and included an extensive exchange of information between the two companies. The board, together with legal counsel and Piper Jaffray, reviewed this information and other material relating to the proposed transaction at its regularly scheduled board meeting in October, 1994. Legal counsel reviewed the board's fiduciary obligations and legal duties and management reviewed Railroad Savings' 1995 Business Plan and projections, taking into account projections from proposed accounting changes related to originated mortgage servicing rights. Piper Jaffray presented preliminary information regarding Commercial and its financial condition, the thrift industry and recent acquisitions in the thrift industry and the pro forma effect of a combination between Commercial and Railroad. After the conclusion of the presentation, the board authorized further discussions with Commercial relating to price and structure of a potential transaction. After a series of telephone call discussions with Commercial, the preliminary discussions broke off primarily due to failure of the parties to reach an agreement on price.

       Because preliminary merger discussions had ceased, Railroad continued its growth strategy by obtaining regulatory approval to accept deposits in three new offices: East Wichita, West Wichita, and Lawrence, Kansas. Railroad Savings also won a bid for the purchase of seven branches from First Bank, fsb Minneapolis, Minnesota. These branches are in the following Kansas communities: Greensburg, Larned, Colby, Oberlin, Osage City, Wamego and Fredonia. The purchase closed June 23, 1995. As a part of this transaction, agency offices in the Greensburg, Larned and Colby communities were consolidated into the new branch offices.

       In addition to branch expansion activities in early 1995, Railroad entered into discussions with another publicly traded thrift and exchanged information with a goal toward some type of business combination. These discussions continued well into March 1995, although no agreement was reached regarding basic terms, structure or price.

       On or about March 21, 1995, representatives of Commercial contacted Railroad and the parties agreed to meet on March 27, 1995. Representatives of Railroad and Commercial met on that day for several hours and discussed resuming discussions and agreed to take the matter of new discussions to their respective boards. On March 28, 1995, the Board of Directors of Railroad agreed to entertain merger discussions with Commercial. Because of the time already devoted to discussions with Commercial and the commitment of time and resources associated with such discussions, Railroad advised management that such authorization was contingent on an agreement being reached prior to Railroad's April 21, 1995 Annual Meeting and gave management certain parameters as to pricing.

       On March 28, 1995, Railroad contacted outside securities legal counsel in anticipation of pursuing an agreement on structure and price with Commercial. On April 3, 1995, Railroad amended its prior engagement letter with Piper Jaffray and again sought its expertise in issuing a fairness opinion regarding the proposed transaction. On April 10, 1995, the Chairmen and Presidents of both Railroad and Commercial met for several hours and agreed, subject to Board approval, to recommend a sale of Railroad to Commercial at $17.25 per share, again only if a definitive agreement could be executed prior to Railroad's Annual Meeting. The recommendation was presented to the Board at a Special Meeting held on April 13, 1995. At the meeting the Board authorized management to negotiate the definitive agreement and present it to the Board at a Special Meeting to be held on April 18, 1995.

       Management negotiated the definitive agreement, with assistance from Piper Jaffray and outside counsel, and presented it to the Board at a Special Meeting of the Board on April 18, 1995. At that meeting the Board reviewed, with counsel, its legal responsibilities as a Board, the text of the definitive agreement, and the fairness opinion presented by representatives of Piper Jaffray.

       Management terminated discussions with the other thrift immediately after execution of the definitive agreement with Commercial.

  Reasons for the Merger and Recommendations of the Railroad Board of Directors

       The terms of the Merger Agreement, including the consideration offered to Railroad's shareholders, were the result of arm's-length negotiations between Railroad and Commercial and their respective representatives. Railroad consulted with its own financial advisor and legal counsel during the course of negotiations. Railroad's Board of Directors believes that the Merger is fair to and in the best interest of shareholders of Railroad. In reaching a conclusion to approve the Merger, Railroad's Board of Directors considered a number of factors which, taken in totality, led to a determination by the Board of Directors that the Merger is in the best interest of Railroad and its shareholders. Railroad's Board of Directors did not assign any relative or specific weights to the factors considered. Among other things, the Railroad Board of Directors considered the following:

       (i) the premium represented by the consideration offered to Railroad's shareholders in relation to the book value per share of Railroad Common Stock;

      (ii) the multiple represented by the consideration offered to Railroad's shareholders in relation to per share book value and historical and projected earnings when compared to national and regional industry averages;

     (iii) the financial terms of other recent business combinations in the thrift industry and a comparision of the financial terms of the Merger to such other transactions;

      (iv) the fact that, over a three year period, Railroad communicated with a number of qualified and capable financial organizations; and that it engaged several investment bankers and entered into five confidentiality agreements with interested parties to discuss certain business consolidations and exchange information;

       (v) that Railroad and Commercial previously engaged in preliminary merger discussions which were terminated primarily due to a failure to agree on price;

      (vi) Commercial's favorable competitive position in its current markets and the few overlaps in the Commercial and Railroad branch networks;

     (vii) the market liquidity of Commercial Common Stock, the research coverage of Commercial Common Stock by industry analysts, and the established acquisition program of Commercial;

    (viii) the financial condition, results of operations, current business and expansion opportunities and constraints, and prospects of future performance and earnings of Railroad, on a stand-alone basis;

      (ix) the potential financial condition, results of operation, expansion opportunities and prospects of future performance and earnings of Railroad and Commercial on a combined basis.

       (x) the tax-free nature of the consideration to be received by Railroad stockholders;

      (xi) the probable impact of the Merger on customers and employees of Railroad and the communities served by Railroad; and

     (xii) the opinion of Piper Jaffray that the Merger Consideration to be received by Railroad shareholders was fair from a financial point of view as of the date of the opinion.

       THE RAILROAD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE MERGER BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF RAILROAD.

   Financial Advisors and Opinions of Financial Advisors

       Piper Jaffray. Piper Jaffray was engaged by Railroad in September, 1994 to approach Commercial and, with the consent of Railroad, other third parties regarding the possible business combination of Railroad with Commercial or one of such third parties, to assist in structuring and negotiating a possible business combination transaction, and to render its opinion regarding the fairness, from a financial point of view, of the consideration proposed to be paid to the holders of Railroad Common Stock in such a combination. Piper Jaffray and Railroad executed an engagement letter to such effect on October 17, 1994, and the letter was amended on April 3, 1995. Piper Jaffray delivered to Railroad's directors on April 18, 1995 its opinion to the effect that, as of the date of the opinion and based upon and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to the holders of Railroad Common Stock in the Acquisition Merger was fair, from a financial point of view, to such stockholders. This opinion was subsequently reaffirmed by issuance to the Railroad Board of a Piper Jaffray opinion, dated __________, 1995. A copy of the Opinion letter dated April 18, 1995 is attached to this Proxy Statement/Prospectus as Appendix B and is incorporated herein by reference. The April 18, 1995 opinion is substantially identical to the opinion attached hereto as Appendix B. Holders of Railroad Common Stock are urged to read the attached opinion in its entirety.

       Although Piper Jaffray acted as financial adviser, participated in certain discussions and provided certain analyses to the Railroad Board of Directors, Piper Jaffray was not requested to and did not make any recommendations to the Railroad Board of Directors as to the form or amount of consideration to be received by the stockholders of Railroad in the Acquisition Merger, which was determined through arms-length negotiations between Commercial and Railroad. The opinion of Piper Jaffray is directed to the Railroad Board of Directors only and does not constitute a recommendation to any Railroad stockholder as to how such stockholder should vote at the Special Meeting. Piper Jaffray was not requested to opine as to, and the opinion of Piper Jaffray does not address, Railroad's underlying business decision to proceed with or effect the Acquisition Merger.

       In arriving at its opinion, Piper Jaffray reviewed, among other things,
  (i) the Merger Agreement, (ii) certain publicly available information relative to the business, financial condition and operations of Railroad, (iii) certain internal financial planning information of Railroad furnished by management of Railroad, (iv) certain financial and securities data of Railroad and companies deemed similar to Railroad or representative of the business sector in which Railroad operates, (v) to the extent publicly available, the financial terms of certain acquisition transactions, (vi) certain publicly available information relative to Commercial, (vii) certain internal financial planning information of Commercial furnished by management of Commercial, and (viii) certain financial and securities data of Commercial and companies deemed similar to Commercial or representative of the business sector in which Commercial operates. In addition, Piper Jaffray engaged in discussions with members of management of Commercial and Railroad concerning the respective financial condition, current operating results and business outlook of Commercial and Railroad.

       In delivering its opinion to the Railroad Board of Directors on April 18, 1995, Piper Jaffray prepared and delivered to the Railroad Board of Directors certain written materials containing various analyses and other information material to the opinion. The following is a summary of these materials:

       Stock Trading Analyses. Piper Jaffray reviewed the stock trading history of each of Railroad and Commercial. Piper Jaffray presented the following stock trading data:

                                                  Railroad  Commercial
                                                  --------  ----------
Average daily trading volume 4/18/94 - 4/17/95..     2,820      73,082
Closing price on 4/17/95........................    $11.88     $ 26.50
Year preceding 4/17/95:   High..................    $11.88     $ 27.88
                          Low...................    $ 8.50     $ 18.88

    Piper Jaffray also analyzed the per share purchase price and the aggregate transaction value based on the collar structure set forth in the Merger Agreement.

       Comparable Transaction Analysis. Piper Jaffray reviewed recent merger and acquisition transactions for which information was publicly available and which involved Midwest thrifts, a seller receiving consideration of between $25 million and $100 million and consideration comprised solely of stock and an announcement date after January 1, 1991. This review produced 14 transactions (the "Comparable Transactions") deemed relevant to the proposed Acquisition Merger. Piper Jaffray presented the following valuation multiples for the Comparable Transactions: price to latest 12 months (LTM) earnings per share (EPS) of 6.6x to 39.7x with a median of 16.0x and a mean of 16.8x; price to book value of 1.07x to 1.90x, with a median of 1.39x and a mean of 1.43x; price to tangible book value of 1.28x to 1.90x, with a median of 1.43x and a mean of 1.49x; price to total assets of 6.8% to 22.6% with a median of 13.0% and a mean of 13.6%; and price to total deposits of 7.4% to 28.3% with a median of 16.7% and a mean of 17.1%. These ratios were compared to corresponding ratios for Railroad, assuming a $17.25 per share purchase price and financial information as of and for the 12 months ended December 31, 1994, of 20.2x, 1.51x, 1.54x, 6.8% and 11.9%, respectively. Piper Jaffray also updated these ratios for Railroad based on preliminary results for the quarter ended March 31, 1995, calculating a price to LTM EPS of 15.5x, a price to book value of 1.40x, a price to total assets of 6.6% and a price to total deposits of 11.5%. In calculating a price to LTM EPS ratio for Railroad at March 31, 1995, Piper Jaffray adjusted EPS to remove the benefit of the gain on sale of one large REO property liquidated in the first quarter of 1995.

       Piper Jaffray also calculated an implied percentage premium to holders of Railroad Common Stock based on a $17.25 purchase price and various prices for the Railroad Common Stock prior to announcement of the transaction (assumed to be April 18, 1995); and compared these implied premiums to those calculated for the Comparable Transactions. This analysis produced a 45.3% implied premium in the Acquisition Merger over the price of Railroad Common Stock one trading day prior to announcement of the Acquisition Merger, which compared to a range of 6.8% to 69.4%, a median of 23.3% and a mean of 26.1% for the Comparable Transactions; a 51.6% implied premium in the Acquisition Merger over the price of Railroad Common Stock five trading days prior to announcement, which compared to a range of 4.5% to 77.3%, a median of 21.9% and a mean of 26.6% for the Comparable Transactions; and a 64.3% implied premium in the Acquisition Merger over the price of Railroad Common Stock 30 trading days prior to announcement, which compared to a range of 0.3% to 48.3%, a median of 34.0% and a mean of 28.5% for the Comparable Transactions.

       Dilution Analysis. Piper Jaffray analyzed the hypothetical pro forma effects of the Acquisition Merger on Commercial's earnings per share for the years ending June 30, 1995 and 1996, assuming various Average Closing
  Prices of Commercial Common Stock and giving effect to proposed revisions to the accounting treatment of mortgage servicing rights. Projected Commercial earnings, based on estimates published by the Institutional Brokers Estimate Service, were combined with projected stand alone Railroad earnings, and adjusted for the assumed realization of certain cost savings, non-recurring acquisition costs and other synergies anticipated by Commercial management in the Acquisition Merger. Assuming adoption of the proposed changes in accounting for mortgage servicing rights and assuming an Average Closing
  Price of $25.63 for Commercial Common Stock, this analysis indicated that the Acquisition Merger would be dilutive to Commercial earnings per share by 3.2% and 0.3% in fiscal 1995 and fiscal 1996, respectively. The analysis indicated that the Acquisition Merger would be dilutive to such earnings in fiscal 1995 by 2.7% and accretive to such earnings by 0.2% in fiscal 1996 if the Average Closing Price of Commercial Common Stock is $27.00 or more, and dilutive to such earnings by 3.8% in fiscal 1995 and 1.0% in fiscal 1996 if the Average Closing Price of Commercial Common Stock is $24.00 or less. The analysis indicated that the Acquisition Merger would be slightly less dilutive if the accounting changes were not adopted.

       Comparable Public Company Analysis. Piper Jaffray compared certain financial information and valuation ratios relating to Railroad and Commercial to corresponding data and ratios for groups of selected publicly traded companies deemed comparable to Railroad (the "Railroad Comparables") and to Commercial (the "Commercial Comparables"). The Railroad Comparables and the Commercial Comparables are collectively referred to as the

  "Comparable Companies". The Railroad Comparables comprised 11 publicly traded savings institutions and savings and loan holding companies headquartered in a 13 state region in the Midwestern United States with assets between $200 million and $1.7 billion. The Commercial Comparables comprised seven publicly traded savings institutions and savings and loan holding companies headquartered in the same 13 state region, but with assets between $4.0 billion and $12.5 billion. The data and ratios for both the Railroad Comparables and the Commercial Comparables were computed using the closing price of the Comparable Companies as of April 17, 1995 and financial results as of and for the year ended December 31, 1994.

       Piper Jaffray calculated valuation ratios for the Railroad Comparables as follows: price to LTM EPS of 6.4x to 12.7x, with a median of 9.8x and a mean of 9.8x; price to calendar 1995 EPS estimates of 7.6x to 11.7x, with a median of 9.9x and a mean of 9.8x; and price to book value of 0.79x to 1.36x, with a median of 1.12x and a mean of 1.11x. These compared to corresponding ratios for Railroad, based on an assumed purchase price of $17.25 per share, of 20.2x, 12.0x and 1.51x, respectively.

       Piper Jaffray calculated valuation ratios for the Commercial Comparables as follows: price to LTM EPS of 7.2x to 23.2x, with a median of 8.8x and a mean of 11.5x; price to calendar 1995 EPS estimates of 6.9x to 12.6x, with a median of 7.8x and a mean of 8.3x; and price to book value of 0.99x to 1.66x, with a median of 1.28x and a mean of 1.32x. These compared to corresponding ratios for Commercial, based on the closing price of Commercial Common Stock on April 17, 1995 and financial results as of and for the year ended December 31, 1994, of 8.0x, 7.3x and 1.20x, respectively.

       Piper Jaffray noted that the above multiples for Comparable Companies and Railroad were derived from stock prices that represent prices at which small blocks of stock could be purchased or sold. Such stock prices may not be indicative of the price at which 100% of the stock of the Comparable Companies and Railroad could be purchased or sold.

       In reaching its conclusion as to fairness of the consideration to be received in the Acquisition Merger and in its presentation to the Railroad Board of Directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Piper Jaffray opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Commercial, Railroad or the Acquisition Merger. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in the various characteristics of the Comparable Transactions to which the Acquisition Merger was compared and in the financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies to which Railroad and Commercial were compared.

       For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt independently to verify such information. Piper Jaffray relied upon the assurances of Railroad and Commercial managements that the information provided by Railroad and Commercial had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. In arriving at its opinion, Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of Railroad or Commercial and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by Railroad on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion as to the price at which shares of Commercial Common Stock may trade at any future time. The Piper Jaffray opinion is based upon information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the dates of the opinion. Events occurring after such dates could materially affect the assumptions used in preparing the opinion.

       Piper Jaffray, as a customary part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, underwritings and other distributions of securities, private placements and evaluations for estate, corporate and other purposes. The Railroad Board of Directors selected Piper Jaffray because of its expertise, reputation and familiarity with the financial services industry in general and the Midwestern banking market and Railroad in particular.

       Piper Jaffray has provided financial advisory and investment banking services to Railroad since 1991. Piper Jaffray acted as underwriter for a public offering of senior notes of Railroad completed in January 1992. Piper Jaffray makes a market in the senior notes and has published market research on Railroad. Piper Jaffray also acted as the managing underwriter of a public offering of Commercial subordinated notes in 1992, has published market research on Commercial, and is a market maker in such notes and in Commercial Common Stock. In the normal course of its market making activities, Piper Jaffray may, from time to time, have a long or short position in and buy and sell Railroad and Commercial securities, which positions, on occasion, may be material in size relative to the volume of trading activity.

       For acting as financial advisor to Railroad, Railroad has agreed to pay Piper Jaffray a fee of 1.5% of the consideration paid in the Acquisition Merger, up to $35 million of such consideration, and 3.0% of such consideration in excess of $35 million. An aggregate of $200,000 of such fees are due on or before the date Piper Jaffray renders its updated fairness opinion and the balance is contingent on, and due upon, consummation of the Acquisition Merger. Whether or not the Acquisition Merger is consummated, Railroad has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray (subject to approval of Railroad if in excess of $35,000) and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by Railroad.

       The full text of Piper Jaffray's written opinion of April 18, 1995, which sets forth the assumptions made, procedures followed, and limitations on reviews undertaken, is attached as Annex B to this Proxy Statement. The summary of Piper Jaffray's written opinion set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the opinion. Railroad stockholders are urged to read the Piper Jaffray opinion in its entirety.

       Piper Jaffray's opinion does not constitute a recommendation to any stockholder of Railroad as to how such stockholder should vote with respect to the Merger Agreement and the Acquisition Merger.

       Merrill Lynch. On September 29, 1994, Commercial retained Merrill Lynch to act as its exclusive financial advisor in connection with the Merger. Representatives of Merrill Lynch attended the meeting of the Board of Directors of Commercial held on April 18, 1995 at which Commercial's Board of Directors approved the Merger Agreement and the Stock Option Agreement. At this meeting, Merrill Lynch rendered its written opinion to the effect that, as of such date, the Exchange Ratio was fair to Commercial from a financial point of view, which opinion is still in effect as of the date hereof. Merrill Lynch was not requested to and did not make any recommendations to the Commercial Board of Directors as to the form or amount of consideration to be paid to the stockholders of Railroad in the Acquisition Merger, which was determined through arms-length negotiations between Commercial and Railroad.

       In arriving as its written opinion, Merrill Lynch, among other things, reviewed selected financial and other information concerning Commercial and Railroad, including publicly-available reports and internal projections and forecasts, and information concerning comparable companies and comparable thrift acquisition and merger transactions. In connection with rendering its opinion, Merrill Lynch performed a variety of financial analyses. In preparing its opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of the opinion, and did not independently verify such information or undertake any independent evaluation or appraisal of the assets or liabilities of Commercial or Railroad nor was it furnished with any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowance for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Commercial or Railroad nor has it reviewed any individual credit files, and it has assumed that the aggregate allowance for loan losses is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

       In arriving at its written opinion, Merrill Lynch also assumed and relied upon the senior management of Commercial as to the reasonableness and achievability of the financial and operating forecasts furnished by Commercial and Railroad (and the assumptions and bases therefor). Merrill Lynch, with the consent of Commercial, assumed that such information, including, without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs, and adequacy of reserves, reflect the best currently available estimates and judgment of the senior management of Commercial and Railroad as to the expected future financial performance of Commercial, Railroad, or the combined entity, as the case may be. The opinion was based on economic, market and other conditions as in effect on, and the information made available to Merrill Lynch on, the date the opinion was rendered. The opinion also was rendered without regard as to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

       Merrill Lynch has received a $150,000 fee for investment banking services related to the Merger and related advisory work and will receive an additional $125,000 fee upon consummation of the Merger. Merrill Lynch will also be reimbursed for its out-of-pocket expenses and will be indemnified against certain liabilities relating to or arising out of the Merger, including liabilities arising under the securities laws. In addition, Merrill Lynch has from time to time provided financial advisory services to Commercial for which it has received customary compensation. In the ordinary course of its business, Merrill Lynch may also trade the securities of Commercial and/or Railroad for its own account and the accounts of customers and, accordingly, may also from time to time hold a long or short position in such securities.

       Merrill Lynch's opinion was rendered to the Board of Directors of Commercial and does not constitute, and should not be construed as, a recommendation to any shareholder of Railroad as to how such shareholder should vote at the Special Meeting.

  Conversion of Railroad Common Stock

       Exchange Ratio. Each share of Railroad Common Stock issued and outstanding at the Acquisition Merger Effective Time (other than shares owned or held by Commercial) will be converted into and represent solely the right to receive a number of shares of Commercial Common Stock that have a value equal to $17.25 (such number of shares referred to as the "Exchange Ratio"), such value to be based upon the "Average Closing Price" of Commercial Common Stock (i.e., the arithmetic mean of the per share closing prices of Commercial Common Stock as reported on the NYSE for the Determination Period; provided, however, that (1) if such Average Closing Price of the Commercial Common Stock is greater than $27.00 or less than $24.00, the Exchange Ratio shall be .6389 and .7188 shares, respectively, of Commercial Common Stock, (2) if the Average Closing Price of the Commercial Common Stock is less than $20.00 and the decline in the price of Commercial Common Stock during the period beginning on April 17, 1995 and ending on the last date utilized in the calculation of the Average Closing Price exceeds by more than 15% any decline in the weighted stock price of the Index Group during the same period, Railroad will have the right to terminate the Merger Agreement unless Commercial exercises its option to adjust the Exchange Ratio to equal $14.38 divided by the Average Closing Price of Commercial Common Stock. Trading of the Commercial Common Stock on the NYSE commenced August 2, 1995. Prior to that date, the Commercial Common Stock was quoted on the Nasdaq National Market. Any references herein to the closing price of the Commercial Common Stock for the period up to and including August 1, 1995 shall be to the closing price as reported on the Nasdaq National Market. Based on the closing price per share of Commercial Common Stock on the NYSE on _____________ __, 1995, of $____, each share of Railroad Common Stock would be exchanged for _____ shares of Commercial Common Stock. Such Exchange Ratio may increase or decrease depending on the Average Closing Price of Commercial Common Stock. Cash will be paid in lieu of fractional shares.

       No Fractional Shares. No fractional shares of Commercial Common Stock will be issued in the Merger. Instead, cash will be paid in lieu of any fractional share interests of Commercial Common Stock resulting from the Merger. No dividend or distribution with respect to Commercial Common Stock will be payable on or with respect to any fractional share interests, and no fractional share interest will entitle the owner thereof to vote or to any other rights of a stockholder of Commercial. The applicable cash value of each fractional share interest will be equal to the product of such fraction multiplied by the Average Closing Price for shares of Commercial Common Stock.

       Exchange of Railroad Stock Certificates. Chemical Bank/GeoServe is expected to act as the exchange agent (the "Exchange Agent") to effect the exchange of stock certificates in connection with the Merger. As soon as practicable after the Acquisition Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each Railroad stockholder of record at such date whose Railroad Common Stock has been converted into Commercial Common Stock advising such stockholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Railroad Common Stock in exchange for new certificates for Commercial Common Stock. Promptly following receipt of such notice and transmittal form, holders of Railroad Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each Railroad Common Stock certificate will be cancelled.

       Until surrendered, certificates that prior to the effective date of the Acquisition Merger represented outstanding shares of Railroad Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Commercial Common Stock into which such shares of Railroad Common Stock have been converted. Until such certificates are so surrendered, no dividend payable to holders of Commercial Common Stock as of any record date subsequent to the Acquisition Merger Effective Time will be paid to the holders of such certificates. However, upon surrender of such certificates, there will be paid to the record holder of the certificates of Commercial Common Stock issued in exchange therefor the amount of dividends that theretofore have become payable with respect to such shares of Commercial Common Stock along with the amount of cash, if any, payable to the holder in lieu of fractional shares. No interest will be payable with respect to such dividends or cash paid in lieu of fractional shares.

       If any certificate for shares of Commercial Common Stock is to be issued in a name other than the name in which the surrendered certificate is registered, it will be a condition of issuance that the certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting the issuance of such certificate either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

       Holders of Railroad Common Stock should NOT surrender their certificates until they receive written instructions from the Exchange Agent.

       Any shares of Railroad Common Stock owned or held by Commercial or any of its subsidiaries (other than in a fiduciary capacity) or by Railroad or any of its subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time will cease to exist, and the certificates for such shares will be cancelled.

  Treatment of Railroad Stock Options

       At the Acquisition Merger Effective Time, each outstanding option under the Railroad Option Plans will continue outstanding as an option to purchase the number of shares (rounded down to the nearest whole share) of Commercial Common Stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations on exercise) for shares of Railroad Common Stock immediately prior to the Acquisition Merger. Such options shall remain outstanding on the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the option price for shares of Commercial Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution will be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. In addition, under Railroad's 1994 Stock Option and Incentive Plan, all options will become fully vested upon consummation of the Merger.

       See " -- Interests of Certain Persons in the Merger" for information regarding outstanding Railroad stock options.

  No Dissenters' Appraisal Rights

       Section 262(b)(1) of the Delaware General Corporation Law expressly denies appraisal rights to stockholders of a corporation whose stock is listed on a national securities exchange. Because Railroad's common stock is listed on the American Stock Exchange, which is a national securities exchange, Railroad's stockholders will not be entitled to appraisal rights in connection with the Merger.

  The Bank Merger

       Following the Acquisition Merger, Railroad Savings will merge into the Bank, as a result of which the Bank will be the surviving savings institution. The Bank Merger will be undertaken subject to and upon the terms and conditions contained in the Merger Agreement and in the Plan of Merger between Railroad Savings and the Bank dated April 18, 1995. At the Bank Merger Effective Time, the shares of Railroad Savings common stock issued and outstanding immediately prior thereto will be cancelled and the shares of capital stock of the Bank outstanding immediately prior thereto will constitute the only outstanding shares of capital stock of the Bank following consummation of the Bank Merger, the charter and bylaws of the Bank in effect immediately before the Bank Merger will be the charter and bylaws of the Bank immediately after the Bank Merger, the current home office of the Bank will continue to be the home office of the Bank, and the former home office of Railroad Savings and all branch offices of the Bank and former branch offices and agency offices of Railroad Savings will be branch and agency offices of the Bank. Following the Bank Merger, the Bank will continue to operate under the name "Commercial Federal Bank, a Federal Savings Bank." For additional information, see " -- Management after the Merger," " -- Employee Benefit Plans after the Merger" and " -- Interests of Certain Persons in the Merger."

       The obligations of the parties to consummate the Bank Merger are subject to the receipt of OTS approval of the Bank Merger.

  Management after the Merger

       The directors and officers of Commercial will not be affected by the Merger. The directors of the Bank will not be affected by the Merger. With the exception of the addition of Mr. Gary Baugh (currently President and Chief Operating Officer of Railroad), who will serve Commercial as First Vice President and State Director, Kansas Operations following the merger, the officers of the Bank will not be affected by the Merger.

  Representations and Warranties

       Commercial and the Bank, and Railroad and Railroad Savings, have given certain representations and warranties to each other in the Merger Agreement relating to, among other things, the following: the validity of their organization; authorized capital; the ownership, organization and status of their subsidiaries; the accuracy and completeness of certain internal books and records and of their financial statements, reports and material relating to them included in this Prospectus/Proxy Statement; the absence of any undisclosed material adverse change in their business, financial conditions or results of operations; the accuracy and completeness of information contained in this Prospectus/Proxy Statement; disclosure of financial advisory, brokerage, finders and similar fees; the absence of undisclosed material pending or threatened litigation; their standing under and compliance with applicable state and federal law, including compliance with federal securities laws and state and federal tax laws, among others; their authority to enter into the Merger Agreement and to undertake the transactions contemplated by it; and the accuracy of all information provided to each other in connection with the Merger. Railroad and Railroad Savings have made additional representations as to the absence of undisclosed employment agreements or arrangements and employee benefits; ownership of all of their real property and undisturbed possession of all material leases; absence of any material contract defaults; certain tax matters; the absence of environmental hazards and claims; the quality of Railroad Savings' loan portfolio; the adequacy of the present carrying values of any real estate investments, joint ventures, construction loans or other investments or loans under generally accepted accounting principles; lack of undisclosed derivative contracts; and the adequacy of certain types of insurance.

  Covenants Pending the Acquisition Merger

       In the Merger Agreement, Commercial, the Bank, Railroad and Railroad Savings have agreed to use their best efforts, and to take all actions necessary or appropriate, to consummate the transactions contemplated by the Merger Agreement. Each party has also agreed to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data and all documents with respect to matters to which reference is made in the Merger Agreement.

       Pursuant to the Merger Agreement, Railroad and its subsidiaries, including Railroad Savings, will conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not take any action that would (i) adversely affect the ability to obtain any governmental approvals contemplated in the Merger Agreement, (ii) adversely affect Railroad's ability to perform its obligations under the Merger Agreement or the Stock Option Agreement or (iii) adversely affect the ability of Railroad Savings to acquire and operate seven branch offices it agreed to acquire by contract dated January 31, 1995 from First Bank, fsb. Further, Railroad has agreed that it will not, without the prior written consent of Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Railroad's capital stock; (ii) reacquire any of Railroad's outstanding shares; (iii) issue, sell or buy any shares of capital stock of Railroad or any of its subsidiaries, except shares of Railroad Common Stock issued under the Railroad Option Plans; (iv) effect any stock split, stock dividend or other reclassification of Railroad's common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Railroad or any Railroad subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Railroad or any of its subsidiaries.

       In addition, pursuant to the Merger Agreement, Railroad and its subsidiaries shall not, without the prior written consent of Commercial:

       (i) sell or dispose of any significant assets of Railroad or any of its subsidiaries other than in the ordinary course of business consistent with past practices;

       (ii) merge or consolidate Railroad or any of its subsidiaries with or otherwise acquire any other entity, or file any application or make any contract with respect to branching by Railroad Savings (whether de novo, purchase, sale or relocation, other than the seven branches it agreed to acquire by contract dated January 31, 1995) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property;

       (iii) change the certificate of incorporation, charter documents or other governing instruments of Railroad or any of its subsidiaries, except as provided in the Merger Agreement;

       (iv) grant to any executive officer, director or employee of Railroad or any of its subsidiaries (a) any increase in annual compensation, except for increases in salaries paid to non-executive employees in the ordinary course of business, which increases shall not exceed $25,000 in the aggregate, or (b) any bonus type payment, except that bonuses may be paid from Railroad's formula bonus arrangement disclosed in the Merger Agreement, pro rated to consummation of the Merger if certain earnings targets are met;

       (v) adopt any new or amend or terminate any existing employee plans or benefit arrangements of any type;

       (vi) authorize severance pay or other benefits for any officer, director or employee of Railroad or any of its subsidiaries except as permitted by the Merger Agreement and in accordance with similar policies of Commercial;

       (vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices;

       (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices;

       (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Railroad subsidiary or make additional investments in subsidiaries;

       (x) purchase any debt securities or derivative securities, including collateralized mortgage obligations ("CMOs") or real estate mortgage investment conduits ("REMIC") products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992, as revised, or purchase any derivatives contracts or structured notes;

       (xi) purchase any equity securities other than Federal Home Loan Bank stock;

       (xii) make any investment which would cause Railroad Savings to not be a qualified thrift lender under Section 10(m) of the Home Owners' Loan Act or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code");

       (xiii) make (a) any acquisition and development or land acquisition loans, (b) any commercial or commercial real estate loans or multifamily real estate loans, (c) any construction loans, or (d) any loans for the construction or development of condominium projects, except in each case in accordance with existing policies as of the date of the Merger Agreement or as may otherwise be agreed to by Commercial and Railroad subsequent thereto;

       (xiv) authorize capital expenditures other than in the ordinary course of business;

       (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles, or adopt or implement any change in its methods of accounting for federal income tax purposes; or

       (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity.

       Notwithstanding the foregoing, Railroad Savings is permitted to engage in any of the foregoing activities exclusively with the Bank.

       Pursuant to the Merger Agreement, Railroad also shall not authorize or permit any representative of Railroad or any subsidiary to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "takeover proposal" (generally, any proposal other than as contemplated by the Merger Agreement, for a merger or other business combination involving Railroad or Railroad Savings, for the acquisition of a 10.0% or greater equity interest in Railroad or Railroad Savings or for the acquisition of a substantial portion of the assets of Railroad or Railroad Savings) or, except as the fiduciary duties of Railroad's Board of Directors may otherwise require, cooperate with, negotiate with or enter into an agreement with any party relating to a takeover proposal. Further, Railroad has agreed to give prompt written notice to Commercial upon becoming aware of any takeover proposal.

  Conditions to Consummation of the Merger

       Pursuant to the Merger Agreement, the obligations of Commercial and Railroad to effect the Acquisition Merger and the Bank Merger are subject to the following conditions:

       (i) holders of the outstanding shares of Railroad Common Stock shall have approved the Merger Agreement and the Acquisition Merger;

       (ii) no order shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings by any governmental or judicial or other authority;

       (iii) to the extent required by applicable law or regulation, all approvals of or filings with any governmental authority, including without limitation those of the OTS, the FDIC, the Federal Trade Commission, the Department of Justice, the Commission, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and all other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied;

       (iv) the registration statement of which this Prospectus/Proxy Statement is a part shall have been declared effective and shall not be subject to a stop order of the Commission and, if the offer and sale of Commercial's common stock in the Merger pursuant to the Merger Agreement is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner;

       (v) receipt of either an opinion of Deloitte & Touche LLP, or other tax advisor reasonably acceptable to Commercial and Railroad, or a private letter ruling from the Internal Revenue Service ("IRS"), in form and content reasonably satisfactory to Commercial and Railroad, and upon which Railroad shareholders may rely, as to certain of the federal income tax consequences of the Acquisition Merger and the Bank Merger (see " -- Federal Income Tax Consequences").

       The obligations of Commercial and the Bank to effect the Merger and the transactions contemplated in the Merger Agreement are subject to the following additional conditions, among others, any of which may be waived by Commercial and the Bank: (i) Commercial shall have received from Railroad's counsel an opinion dated as of the closing date of the Merger covering certain matters;
  (ii) Railroad and Railroad Savings shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Railroad and its subsidiaries, taken as a whole; (iii) Commercial shall have received a letter from Railroad's independent public accountants regarding certain financial information included in this Prospectus/Proxy Statement and other matters;
  (iv) between the date of the Merger Agreement and the closing date of the Merger, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Railroad and the Railroad subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impair both Railroad and Commercial in a substantially similar manner; (v) the representations and warranties of Railroad and Railroad Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Railroad and Railroad Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Railroad shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect; (vi) Commercial shall have received from Deloitte & Touche LLP a letter dated the Acquisition Merger Effective Time, in substance reasonably acceptable to Commercial, stating its opinion that, based upon the information furnished to it, the Merger should be accounted for by Commercial as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles; (vii) neither Railroad nor any of its subsidiaries shall be a party to any pending litigation, reasonably probable of being determined adversely to Railroad or any Railroad subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of Railroad and its subsidiaries, taken as a whole; (viii) (a) all governmental approvals required by the Merger Agreement to consummate the transactions contemplated thereby shall have been obtained without the imposition of any conditions which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank, and (b) in connection with such governmental approvals, the OTS and any other applicable governmental agency shall confirm in writing that the Bank, as the surviving institution of the Bank Merger, shall be lawfully authorized to operate, maintain and replace the Railroad Savings agency offices to the same extent as Railroad Savings currently operates, maintains and replaces such agency offices and such authorization shall be subject to no time or other restriction not in effect as of the date of the Merger Agreement, (ix) the form and substance of all legal matters contemplated by the Merger Agreement and all papers delivered thereunder shall be reasonably acceptable to counsel to Commercial and the Bank; (x) Commercial shall have received letter agreements from all affiliates of Railroad regarding restrictions on resale of Commercial Common Stock received by them in the Merger or upon the exercise of options treated as options for Commercial Common Stock pursuant to the Merger Agreement to ensure compliance with applicable resale restrictions imposed under the federal securities laws and to ensure pooling of interests accounting treatment; (xi) prior to mailing this Prospectus/Proxy Statement, Commercial shall have received an updated written opinion from its financial advisor, Merrill Lynch & Co., to the effect that the Exchange Ratio is fair to Commercial from a financial point of view; and (xii) Commercial, at its expense, shall have received a Phase I Environmental Risk Report (as contemplated in OTS Thrift Bulletin No. 16) on
  (i) all commercial real estate owned of, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $1,000,000 or more of, Railroad and Railroad Savings, and such reports or other reports derived therefrom or supplemental thereto shall be satisfactory to Commercial.

       The obligations of Railroad and Railroad Savings to effect the Acquisition Merger and the transactions contemplated in the Merger Agreement shall be subject to the following additional conditions, among others, any of which may be waived by Railroad and Railroad Savings: (i) Railroad shall have received from counsel to Commercial opinions dated as of the closing date of the Merger covering certain matters; (ii) the representations and warranties of Commercial and the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under the Merger Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect;
  (iii) the form and substance of all legal matters contemplated by the Merger Agreement and all papers delivered thereunder shall be reasonably acceptable to counsel to Railroad; (iv) prior to mailing this Prospectus/Proxy Statement, Railroad shall have received an updated written opinion from its financial advisor, Piper Jaffray, to the effect that the consideration to be received by Railroad shareholders in the Acquisition Merger is fair from a financial point of view to the stockholders of Railroad; (v) a certificate for the required number of whole shares of Commercial Common Stock, as determined in accordance with the Merger Agreement, and cash for the fractional share interests, as so determined, shall have been delivered to the Exchange Agent; and (vi) in addition to governmental approvals, Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and its subsidiaries, taken as a whole. For additional information, see " -- Interests of Certain Persons in the Merger."

       There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible to satisfy in any material respect, the other party may elect to terminate the Merger Agreement. See " -- Amendment or Termination of the Merger Agreement."

  Amendment or Termination of the Merger Agreement

       The Merger Agreement may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval by stockholders; (i) by mutual consent of the parties; (ii) at the election of either party, if the closing of the Merger shall not have occurred on or before March 31, 1996 or such later date as may be agreed to in writing by the parties, provided that the right to terminate under this provision shall not be available to any party whose failure to perform an obligation has been the cause of, or has resulted in, the failure of the closing to occur on or before such date; (iii) by Commercial upon delivery of written notice of termination to Railroad if any event occurs which renders impossible satisfaction in any material respect of one or more of the conditions to the obligations of Commercial to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Commercial, provided that the right to terminate under this provision due to the failure to obtain a Phase I Environmental Risk Report expires on August 16, 1995; (iv) by Railroad upon delivery of written notice of termination to Commercial if any event occurs which renders impossible satisfaction in any material respect of one or more of the conditions to the obligations of Railroad to effect the Merger set forth in the Merger Agreement and noncompliance is not waived by Railroad; (v) by Railroad at any time during the two business days commencing on the business day immediately following the end of the Determination Period, if the Average Closing
  Price of Commercial Common Stock is less than $20.00 and the decline in the price of Commercial Common Stock during the period beginning on April 17, 1995 and ending on the last date utilized in the calculation of the Average
  Closing Price exceeds by more than 15% any decline in the weighted stock price of the Index Group during the same period; provided, however, that Railroad shall not be entitled to terminate the Merger Agreement on this basis if Commercial exercises its option to adjust the Exchange Ratio so that it equals the number obtained by dividing $14.38 by the Average Closing Price of Commercial Common Stock.

       The representations, warranties and agreements of the parties set forth in the Merger Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at that time. From and after that time, none of the parties shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, except with respect to agreements of the parties which by their terms are intended to be performed after that time and with respect to liability for fraud, deception or intentional misrepresentation.

       The Merger Agreement may be amended, whether before or after approval by stockholders of Railroad, by an agreement in writing executed in the same manner as the Merger Agreement and authorized or ratified by the Boards of Directors of Railroad and Commercial, except that after approval of the Merger Agreement by Railroad's stockholders, no such amendment without further approval by Railroad's stockholders may change the amount or form of the consideration to be received by Railroad's stockholders in the Merger.

  Stock Option Agreement

       As a condition to Commercial's entry into the Merger Agreement, Railroad and Commercial entered into a Stock Option Agreement dated April 18, 1995, pursuant to which Railroad granted to Commercial an option to purchase shares of authorized and unissued or treasury shares of Railroad Common Stock in an amount up to 13.0% of the outstanding shares of such stock at an exercise price of $11.875 per share, subject to adjustment, upon or after the occurrence of a "purchase event" (generally, (i) the entry by Railroad or Railroad Savings into an agreement with a person (other than Commercial or any of its affiliates) (a) to merge or consolidate with, or enter into any similar transaction with, Railroad or Railroad Savings, (b) to purchase, lease or otherwise acquire all or substantially all of the assets of Railroad or Railroad Savings or (c) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10.0% or more of the voting power of Railroad or Railroad Savings; or (ii) the acquisition by any person (other than Commercial or its affiliates) of beneficial ownership of 25.0% or more of the outstanding shares of Railroad's common stock, the merger, consolidation or entry into a similar transaction by any person with Railroad or any of its subsidiaries or the purchase, lease or other acquisition by any person of all or substantially all of the assets of Railroad or any of its subsidiaries).

       Subject to compliance with applicable law and regulation (including any regulatory approvals required to be obtained by Railroad prior to issuing the shares subject to the option), unless Commercial shall have breached in any material respect any material covenant contained in the Merger Agreement and such breach has not been cured, the option may be exercised, in whole or part, at any time or from time to time only upon or after the occurrence of a purchase event. Railroad shall notify Commercial promptly in writing of the occurrence of any transaction or event which constitutes a purchase event. If more than one of the transactions, offers or events giving rise to a purchase event is undertaken or effected by the same person or occurs at the same time, then all such transactions and events shall give rise only to one purchase event, which purchase event shall be deemed continuing for all purposes until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

       To exercise the option, Commercial shall send to Railroad a written notice specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the notice date for the closing of such purchase with respect to such exercise; however, if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Commercial and the Bank shall promptly file the required notice or application for approval and expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed.

       Commercial has the right to transfer or assign the option following the occurrence of a purchase event. Prior to any such transfer or assignment, Commercial is required to give written notice of the proposed transfer or assignment to Railroad, who may within 24 hours of the receipt of such notice purchase the option at a price and on terms at least as favorable to Commercial as are set forth in the notice.

       The option shall expire and terminate, to the extent not previously exercised, upon the earlier of (i) the Acquisition Merger Effective Time; (ii) the date on which the Merger Agreement is terminated (other than a termination based upon (a) a willful breach by Railroad or Railroad Savings of any of their covenants under the Merger Agreement or (b) the failure of Railroad or Railroad Savings to obtain stockholder approval of the transactions contemplated by the Merger Agreement) if prior thereto a purchase event or a "proposal" (generally, a proposal by any person (other than Commercial or its affiliates) by public announcement or written communication, or in any application to any federal or state regulatory authority, (a) to acquire, merge, consolidate with or enter into any similar transactions with Railroad or Railroad Savings, (b) to purchase, lease or otherwise acquire all or substantially all of the assets of Railroad or Railroad Savings or (c) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 15.0% of the voting power of Railroad) has not occurred or has not been made;
  (iii) 18 months after the later of (a) the occurrence of a purchase event or
  (b) the making of a proposal; however, if a proposal shall be made during the term of the Stock Option Agreement and prior to the occurrence of a purchase event and subsequent thereto a purchase event occurs then the option shall be further extended to expire upon the expiration of 18 months from the date of occurrence of such purchase event; (iv) 18 months after the termination of the Merger Agreement for the reasons set forth in (ii)(a) or (b) above; or (vi) such other date as to which the holder of the option and Railroad shall agree.

       The Stock Option Agreement is attached as Annex C hereto, and the description herein of the Stock Option Agreement is qualified in its entirety by reference to the Stock Option Agreement.

  Required Regulatory Approvals

       The Merger is subject to the approval of the OTS. Commercial has filed an application with the OTS for approval of the Merger. As of the date of this Prospectus/Proxy Statement, the approval of the OTS has not been received. There can be no assurance as to the timing of such approval, if given, or as to the conditions, if any, on which approval will be given. In addition, the approval, if and when granted, may contain conditions which Commercial may find duly burdensome (for example, denial of the request to operate, maintain, and replace the Railroad Savings agency offices to the same extent as Railroad Savings currently operates, maintains and replaces such agency offices (for more information, see " -- Conditions to Consummation of the Merger")). When such approval is received, material changes to the Merger Agreement, material conditions, or other changes of a material nature may be imposed by regulatory authorities in connection therewith which could require a resolicitation of Railroad's stockholders for approval. Following OTS approval of the Merger, the U.S. Department of Justice may review the Merger and raise objections on antitrust grounds, though objections on such grounds are not expected. If the required regulatory approvals are not obtained, the Merger Agreement will be terminated, and the Merger will not occur.

  Expenses

       Pursuant to the Merger Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated thereunder. All expenses in connection with the printing and mailing of this Prospectus/Proxy Statement shall be incurred by Railroad.

  Closing; Merger Effective Times

       As promptly as practicable following the satisfaction or waiver of all conditions of the Merger Agreement, a closing shall take place at which the parties thereto will exchange documents required by the Merger Agreement. Immediately following the closing, and on the same day if practicable, the Acquisition Merger shall become effective at the time and date which is the later of the time at which (i) the Nebraska articles of merger is filed with the appropriate authorities in Nebraska and (ii) the Delaware certificate of merger is filed with the appropriate authorities in Delaware. Following the Acquisition Merger, the Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS.

  Employee Benefit Plans after the Merger

       To the extent permitted by applicable law, the employees of Railroad and Railroad Savings who become employees of Commercial and/or the Bank shall be entitled to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated employees of Commercial and the Bank, and Commercial shall honor all accrued vacation leave for the employees of Railroad and Railroad Savings.

  Interests of Certain Persons in the Merger

       Railroad Stock Options. The following table sets forth as of June 15, 1995, information regarding outstanding options under Railroad's Option Plans held by directors and executive officers of Railroad Savings.

                                                   Outstanding      Weighted
                          Principal Position      Stock Option      Average
Name                     With Railroad Savings       Shares      Exercise Price
- ----                     ---------------------    -------------  --------------

Robert D. Taylor       Chairman of the Board and      2,500 (1)           $9.00
                       Chief Executive Officer        7,500 (2)            9.00
Gary L. Baugh          President and Chief            2,500 (1)            9.00
                       Operating Officer              7,500 (2)            9.00
John D. Coleman        Director                       1,280 (2)            9.38
                                                      9,450 (3)            3.37
Charles D. Johnson     Director                       1,280 (2)            9.38
Gary L. Gamm           Director                       1,280 (2)            9.38
Donaldson B. Lee       Director                       1,280 (2)            9.38
Kent J. Longenecker    Director                       1,280 (2)            9.38
                                                      9,450 (3)            3.37
R. Hal Bailey          Senior Vice President and     16,015 (1)            2.43
                       Chief Lending Officer          5,000 (2)            9.00
John P. Gunther        Senior Vice President          5,000 (2)            9.00
Thomas W. Anderson     Senior Vice President          5,000 (2)            9.00
Kari S. Schmidt        Senior Vice President and      5,000 (2)            9.00
                       Corporate Counsel
Donald J. Voth         Senior Vice President and      5,000 (2)            9.00
                       Chief Financial Officer
I. Jean Maples         Senior Vice President and        473 (1)            7.70
                       Manager Full Service           1,500 (2)            9.00
                       Banking
     Total                                           88,288               $6.62
                                                     =========            =====
- --------------------

  (1) Granted under the Company's 1986 Stock Option and Incentive Plan. The options are fully vested at time of grant.
  (2) Granted under the Company's 1994 Stock Option and Incentive Plan. Options granted to officers are subject to a vesting schedule of 1/36th per month. Under the terms of this plan, however, all options will become fully vested upon consummation of the Merger.
  (3)  Granted under the 1991 Directors' Stock Option Plan.


       Severance Benefits. Railroad Savings maintains a Reduction in Force Plan ("RIF") which Commercial intends to honor in connection with the Merger. The RIF provides for the following severance benefits to officers of Railroad
  Savings: Senior Vice Presidents, all Vice Presidents and Assistant Vice Presidents with five or more years of service receive two months' severance; and Assistant Vice Presidents with fewer than five years of service receive one month's severance.

   Indemnification of Railroad Management

       Indemnification of Railroad Management. Pursuant to the Merger Agreement, Commercial has agreed that for a period of six years following the Acquisition Merger Effective Time, the Merger will not affect or diminish any of Railroad's duties and obligations of indemnification existing as of the Acquisition Merger Effective Time in favor of employees, agents, directors or officers of Railroad or any of its subsidiaries arising by virtue of Railroad's certificate of incorporation or bylaws in the form in effect at the date of the Merger Agreement or arising by operation of law. Commercial will cause the persons serving as officers and directors of Railroad immediately prior to the Acquisition Merger Effective Time to be covered for a period of three years from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by Railroad (provided that Commercial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; however, in no event will Commercial be required to expend more than 150% of the amount currently expended by Railroad to maintain or procure insurance coverage for such three year period pursuant to the Merger Agreement.

  Federal Income Tax Consequences

       Commercial and Railroad have not sought a ruling from the IRS concerning the federal income tax consequences of the Merger. Instead, Commercial and Railroad will rely upon an opinion of Deloitte & Touche LLP, tax advisor to Commercial, to the following effect:

       . The Acquisition Merger and the Bank Merger will each qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code;

       . No gain or loss will be recognized by Commercial, the Bank, Railroad or Railroad Savings by reason of the Acquisition Merger or the Bank Merger;

       . No gain or loss will be recognized by Railroad stockholders (except in connection with the receipt of cash in lieu of fractional share interests in Commercial Common Stock) upon the exchange of Railroad Common Stock for Commercial Common Stock in the Merger;

       . The basis of the Commercial Common Stock received by Railroad stockholders whose Railroad Common Stock is exchanged for Commercial Common Stock will be the same as the basis of the Railroad Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of fractional share interests in Commercial Common Stock);

       . The holding period of the Commercial Common Stock received by Railroad stockholders whose Railroad Common Stock is exchanged for Commercial Common Stock will include the period during which the Railroad Common Stock surrendered in exchange therefor was held (provided that the stockholder's Railroad Common Stock was held as a capital asset at the Acquisition Merger Effective Time); and

       . Cash received by Railroad stockholders in lieu of fractional share interests in Commercial Common Stock will be treated as having been received as distributions in full payment in exchange for the fractional share interests in Commercial Common Stock which they would otherwise be entitled to receive and will qualify as capital gain or loss (assuming that the Railroad Common Stock was a capital asset in his hands at the Acquisition Merger Effective Time).

  Unlike a ruling from the IRS, the opinion of Deloitte & Touche LLP has no binding effect on the IRS. The opinion of Deloitte & Touche LLP is filed with the Commission as an exhibit to Commercial's registration statement on Form S-4 of which this Prospectus/Proxy Statement is a part. See " -- Additional Information."

       Cash payments made to the holders of Railroad Common Stock upon the exchange thereof in connection with the Acquisition Merger (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, Commercial will be required to deduct and withhold the tax if (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct, (ii) the IRS notifies Commercial that the TIN furnished by the stockholder is incorrect,
  (iii) the IRS notifies Commercial that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

       THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH RAILROAD STOCKHOLDER'S SITUATION. EACH RAILROAD STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF COMMERCIAL COMMON STOCK RECEIVED IN THE MERGER.

  Accounting Treatment

       The Merger is expected to be accounted for as a pooling of interests. Under this method of accounting, the recorded assets and liabilities of Commercial and Railroad will be carried forward to the surviving corporation in the Merger (Commercial) at their recorded amounts; income of the surviving corporation will include income of Commercial and Railroad for the entire fiscal year in which the Merger occurs; and the reported income of Commercial and Railroad for prior periods will be combined and restated as retained earnings of the surviving corporation (Commercial). The consummation of the Merger is conditioned upon the receipt by Commercial from the independent public accountants for Commercial, of a letter dated at the Acquisition Merger Effective Time stating their opinion that the Merger should be accounted for by Commercial as a pooling of interests for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

  Resale of Commercial Common Stock; Restrictions on Transfer

       The shares of Commercial Common Stock to be issued in the Acquisition Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Railroad or Commercial for purposes of Rule 145 under the Securities Act (generally, individuals or entities that control, are controlled by or are under common control with Railroad or Commercial). Affiliates may not sell their shares of Commercial Common Stock acquired in connection with the Acquisition Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.
  Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. The guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

       Railroad has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of Railroad to deliver to Commercial a written agreement intended to ensure compliance with the Securities Act and to preserve the ability to treat the Merger as a pooling of interests.

  New York Stock Exchange Listing

       Commercial Common Stock is traded on the NYSE under the symbol "CFB". It is expected that Commercial Common Stock will continue to be quoted on the NYSE under the symbol "CFB" following the Merger.

  Vote Required

       The affirmative vote of at least a majority of the outstanding Railroad Common Stock is required for Railroad's stockholders to approve the Merger Agreement and the Acquisition Merger. Each share of Railroad Common Stock outstanding at the close of business on the record date for the Special Meeting, ________________, 1995, is entitled to one vote on each matter to be considered at such meeting. Railroad's directors and officers, and their affiliates, are expected to vote substantially all of the _______ shares, or ____%, of Railroad's outstanding common stock (excluding stock options) beneficially owned by them as of the record date for approval of the Acquisition Merger and the Merger Agreement.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  Unaudited Pro Forma Combined Statement of Financial Condition

       The following unaudited pro forma combined statement of financial condition for Commercial has been prepared based on the historical consolidated statements of financial condition for Commercial and Railroad at March 31, 1995. This unaudited pro forma statement gives effect to the Merger accounted for as a pooling of interests, based on the conversion of each outstanding share of Railroad Common Stock into .6389 of a share of Commercial Common Stock, which would have been the applicable Exchange Ratio based on the Average NMS Closing Price for shares of Commercial Common Stock as of June 16, 1995 ($29.4531) if the Acquisition Merger had been consummated as of that date. For information regarding adjustment of the Exchange Ratio in the event the Average NMS Closing Price is lower than $24.00 or between $24.00 and $27.00 as of the Acquisition Merger Effective Time, see "The Merger -- Conversion of Railroad Common Stock." The unaudited pro forma combined statement of financial condition should be read in conjunction with the historical consolidated financial statements and notes thereto incorporated by reference herein. The unaudited pro forma combined statement of financial condition presented on the following page does not include any expected cost savings as a result of the Merger, nor does it reflect merger transaction costs and is not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on March 31, 1995 or that may be obtained in the future.

         Unaudited Pro Forma Combined Statement of Financial Condition

                                                                     At March 31, 1995
                                                   ------------------------------------------------------
                                                                                 Pro Forma     Pro Forma
                                                   Commercial   Railroad        Adjustments    Combined
                                                   -----------  ---------       ------------  -----------
(In thousands)                                                          (Unaudited)
Assets:
 Cash............................................  $   30,285   $  2,941        $     --      $   33,226
 Investment securities available for sale........          --      3,735              --           3,735
 Mortgage-backed securities available
  for sale, at fair value........................      10,555     30,620              --          41,175
 Loans held for sale.............................      32,570     49,568              --          82,138
 Investment securities held to maturity..........     284,923      3,290              --         288,213
 Mortgage-backed securities held to maturity.....   1,348,083      6,809              --       1,354,892
 Loans receivable, net...........................   3,808,079    453,411              --       4,261,490
 Federal Home Loan Bank stock....................      95,184      9,641              --         104,825
 Interest receivable, net........................      34,463      3,105              --          37,568
 Real estate.....................................      15,689        650              --          16,339
 Premises and equipment..........................      59,108      3,762              --          62,870
 Prepaid expenses and other assets...............      62,194      3,603              --          65,797
 Goodwill and core value of deposits,
  net of accumulated amortization................      32,442        412              --          32,854
                                                   ----------   --------        --------      ----------
Total assets.....................................  $5,813,575   $571,547        $     --      $6,385,122
                                                   ==========   ========        ========      ==========

Liabilities and Stockholders' Equity

Liabilities:
 Deposits........................................  $3,522,546   $326,991        $     --      $3,849,537
 Advances from Federal Home Loan Bank............   1,691,215    192,809              --       1,884,024
 Securities sold under agreements to repurchase..     120,000         --              --         120,000
 Other borrowings................................      56,223     10,900              --          67,123
 Interest payable................................      22,579      2,524              --          25,103
 Other liabilities...............................     104,335     11,149              --         115,484
                                                   ----------   --------        --------      ----------
 Total liabilities...............................   5,516,898    544,373              --       6,061,271
                                                   ----------   --------        --------      ----------

Commitments and contingencies....................          --         --              --              --

Stockholders' Equity:
 Preferred stock.................................          --         --              --              --
 Common stock....................................         129        221            (221)(A)         143
                                                                                      14 (B)
 Additional paid-in capital......................     139,231      7,376            (628)(A)     145,965
                                                                                     (14)(B)
 Unrealized holding gain (loss) on securities
  available for sale, net........................           3       (416)             --            (413)
 Retained earnings, substantially restricted.....     157,314     20,842              --         178,156
                                                   ----------   --------        --------      ----------
                                                      296,677     28,023            (849)        323,851
Less: Treasury stock, at cost....................          --       (849)            849 (A)          --
                                                   ----------   --------        --------      ----------
 Total stockholders' equity......................     296,677     27,174              --         323,851
                                                   ----------   --------        --------      ----------

Total Liabilities and Stockholders' Equity.......  $5,813,575   $571,547        $     --      $6,385,122
                                                   ==========   ========        ========      ==========
- --------------

  (A) Represents the surrender, cancellation and exchange of Railroad's net outstanding common stock ($.10 par value) totaling 2,116,074 shares consisting of 2,205,083 shares issued net of 89,009 shares held as treasury stock.

  (B) Represents the tax-free exchange of .6389 shares of Commercial Common Stock for Railroad Common Stock resulting in 1,351,960 shares of Commercial Common Stock issued (2,116,074 net outstanding shares of Railroad Common Stock multiplied by the exchange ratio of .6389). Such ratio is based on the assumption that the Average Closing Price for Commercial Common Stock would be at least $27.00 per share. No consideration was given for fractional shares in these pro forma adjustments. Fractional shares will be paid in cash.

  Unaudited Pro Forma Condensed Combined Statement of Operations

       The following unaudited pro forma condensed combined statement of income of Commercial has been prepared based upon the historical results of operations of Commercial and Railroad for each of the three years in the period ended June 30, 1994 and for the nine months ended March 31, 1995 and 1994. This unaudited pro forma statement presents the combined revenue and expenses of Commercial and Railroad as if the companies had been merged as of the beginning of the periods indicated. The unaudited pro forma condensed combined statement of operations and earnings per share presented below and on the following page do not include any expected cost savings as a result of the Merger, nor do they reflect merger transaction costs and are not necessarily indicative of the results that would have occurred if the Merger had occurred as of the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical consolidated financial statements and notes thereto incorporated by reference herein.

                                                                    Nine Months Ended March 31,
                                           -----------------------------------------------------------------------------
                                                             1995                                   1994
                                           ---------------------------------------   -----------------------------------
                                                                         Pro Forma                             Pro Forma
                                           Commercial      Railroad      Combined    Commercial    Railroad    Combined
                                           ----------      ----------   ----------   ----------   ----------   ---------
(In thousands, except per share data)
  Interest income........................... $   303,771  $    30,267  $   334,038   $   272,048  $   21,315   $   293,363
  Interest expense..........................     202,981       18,728      221,709       178,684      12,013       190,697
                                             -----------  -----------  -----------   -----------  ----------   -----------
  Net interest income.......................     100,790       11,539      112,329        93,364       9,302       102,666
  Provision for loan losses.................       4,525          300        4,825         4,525         110         4,635
                                             -----------  -----------  -----------   -----------  ----------   -----------

  Net interest income after
    provision for loan losses...............      96,265       11,239      107,504        88,839       9,192        98,031

  Non-interest income.......................      27,403        6,376       33,779        23,398       8,726        32,124
  Non-interest expense......................      93,132       12,321      105,453        66,812      14,396        81,208
                                             -----------  -----------  -----------   -----------  ----------   -----------

  Income before income taxes and
    cumulative effects of changes in
    accounting principles...................      30,536        5,294       35,830        45,425       3,522        48,947
  Provision for income taxes................      15,252        2,096       17,348        18,259       1,418        19,677
                                             -----------  -----------  -----------   -----------  ----------   -----------

  Income before cumulative effects of
    changes in accounting principles........      15,284        3,198       18,482        27,166       2,104        29,270
  Cumulative effects of changes
    in accounting principles................          --           --           --         5,803          --         5,803
                                             -----------  -----------  -----------   -----------  ----------   -----------
  Net income................................ $    15,284  $     3,198  $    18,482   $    32,969  $    2,104   $    35,073
                                             ===========  ===========  ===========   ===========  ==========   ===========

  Per share income before cumulative
    effects of changes in accounting
    principles (1).......................... $      1.17  $      1.48  $      1.28   $      2.10  $      .94   $      2.04
                                             ===========  ===========  ===========   ===========  ==========   ===========

  Per share net income (1).................. $      1.17  $      1.48  $      1.28   $      2.55  $      .94   $      2.45
                                             ===========  ===========  ===========   ===========  ==========   ===========

  Weighted average shares outstanding (1)...  13,012,810    2,167,667   14,397,732    12,914,062   2,231,333    14,339,661
                                             ===========  ===========  ===========   ===========  ==========   ===========


- -----------
(1) Per share data presented in the above is based upon a Exchange Ratio of .6389 and the issuance of 1,384,922 shares of Commercial Common Stock for the nine months ended March 31, 1995 and 1,425,599 shares for the nine months ended March 31, 1994. Based upon an Exchange Ratio of .7188, the number of shares of Commercial Common Stock issued for the nine months ended March 31, 1995 and 1994 would have been 1,558,119 and 1,603,882, respectively. Based upon the Exchange Ratio of .7188, the pro forma earnings per share for the nine months ended March 31, 1995 and 1994 would have been $1.27 and $2.42, respectively, or $2.02 per share before cumulative effects of changes in accounting principles for the nine months ended
    March 31, 1994.



                                                                       Year Ended June 30,
                                           -----------------------------------------------------------------------------
                                                             1994                                   1993
                                           ---------------------------------------   -----------------------------------
                                                                         Pro Forma                             Pro Forma
                                           Commercial      Railroad      Combined    Commercial    Railroad    Combined
                                           ----------      ----------   ----------   ----------   ----------   ---------
(In thousands, except per share data)
  Interest income........................... $   365,474  $    29,178  $   394,652   $   372,778  $   29,578   $   402,356
  Interest expense..........................     239,950       16,424      256,374       256,468      17,489       273,957
                                             -----------  -----------  -----------   -----------  ----------   -----------
  Net interest income.......................     125,524       12,754      138,278       116,310      12,089       128,399
  Provision for loan losses.................       6,033          185        6,218         5,735         252         5,987
                                             -----------  -----------  -----------   -----------  ----------   -----------

  Net interest income after
    provision for loan losses...............     119,491       12,569      132,060       110,575      11,837       122,412

  Non-interest income.......................      32,340        9,550       41,890        23,277      10,757        34,034
  Non-interest expense......................     143,245       18,758      162,003        82,233      16,495        99,728
                                             -----------  -----------  -----------   -----------  ----------   -----------

  Income before income taxes, extraordinary
    items and cumulative effects of change
    in accounting principles................       8,586        3,361       11,947        50,619       6,099        56,718
  Provision for income taxes................      14,231        1,354       15,585        19,841       2,321        22,162
                                             -----------  -----------  -----------   -----------  ----------   -----------

  Income (loss) before extraordinary items
    and cumulative effects of changes in
    accounting principles...................      (5,645)       2,007       (3,638)       30,778       3,778        34,556
  Extraordinary items.......................          --           --           --            --          --            --
  Cumulative effects of changes
    in accounting principles................       5,803           --        5,803            --          --            --
                                             -----------  -----------  -----------   -----------  ----------   -----------
  Net income................................ $       158  $     2,007  $     2,165   $    30,778  $    3,778   $    34,556
                                             ===========  ===========  ===========   ===========  ==========   ===========
  Per share income (loss) before
    extraordinary items and cumulative
    effects of changes in accounting
    principles (1).......................... $      (.44) $       .90  $      (.25)  $      2.43  $     1.72   $      2.46
                                             ===========  ===========  ===========   ===========  ==========   ===========

  Per share net income (1).................. $       .01  $       .90  $       .15   $      2.43  $     1.72   $      2.46
                                             ===========  ===========  ===========   ===========  ==========   ===========

  Weighted average shares outstanding (1)...  12,920,700    2,227,500   14,343,850    12,647,363   2,195,000    14,049,749
                                             ===========  ===========  ===========   ===========  ==========   ===========

                                           ---------------------------------------
                                                            1992
                                           ---------------------------------------
                                                                         Pro Forma
                                           Commercial      Railroad      Combined
                                           ----------      ----------   ----------
(In thousands, except per share data)
  Interest income........................... $   412,239  $    34,536  $   446,775
  Interest expense..........................     327,190       23,071      350,261
                                             -----------  -----------  -----------
  Net interest income.......................      85,049       11,465       96,514
  Provision for loan losses.................       7,381          678        8,059
                                             -----------  -----------  -----------

  Net interest income after
    provision for loan losses...............      77,668       10,787       88,455

  Non-interest income.......................      68,499       12,655       81,154
  Non-interest expense......................      78,779       16,115       94,894
                                             -----------  -----------  -----------

  Income before income taxes, extraordinary
    items and cumulative effects of change
    in accounting principles................      67,388        7,327       74,715
  Provision for income taxes................      25,103        3,112       28,215
                                             -----------  -----------  -----------

  Income (loss) before extraordinary items
    and cumulative effects of changes in
    accounting principles...................      42,258        4,215       46,500
  Extraordinary items.......................      (5,046)          --       (5,046)
  Cumulative effects of changes
    in accounting principles................          --          794          794
                                             -----------  -----------  -----------
  Net income................................ $    37,239  $     5,009  $    42,248
                                             ===========  ===========  ===========
  Per share income (loss) before
    extraordinary items and cumulative
    effects of changes in accounting
    principles (1).......................... $     5.19   $      1.96  $      4.88
                                             ===========  ===========  ===========

  Per share net income (1).................. $      4.57  $      2.33  $      4.44
                                             ===========  ===========  ===========

  Weighted average shares outstanding (1)...   8,151,249    2,150,500    9,525,203
                                             ===========  ===========  ===========

- ----------------------

  (1) Per share data presented in the above table is based upon an Exchange Ratio of .6389 and the issuance of 1,423,150, 1,402,386 and 1,373,954 shares, respectively, of Commercial Common Stock for the years ended June 30, 1994, 1993 and 1992. Based upon an Exchange Ratio of .7188, the number of shares of Commercial Common Stock issued for the years ended June 30, 1994, 1993 and 1992 would have been $.15, $2.43 and $4.36, respectively, or before extraordinary items and cumulative effects of changes in accounting principles a loss of $.25 per share and income of $2.43 and $4.80 per share, respectively, for the years ended June 30, 1994, 1993 and 1992.

  Unaudited Pro Forma Combined Earnings Per Share Data

       The following table presents selected per share data for Commercial and Railroad on a historical and pro forma basis as if the Merger had been effective as of the dates or the beginning of the periods indicated.

       The Merger will be accounted for under the pooling of interests method, and pro forma data is derived in accordance with such method. The Railroad pro forma equivalent amounts are presented with respect to each set of pro forma data. Such pro forma equivalent per share amounts as to net income (loss) from continuing operations and book value are computed by multiplying the pro forma combined amounts by the Exchange Ratio of .6389, which would have been the applicable Exchange Ratio based on the Average Closing Price for shares of Commercial Common Stock as of June 16, 1995 ($29.4531) if the Acquisition Merger had been consummated as of that date. For information regarding adjustment of the Exchange Ratio in the event the Average Closing Price is lower than $24.00 or between $24.00 and $27.00 as of the Acquisition Merger Effective Time, see "The Merger --Conversion of Railroad Common Stock." The purpose of the Railroad pro forma equivalent net income (loss) from continuing operations and book value per common share amounts is to show what such per share amounts would have equated to for each respective share of Railroad Common Stock had the Merger been consummated as of the beginning of the periods indicated.

       Historical information for Commercial and Railroad is derived from the respective consolidated financial statements incorporated by reference herein, and the pro forma combined information is derived from the pro forma financial information elsewhere herein. The pro forma results might not be indicative of the results that would have occurred if the Merger had occurred at the beginning of the periods indicated or which may be obtained in the future.
  The information below should be read in conjunction with such historical consolidated financial statements of Commercial and Railroad.

                                Nine Months Ended
                                    March 31,                   Year Ended June 30,
                                  --------------            ---------------------------
                                   1995    1994              1994     1993       1992
                                  ------  ------            ------  ---------  --------
                                                (Unaudited)
Net income (loss) per common
 share before extraordinary
 items and cumulative effects
 of changes in accounting
 principles:
 Commercial historical..........  $ 1.17  $ 2.10            $ (.44)    $ 2.43    $ 5.19
 Railroad historical............    1.48     .94               .90       1.72      1.96
 Pro forma combined (1).........    1.28    2.04              (.25)      2.46      4.88
 Railroad pro forma equivalent..    2.32    1.30              (.16)      1.57      3.12

Book value per common share:
 Commercial historical..........   23.04   24.55             21.86      21.95     22.02
 Railroad historical............   12.84   11.49             11.26      10.79      9.17
 Pro forma combined (2).........   22.76   23.90             21.45      21.45     21.21
 Railroad pro forma equivalent..   14.54   15.27             13.70      13.70     13.55

- -----------------------

  (1) Per share data presented in the above table is based upon an Exchange Ratio of .6389 and the issuance of 1,384,922 shares of Commercial Common Stock for the nine months ended March 31, 1995 and 1,425,599 shares for the nine months ended March 31, 1994. Shares issued at that Exchange Ratio for the years ended June 30, 1994, 1993 and 1992 were 1,423,150, 1,402,386 and 1,373,954, respectively. Based upon an Exchange Ratio of .7188, the number of shares of Commercial Common Stock issued for the nine months ended March 31, 1995 and 1994 would have been 1,558,119 and 1,603,882, respectively. The number of shares issued at that Exchange Ratio for the years ended June 30, 1994, 1993 and 1992 would have been 1,601,127, 1,577,766 and 1,545,779, respectively. Based upon that
       Exchange Ratio, the pro forma combined earnings per share before extraordinary items and cumulative effects of changes in accounting principles for the nine months ended March 31, 1995 and 1994 would have been $1.27 and $2.42, respectively, and for the years ended June 30, 1994, 1993 and 1992 would have been a loss of $.25 per share and income of $2.43 and $4.80, respectively.
  (2) Pro forma combined book value per common share presented in the above table is based upon an Exchange Ratio of .6389 and the issuance of 1,351,960 shares of Commercial Common Stock as of March 31, 1995 and 1,396,136 shares as of March 31, 1994. Shares issued at that Exchange Ratio as of June 30, 1994, 1993 and 1992 were 1,369,701, 1,368,825 and
       1,278,266, respectively. Based upon an Exchange Ratio of .7188, the number of shares of Commercial Common Stock issued as of March 31, 1995 and 1994 would have been 1,521,034 and 1,570,735, respectively. The number of shares issued at that Exchange Ratio as of June 30, 1994, 1993 and 1992 would have been 1,540,994, 1,540,008 and 1,438,125, respectively. Based upon that Exchange Ratio, the pro forma combined book value per common share as of March 31, 1995 and 1994 would have been $22.50 and $23.61, respectively, and at June 30, 1994, 1993 and 1992 would have been $21.19, $21.20 and $20.93, respectively.

  Unaudited Pro Forma Combined Regulatory Capital

       The following unaudited pro forma combined regulatory capital table as of March 31, 1995 presents the tangible, core and risk-based capital compliance of the Bank and Railroad Savings on a historical basis and on an unaudited pro forma combined basis as if the Merger had been consummated as of March 31, 1995.

                                                        Historical
                                  ----------------------------------------------------          Pro Forma
                                             Bank                 Railroad Savings              Combined
                                  --------------------------  ------------------------    --------------------
                                                  Percentage                Percentage             Percentage
                                  Amount           of Assets     Amount      of Assets    Amount    of Assets
                                  ------          ----------     ------     ----------    ------   -----------
(Dollars in thousands)                                         (Unaudited)

  Tangible capital:
    Tangible capital....        $294,124             5.09%     $36,561         6.41%     $330,685      5.21%
    Requirement.........          86,728             1.50        8,552         1.50        95,280      1.50
                                --------            -----      -------        -----      --------     -----
      Excess............        $207,396             3.59%     $28,009         4.91%     $235,405      3.71%
                                ========            =====      =======        =====      ========     =====

  Core capital:
    Core capital........        $316,766             5.46%     $36,561         6.41%     $353,327      5.54%
    Requirement.........         174,134             3.00       17,104         3.00       191,238      3.00
                                --------            -----      -------        -----      --------     -----
      Excess............        $142,632             2.46%     $19,457         3.41%     $162,089      2.54%
                                ========            =====      =======        =====      ========     =====

  Risk-based capital:
    Risk-based capital..        $345,620            13.52%     $38,579        12.52%     $384,199     13.41%
    Requirement.........         204,497             8.00       24,661         8.00       229,158      8.00
                                --------            -----      -------        -----      --------     -----
      Excess............        $141,123             5.52%     $13,918         4.52%     $155,041      5.41%
                                ========            =====      =======        =====      ========     =====

       The Federal Deposit Insurance Corporation Improvement Act of 1991 established five regulatory capital categories: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized; and authorized banking regulatory agencies to take prompt corrective action with respect to institutions in the three undercapitalized categories. These corrective actions become increasingly more stringent as the institution's regulatory capital declines. At March 31, 1995, the Bank and Railroad Savings, on both a historical basis and on an unaudited pro forma combined basis as if the Merger had been consummated as of March 31, 1995, exceeded the minimum requirements for the well-capitalized category as shown in the following table.

                                     Historical
                               -------------------------
                                                Railroad    Pro Forma
                               Bank             Savings     Combined
                               ----             --------    ---------
(Dollars in thousands)                         (Unaudited)
  Tier 1 capital to adjusted
   total assets:
    Actual capital...........  $316,766         $36,561     $353,327
    Percentage of adjusted
     assets..................      5.46%           6.41%        5.54%
    Minimum requirements to
     be classified as
      well-capitalized.......      5.00%           5.00%        5.00%

  Tier 1 capital to
   risk-weighted assets:
    Actual capital...........  $316,766         $36,561     $353,327
    Percentage of
     risk-weighted assets....     12.39%          11.86%       12.33%
    Minimum requirements to
     be classified as
      well-capitalized.......      6.00%           6.00%        6.00%

  Total capital to
   risk-weighted assets:
    Actual capital...........  $345,620         $38,579     $384,199
    Percentage of
     risk-weighted assets....     13.52%          12.52%       13.41%
    Minimum requirements to
     be classified as
      well-capitalized.......     10.00%          10.00%       10.00%

       The above tables should be read in conjunction with the historical information with respect to the Bank and Railroad Savings in the historical financial statements of Commercial and Railroad incorporated by reference herein.

                 BENEFICIAL OWNERSHIP OF RAILROAD COMMON STOCK

     The following tables set forth information as of June 15, 1995 with respect to the shares of Railroad Common Stock beneficially owned by (1) those persons who were beneficial owners of more than 5.0% of Railroad's outstanding shares of common stock (as obtained from reports regarding such ownership filed by such persons with the Commission), (2) Railroad's directors and certain executive officers, and (3) all directors and executive officers of Railroad as a group.

                                           Amount and           Percent of
                                           Nature of            Shares of
Name and Address                           Beneficial           Common Stock
of Beneficial Owner                        Ownership(1)         Outstanding
- -------------------                        ---------            -----------
Robert D. Taylor                            174,627 (2)             8.2%
110 S. Main Street, Suite 900
Wichita, Kansas  67202

Donaldson B. Lee                            139,915 (3)             6.6%
3321 Dell Road
Birmingham, Alabama  35223

Charles D. Johnson                          111,686 (4)             5.2%
1344 North Walnut
McPherson, Kansas  67460

- ------------------
(1) Unless otherwise indicated, the named individual has sole voting and investment power over the shares listed.
(2) Includes 5,417 shares of common stock which may be acquired upon the exercise of stock options and 3,300 shares owned by spouse, over which Mr. Taylor effectively exercises sole or shared voting and investment power. Does not include options for 4,583 shares of common stock that were granted under the Company's 1994 Stock Option Plan which are not vested but which are subject to a vesting schedule of 1/36th of the total grant per month. Under the terms of this plan, however, all options will become fully vested upon consummation of the Merger.
(3) Includes 1,280 shares of common stock which may be acquired upon the exercise of stock options and 27,000 shares owned by spouse, over which Mr. Lee effectively exercises sole or shared voting and investment power.
(4) Includes 1,280 shares of common stock which may be acquired upon the exercise of stock options.

                                   Shares of Common Stock        Percent
                                    Beneficially Owned at          of
Name                                  June 15, 1995 (1)           Class
- ----                               ----------------------        -------
Robert D. Taylor                        174,627 (2)(11)           8.2%
Gary L. Baugh                            71,759 (3)(11)           3.4%
John D. Coleman                          50,205 (4)               2.3%
Kent J. Longenecker                      16,836 (4)               0.8%
Charles D. Johnson                      111,686 (6)               5.2%
Gary L. Gamm                             39,164 (7)               1.8%
Donaldson B. Lee                        139,915 (5)               6.6%
R. Hal Bailey                            31,670 (8)(11)           1.5%
John P. Gunther                          14,363 (9)(11)            .7%
Thomas W. Anderson                        5,904 (9)(11)            .3%

All Executive Officers and Directors
 as a Group (13 persons)                716,025 (10)             32.7%

                         (Footnotes on following page)

- --------------
(1) Unless otherwise indicated, the named individual has sole voting and investment power over which the shares listed.
(2) Includes 5,417 shares of common stock which may be acquired upon the exercise of stock options and 3,300 shares owned by spouse, over which Mr. Taylor effectively exercises sole or shared voting and investment power.
(3) Includes 5,417 shares of common stock which may be acquired upon the exercise of stock options.
(4) Includes 10,730 shares of common stock which may be acquired upon the exercise of stock options.
(5) Includes 1,280 shares of common stock which may be acquired upon the exercise of stock options and 27,000 shares owned by spouse, over which Mr. Lee effectively exercises sole or shared voting and investment power.
(6) Includes 1,280 shares of common stock which may be acquired upon the exercise of stock options.
(7) Includes 1,280 shares of common stock which may be acquired upon the exercise of stock options and 31,347 shares owned by spouse and child, over which Mr. Gamm effectively exercises sole or shared voting and investment power.
(8) Includes 17,959 shares of common stock which may be acquired upon the exercise of stock options.
(9) Includes 1,944 shares of common stock which may be acquired upon the exercise of stock options.
(10) Includes certain shares owned by spouses, or as custodian or trustee for minor children, over which shares all Executive Officers and Directors as a group effectively exercise sole or shared voting and investment power, unless otherwise indicated. Includes 63,111 shares of common stock which may be acquired upon the exercise of stock options.
(11) Does not include options for 4,583, 4,583, 3,056, 3,056, 3,056 and 25,177 shares of common stock granted under the Company's 1994 Stock Option Plan to Messrs. Taylor, Baugh, Bailey, Gunther, Anderson and all Executive Officers and Directors as a group, respectively. Options granted to officers under this plan are subject to a vesting schedule of 1/36th of the total grant per month. Under the terms of this plan, however, all options will become fully vested upon consummation of the Merger.

                       COMMON STOCK PRICES AND DIVIDENDS

Common Stock Prices

       The Commercial Common Stock is currently traded on the NYSE under the symbol "CFB." Prior to August 2, 1995, the Commercial Common Stock was quoted on the Nasdaq National Market under the symbol "CFCN." The Railroad Common Stock is traded on the American Stock Exchange and is quoted under the symbol "RF."

       The following table sets forth the comparative market prices of Commercial Common Stock and Railroad Common Stock for the periods indicated, indicated by the high and low closing sales prices for the common stock of each company as reported on the Nasdaq National Market for the periods shown below up to and including August 1, 1995 and as reported on the NYSE thereafter for Commercial and on the American Stock Exchange for Railroad. Information is presented from the beginning of 1993 to the present (through August__, 1995).


                                                  Commercial          Railroad
                                                 Common Stock      Common Stock(1)
                                                 ------------      ---------------
Quarter Ended                                    High     Low      High        Low
- -------------                                    ----     ---      ----        ---
1993
- ----

March 31, 1993...............................  $ 25.125  $ 16.50    $ 9.33  $ 7.38
June 30, 1993................................    27        19.25     10.50    8.42
September 30, 1993...........................    27.75     24.125    13.58   10.08
December 31, 1993............................    26.75     19.25     14.58   10.92

1994
- ----

March 31, 1994...............................    21.625    17.875    12.42    8.75
June 30, 1994................................    25.75     17.875    10.13    8.75
September 30, 1994...........................    27.875    23.75     10.63    9.00
December 31, 1994............................    24.8125   18.875    10.25    8.50

1995
- ----

March 31, 1995...............................    24.875    20.375    10.75    9.25
June 30, 1995................................
September 30, 1995 (through August __).......

______________________
(1) Adjusted to reflect the effect of a 3 for 2 stock split paid to Railroad stockholders of record as of February 11, 1994.


       On April 18, 1995, the last trading day preceding the public announcement of the execution of the Merger Agreement, the reported closing sale price of Commercial Common Stock was $26.50 per share and the reported closing sale price for Railroad Common Stock was $11.875 per share. On August __, 1995, the closing sale price for Commercial Common Stock was $______ per share, and the closing sale price for Railroad Common Stock was $______ per share.

Dividends

     Commercial has never paid dividends and Railroad has not paid dividends since December 15, 1988. The payment of dividends by Commercial and Railroad is subject to the discretion of each company's Board of Directors and depends on a variety of factors, including each company's operating results and financial condition, regulatory limitations, tax considerations and other factors. Under Delaware law, dividends may be paid in cash, in property or in shares of Railroad's capital stock either out of Railroad's surplus or, in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under Nebraska law, dividends may be paid in cash, in property or in shares of Commercial's capital stock only out of Commercial's unrestricted earned surplus.

     At the present time, the only significant independent sources of funds available for the payment of dividends by Commercial are dividends paid by the Bank to Commercial and Commercial's unrestricted liquid assets ($6.6 million at March 31, 1995), and the only significant sources of funds available for the payment of dividends by Railroad are dividends paid by Railroad Savings to Railroad. Under regulations of the OTS, neither the Bank nor Railroad Savings is permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors at the time of its conversion to stock form. In addition, the Bank and Railroad Savings are required to give the OTS 30 days' prior notice of any proposed declaration of a dividend to Commercial and Railroad, respectively, and are subject to federal regulations which impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers).


                       COMPARISON OF STOCKHOLDER RIGHTS

     Introduction. Upon consummation of the Merger, holders of Railroad Common Stock, whose rights are presently governed by Delaware law and Railroad's certificate of incorporation and bylaws, and indirectly by Railroad Savings' charter and bylaws, will become stockholders of Commercial, a Nebraska corporation. Accordingly, their rights will be governed by the Nebraska Business Corporation Act and the articles of incorporation and bylaws of Commercial and indirectly by the Bank's charter and bylaws. Certain differences arise from the change in governing law, as well as from differences between the certificate of incorporation and bylaws of Railroad and the articles of incorporation and bylaws of Commercial and between the charter and bylaws of Railroad Savings and the Bank. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to the Delaware General Corporation Law, the Nebraska Business Corporation Act, the articles of incorporation and bylaws of Commercial and the certificate of incorporation and bylaws of Railroad. See "Available Information."

     Issuance of Capital Stock. The articles of incorporation of Commercial authorize the issuance of 25,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The certificate of incorporation of Railroad authorizes the issuance of 4,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, par value $0.10 per share. At August ___, 1995, _____ and _____ shares of Commercial Common Stock and Railroad Common Stock, respectively, were issued and outstanding. For information regarding the number of shares of Commercial's common stock that would have been issued on a pro forma basis upon the consummation of the Acquisition Merger as of that date, see "Unaudited Pro Forma Combined Financial Information." Under Commercial's articles of incorporation and Railroad's certificate of incorporation, Commercial and Railroad are authorized to issue additional shares of capital stock up to the amount authorized without stockholder approval.

     Payment of Dividends. The ability of Commercial and Railroad to pay dividends on their common stock is governed by Nebraska and Delaware corporate law, respectively. Under Nebraska corporate law, dividends may be paid in cash, in property or in shares of Commercial's capital stock. Additionally, under Nebraska law, dividends of cash or property may only be paid out of unreserved and unrestricted retained earnings and no dividends may be paid when a corporation is insolvent or when the payment of such a dividend would render a corporation insolvent. Under Delaware corporate law, dividends may be paid in cash, in property or in shares of Railroad's capital stock either out of Railroad's surplus (defined as the excess of the net assets over the stated capital of Railroad) or, in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The ability of Commercial and Railroad to pay dividends on their common stock is also affected by restrictions upon their receipt of dividends from their respective subsidiary savings institutions. See "Common Stock Prices and Dividends" for additional information.

     Special Meetings of Stockholders. Commercial's articles of incorporation provide that special meetings of stockholders of Commercial may be called by a majority of the Board of Directors, by the holders of seventy-five percent or more of the shares entitled to vote at such meeting, or by a duly authorized committee of the Board of Directors. Special meetings of the holders of Railroad's common stock may be called by a majority of the Board of Directors or by a duly authorized committee of the Board of Directors.

     Number and Term of Directors.   Commercial's Board of Directors consists
of nine persons, divided into three classes. Under the terms of Commercial's articles of incorporation, the number of directors may only be changed by the affirmative vote of not less than 75.0% of all outstanding shares of stock of the corporation entitled to vote generally, other than in the election of directors, and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the corporation entitled to vote generally, other than in the election of directors and other than "Principal Shareholders" (as defined in the articles of incorporation). Railroad's Board of Directors consists of seven persons, divided into three classes in nearly equal number as possible. Railroad's bylaws provide that the number of directors may be increased by the Board of Directors; however, Railroad's certificate of incorporation limits the size of the Board to no more than nine directors.

     Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Annual Meeting of Stockholders. Commercial's bylaws provide that any new business to be taken up at an annual meeting shall be made in writing and filed with the Secretary of Commercial at least twenty days before the date of the annual meeting. Railroad's Certificate of Incorporation provides that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by any stockholder of Railroad entitled to vote generally in the election of directors. In order to make any such nomination or proposal, a stockholder must give notice in writing, delivered or mailed to the Secretary of Railroad, not less than thirty days nor more than sixty days prior to such meeting, together with certain information relating to the nomination or proposal.

     Limitations on Acquisitions of Capital Stock. Nebraska law contains a control share acquisition statute pursuant to which an acquisition of 20% or more of Commercial's common stock generally may be made only after (i) a proposed acquiror submits a statement to Commercial identifying the proposed acquiror and describing the number of shares owned and proposed to be acquired and the terms of the proposed acquisition and (ii) the holders of a majority of the shares entitled to vote which are not interested shares authorize the proposed acquisition. Shares acquired in a "control-share acquisition" (generally, an acquisition, directly or indirectly, by an acquiring person of ownership of voting stock of a corporation that entitles that person to exercise or direct the vote of at least 20% but less than 33-1/3%, at least 33-1/3% but less than or equal to 50%, or over 50% of the voting power of the corporation) have the same voting rights as other shares in the same class or series in all elections of directors, but have voting rights on all other matters only to the extent approved by a vote of shareholders at an annual or special meeting. Delaware law does not contain a control share acquisition statute and therefore does not contain a similar requirement for stockholder approval prior to an acquisition of 20% or more of Railroad's common stock. See " --Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution" for certain restrictions imposed by Delaware law.

       Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution. Nebraska law generally provides for the merger or consolidation of Commercial with another corporation, the sale of all or substantially all of Commercial's assets or the dissolution of Commercial upon the approval of the holders of at least two-thirds of the outstanding shares. However, a merger or consolidation, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Commercial having an aggregate market value equal to or more than 10% of the market value of the total assets of Commercial involving an "interested shareholder" (generally, any person entitled to exercise 10% of the voting power of Commercial) generally would be prohibited under Nebraska law for five years after the interested shareholder acquired 10% of Commercial's voting power (unless before such acquisition Commercial's board of directors approved either the acquisition or the proposed transaction). Delaware law generally provides for the merger or consolidation of Railroad with another corporation, the sale of all or substantially all of Railroad's assets or the dissolution of Railroad upon the approval of the holders of a majority of Railroad's outstanding voting stock. However, a merger or consolidation or disposition of assets or securities issued by Railroad involving an interested shareholder is generally prohibited under Delaware law for three years after the interested shareholder acquired 15% of Railroad's voting stock, unless either (i) before such acquisition, Railroad's board of directors approved either the acquisition or the proposed transaction, (ii) upon such acquisition, the interested shareholder owned at least 85% of Railroad's voting stock, or (iii) on or after the acquisition date, the proposed transaction is approved by Railroad's board of directors and the holders of two-thirds of Railroad's outstanding voting stock not owned by the interested shareholder.

       Commercial's Articles of Incorporation require that any merger, reorganization, or consolidation, or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of at least 25% of the fair market value of the total assets of Commercial with any affiliate or any person who beneficially owns in the aggregate 20% or more of the outstanding shares of voting stock of Commercial must first be approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock and the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock held by shareholders other than a principal shareholder (a person who owns at least 20% of the outstanding shares of Commercial's voting stock). Commercial's Articles of Incorporation also require that certain fair price criteria designed to ensure that Commercial's stockholders receive a fair price for their shares in a business combination be met, unless a business combination is first approved by three-quarters of the board of directors who were directors prior to the time the person became a principal shareholder.

       Railroad's Certificate of Incorporation provides that the affirmative vote of the holders of at least 70% of the outstanding shares entitled to vote, and at least a majority of the outstanding shares entitled to vote not including shares beneficially owned by a "related person" (generally, an individual who beneficially owns in the aggregate 10% or more of the outstanding common stock of Railroad) is required in order to authorize any merger or consolidation with a related person, or any sale, lease, exchange, transfer or other disposition of more than 25% of the total assets of Railroad to a related person, unless the merger or consolidation or such disposition of assets is first approved by a majority of directors who are unaffiliated with the related person and who were members of the board of directors prior to the time that the related person acquired in the aggregate more than 10% of the outstanding common stock of Railroad.

       Dissenters' Rights of Appraisal. Under the DGCL, stockholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with a plan of merger or consolidation provided that shareholder has neither voted in favor of nor consented to such corporate action. A stockholder may not demand the fair value of his or her stock and is bound by the terms of the action if the stock of the corporation is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 shareholders. Because Railroad Common Stock is authorized for quotation on the American Stock Exchange, Railroad stockholders currently do not have the right to demand and receive the fair value of their shares in connection with a plan of merger or consolidation.

       The Nebraska Business Corporation Act provides in general that stockholders of a corporation which is a party to certain extraordinary corporate actions, including a merger, consolidation, sale of substantially all of the assets of the corporation, and a charter amendment materially and adversely affecting stockholder rights have a right to object to such actions and to demand and receive the fair value of their shares. The Nebraska Business Corporation Act provides, however, that dissenters' rights of appraisal are not available to the stockholders of a bank, trust company, stock-owned savings and loan association, industrial loan and investment company, or the holding company of any such financial institution. As Commercial is the holding company of a federal savings bank, Commercial's stockholders do not have dissenters' rights of appraisal under the Nebraska Business Corporation Act.

       Limitations on Directors' Liability. The Nebraska Business Corporation Act does not have a statute which provides for limiting or eliminating the liability of directors. However, Article VI of Commercial's articles of incorporation provides that an "outside director" shall not be personally liable to Commercial or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes Commercial to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any
                                                ---
  act or omission not in good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by Commercial or its stockholders. For purposes of
  Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of Commercial through management agreements, voting trusts, directorships in related corporations or any other device or relationship. There is no similar provision in Commercial's articles of incorporation which limits the liability of directors who are not "outside directors."

       Under Delaware law, a Delaware corporation may include in its certificate of incorporation a provision that eliminates or limits a director's personal liability for monetary damages for breach of his or her fiduciary duty, subject to certain limitations. Railroad's certificate of incorporation provides that a director shall not be personally liable to Railroad or its stockholders for monetary damages arising out of the director's breach of his or her duty of care, except to the extent that Delaware law does not permit exemption from such liability. The certificate of incorporation does not eliminate the duty of care of directors; instead, it is designed to limit the personal liability of directors for monetary damages. The certificate of incorporation does not affect the availability of injunctive or other equitable relief as a remedy for breach of the duty of care. In addition, the provision applies only to the personal liability of directors (whether or not they are also officers) acting as directors and has no effect on the potential liability of individuals for their actions as officers of Railroad.

       Amendment of articles of incorporation, certificate of incorporation and
  bylaws.   Commercial's articles of incorporation may be amended upon the approval of two-thirds of Commercial's shareholders. However, the affirmative vote of 75% of all outstanding shares of the corporation entitled to vote generally, other than in the election of directors, and the affirmative vote of the holders of not less than a majority of outstanding shares entitled to vote generally, other than in the election of directors other than "principal shareholders" (as defined in Commercial's articles) are required to alter or amend certain provisions in the articles, including provisions which: (i) require that there be nine directors; (ii) classify the board into three classes with staggered terms; (iii) provide that a director may only be removed upon the affirmative vote of 75% of the shares entitled to vote; (iv) allow the board of directors to fill vacancies on the board; (v) require a supermajority vote to approve certain business combinations with a 20% or greater stockholder; (vi) mandate that certain business combinations comply with the fair price provisions contained in the articles; (vii) permit the stockholders to amend Commercial's bylaws only upon the affirmative vote of 75% or more of the shares entitled to vote. Commercial's bylaws may be amended either by the board of directors or by the affirmative vote of 75% of the outstanding shares of Commercial's stock. Railroad's certificate of incorporation may be amended by a majority of the outstanding shares of its voting stock, provided, however, that approval of 70% of the outstanding voting stock is required to amend certain provisions of the certificate of incorporation, including provisions which: (i) deny stockholders the power to consent in writing to corporate action; (ii) eliminate the power of stockholders to call special meetings; (iii) eliminate cumulative voting; (iv) set out the requirements for nominations for the election of directors and proposals for new business; (v) set out the number of directors and classify the board into three classes with staggered terms (vi) provide that a director may only be removed by the vote of 80% of the stockholders; (vii) require approval of 70% of the stockholders of certain business combinations with a 10% or greater stockholder; (viii) require the board to consider certain factors when evaluating certain business combinations; (ix) eliminate the liability of directors to the stockholders in certain circumstances; (x) provide for indemnification of directors, officers and employees for certain liabilities; and (xi) provide that the directors may amend the bylaws and that stockholders may only amend the bylaws upon the affirmative vote of 70% or more of the outstanding shares entitled to vote generally in the election of directors. Railroad's bylaws generally may be amended either by the Board of Directors or upon the approval of the holders of 70% of Railroad's outstanding voting stock.

       Rights Plan. On December 19, 1988, the Board of Directors of Commercial adopted a Shareholder Rights Plan (the "Rights Plan") and declared a distribution of stock purchase rights (the "Rights") payable to shareholders of record on December 30, 1988. The Rights consist of primary rights (the "Primary Rights"), which generally entitle the holders thereof to purchase shares of Commercial Common Stock at 20% of the market price of such shares in the event any person acquires an interest in 15% or more of Commercial's outstanding shares of common stock without complying with a procedure intended to ensure fair treatment of all shareholders of Commercial, and secondary rights (the "Secondary Rights"), which generally entitle the holders thereof to purchase shares of Series A Junior Participating Cumulative Preferred Stock of Commercial (the "Preferred Shares") in the event a person acquires an interest in 25% or more of the outstanding shares of Commercial Common Stock without complying with such procedural requirements. The December 30, 1988 distribution consisted of one Primary Right and One Secondary Right for each share of Commercial Common Stock outstanding on that date and, subject to adjustment under certain circumstances, unless the Rights expire or are earlier redeemed, one Primary Right and one Secondary Right shall be issued with each share of Commercial Common Stock issued following December 30, 1988 until the Rights become exercisable under the terms of the Rights Plan.

       The Primary Rights will become exercisable, subject to extension, 10 business days following a public announcement that any person (other than certain entities who beneficially owned more than 15% of Commercial's outstanding common stock as of the date of adoption of the Rights Plan and certain persons who acquire their shares directly from Commercial) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock and has not complied with the procedural requirements set forth in the Rights Plan (such person being referred to as a "15% Person"). Secondary Rights will become exercisable upon the earlier of (i) one business day following a public announcement that any person (other than Commercial or certain related entities) has acquired, or has obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Commercial's common stock, provided that such acquisition is not deemed a "Fair Offer," as described in the Rights Plan (such person being known as a "25% Person"), or (ii) one business day following the commencement of a tender offer, other than a Fair Offer, or exchange offer, the consummation of which would result in the beneficial ownership of 25% or more of the outstanding shares of Commercial's common stock by any person other than Commercial or certain related entities. A public announcement for this purpose shall be made by Commercial or, as the case may be, by a 15% Person or a 25% Person.

       The number of shares which may be purchased upon exercise of each Primary Right is determined by dividing (i) that number of shares which equals 50% of the outstanding shares of Commercial Common Stock, as of the date a person became a 15% Person, by (ii) the number of Primary Rights outstanding, exclusive of Primary Rights beneficially owned by the 15% Person, which shall become void. The per share exercise price of shares issued upon the exercise of a Primary Right is 20% of the market price of such shares as of the date the 15% Person became a 15% Person.

       Unless the Secondary Rights are earlier redeemed, in the event a person becomes a 25% Person, each holder of a Secondary Right (other than Secondary Rights beneficially owned by such 25% Person, which will thereafter become void) will have the Right to purchase one one-hundredth of a share of Preferred Shares at a price of $42.00 per one one-hundredth of a share.
  Unless the Secondary Rights are earlier redeemed, in the event that (i) Commercial is the surviving corporation in a merger with a 25% Person and Commercial Common Stock is not changed or exchanged in such merger, (ii) a 25% Person engages in one of a number of "self dealing" transactions, including certain preferential sales, transfers or exchanges of Commercial assets or securities, (iii) during such time as there is a 25% Person, there shall be any reclassification of securities or recapitalization of Commercial or any merger or consolidation of Commercial with any of its subsidiaries or any other transaction or series of transactions which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities or of securities exercisable for or convertible into securities of Commercial or any of its subsidiaries which is beneficially owned by a 25% Person, or (iv) a person (other than Commercial or certain related entities) becomes the beneficial owner of 25% or more of the outstanding shares of Commercial's common stock (other than pursuant to certain transactions set forth in the Rights Plan), then each holder of a Secondary Right will have the right to receive, upon exercise and payment of the Secondary Right exercise price, Commercial Common Stock having a value equal to two times the then current Secondary Right exercise price.

       In the event Commercial is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power is sold, each holder of a Secondary Right will thereafter have the right to receive, upon the exercise and payment of the Secondary Right exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction has a value equal to two times the then current Secondary Right exercise price.

       A majority of the independent directors of Commercial may authorize the redemption of either or both of the Primary or Secondary Rights at a price of $.01 per Right at any time prior to the close of business on the tenth business day, subject to extension, following the date of a public announcement that any person has become a 15% Person, other than pursuant to certain cash tender offers described in the Rights Plan, and at any time prior to the public announcement that any person has become a 25% Person, other than pursuant to such a cash tender offer. Commercial's right of redemption with respect to the Secondary Rights will be reinstated if each 25% Person reduces its beneficial ownership to less than 15% of Commercial's outstanding common stock in a transaction not involving a purchase by Commercial or its subsidiaries. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders thereof will be to receive the redemption price.

       The terms of the Rights may be amended by the Board of Directors of Commercial without the consent of the holders of the Rights, except that following the date on which the Rights become exercisable, such amendment may not adversely affect the interests of the holders of the Rights.

       Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Commercial (other than rights resulting from such holder's ownership of Commercial's common stock), including, without limitation, the right to vote or to receive dividends.

       The Rights have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire Commercial without conditioning the offer on the Rights being redeemed or substantially all of the Rights being acquired.

       Railroad has not issued any similar rights or entered any similar agreement with respect to its common stock.

                         ADJOURNMENT OF SPECIAL MEETING
                         (Proposal 2 - Special Meeting)

       In the event that there are not sufficient votes to approve the Acquisition Merger and the Merger Agreement at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Railroad at the time of the Special Meeting to be voted for such adjournment, if necessary, Railroad has submitted the question of adjournment under such circumstances to its stockholders as a separate matter for their consideration. A majority of the shares represented and voting at the Special Meeting is required in order to approve any such adjournment. The Board of Directors of Railroad recommends that stockholders vote their proxies in favor of such adjournment so that their proxies may be used for such purpose in the event it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. Abstentions and broker non-votes will not be voted in favor of this proposal. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting.

       Railroad's Board of Directors unanimously recommends that stockholders vote FOR the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies.

                             STOCKHOLDER PROPOSALS

       If the Merger is not consummated, Railroad is expected to retain its December 31 fiscal year end. In such event, in order to be eligible for inclusion in Railroad's proxy solicitation materials for its 1996 annual meeting of stockholders, any stockholder proposal to take action at such meeting is required to be received at Railroad's home office at 110 South Main Street, Suite 900, Wichita, Kansas 67202, no later than November 20, 1995.
  Any such proposal would be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                 LEGAL MATTERS

       The legality of the Commercial Common Stock to be issued pursuant to the Merger Agreement will be passed upon for Commercial by Fitzgerald, Schorr, Barmettler & Brennan, Omaha, Nebraska.

       Certain other legal matters in connection with the Merger will be passed upon for Commercial by Housley Goldberg Kantarian & Bronstein, P.C., Washington, D.C., and for Railroad by Thompson & Mitchell, St. Louis, Missouri.

                                    EXPERTS

       The consolidated financial statements of Commercial as of June 30, 1994 and 1993 and for each of the three years in the period ended June 30, 1994 incorporated in this Prospectus/Proxy Statement by reference from Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of Railroad as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein and incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
  The report of KPMG Peat Marwick LLP covering the December 31, 1993 financial statement refers to a change in the method of accounting for certain investments in debt and equity securities and the report covering the December 31, 1992 financial statements refers to a change in the method of accounting for income taxes.

                            INDEPENDENT ACCOUNTANTS

       Representatives of KPMG Peat Marwick LLP, Railroad's independent certified public accountants, are expected to be present at the Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                    ANNEX A

                                                                         Annex A
             ______________________________________________________

                      REORGANIZATION AND MERGER AGREEMENT

                                  BY AND AMONG

                         COMMERCIAL FEDERAL CORPORATION
                                      AND
                COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK


                                      AND


                         RAILROAD FINANCIAL CORPORATION
                                      AND
                           RAILROAD SAVINGS BANK, FSB



                           DATED AS OF APRIL 18, 1995
             ______________________________________________________

                               TABLE OF CONTENTS

__________________________________________________________

Article I - The Merger and Related Matters..................   2
  1.1  Merger: Surviving Institution........................   2
  1.2  Effective Time of the Merger.........................   3
  1.3  Conversion of Shares.................................   3
  1.4  Surviving Corporation in the Merger..................   5
  1.5  Authorization for Issuance of Commercial
        Common Stock; Exchange of Certificates..............   6
  1.6  No Fractional Shares.................................   8
  1.7  Shareholders' Meeting................................   8
  1.8  Company Stock Options................................   8
  1.9  Registration Statement; Prospectus/
       Proxy Statement......................................   9
  1.10 Cooperation; Regulatory Approvals....................  11
  1.11 Closing..............................................  11
  1.12 Closing of Transfer Books............................  12
  1.13 Bank Merger..........................................  12
  1.14 Option Agreement.....................................  12

Article II - Representations and Warranties
               of Company and Savings.......................  13
  2.1  Organization, Good Standing, Authority,
        Insurance, Etc......................................  13
  2.2  Capitalization.......................................  13
  2.3  Ownership of Subsidiaries............................  14
  2.4  Financial Statements and Reports.....................  14
  2.5  Absence of Changes...................................  16
  2.6  Prospectus/Proxy Statement...........................  16
  2.7  No Broker's or Finder's Fees.........................  16
  2.8  Litigation and Other Proceedings.....................  17
  2.9  Compliance with Law..................................  17
  2.10 Corporate Actions....................................  17
  2.11 Authority............................................  18
  2.12 Employment Arrangements..............................  18
  2.13 Employee Benefits....................................  19
  2.14 Information Furnished................................  20
  2.15 Property and Assets..................................  20
  2.16 Agreements and Instruments...........................  21
  2.17 Material Contract Defaults...........................  21
  2.18 Tax Matters..........................................  22
  2.19 Environmental Matters................................  22
  2.20 Loan Portfolio: Portfolio Management.................  23
  2.21 Real Estate Loans and Investments....................  24
  2.22 Derivatives Contracts................................  24
  2.23 Insurance............................................  24

Article III - Representations and Warranties of
                Commercial and the Bank.......................  25
  3.1  Organization, Good Standing, Authority,
        Insurance, Etc........................................  25
  3.2  Capitalization.........................................  25
  3.3  Ownership of Subsidiaries..............................  25
  3.4  Financial Statements and Reports.......................  26
  3.5  Absence of Changes.....................................  27
  3.6  Prospectus/Proxy Statement.............................  27
  3.7  No Broker's or Finder's Fees...........................  27
  3.8  Compliance With Law....................................  28
  3.9  Corporate Actions......................................  28
  3.10 Authority..............................................  28
  3.11 Information Furnished..................................  29
  3.12 Litigation and Other Proceedings.......................  29
  3.13 Agreements and Instruments.............................  29

Article IV -- Covenants.......................................  29
  4.1  Investigations; Access and Copies......................  29
  4.2  Conduct of Business of the Company
        and the Company Subsidiaries..........................  30
  4.3  No Solicitation........................................  32
  4.4  Shareholder Approvals..................................  33
  4.5  Filing of Holding Company and Merger
        Applications..........................................  33
  4.6  Consents...............................................  33
  4.7  Resale Letter Agreements; Pooling
        of Interests..........................................  33
  4.8  Publicity..............................................  34
  4.9  Cooperation Generally..................................  34
  4.10 Additional Financial Statements and Reports............  34
  4.11 Due Diligence..........................................  34
  4.12 Stock Listing..........................................  34
  4.13 Allowance for Loan and Real Estate
        Owned Losses..........................................  35
  4.14 D&O Indemnification and Insurance......................  35

Article V - Conditions of the Merger;
 Termination of Agreement.....................................  36
  5.1  General Conditions.....................................  36
  5.2  Conditions to Obligations of Commercial and
        Bank..................................................  37
  5.3  Conditions to Obligations of Company
        and Savings...........................................  40
  5.4  Termination of Agreement and Abandonment
        of Merger.............................................  41

Article VI - Termination of Obligations; Payment of
 Expenses.....................................................  44
  6.1  Termination; Lack of Survival of
        Representations and Warranties........................  44
  6.2  Payment of Expenses....................................  44

Article VII - Certain Post-Merger Agreements..................  45
  7.1  Registration of Stock Underlying Stock Options.........  45
  7.2  Reports to the SEC.....................................  45
  7.3  Employees..............................................  45

Article VIII - General........................................  45
  8.1  Amendments.............................................  45
  8.2  Confidentiality........................................  46
  8.3  Governing Law..........................................  46
  8.4  Notices................................................  46
  8.5  No Assignment..........................................  47
  8.6  Headings...............................................  47
  8.7  Counterparts...........................................  47
  8.8  Construction and Interpretation........................  47
  8.9  Entire Agreement.......................................  47
  8.10 Severability...........................................  48
  8.11 No Third Party Beneficiaries...........................  48

Schedules:
  Schedule I  Disclosure Schedule for the Company
                and Savings.....................................
  Schedule II Disclosure Schedule for Commercial
                and the Bank....................................

Exhibits:
  Exhibit 1.1(a) Acquisition  Agreement of Merger..........
  Exhibit 1.1(b) Bank Plan of Merger............................
  Exhibit 1.14   Option Agreement..........................
  Exhibit 5.2(a) Form of Opinion of Counsel for
                  the Company................................
  Exhibit 5.3(a) Form of Opinion of Counsel for
                  Commercial...............................
  Exhibit 7.3(b) Severance Payment Policy.......................

                      REORGANIZATION AND MERGER AGREEMENT
       =================================================================

     THIS REORGANIZATION AND MERGER AGREEMENT ("Agreement") is dated as of April 18, 1995, by and among COMMERCIAL FEDERAL CORPORATION, a Nebraska corporation ("Commercial") and COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK, a Federal-chartered savings bank and wholly-owned subsidiary of Commercial ("Bank"); and RAILROAD FINANCIAL CORPORATION, a Delaware corporation ("Company") and RAILROAD SAVINGS BANK, FSB, a Federal-chartered savings bank and wholly-owned subsidiary of Company ("Savings").

     WHEREAS, Commercial, a non-diversified, unitary savings and loan holding company, with principal offices in Omaha, Nebraska, owns all of the issued and outstanding capital stock of Bank, with its principal offices in Omaha, Nebraska;

     WHEREAS, Company, a non-diversified, unitary savings and loan holding company, with principal offices in Wichita, Kansas, owns all of the issued and outstanding capital stock of Savings, with principal offices in Wichita, Kansas;

     WHEREAS, Commercial and Company desire to combine their respective holding companies through a tax-free, stock-for-stock exchange so that the respective shareholders of both Commercial and Company will have an equity ownership in the combined holding company;

     WHEREAS, following the combination of Commercial and Company it is intended that Bank and Savings will be merged such that the resulting holding company will retain the advantage of a unitary savings and loan holding company status and that the resulting savings institution will achieve certain economies of scale and efficiencies as a result of such subsequent merger and expand its market area.

     WHEREAS, it is intended that to accomplish this result, the Company will be acquired by means of a merger (the "Acquisition Merger") of the Company with and into Commercial, followed by the merger of Savings with and into Bank (the "Bank Merger"). The Acquisition Merger and the Bank Merger are collectively referred to as the "Merger".

     WHEREAS, it is intended that for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

     WHEREAS, as an inducement to and condition of Commercial's willingness to enter into this Agreement, the Company will grant to Commercial an option pursuant to the Stock Option Agreement, the form of which is attached hereto as
Exhibit 1.14.

     WHEREAS, the Boards of Directors of Commercial and the Company (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Commercial and the Company, respectively, and their respective stockholders and have approved this Agreement and the Stock Option Agreement. Consummation of the Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") and the stockholders of the Company, among other conditions specified herein.

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                         THE MERGER AND RELATED MATTERS

     1.1  Merger: Surviving Institution.  Subject to the terms and conditions of
          -----------------------------
this Agreement, and pursuant to the provisions of the Nebraska Business Corporation Act ("NBCA") and the Delaware General Corporation Law (the "DGCL"), Home Owners Loan Act of 1933, as amended ("HOLA"), and the rules and regulations promulgated thereunder (the "Thrift Regulations"), (a) at the Acquisition Merger Effective Time (as hereinafter defined), the Company shall be merged with and into Commercial pursuant to the terms and conditions set forth herein and in the Agreement of Merger to be set forth as Exhibit 1.1(a) attached hereto (the "Acquisition Agreement of Merger"), (b) the separate corporate existence of the Company shall cease, and (c) thereafter, at the Bank Merger Effective Time (as hereinafter defined) Savings shall be merged with and into the Bank pursuant to the terms and conditions set forth herein and in a plan of merger set forth in
Exhibit 1.1(b) (the "Bank Plan of Merger"). The Acquisition Merger shall have the effects specified in the NBCA and the DGCL, Section 1.4(e) hereof and the Acquisition Agreement of Merger. Upon the consummation of the Acquisition Agreement of Merger, the separate existence of the Company shall cease and Commercial shall continue as the surviving corporation (sometimes referred to herein in such capacity as the "Surviving Corporation"). Upon consummation of the Bank Merger, the separate existence of Savings shall cease and the Bank shall continue as the surviving institution of the Bank Merger. The name of the Bank, as the surviving institution of the Bank Merger, shall remain "Commercial Federal Bank, a Federal Savings Bank". From and after the Bank Merger Effective Time, the Bank, as the surviving institution of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of the Bank and Savings, all as more fully described in the Thrift Regulations, Section 1.13 hereof and the Bank Plan of Merger. Commercial may at any time change the method of effecting the Merger if and to the extent it deems such change to be desirable, provided, however, that no such change shall (A) alter or change the
           --------  -------
amount or kind of consideration to be issued to holders of Company common stock as provided for in this Agreement, (B) adversely affect the tax treatment to Company shareholders as a result of receiving the consideration described in
Section 1.3 herein or (C) materially impede or delay the consummation of the transactions contemplated by this Agreement.

     1.2  Effective Time of the Merger.  As soon as practicable after each of
          ----------------------------
the conditions set forth in Article V hereof have been satisfied or waived, Commercial and the Company will file, or cause to be filed, certificates or articles of merger with appropriate authorities of Nebraska and Delaware for the Acquisition Merger and articles of combination with the OTS for the Bank Merger which certificate or articles of merger and articles of combination shall in each case be in the form required by and executed in accordance with applicable provisions of law and the Thrift Regulations, respectively. The Acquisition Merger shall become effective at the time, and date which is the later of the time at which (i) the Nebraska articles of merger is filed with the appropriate authorities of Nebraska and (ii) the Delaware certificate of merger is filed with the appropriate authorities of Delaware. ("Acquisition Merger Effective Time") which shall be immediately following the Closing (as defined in Section
1.11 herein) and on the same day as the Closing if practicable. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Bank Merger Effective Time"). The parties shall cause the Acquisition Merger to become effective prior to the Bank Merger.

     1.3  Conversion of Shares.
          --------------------

          (a) At the Acquisition Merger Effective Time, by virtue of the Merger and without any action on the part of Commercial or Company or the holders of shares of Commercial or Company common stock:

                (i) Each outstanding share of Company common stock issued and outstanding at the Acquisition Merger Effective Time, except as provided in clause (a)(ii) of this Section and Section 1.6 hereof, shall be converted into and represent solely the right to receive without any action by the holder, shares of Commercial common stock, in the manner provided in Section 1.5 hereof, and shall no longer be a share of common stock of Company, according to the following Exchange Ratios (which shall be subject to adjustment as provided in clause (a)(v) of this Section):

                     (A) If the Average NMS Closing Price (as defined below) shall be equal to or greater than $24.00 but equal to or less than $27.00, then the Exchange Ratio shall be such number of shares of Commercial common stock equal to the quotient (carried to four digits) that results by dividing $17.25 by the Average NMS Closing Price of Commercial common stock (a maximum of .7188 and a minimum of .6389 shares of Commercial common stock);

                     (B) If the Average NMS Closing Price shall be greater than $27.00, then the Exchange Ratio shall be .6389 shares of Commercial common stock;

                     (C) If the Average NMS Closing Price shall be less than $24.00, then the Exchange Ratio shall be .7188 shares of Commercial common stock; provided, however, in the event the Exchange Ratio is adjusted pursuant to the proviso contained in Section 5.4(f) hereof the Exchange Ratio shall be the Exchange Ratio as so adjusted.

                (ii) Any shares of Company common stock which are owned or held by Company or any of its subsidiaries (except shares held in any 401(k) plan of the Company or any of its subsidiaries or held in a fiduciary capacity) or by Commercial or any of Commercial's subsidiaries (other than in a fiduciary capacity) at the Acquisition Merger Effective Time shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Commercial shall be issued or exchanged therefor.

                (iii) Each share of common stock of Commercial issued and outstanding immediately prior to the Acquisition Merger Effective Time shall remain an outstanding share of common stock of the Surviving Corporation.

                (iv) The holders of certificates representing shares of Company common stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL.

                (v) If the holders of Commercial common stock shall have received or shall have become entitled to receive, without payment therefor, during the period commencing on the date hereof and ending with the Acquisition Merger Effective Time, additional shares of common stock or other securities for their stock by way of a stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement ("Stock Adjustment"), then the amount of Commercial common stock to be exchanged on the Acquisition Merger Effective Time for Company common stock or kind of securities of Commercial shall be proportionately adjusted to take into account such Stock Adjustment. In addition, the Average NMS Closing Price amounts set forth above shall be proportionately adjusted to compensate for any such Stock Adjustment.

          (b) The term "NMS Closing Price" shall mean the price per share (carried to four decimal places) of the last sale of Commercial common stock reported on the National Market System (or reported on such other national securities exchange on which shares of Commercial common stock shall be listed) at the close of the trading day by the National Association of Securities Dealers, Inc. (the "National Market System") (or at the close of the trading day by such other national securities exchange). The term "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the twenty-fifth through the sixth trading day, inclusive, immediately preceding the Acquisition Merger Effective Time (the "Determination Period").

          (c) Each share of common stock of Commercial to be issued to the Company's shareholders pursuant to this Section 1.3 shall include the corresponding number of rights associated with the Commercial common stock pursuant to the Rights Agreement dated as of December 19, 1988 by and between Commercial and Manufacturers Hanover Trust Company, as Rights Agent ("Commercial Rights Agreement").

     1.4  Surviving Corporation in the Merger.
          -----------------------------------

          (a) The name of the Surviving Corporation in the Acquisition Merger shall be Commercial Federal Corporation.

          (b) The Articles of Incorporation of Commercial as in effect on the Acquisition Merger Effective Time shall be the Articles of Incorporation of the Surviving Corporation as the Surviving Corporation.

          (c) The bylaws of Commercial, together with all amendments thereto, if any, as in effect immediately prior to the Acquisition Merger Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

          (d) The directors and officers of Commercial in office immediately prior to the Acquisition Merger Effective Time shall be the directors and officers of the Surviving Corporation following the Acquisition Merger, until their successors shall be duly elected and qualified.

          (e)  From and after the Acquisition Merger Effective Time:

                (i) The Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Commercial and the Company, and all obligations belonging or due to each of Commercial and Company, all of which are vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Commercial or the Company shall not revert or in any way be impaired by reason of the Acquisition Merger.

                (ii) The Surviving Corporation is liable for all the obligations of each of Commercial and the Company. Any claim existing, or action or proceeding pending, by or against the Company or Commercial, may be prosecuted to judgement, with right of appeal, as if the Acquisition Merger had not taken place, or the Surviving Corporation may be substituted in its place.

                (iii) All the rights of creditors of each of the Company and Commercial are preserved unimpaired, and all liens upon the property of the Company and Commercial are preserved unimpaired, on only the property affected by such liens immediately prior to the Acquisition Merger Effective Time.

     1.5  Authorization for Issuance of Commercial Common Stock; Exchange of
          ------------------------------------------------------------------
Certificates.
- ------------

          (a) Commercial has reserved for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to the Company's shareholders in accordance with this Article I.

          (b) After the Acquisition Merger Effective Time, holders of certificates theretofore evidencing outstanding shares of Company common stock (other than as provided in Section 1.3(a)(ii), upon surrender of such certificates to an exchange agent appointed by Commercial (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of Commercial common stock into which shares of Company common stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, and cash payments in lieu of fractional shares, as provided in Section 1.6 hereof. As soon as practicable after the Acquisition Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each Company shareholder of record at the Acquisition Merger Effective Time whose Company stock shall have been converted into Commercial common stock advising such shareholder of the effectiveness of the Acquisition Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Company common stock in exchange for new certificates for Commercial common stock and cash in lieu of any fractional interest. Upon surrender, each certificate evidencing Company common stock shall be cancelled.

          (c) Until surrendered as provided in this Section 1.5 hereof, each outstanding certificate which, prior to the Acquisition Merger Effective Time, represented Company common stock (other than shares cancelled at the Acquisition Merger Effective Time pursuant to Section 1.3(a)(ii) hereof) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Commercial common stock into which the shares of Company common stock formerly represented thereby were converted and the right to receive cash in lieu of any fractional interest. However, until such outstanding certificates formerly representing Company common stock are so surrendered, no dividend or distribution payable to holders of record of Commercial common stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Commercial common stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or subsequent to the Acquisition Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 1.6 hereof. After the Acquisition Merger Effective Time, there shall be no further registration of transfers on the records of the Company of outstanding certificates formerly representing shares of Company common stock and, if a certificate formerly representing such shares is presented to Commercial, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Commercial common stock as herein provided.

          (d) All shares of Commercial common stock and cash for any fractional share issued and paid upon the surrender for exchange of Company common stock in accordance with the above terms and conditions shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company common stock.

          (e) If any new certificate for Commercial common stock is to be issued in the name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Commercial common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f) In the event any certificate for Company common stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Commercial common stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that Commercial may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Commercial, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6  No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Commercial common stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Company common stock; no dividend or distribution with respect to Commercial common stock shall be payable on or with respect to any fractional share interests; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Commercial. In lieu of such fractional share interest, any holder of Company common stock who would otherwise be entitled to a fractional share of Commercial common stock will, upon surrender of his certificate or certificates representing Company common stock outstanding immediately prior to the Acquisition Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average NMS Closing Price. For the purposes of determining any such fractional share interests, all shares of Company common stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Company common stock issuable to such Company shareholder.

     1.7  Shareholders' Meeting.  The Company shall, at the earliest practicable
          ---------------------
date, hold a meeting of its shareholders (the "Company Shareholders' Meeting") to submit for shareholder approval this Agreement and the Acquisition Merger. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote shall be required for such approval.

     1.8  Company Stock Options.
          ---------------------

          (a) At the Acquisition Merger Effective Time, each outstanding option under the Company's 1994 Stock Option and Incentive Plan, the 1986 Stock Option and Incentive Plan and the 1991 Director's Stock Option Plan (the "Company Option Plans") shall continue outstanding as an option to purchase, in place of the purchase of each share of Company common stock, the number of shares (rounded down to the nearest whole share) of Commercial common stock that would have been received by the optionee in the Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Company common stock immediately prior to the Acquisition Merger upon the same terms and conditions under the relevant option as were applicable immediately prior to the Acquisition Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Commercial common stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the assumption and substitution shall be the same as the aggregate option exercise price for such shares immediately prior to such assumption and substitution. It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Code as to any stock option which is an "incentive stock option." Commercial and Company agree to take such actions as shall be necessary to give effect to the foregoing.

          (b) At all times after the Acquisition Merger Effective Time, Commercial shall reserve for issuance such number of shares of Commercial common stock as necessary so as to permit the exercise of options granted under the Company's Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Commercial shall make all filings required under federal and state securities laws so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise.

     1.9  Registration Statement; Prospectus/Proxy Statement.
          --------------------------------------------------

          (a) For the purposes (i) of registering the Commercial common stock to be issued to holders of Company common stock in connection with the Merger with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities, and (ii) of holding the Company Shareholders' Meeting, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

          (b) Commercial shall furnish such information concerning Commercial and the Commercial Subsidiaries (as defined in Section 3.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. Commercial agrees promptly to advise the Company if at any time prior to the Company Shareholders'

Meeting any information provided by Commercial in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Commercial shall promptly file such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Commercial and the Commercial Subsidiaries, to comply with Section 1.9(a).

          (c) The Company shall furnish Commercial with such information concerning the Company and the Company Subsidiaries (as defined in Section 2.1 hereof) as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Section 1.9(a) hereof. The Company agrees promptly to advise Commercial if at any time prior to the Company Shareholders' Meeting any information provided by the Company in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide Commercial with the information needed to correct such inaccuracy or omission. The Company shall furnish Commercial with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and the Company Subsidiaries, to comply with Section 1.9(a).

          (d) Commercial shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Commercial shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. The Company authorizes Commercial to utilize in the Registration Statement the information concerning the Company and the Company Subsidiaries provided to Commercial for the purpose of inclusion in the Prospectus/Proxy Statement. The Company shall have the right to review and comment on the form of proxy statement included in the Registration Statement. Commercial shall advise the Company promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Commercial shall furnish Company with copies of all such documents. Prior to the Acquisition Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

          (e) The Company shall consult with Commercial in order to determine whether any directors, officers or shareholders of the Company may be deemed to be "affiliates" of Company ("affiliated persons") within the meaning of Rule 145 of the SEC promulgated under the 1933 Act. Commercial and the Company each shall take such action as may be necessary or appropriate to ensure that their respective affiliated persons are aware of and comply with the guidelines of the SEC with respect to the sale by affiliates of stock of companies engaging in a business combination transaction to be accounted for as a pooling of interests as set forth in Topic 2-E of the SEC staff accounting bulletin series. All shares of Commercial common stock issued to such Company affiliated persons (i) in connection with the Merger or
(ii) upon exercise of options received pursuant to Section 1.8 hereof subsequent to the Acquisition Merger Effective Time, shall bear a legend upon the face thereof stating that transfer of the securities is or may be restricted by the provisions of the 1933 Act and/or pooling of interests accounting requirements, and notice shall be given to Commercial's transfer agent of such restriction, provided that such legend shall be removed by delivery of a substitute certificate without such legend if such Company affiliated person shall have delivered to Commercial a copy of a letter from the staff of the SEC or an opinion of counsel, in form and substance satisfactory to Commercial, to the effect that such legend is not required for purposes of the 1933 Act, and, in any event, at any time after the expiration of three years from the Acquisition Merger Effective Time unless, in the opinion of the counsel for Commercial, such person was an "affiliate" of Commercial within the meaning of Rule 145 within three months prior to the expiration of such three year period. So long as shares of such Commercial common stock bear such legend, no transfer of such Commercial common stock shall be allowed unless and until the transfer agent is provided with such information as may reasonably be requested by counsel for Commercial to assure that such transfer will not violate applicable provisions of the 1933 Act, or rules, regulations or policies of the SEC.

     1.10  Cooperation; Regulatory Approvals.  The parties shall cooperate and
           ---------------------------------
use reasonable best efforts to complete the transactions contemplated hereunder at the earliest practicable date. Each party shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, Federal Trade Commission ("FTC"), Department of Justice ("DOJ"), SEC, applicable Secretary of State, other regulatory authorities, holders of the voting shares of common stock of the Company, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained.

     1.11  Closing.  If (i) this Agreement has been duly approved by the
           -------
shareholders of the Company, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Commercial at which the parties hereto will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section

1.2 hereof. Such Closing will take place as soon as practicable as agreed by the parties, provided, however, that the Closing shall be no more than thirty
         --------  -------
(30) days after the satisfaction or waiver of all conditions and/or obligations contained in Article V of this Agreement.

     1.12  Closing of Transfer Books.  At the Acquisition Merger Effective Time,
           -------------------------
the transfer books for Company common stock shall be closed, and no transfer of shares of Company common stock shall thereafter be made on such books.

     1.13  Bank Merger.
           -----------

          (a) At the Bank Merger Effective Time, each share of Savings Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger, be cancelled. No new shares of the capital stock or other securities or obligations of the Bank shall be issued or be deemed issued with respect to or in exchange for such cancelled shares, and such cancelled shares of Savings Common Stock shall not be converted into any shares or other securities or obligations of the Bank.

          (b) The charter and bylaws of the Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and bylaws of the Bank, as the surviving institution of the Bank Merger, and may thereafter be amended in accordance with applicable law.

          (c) The directors and officers of the Bank immediately prior to the Bank Merger Effective Time shall be the directors and officers of the Bank, as the surviving institution of the Bank Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (d) The liquidation account established by Savings pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Bank after the Bank Merger Effective Time for the benefit of those persons and entities who were savings account holders of Savings on June 18, 1986 and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account established by Savings.

     1.14  Option Agreement.  Simultaneously with the execution of this
           ----------------
Agreement by the parties, Commercial and the Company are executing a Stock Option Agreement (the "Option Agreement") in the form of Exhibit 1.14.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF COMPANY AND SAVINGS

     Company and Savings represent and warrant to Commercial and the Bank that, except as disclosed in Schedule I attached hereto:

     2.1  Organization, Good Standing, Authority, Insurance, Etc.  The Company
          ------------------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Section 2.1 of Schedule I lists each "subsidiary" of the Company and Savings within the meaning of Section 10(a)(1)(G) of HOLA, (individually a "Company Subsidiary" and collectively the "Company Subsidiaries") (unless otherwise noted herein all references to a "Company Subsidiary" or to the "Company Subsidiaries" shall include Savings). Each of the Company Subsidiaries is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in Section 2.1 of Schedule I. The Company and each Company Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. The Company has delivered to Commercial a true, complete and correct copy of the certificate of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of Company and each Company Subsidiary. The Company and each Company Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Savings is a member in good standing of the Federal Home Loan Bank of Topeka and all eligible accounts issued by Savings are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted under applicable law. Savings is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. The Company is duly registered as a savings and loan holding company under the HOLA.

     The minute books of the Company and the Company's Subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken of their respective shareholders and Boards of Directors (including the committees of such Boards).

     2.2  Capitalization.  The authorized capital stock of the Company consists
          --------------
of (i) 4,000,000 shares of common stock, par value $0.10 per share, of which 2,116,074 shares were issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value of $0.10 per share, of which no shares were outstanding as of the date of this Agreement. All outstanding shares of Company common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for outstanding options to purchase 146,309 shares of Company common stock under the Company Option Plans and as contemplated by the Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of the Company's capital stock from the Company and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind (collectively, "Stock Contract") to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company's capital stock. A true and complete copy of the Company's Option Plans, as in effect on the date of this Agreement, is attached as Section 2.2 of Schedule I. Neither the Company nor Savings is aware of any event or circumstance (but not including actions or events by Commercial) which would disqualify the Merger from being accounted for as a pooling of interests.

     2.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Company Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by the Company or a Company Subsidiary free and clear of any lien, claim, charge, restriction or encumbrance (collectively, "Encumbrance"). Except as set forth in Section 2.3 of Schedule I, all of the outstanding capital stock or other ownership interests in all of the Company Subsidiaries is owned either by the Company or Savings. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Company Subsidiary and no contracts to which the Company or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or profit participations in any "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Topeka or except as set forth in Section 2.3 of
Schedule I.

     2.4  Financial Statements and Reports.
          --------------------------------

          (a) No registration statement, proxy statement, schedule or report filed by the Company or any Company Subsidiary with the SEC or the OTS under the 1933 Act or the 1934 Act ("SEC Reports"), on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, the Company and the Company Subsidiaries have timely filed all reports and documents required to be filed by them with the SEC, the OTS, or the Federal Deposit Insurance Corporation (the "FDIC") under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after December 31, 1994) in accordance with the Company's books and records and those of any of its Subsidiaries, and
(ii) present (and in the case of financial statements in respect of periods ending after December 31, 1994, will present) fairly the consolidated balance sheet and the consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the period indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes to generally accepted accounting principles). The audited consolidated financial statements of the Company at December 31, 1994 and for the year then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) of the Company and the Company Subsidiaries required to be reflected in such financial statements according to generally accepted accounting principles and contain or will contain adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to the Company or the Company Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1994 or for transactions effected or actions occurring or omitted to be taken after December 31, 1994 (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

          (b) The Company has delivered to Commercial each SEC Report filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver each such SEC Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the SEC or the OTS (or, if not so filed, in the form used or circulated), including, without limitation, its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

     2.5  Absence of Changes.
          ------------------

          (a) Since December 31, 1994, there has been no material adverse change in the business, properties, financial condition, results of operations or assets of the Company and the Company Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to the best knowledge of the Company, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Company or any Company Subsidiary.

          (b) Except as set forth in Section 2.5 of Schedule I, since December 31, 1994, each of the Company and the Company Subsidiaries has owned and operated their respective assets, properties and businesses in the ordinary course of business and consistent with past practice.

     2.6  Prospectus/Proxy Statement.  At the time the Prospectus/ Proxy
          --------------------------
Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approvals referred to in Section 1.7(a) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to the Company (including the Company Subsidiaries), its shareholders and representatives, Company common stock and all other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of the Company or any of the Company Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except the

Company has engaged Piper Jaffray Inc. to provide financial advisory services and to deliver a "fairness opinion" to the effect that the consideration to be received by the Company shareholders in the Merger is fair to the Company shareholders from a financial point of view, whose fees and reasonable out-of-pocket expenses will be paid by Company. A copy of the engagement agreement with Piper Jaffray is attached to Section 2.7 of Schedule I.

     2.8  Litigation and Other Proceedings.  Except as set forth in Section 2.8
          --------------------------------
of Schedule I, neither the Company nor any Company Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of the Company, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     2.9  Compliance with Law.
          -------------------

          (a) The Company and the Company Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither the Company nor any Company Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) The Company and each of its Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective business as they are presently conducted.

     2.10  Corporate Actions.
           -----------------

          (a) The Boards of Directors of the Company and Savings have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Merger Agreement, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has authorized and directed the submission for shareholders' approval of this Agreement, together with the Merger and any other action requiring such approval. All corporate authorization by the Board of Directors of the Company required for the consummation of the Merger has been obtained.

          (b) The Company's Board of Directors has taken or will take all necessary action to exempt this Agreement, the Acquisition Merger Agreement, the Bank Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby from, (i) any applicable state takeover laws, (ii) any Delaware laws limiting or restricting the voting rights of shareholders, (iii) any Delaware laws requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested shareholder" or person or entity of similar type, and (iv) any provision in its or any of the Company's Subsidiaries articles/certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of shareholders, or (B) requiring a shareholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested shareholder" or person or entity of similar type.

     2.11  Authority.  Except as set forth in Section 2.11 of Schedule I, the
           ---------
execution, delivery and performance of its obligations under this Agreement and the Option Agreement by the Company and Savings does not violate any of the provisions of, or constitute a default under or give any person the right to terminate or accelerate payment or performance under (i) the certificate of incorporation or bylaws of the Company, the articles of incorporation, charter or bylaws of any Company Subsidiary, (ii) any regulatory restraint on the acquisition of the Company or Savings or control thereof, (iii) any law, rule, ordinance, or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iv) any other material agreement, material lease, material contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which the Company or any of the Company Subsidiaries is a party or is subject or by which any of their properties or assets is bound. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals.
The Company and Savings have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their respective obligations hereunder and thereunder, except, with respect to this Agreement and the Acquisition Merger, the approval of the Company's shareholders required under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 5.1(c)), the approval of shareholders and the consents specified in Schedule I with respect to the Contracts, no consents or approvals are required on behalf of Company in connection with the consummation of the transactions contemplated by this Agreement and the Option Agreement. This Agreement and the Option Agreement constitute the valid and binding obligation of the Company and Savings and each is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12  Employment Arrangements.  Except as disclosed in Section 2.12 of
           -----------------------
Schedule I, there are no employment, severance or other agreements, plans or arrangements with any current or former directors, officers or employees of Company or any Company Subsidiary which may not be terminated without penalty (including any augmentation or acceleration of benefits) on 30 days or less notice to such person. No payments to directors, officers or employees of the Company or the Company Subsidiaries resulting from the transactions contemplated hereby will cause the imposition of excise taxes under
Section 4999 of the Code or the disallowance of a deduction to the Company or any Company Subsidiary pursuant to Section 280G(a) of the Code.

     2.13  Employee Benefits.
           -----------------

          (a) Neither the Company nor any of the Company Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of Schedule I (true and correct copies of which have been delivered to Commercial). None of Company or any of the Company Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Code are so qualified, and Company is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of Schedule I, neither the Company nor any of the Company Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          (b) Except as disclosed in Section 2.13 to Schedule I, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1994 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1994.

          (c) To the best knowledge of the Company, with respect to all Employee Plans and Benefit Arrangements, the Company and each Company Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by Company or any Company Subsidiary which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of Company or any Company Subsidiary; nor to the best knowledge of Company has any Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; nor has Company or any Company Subsidiary failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To the best of its knowledge, neither Company nor any Company Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Commercial, or any of its affiliates at or after the Effective Time of the Merger.

     2.14  Information Furnished.  No statement contained in any schedule,
           ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Company to Commercial pursuant to this Agreement or pursuant to the due diligence to be conducted pursuant to Section 4.11 hereof contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make (i) the representations and warranties or (ii) the information provided and to be provided to Commercial for purposes of its due diligence examination pursuant to Section 4.11 hereof not misleading, to the best knowledge of the Company, has been withheld from Commercial.

     2.15  Property and Assets.  The Company and the Company Subsidiaries have
           -------------------
good and marketable title to all of their real property reflected in the financial statements at December 31, 1994, referred to in Section 2.4 hereof, or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) pledges or liens incurred in the ordinary course of business and (f) as otherwise specifically indicated in Section 2.15 of Schedule
I. Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect and neither Company nor any Company Subsidiary is in default in any material respect under any such lease. No consent of the lessor of any material real property or material personal property lease is required for consummation of the Merger except as set forth in Section 2.15 of Schedule I. Except as set forth in Section 2.15 of Schedule I, there has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of Company and the Company Subsidiaries since December 31, 1994. All property and assets material to their business and currently used by Company and the Company Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

     2.16  Agreements and Instruments.  Except as set forth in Section 2.16 of
           --------------------------
Schedule I, neither the Company nor any Company Subsidiary is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof, (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between Company or any Company Subsidiary and any director or officer of Company or Savings, or any member of the immediate family or affiliate of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which Company or any Company Subsidiary is a party, (e) any agreements between Company or any Company Subsidiary and any five percent or more shareholder of Company, and (f) any agreements, directives, orders, or similar arrangements between or involving the Company or any Company Subsidiary and any state or federal savings institution regulatory authority.

     2.17  Material Contract Defaults.  Neither the Company nor any Company
           --------------------------
Subsidiary nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which the Company or a Company Subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the Company or any Company Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18  Tax Matters.
           -----------

          (a) The Company and each of the Company Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 2.18 of Schedule I; and, except as set forth in Section 2.18 of
Schedule I, there is no agreement by the Company or any Company Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of Schedule I, neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Company, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Company aware of any basis
for any such assertion or claim.    The Company and each of the Company
Subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. The Company and each Company Subsidiary have complied with all applicable state law sales and use tax collection and reporting requirements.

          (b) Adequate provision for any federal, state, local, or foreign taxes due or to become due for the Company or any of the Company Subsidiaries for any period or periods through and including December 31, 1994, has been made and is reflected on the December 31, 1994 audited Company consolidated financial statements and has been or will be made with respect to periods ending after December 31, 1994.

     2.19  Environmental Matters.  Except as set forth in Section 2.19 of
           ---------------------
Schedule I, to the best knowledge of the Company, neither the Company nor any Company Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Except as set forth in Section 2.19 of Schedule I, neither the Company nor any Company Subsidiary has knowledge of, nor has the Company or any Company Subsidiary received written notice from any governmental or regulatory body of, any conditions, activities, practices or incidents which is reasonably likely to interfere with or prevent compliance or continued compliance with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to Company's knowledge, threatened against Company or any Company Subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20  Loan Portfolio:  Portfolio Management.
           -------------------------------------

          (a) All evidences of indebtedness reflected as assets in the consolidated balance sheet of Company as of December 31, 1994, or acquired since such date, are (except with respect to those assets which are no longer assets of the Company or any Company Subsidiary) binding obligations of the respective obligers named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses which have been threatened or asserted against the Company or any Company Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by Savings were at the time entered into and at all times since have been in compliance in all material respects with all applicable laws (including, without limitation, all consumer protection laws) and regulations. Savings administers its loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of Savings regarding all loans outstanding on its books are accurate in all material respects and the risk classification system has been established in accordance with the requirements of the OTS.

          (b) Section 2.20 of Schedule I sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Savings and its subsidiaries that have been adversely designated, criticized or classified by it as of March 31, 1995, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any government entity as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries before the date hereof.

     2.21  Real Estate Loans and Investments.  Except for properties acquired in
           ---------------------------------
settlement of loans, there are no facts, circumstances or contingencies known to the Company or any Company Subsidiary which exist which would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of the Company or any Company Subsidiary (either individually or in the aggregate with other loans and investments).

     2.22  Derivatives Contracts.  Neither the Company nor any of its
           ---------------------
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on its Balance Sheet which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of Schedule I, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23  Insurance.  Except as set forth in Section 2.23 of Schedule I, the
           ---------
Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers which, in respect to amounts, types and risks insured, is reasonably adequate for the business in which the Company and the Company Subsidiaries are engaged. A schedule of all insurance policies in effect as to the Company and the Company Subsidiaries (the "Insurance Policies") is as set forth on Section 2.23 of Schedule I (other than policies pertaining to mortgage loans made in the ordinary course of business). Except as set forth on Section
2.23 of Schedule I, all Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Acquisition Merger Effective Date shall have been paid on or before the Acquisition Merger Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in the Company's financial statements). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. Except as set forth on
Section 2.23 of Schedule I, neither the Company nor any Company Subsidiary has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF COMMERCIAL AND THE BANK

     Commercial and the Bank represent and warrant to Company and Savings that, except as disclosed in Schedule II attached hereto:

     3.1  Organization, Good Standing, Authority, Insurance, Etc.  Commercial is
          ------------------------------------------------------
a corporation duly organized, validly existing, and in good standing under the laws of the State of Nebraska. Each of the subsidiaries of Commercial within the meaning of Section 10(a)(1)(G) of HOLA (individually a "Commercial Subsidiary" and collectively the "Commercial Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Commercial and each Commercial Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it
is now being conducted.   Commercial and each Commercial Subsidiary is qualified
to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Topeka, and all eligible accounts issued by the Bank are insured by the SAIF to the maximum extent permitted under applicable law. The Bank is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code, and is a "qualified thrift lender" as defined in Section 10(m) of the HOLA and the Thrift Regulations. Commercial is duly registered as a savings and loan holding company under the HOLA.

     3.2  Capitalization.  The authorized capital stock of Commercial consists
          --------------
of 25,000,000 shares of Commercial common stock, par value $.01 per share, of which 12,877,339 shares were issued and outstanding as of the date of this Agreement and 10,000,000 shares of serial preferred stock, par value of $.01 per share, of which no shares were outstanding as of the date of this Agreement.
All outstanding shares of Commercial common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     3.3  Ownership of Subsidiaries.  All the outstanding shares of the capital
          -------------------------
stock of the Commercial Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Commercial or a Commercial Subsidiary free and clear of any Encumbrance. Except as disclosed in Section 3.3 of Schedule II, all of the outstanding capital stock or other ownership interests in all of the Commercial Subsidiaries is owned either by Commercial or the Bank. There are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any capital stock of any Commercial Subsidiary and no contracts to which Commercial or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of any of the Commercial Subsidiaries.

     3.4  Financial Statements and Reports.  No registration statement, proxy
          --------------------------------
statement, schedule or report filed by Commercial or any Commercial Subsidiary with the SEC or the OTS under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, Commercial and the Commercial Subsidiaries have timely filed all documents required to be filed by them with the SEC, the OTS, or the FDIC under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Commercial and the Commercial Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (or to be included in similar documents to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after December 31,
1994) in accordance with Commercial's books and records and those of any of its Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after December 31, 1994, will present) fairly the consolidated statement of financial condition and the consolidated statements of operations, stockholders' equity and cash flows of Commercial and its Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles (except for the omission of notes to unaudited statements, year end adjustments to interim results and changes in generally accepted accounting principles). The consolidated financial statements of Commercial as of December 31, 1994 and for the six months then ended and the consolidated financial statements for all periods thereafter up to the Closing disclose or will disclose, as the case may be, all liabilities (including contingent liabilities) as of such date of Commercial and the Commercial Subsidiaries, other than liabilities which are not, in the aggregate, material to Commercial and the Commercial Subsidiaries, taken as a whole, and contain or will contain in the opinion of management adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any as of such date. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to Commercial or the Commercial Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1994, or for transactions effected or actions occurring or omitted to be taken after December 31, 1994, (i) in the ordinary course of business, or (ii) as permitted by this Agreement.

     3.5  Absence of Changes.  Since December 31, 1994, there has been no
          ------------------
material adverse change in the business, properties, financial condition, results of operations or assets of Commercial and the Commercial Subsidiaries, taken as a whole. There is no occurrence, event or development of any nature existing or, to the best knowledge of Commercial, threatened which may reasonably be expected to have a material adverse effect upon the business, properties, financial condition, operations or assets of Commercial or any Commercial Subsidiary.

     3.6  Prospectus/Proxy Statement.  At the time the Registration Statement
          --------------------------
becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company for the solicitation of proxies for the approval referred to in Section 1.7(b) hereof and at all times subsequent to such mailings up to and including the times of such approval, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Commercial (including the Commercial Subsidiaries) and its shareholders, Commercial common stock, this Agreement, the Merger and all other transactions contemplated hereby, will:

          (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

          (b) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     3.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of Commercial or any of the Commercial Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except Commercial has engaged Merrill Lynch & Co., an investment banking firm, to provide financial advisory services and to deliver a "fairness opinion" as to whether or not the Exchange Ratio is fair to Commercial's shareholders from a financial point of view, whose fees and reasonable out-of-pocket expenses will be paid by Commercial.

     3.8  Compliance With Law.
          -------------------

          (a) Commercial and the Commercial Subsidiaries are in compliance in all material respects with all material laws and regulations applicable to their respective business or operations or with respect to which compliance is a condition of engaging in the business thereof, and neither Commercial nor any Commercial Subsidiary has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

          (b) Commercial and each of it Subsidiaries have all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its respective business as it is presently conducted.

     3.9  Corporate Actions.  The Boards of Directors of Commercial and the Bank
          -----------------
have duly authorized their respective officers to execute and deliver (as applicable) this Agreement, the Acquisition Merger Agreement, the Bank Plan of Merger and the Option Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby. All corporate authorizations by the Board of Directors of Commercial required for the consummation of the Merger have been obtained.

     3.10  Authority.  The execution, delivery and performance of this Agreement
           ---------
by Commercial and the Bank does not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under (i) the articles of incorporation or bylaws of Commercial, the charter or bylaws of the Bank, or the articles of incorporation or bylaws or of any other Commercial Subsidiary, (ii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iii) any other Contract to which Commercial or any of the Commercial Subsidiaries is a party or is subject to or by which any of their properties or assets is bound which default, termination or acceleration would have a material adverse effect on the financial condition, business or results of operations of Commercial and its Subsidiaries, taken as a whole. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. Commercial and the Bank have all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to perform their obligations hereunder and thereunder. Other than the receipt of Government Approvals, no consents or approvals are required on behalf of Commercial or any Commercial Subsidiary in connection with the consummation of the transactions contemplated by this Agreement and the Option Agreement. This Agreement and the Option Agreement constitute the valid and binding obligation of Commercial and the Bank, and are enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     3.11  Information Furnished.  No statement contained in any schedule,
           ---------------------
certificate or other document furnished (whether prior to or subsequent to the date of this Agreement) or to be furnished in writing by or on behalf of Commercial to Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading, to the best knowledge of Commercial, has been withheld from the Company.

     3.12  Litigation and Other Proceedings.  Except for matters which would not
           --------------------------------
have a material adverse effect on the business, financial condition or results of operations of Commercial and Commercial's Subsidiaries taken as a whole, neither Commercial nor any Commercial Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of Commercial, threatened, claim, action, suit, investigation, or proceeding, or subject to any judicial order, judgment or decree.

     3.13  Agreements and Instruments.  As of the date of this Agreement, there
           --------------------------
are no agreements, directives, orders or similar arrangements between or involving Commercial or any Commercial Subsidiary and any state or federal savings institution regulatory authority.


                                   ARTICLE IV
                                   COVENANTS

     4.1  Investigations; Access and Copies.  Between the date of this Agreement
          ---------------------------------
and the Acquisition Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish and cause its subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Articles II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of it and its subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; provided, however, that any such inspection (a) shall be
                    --------  -------
conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. Each party will also give prompt written notice to the other party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article V of this Agreement.

     4.2  Conduct of Business of the Company and the Company Subsidiaries.
          ---------------------------------------------------------------
Between the date of this Agreement and the Acquisition Merger Effective Time, the Company and Savings agree:

          (a) That the Company and the Company Subsidiaries shall conduct their business only in the ordinary course, and maintain their books and records in accordance with past practices and not to take any action that would (i) adversely affect the ability to obtain the Governmental Approvals or (ii) adversely affect the Company's ability to perform its obligations under this Agreement or the Stock Option Agreement or (iii) adversely affect the ability of Savings to acquire and operate the seven branch offices it agreed to acquire by contract dated January 31, 1995 from Metropolitan Federal Bank, fsb;

          (b)   That the Company shall not, without the prior written consent of
Commercial: (i) declare, set aside or pay any dividend or make any other distribution with respect to Company's capital stock; (ii) reacquire any of Company's outstanding shares; (iii) issue or sell or buy any shares of capital stock of the Company or any Company Subsidiary, except shares of Company common stock issued pursuant to the Company Option Plans; (iv) effect any stock split, stock dividend or other reclassification of Company's common stock; or (v) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of Company or any Company Subsidiary or grant any stock appreciation or other rights with respect to shares of capital stock of Company or of any Company Subsidiary;

          (c) That Company and the Company Subsidiaries shall not, without the prior written consent of Commercial: (i) sell or dispose of any significant assets of the Company or of any Company Subsidiary other than in the ordinary course of business consistent with past practices; (ii) merge or consolidate the Company or any Company Subsidiary with or otherwise acquire any other entity, or file any applications or make any contract with respect to branching by Savings (whether de novo, purchase, sale or relocation, it being the understanding of the parties, however, that Savings may acquire and operate the seven branches it agreed to acquire by contract dated January 31, 1995) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property (other than with respect to security interests in properties securing loans and properties acquired in settlement of loans in the ordinary course) or improvements to real property; (iii) change the certificate of incorporation, charter documents or other governing instruments of the Company or any Company Subsidiary, except as provided in this Agreement; (iv) grant to any executive officer, director or employee of the Company or any Company Subsidiary (A) any increase in annual compensation, except for increases in salaries paid to non-executive employees in the ordinary course of business, which inreases shall not exceed $25,000 in the aggregate, or (B) any bonus type payment, except that bonuses may be paid from the Company's formula bonus arrangement disclosed in
Section 4.2 of Schedule I pro rated to the Closing if the earnings targets the Company previously advised Commercial are met, provided, that any actions taken
                                               --------
pursuant to Section 4.13 of this Agreement shall not adversely impact the ability of Savings to make any bonus payments in accordance herewith; (v) adopt any new or amend or terminate any existing Employee Plans or Benefit Arrangements of any type; (vi) authorize severance pay or other benefits for any officer, director or employee of Company or any Company Subsidiary except, other than as permitted hereby, in accordance with similar policies of Commercial;
(vii) incur any material indebtedness or obligation or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past practices; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices; (ix) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional investments in subsidiaries; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, that are defined as "high risk mortgage securities" under OTS Thrift Bulletin No. 52 dated January 10, 1992 as revised or purchase any Derivatives Contracts or Structured Notes; (xi) purchase any equity securities other than Federal Home Loan Bank stock; (xii) make any investment which would cause Savings to not be a qualified thrift lender under
Section 10(m) of the HOLA, or not to be a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code; (xiii) make (A) any acquisition and development or land acquisition loans, (B) any commercial or commercial real estate loan or multifamily real estate loan, (C) any construction loans, or (D) any loans for the construction or development of condominium projects, except in each case in accordance with existing policies as of the date hereof or as may otherwise be agreed to by Commercial and the Company after the date hereof;
(xiv) authorize capital expenditures other than in the ordinary course of business; (xv) adopt or implement any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles or adopt or implement any change in its methods of accounting for Federal income tax purposes; or (xvi) make any loan in which participation interests therein are to be sold to other persons or entities or acquire a participation interest in a loan originated by another person or entity. The limitations contained in this Section 4.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 4.2(c). Notwithstanding the foregoing, Savings may engage in any of the foregoing activities exclusively with the Bank.

     4.3  No Solicitation.  The Company will not authorize any officer,
          ---------------
director, employee, investment banker, financial consultant, attorney, accountant or other representative of Company or any Company Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of the Company Board of Directors may otherwise require (as determined in consultation with legal counsel), the Company will not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of the Company or any Company Subsidiary, directly or indirectly,
(A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. The Company will promptly give written notice to Commercial upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement with respect to the Company, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Company or Savings or for the acquisition of a ten percent (10%) or greater equity interest in Company or Savings, or for the acquisition of a substantial portion of the assets of Company or Savings (other than loans or securities sold in the ordinary course).

     4.4  Shareholder Approvals.  The Company shall call the meeting of its
          ---------------------
shareholders to be held for the purpose of voting upon the Acquisition Merger and related matters, as referred to in Section 1.7 hereof, as soon as practicable. In connection with such meeting, the Company Board of Directors shall recommend approval of the Merger, subject to the fiduciary duties of the Board of Directors and receipt of an updated fairness opinion immediately prior to the date of mailing of the Prospectus/Proxy Statement. The Company shall use its best efforts to solicit from its shareholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the shares of Company common stock in favor of the Merger, except as the fiduciary duties of the Boards of Directors may otherwise require.

     4.5  Filing of Holding Company and Merger Applications.  Commercial shall
          -------------------------------------------------
use its best efforts promptly to prepare, submit and file, a holding company application to the OTS pursuant to 12 C.F.R. (S)574.3 for acquisition of control of Company and Savings and a merger application to the OTS pursuant to the Bank Merger Act and 12 C.F.R. 563.22(a) for the Bank Merger and any other applications required to be filed in connection with the transactions contemplated hereby. Commercial and the Company each agree to use their best efforts to secure the OTS confirmation described in Section 5.2(h)(ii) herein.

     4.6  Consents.  Company and Savings will use their best efforts to obtain
          --------
the consent or approval of each person whose consent or approval shall be required in order to permit Company or Savings, as the case may be, to consummate the Acquisition Merger and the Bank Merger.

     4.7  Resale Letter Agreements; Pooling of Interests.  After execution of
          ----------------------------------------------
this Agreement, (i) Company shall use its best efforts to cause to be delivered to Commercial from each person who may be deemed to be an "affiliate" of Company within the meaning of Rule 145, a written letter agreement regarding restrictions on resale of the shares of Commercial common stock received by such persons in the Merger and upon exercise of options received under Section 1.8 herein subsequent to the Acquisition Merger Effective Time to ensure compliance with applicable resale restrictions imposed under the federal securities laws and to ensure pooling of interest accounting treatment and (ii) neither Commercial nor the Company (including the Company Subsidiaries) shall take any action which would materially impede or delay consummation of the Merger, or prevent the transactions contemplated hereby from (A) qualifying for accounting treatment as a "pooling of interests" (unless this requirement is waived (in writing, if the action is to be taken by the Company) by Commercial in which event the condition set forth in Section 5.2(f) hereof shall also be deemed waived by Commercial) or (B) qualifying as a reorganization within the meaning of Section 368 of the Code; provided that nothing hereunder shall limit the ability of Commercial to exercise its rights under the Option Agreement.

     4.8  Publicity.  Between the date of this Agreement and the Acquisition
          ---------
Merger Effective Time, neither Commercial, Company or any of their subsidiaries shall, without the prior approval of the other, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby, except as required by law.

     4.9  Cooperation Generally.  Between the date of this Agreement and the
          ---------------------
Acquisition Merger Effective Time, Commercial, Company and their subsidiaries shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

     4.10 Additional Financial Statements and Reports.  As soon as reasonably
          -------------------------------------------
practicable after they become publicly available, the Company shall furnish to Commercial and Commercial shall furnish to the Company, respectively, its balance sheet and related statements of operations, cash flows and stockholders' equity for all periods prior to the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the Company or Commercial, as the case may be (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included in its most recent audited consolidated balance sheet, and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as the case may be, under the Exchange Act.

     4.11 Due Diligence.  For a period commencing on the date hereof and ending
          -------------
on May 24, 1995, the Company shall permit Commercial and its counsel and other representatives to conduct a due diligence investigation of the Company and its Subsidiaries. The Company shall provide full access during normal business hours for such review of its properties, books and records. The Company shall furnish Commercial with such information concerning its affairs and the affairs of the Company Subsidiaries as may reasonably be requested.

     4.12 Stock Listing.  Commercial agrees to use all reasonable efforts to
          -------------
cause to be listed on the NASDAQ National Market System (or such other national securities exchange on which the shares of

Commercial common stock outstanding as of the date hereof shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Commercial common stock to be issued in the Merger.

     4.13 Allowance for Loan and Real Estate Owned Losses.  At the request of
          -----------------------------------------------
Commercial and in an amount specified by Commercial, prior to the Acquisition Merger Effective Time, the Company and Savings shall establish such additional provisions for loan and real estate owned losses as may be necessary in the sole determination of Commercial to conform the Company's and Savings' loan and real estate owned allowance practices and methods to those of Commercial and the Bank (as such practices and methods are to be applied to Company and Savings from and after the Acquisition Merger Effective Time); provided, however, that Company and Savings shall not be required to take such action until: (i) Company and Savings provide to Commercial a written statement dated the date of Closing certified by the Chairman of the Board, the President and the Chief Financial Officer of the Company and Savings, that the conditions in Sections 5.1 and 5.2 to be satisfied by the Company or Savings or both of them have been satisfied by either or both of them or, alternatively, setting forth in detail the circumstances that have prevented such conditions from being satisfied (the "Reliance Certificate"); and (ii) Commercial and the Bank, after reviewing the Reliance Certificate, provide the Company and Savings a written waiver of any right either entity may have to terminate the Agreement which waiver shall contain an express condition precedent that Company and Savings have established such additional provisions for loan and real estate losses as requested by Commercial pursuant to this Section 4.13. No additional provision for loan and real estate owned losses taken by Savings pursuant to this Section 4.13 shall be deemed in and of itself to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

     4.14 D&O Indemnification and Insurance.  For a period of six (6) years
          ---------------------------------
following the Acquisition Merger Effective Time, Commercial agrees that the Merger shall not affect or diminish any of the Company's duties and obligations of indemnification existing as of the Acquisition Merger Effective Time in favor of employees, agents, directors or officers of the Company or the Company Subsidiaries arising by virtue of its Certificate of Incorporation or Bylaws in the form in effect at the date of this Agreement or arising by operation of law. Commercial shall cause the persons serving as officers and directors of the Company immediately prior to the Acquisition Merger Effective Time to be covered for a period of three years from the Acquisition Merger Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Commercial may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the

Acquisition Merger Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Commercial be required to expend more than 150% of the amount currently expended by the Company to maintain or procure insurance coverage for such three year period pursuant hereto.

                                   ARTICLE V
                           CONDITIONS OF THE MERGER;
                           TERMINATION OF AGREEMENT

     5.1  General Conditions.  The obligations of Commercial, the Bank, the
          ------------------
Company and Savings to effect the Acquisition Merger and the Bank Merger shall be subject to the following conditions:

          (a)   Stockholder Approval.  The holders of the outstanding shares of
                --------------------
Company common stock shall have approved this Agreement and the Acquisition Merger as specified in Section 1.7 hereof or as otherwise required by applicable law.

          (b)   No Proceedings.  No order shall have been entered and remain in
                --------------
force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

          (c)   Government Approvals.  To the extent required by applicable
                --------------------
law or regulation, all approvals of or filings with any governmental authority (collectively, "Governmental Approvals"), including without limitation those of the OTS, the FDIC, the Federal Trade Commission, DOJ, the SEC, and any state securities or blue sky authorities, shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

          (d)   Registration Statement.  The Registration Statement shall have
                ----------------------
been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Commercial's common stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

          (e)   Federal Tax Opinion.  Receipt of either an opinion of Deloitte &
                -------------------
Touche LLP, or other tax advisor reasonably acceptable to Commercial and the Company, or a private letter ruling from the IRS, in form and content reasonably satisfactory to Commercial and the Company, and upon which Company shareholders may rely, to the effect that for federal income tax purposes:

                (i) The Acquisition Merger and the Bank Merger will each qualify as a "reorganization" under Section 368(a) of the Code.

                (ii) No gain or loss will be recognized by Commercial, the Bank, the Company or Savings by reason of the Acquisition Merger or the Bank Merger.

                (iii) No gain or loss will be recognized by any Company shareholder (except in connection with the receipt of cash in lieu of a fractional share of Commercial common stock) upon the exchange of Company common stock for Commercial common stock in the Merger.

                (iv) The basis of the Commercial common stock received by a Company shareholder who exchanges Company common stock for Commercial common stock will be the same as the basis of the Company common stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Commercial common stock).

                (v) The holding period of the Commercial common stock received by a Company shareholder receiving Commercial common stock will include the period during which the Company common stock surrendered in exchange therefore was held (provided that such common stock of such Company shareholder was held as a capital asset at the Acquisition Merger Effective Time).

                (vi) Cash received by a Company shareholder in lieu of a fractional share interest of Commercial common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Commercial common stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Company stock was a capital asset in his hands at the Acquisition Merger Effective Time).

     5.2  Conditions to Obligations of Commercial and Bank.  The obligations of
          ------------------------------------------------
Commercial and Bank to effect the Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a)   Opinion of Counsel for Company.  Commercial shall have received
                ------------------------------
from Thompson & Mitchell, counsel to Company, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.2(a).

          (b)   Required Consents.  In addition to Governmental Approvals,
                -----------------
Company and Savings shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Company and the Company Subsidiaries, taken as a whole; in this connection, the Company and Savings shall obtain consents from all lessors to their respective real estate leases that may be required for consummation of the Merger.

          (c)   Company Accountants' Letter.   Commercial shall deliver an
                ---------------------------
appropriate representation letter pursuant to SAS 72 and shall have received from KPMG Peat Marwick LLP, letters dated the date of mailing the Prospectus/Proxy Statement and the date of the Closing to the effect that: (i) with respect to the Company they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited financial statements of the Company included in the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder; (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available consolidated financial statements of the Company and at a specific date not more than five business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock, or indebtedness for borrowed money of the Company (other than deposits and Federal Home Loan Bank advances with a maturity of one year or less) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus/Proxy Statement, or
(2) for the period from the date of the latest audited financial statements of the Company included in the Prospectus/Proxy Statement to a specific date not more than five business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in consolidated net income for Company or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for Company, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by Commercial and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of the Company's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention with respect to the Company which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein.

          (d)   No Material Adverse Change.  Between the date of this Agreement
                --------------------------
and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Company and the Company Subsidiaries, taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impair both the Company and Commercial in a substantially similar manner.

          (e)   Representations and Warranties to be True; Fulfillment of
                ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of the Company and
- ------------------------
Savings shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Company and Savings shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Company shall have delivered to Commercial a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (f)   Commercial Accountants' Letter.  Commercial shall have received
                ------------------------------
from Deloitte & Touche LLP a letter dated the Acquisition Merger Effective Time, in substance reasonably acceptable to Commercial, stating its opinion that, based upon the information furnished to it, the Merger should be accounted for by Commercial as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

          (g)   No Litigation.  Neither the Company nor any Company Subsidiary
                -------------
shall be a party to any pending litigation, reasonably probable of being determined adversely to the Company or any Company Subsidiary, which would have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

          (h)   Regulatory Approval.  (i) All Governmental Approvals required
                -------------------
hereunder to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions which Commercial and the Bank reasonably and in good faith determine to be unduly burdensome upon the conduct of the business of Commercial or the Bank; and (ii) in connection with such Governmental Approvals, the OTS and any other applicable governmental agency shall confirm in writing that the Bank, as the surviving institution of the Bank Merger, shall be lawfully authorized to operate, maintain and replace Savings agency offices to the same extent as Savings currently operates, maintains and replaces such agency offices and such authorization shall be subject to no time or other restriction not in effect as of the date hereof.

          (i)   Acceptance of Legal Matters.  The form and substance of all
                ---------------------------
legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to Housley Goldberg Kantarian & Bronstein, P.C., special counsel to Commercial and the Bank.

          (j)   Affiliates Letters.  Commercial shall have received the letter
                ------------------
agreements from all affiliates of the Company as contemplated in Section 4.7(i) herein.

          (k)   Fairness Opinion.  Prior to mailing the Prospectus/Proxy
                ----------------
Statement, Commercial shall have received an updated written opinion from Merrill Lynch & Co. to the effect that the Exchange Ratio is fair to Commercial from a financial point of view.

          (l)   Environmental Reports.  Commercial, at its  expense, shall have
                ---------------------
received a Phase I Environmental Risk Report (as contemplated in OTS Thrift Bulletin #16) on (i) all commercial real estate owned of, (ii) all offices and premises used as facilities by, and (iii) all properties which serve as security for any commercial real estate loan having an original principal balance of $1,000,000 or more of, the Company and Savings, such Reports or other reports derived therefrom or supplemental thereto to be satisfactory to Commercial.

     5.3  Conditions to Obligations of Company and Savings.  The obligations of
          ------------------------------------------------
Company and Savings to effect the Acquisition Merger and the transactions contemplated herein shall be subject to the following additional conditions:

          (a)   Opinion of Counsel for Commercial.  Company shall have received
                ---------------------------------
from Housley Goldberg Kantarian & Bronstein, P.C., special counsel to Commercial, and Fitzgerald, Schorr, Barmettler & Brennan, an opinion dated as of the Closing covering the matters to be set forth in Exhibit 5.3(a).

          (b)   Representations and Warranties to be True; Fulfillment of
                ---------------------------------------------------------
Covenants and Conditions.  The representations and warranties of Commercial and
- ------------------------
the Bank shall be true in all material respects at the Acquisition Merger Effective Time with the same effect as though made at the Acquisition Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Commercial and the Bank shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on their parts to be performed or complied with at or prior to the Acquisition Merger Effective Time; and Commercial shall have delivered to Company a certificate, dated the Acquisition Merger Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

          (c)   Acceptance of Legal Matters.  The form and substance of all
                ---------------------------
legal matters contemplated hereby and all papers delivered hereunder shall be reasonably acceptable to Thompson & Mitchell, counsel to the Company.

          (d)   Fairness Opinion.  Prior to mailing the Prospectus/Proxy
                ----------------
Statement, the Company shall have received an updated written opinion from Piper Jaffray Inc. to the effect that the consideration to be received by the Company shareholders in the Acquisition Merger is fair from a financial point of view to the stockholders of the Company.

          (e)   Commercial Common Stock.  A certificate for the required number
                -----------------------
of whole shares of Commercial common stock, as determined pursuant to Section
1.3 hereof, and cash for the fractional share interests, as so determined, shall have been delivered to the Exchange Agent.

          (f)   Required Consents.  In addition to Governmental Approvals,
                -----------------
Commercial and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect Commercial and the Commercial Subsidiaries, taken as a whole.

     5.4  Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
and the Acquisition Plan of Merger may be terminated at any time before the Acquisition Merger Effective Time, whether before or after approval thereof by shareholders of Company, as provided below:

          (a)   Mutual Consent.  By mutual consent of the parties, evidenced by
                --------------
their written agreement.

          (b)   Closing Delay.  At the election of either party, evidenced by
                -------------
written notice, if the Closing shall not have occurred on or before March 31, 1996, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 5.4(b) shall
- --------  -------
not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (c)   Conditions to Commercial Performance Not Met.  By Commercial
                --------------------------------------------
upon delivery of written notice of termination to Company if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Commercial and the Bank to effect the Merger set forth in Sections 5.1 and 5.2 and noncompliance is not waived by Commercial, provided, however, that (i) Commercial's right to terminate this
            --------  -------
Agreement due to failure of the condition set forth in Section 5.2(l) shall expire unless exercised by Commercial on or prior to August 16, 1995; and (ii) the right to terminate under this Section 5.4(c) shall not be available to Commercial where Commercial's or Bank's failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (d)   Conditions to Company Performance Not Met.  By the Company upon
                -----------------------------------------
delivery of written notice of termination to Commercial if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Company and Savings to effect the Merger set forth in Sections 5.1 and 5.3 and noncompliance is not waived by Company, provided, however, that the right to terminate under this Section 5.4(d) shall
- --------  -------
not be available to the Company where the Company's or Savings' failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

          (e)   Commercial Due Diligence Not Satisfactory.  By Commercial at any
                -----------------------------------------
time prior to the close of business on May 24, 1995, if Commercial shall not be satisfied with the results of its due diligence investigation (including review of the Company Disclosure Schedule (Schedule I) and any documents or information set forth or disclosed therein) to be conducted pursuant to Section
4.11 herein.

          (f)   Average NMS Closing Price.  By the Company at any time during
                -------------------------
the two business day period commencing on the business day immediately after the end of the Determination Period, if both of the following conditions are met:

                (i) the Average NMS Closing Price shall be less than $20.00 (adjusted as indicated below in this Section 5.4(f)); and

                (ii) (A) the number obtained by dividing the Average NMS Closing Price by the Starting Price shall be less than (B) the number obtained by dividing the Index Price on the last day of the Determination Period by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section

5.4(f), it shall give written notice to Commercial no later than the end of the aforementioned two day period. During the two business day period commencing with the business day after its receipt of such notice, Commercial shall have the option to increase the consideration to be received by the holders of Company common stock hereunder, by adjusting the Exchange Ratio to equal the number (calculated to four digits) obtained by dividing (A) $14.38 by (B) the Average NMS Closing Price. If Commercial so elects within such two day period, it shall give written notice to the Company no later than the end of the aforementioned two day period of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 5.4(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

     For purposes of this Section 5.4, the following terms shall have the meanings indicated:

          "Average NMS Closing Price" shall have the meaning specified in
Section 1.3(b).

          "Determination Period" shall have the meaning specified in Section 1.3(b).

          "Index Group" means the financial institutions listed on the SNL Midwest Thrift Index, as published by SNL Securities LP, and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company on such list. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price.

          "Index Price," on a given date, means the weighted average of the closing prices on such dates of the common stocks of the companies comprising the Index Group.

          "Starting Date" means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement or, if no trades of Commercial common stock occur on such day then the date most immediately preceding such day in which a trade of Commercial common stock occurred.

          "Starting Price" means the closing price per share of Commercial common stock, as reported on the National Market System (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the Starting Date or, if no trades of Commercial common stock occur on such day then the date most immediately preceding such day in which a trade of Commercial common stock occurred.

     If Commercial or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 5.4(f).


                                  ARTICLE VI
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     6.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 5.4 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 2.7 and 3.7 (Brokers and Finders), 4.8 (Publicity), 6.2 (Expenses) and 8.2 (Confidentiality) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 5.4(c) or 5.4(d) of this Agreement shall not relieve the breaching party from liability for an uncured intentional and willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Acquisition Merger Effective Time, and shall be terminated and extinguished at the Acquisition Merger Effective Time, and from and after the Acquisition Merger Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however,
                                                           --------  -------
that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Acquisition Merger Effective Time, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

     6.2  Payment of Expenses.  Each of the parties hereto shall bear and pay
          -------------------
all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. The Company shall select the printer and pay the expenses of printing the Prospectus/Proxy Statement.

                                  ARTICLE VII
                        CERTAIN POST-MERGER AGREEMENTS

     7.1  Registration of Stock Underlying Stock Options.  In order to permit
          ----------------------------------------------
the exercise of options to purchase Commercial common stock which were originally granted under the Company Option Plans and are to be substituted and assumed by Commercial under the provisions of Section 1.8 hereof, at and after the Acquisition Merger Effective Time, Commercial shall take all such actions as may be necessary or appropriate in order to carry out fully the provisions of
Section 1.8 hereof.

     7.2  Reports to the SEC.  Commercial shall continue to file all reports and
          ------------------
data with the SEC necessary to permit the shareholders of Company who may be deemed "underwriters" (within the meaning of Rule 145 under the 1933 Act) of Company common stock to sell the Company common stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under such Act if they would otherwise be so entitled.

     7.3  Employees.
          ---------

          (a) Employees of the Company or Savings who become employees of Commercial or the Bank after the Acquisition Merger Effective Time shall be eligible to participate in all benefit plans sponsored by Commercial or the Bank to the same extent as other similarly situated Commercial or Bank employees. Commercial shall honor all accrued vacation leave for the employees of Company and the Company Subsidiaries following the Acquisition Merger Effective Time.

          (b) Commercial agrees that any employees of the Company or Savings whose employment is terminated at any time after the Acquisition Merger Effective Time shall be entitled to receive a severance payment in accordance with Exhibit 7.3(b) attached hereto.


                                 ARTICLE VIII
                                    GENERAL

     8.1  Amendments.  Subject to applicable law, this Agreement may be amended,
          ----------
whether before or after any relevant approval of shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that, after
                                                           -------------
the adoption of the Agreement by the shareholders of the Company, no such amendment without further shareholder approval may change the amount or form of the consideration to be received by the Company shareholders in the Merger.

     8.2  Confidentiality.  All information disclosed hereafter by any party to
          ---------------
this Agreement to any other party to this Agreement, including, without limitation, any information obtained pursuant to Sections 4.1 or 4.11 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party when received, (ii) it is or hereafter becomes lawfully obtainable for other sources, (iii) it is necessary or appropriate to disclose to the OTS, the FDIC or any other regulatory authority having jurisdiction over the parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other parties all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 8.2.

     8.3  Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Nebraska without taking into account a provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     8.4  Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, if to Commercial or Company, to

                      Commercial Federal Corporation
                      2120 South 72nd Street
                      Omaha, Nebraska  68124
                      Attention: William A. Fitzgerald, Chairman of
                                  the Board and Chief Executive
                                  Officer

          with a copy to:

                      Housley Goldberg Kantarian & Bronstein, P.C.
                      Suite 700
                      1220 19th Street, N.W.
                      Washington, DC  20036
                      Attention:  Leonard S. Volin, Esq.

                           and

                    Railroad Financial Corporation
                    110 South Main Street
                    Wichita, Kansas  67202
                    Attention: Robert D. Taylor, Chairman of the
                                Board and President

          with a copy to:

                    Thompson & Mitchell
                    One Mercantile Center
                    Suite 3300
                    St. Louis, Missouri  63101
                    Attention:  Paul F. Pautler, Esq.

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

     8.5  No Assignment.  This Agreement may not be assigned by any of the
          -------------
parties hereto, by operation of law or otherwise, except as contemplated hereby.

     8.6  Headings.  The description heading of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7  Counterparts.  This Agreement may be extended in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.8  Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     8.9  Entire Agreement.  This Agreement, together with the schedules, lists,
          ----------------
exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 8.1, constitutes the entire agreement of the parties, and supersedes any prior written or oral agreement or understanding among any of the parties hereto pertaining to the Merger. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

     8.10  Severability.  Whenever possible, each provision of this Agreement
           ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     8.11  No Third Party Beneficiaries.  Nothing in this Agreement shall
           ----------------------------
entitle any person (other than the Company, Savings, Commercial or the Bank and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except as otherwise expressly provided herein.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunder duly authorized, all as of the date set forth above.

COMMERCIAL FEDERAL CORPORATION           RAILROAD FINANCIAL CORPORATION


By:  /s/ William A. Fitzgerald           By:  /s/ Robert D. Taylor
     ------------------------------           ---------------------
Name:  William A. Fitzgerald             Name:  Robert D. Taylor

Title:  Chairman of the Board and        Title: Chairman of the Board and
          Chief Executive Officer                  Chief Executive Officer



COMMERCIAL FEDERAL BANK, A               RAILROAD SAVINGS BANK, FSB
  FEDERAL SAVINGS BANK


By:  /s/ William A. Fitzgerald           By:  /s/ Robert D. Taylor
     ------------------------------           ---------------------
Name:  William A. Fitzgerald             Name:  Robert D. Taylor

Title:  Chairman of the Board and        Title: Chairman of the Board and
          Chief Executive Officer                   Chief Executive Officer

                                    ANNEX B

                                                                         Annex B


August __, 1995



The Board of Directors
Railroad Financial Corporation
110 S. Main Street, Suite 900
Wichita, KS  67202

Members of the Board:

In connection with the proposed merger transaction (the "Merger") pursuant to a Reorganization and Merger Agreement to be dated April 18, 1995 (the "Agreement"), whereby Railroad Financial Corp. ("Railroad") shall be merged with and into Commercial Federal Corporation ("Commercial Federal") you have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Shareholders") of Railroad's common stock of the consideration to be received in the Merger. Pursuant to the Agreement, the consideration to be received by the Shareholders will consist of Commercial Federal common stock to be issued in a transaction which we have been advised by management of the parties will be accounted for as a pooling of interests transaction.

Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We make a market in Railroad and Commercial Federal common stock and public debt securities and provide research coverage on Railroad and Commercial Federal. We acted as a manager of a public offering of Railroad senior notes in 1992 and as a lead manager of a public offering of Commercial Federal subordinated notes in 1992. For our services in rendering this opinion, Railroad will pay Piper Jaffray a fee which is not contingent upon the consummation of the Merger. Railroad will also indemnify Piper Jaffray against certain liabilities in connection with its engagement.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed a draft of the Agreement dated April 14, 1995, audited consolidated financial statements for Railroad for the five years ended December 31, 1994, unaudited consolidated financial statements for Railroad for the three month period ended March 31, 1995, audited consolidated financial statements for Commercial Federal for the five years ended June 30, 1994, unaudited consolidated financial statements for Commercial Federal for the three, six and eight month periods ended September 30, 1994, December 31, 1994 and February 28, 1995, respectively, certain internal financial planning information of Railroad prepared by its management, certain publicly available information relative to Railroad and Commercial Federal,

Railroad Financial Corporation

August __, 1995
Page 2


certain other financial and securities data of Railroad and Commercial Federal, certain financial and securities data of companies deemed similar to Railroad and Commercial Federal or representative of the business sectors in which they operate, and the financial terms, to the extent publicly available, of certain merger transactions. We have had discussions regarding the financial condition, current operating results, business outlook and prospects for Railroad and Commercial Federal with members of their respective managements.

We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided by Railroad and Commercial Federal or otherwise made available to us and have not attempted independently to verify such information. We have further relied upon the assurances of Railroad and Commercial Federal management that the information provided has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates, and that Railroad and Commercial Federal management are not aware of any information or facts that would make the information provided to us incomplete or misleading.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of Railroad and Commercial Federal, and we express no opinion regarding the liquidation value of any entity. We have not been authorized by the Board of Directors of Railroad to solicit, and did not solicit, other entities for purposes of a business combination with Railroad.

This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof.
We are not expressing any opinion herein as to the prices at which shares of Railroad common stock or Commercial Federal common stock have traded or at which such shares might trade at any future time.

This opinion is for the benefit of the Board of Directors of Railroad and shall not be published or otherwise used, nor shall any public references to us be made, without our written consent. However, notwithstanding the foregoing, Piper Jaffray does consent to inclusion of the opinion in the proxy statement/prospectus to be issued in connection with the Special Meeting of Shareholders of Railroad. This opinion is not intended to be and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the Merger.

Railroad Financial Corporation

August __, 1995
Page 3


Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration to be received by the Shareholders pursuant to the Agreement is fair, from a financial point of view, to the Shareholders as of the date hereof.

Sincerely,

PIPER JAFFRAY INC.

                                    ANNEX C

                                                                         ANNEX C

                            STOCK OPTION AGREEMENT

       This STOCK OPTION AGREEMENT dated as of April 18, 1995 between Commercial Federal Corporation, a Nebraska Corporation ("Commercial"), and Railroad Financial Corporation, a Delaware Corporation ("Company").

                                  WITNESSETH:

       WHEREAS, the Boards of Directors of Commercial and Company have approved a Reorganization and Merger Agreement (the "Merger Agreement"), dated as of April 18, 1995, between Commercial and its wholly owned subsidiary, Commercial Federal Bank, A Federal Savings Bank ("Bank"), and Company and its wholly owned subsidiary, Railroad Savings Bank, FSB ("Savings"), providing for the acquisition of the Company by Commercial (the "Acquisition Merger") followed by the merger of Savings with and into the Bank (the "Bank Merger"). The Merger Agreement is being executed by the parties simultaneously with this Agreement;

       WHEREAS, as a condition to Commercial's entry into the Merger Agreement and in consideration of such entry, the Company has agreed to grant to Commercial the option set forth herein;

       NOW THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

       1. DEFINITIONS. Capitalized terms defined in the Merger Agreement and used herein shall have the same meaning as in the Merger Agreement.

       2. GRANT OF OPTION. The Company hereby grants to Commercial an unconditional, irrevocable option (the "Option"), to be exercised in whole or in part from time to time as provided herein, to purchase shares of authorized and unissued or treasury shares of Company's common stock in an amount equal to 13.0% of the shares of Company common stock to be outstanding upon exercise of the Option at a price of $11.875 per share payable in cash as provided in
Section 4 hereof; provided, however, in the event the Company issues or agrees to issue any shares of common stock (other than as permitted under the Merger Agreement) at a price less than $11.875 per share (as adjusted pursuant to
Section 6 herein) such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); and provided further, that such number of shares shall be reduced by the number of shares, if any, beneficially owned by Commercial as of the date of exercise. The number of shares of Company common stock subject to option hereunder shall also be subject to adjustment as provided in Section 6 herein.

       3. EXERCISE OF OPTION. (a) Subject to compliance with applicable law and regulation, the Option may be exercised, in whole or part, at any time or from time to time only upon or after the occurrence of a Purchase Event. As used herein, "Purchase Event" shall mean when:

       (i) the Company or Savings shall have entered into an agreement with a person (other than Commercial or any of its affiliates) to (a) merge or consolidate with, or enter into any similar transaction with, the Company or Savings, (b) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or Savings, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10 percent or more of the voting power of the Company or Savings; or

       (ii) any person (other than Commercial or its affiliates) shall have acquired beneficial ownership of 25% or more of the outstanding shares of the Company's common stock or shall have merged, consolidated with or entered into a similar transaction with the Company or any of the Company Subsidiaries or shall have purchased, leased or otherwise acquired all or substantially all of the Company's or any Company Subsidiary's assets.

       The Company shall notify Commercial promptly in writing of the occurrence of any transaction or event which constitutes a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event under this subsection (a) is undertaken or effected by the same person or occurs at the same time, then all such transactions and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended. As used in this Section 3(a), "person" shall have the meaning specified in Section 3(a)(9), and "beneficial ownership" shall have the meaning specified in Section 13(d)(3), of the Securities Exchange Act of 1934.

       (b) To exercise the Option, Commercial or its transferee(s) shall send to the Company a written notice (an "Exercise Notice," the date of which is herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase with respect to such exercise (the "Option Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Commercial, or its transferee(s), and the Company shall promptly file the required notice or application for approval and expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

       (c) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of:

             (i)   the Acquisition Merger Effective Time;

             (ii) the date on which the Merger Agreement is terminated (other than a termination based upon (A) a willful breach by the Company or Savings of any of its or their covenants or agreements provided under the Merger Agreement or (B) the failure of the Company or Savings to obtain shareholder approval of the transactions contemplated by the Merger Agreement) if prior thereto a Purchase Event or a Proposal (as hereinafter defined) has not occurred or has not been made;

             (iii) 18 months after the later of (A) the occurrence of a Purchase Event or (B) the making of a Proposal (as hereinafter defined); provided, however, if a Proposal shall be made (during the term of this Agreement) prior to the occurrence of a Purchase Event and subsequent thereto a Purchase Event occurs then this Option shall be further extended to expire upon the expiration of 12 months from the date of occurrence of such Purchase Event;

             (iv) 18 months after the termination of the Merger Agreement for the reasons set forth in clauses (A) and (B) in the parenthetical portion of Section 3(c)(ii) herein; or

             (v) such other dates as to which the holders of the Option and the Company shall agree.

       For purposes of this Agreement, a "Proposal" means a proposal by any person (other than Commercial or its affiliates), by public announcement or written communication, or in any application to any federal or state regulatory authority, to (a) acquire, merge, consolidate with, or enter into any similar transactions with the Company or Savings, (b) purchase, lease or otherwise acquire all or substantially all of the assets of the Company or Savings, or (c) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 15% of the voting power of the Company.

       Notwithstanding the foregoing, if a holder of all or part of the Option provides the Company with an Exercise Notice relating to all or part of the shares of the Company common stock covered by the Option, the Company tenders performance of its obligations hereunder on the Option Closing Date specified therein but such holder fails to tender performance of its obligations hereunder on such Option Closing Date, then the portion of the Option to be exercised by such holder on such Option Closing Date as specified in the Exercise Notice shall expire and terminate effective at 5:00 p.m., Eastern time on such Option Closing Date.

       4. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At the closing referred to in Section 3 hereof, Commercial, or its transferee(s), shall pay to the Company the aggregate purchase price for the shares purchased pursuant to the exercise of the Option in immediately available funds by a write transfer to a financial institution designated by the Company. Commercial, or its transferee(s), shall pay all transfer taxes imposed by virtue of the assignment of the Option or such portion to it. Any other transfer taxes shall be paid by the Company.

       (b) At any closing relating to an exercise of the Option, simultaneously with the delivery of cash by Commercial, or its transferee(s), as provided in subsection (a) with respect to the Option, the Company shall deliver to Commercial, or its transferee(s), a certificate or certificates representing the number of shares purchased by Commercial, or its transferee(s) and, if the Option should be exercised in part only, a new Option evidencing the rights of Commercial or any subsequent transferee(s) thereof to purchase the balance of the shares purchasable hereunder.

       Commercial acknowledges that the certificates evidencing such stock shall bear the following legend:

             "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and certain provisions of an agreement between the registered holder hereof and the Company, a copy of which agreement is on file at the principal office of the Company. A copy of such agreement will be provided without charge to the holder hereof upon receipt by the Company of a written request."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Commercial or any subsequent transferee(s) shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

       (c) If, following the occurrence of a Purchase Event, Commercial, or any subsequent transferee(s), seeks to sell or otherwise dispose of the Option or shares of common stock received or receivable upon exercise thereof and it or its transferee(s) shall then be required under applicable law or regulation to have such Option or common stock registered with a government agency before making such sale or disposition, then, in such event, the Company shall, upon the written request of Commercial or its transferee(s), file with such agency as promptly as practicable after receiving such request, an appropriate registration statement under such law or regulation registering (i) the Option granted hereby, and (ii) the shares of common stock received or receivable upon exercise of the Option in accordance with such written request of Commercial, or its transferee(s). The Company will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Commercial, or any subsequent transferee, shall have the right to demand two such registrations; provided, however, that the Company shall be required to bear the
               --------  -------
expenses related only to the first such registration, and Commercial or any subsequent transferee shall bear such expenses to the extent related to the second. The foregoing notwithstanding, if, at the time of any request by Commercial or any subsequent transferee for registration as provided above, the Company is in registration with respect to an underwritten public offering of shares of Company common stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of Commercial's or any subsequent transferee's(s') Option or shares with respect thereto would interfere with the successful marketing of the shares of Company common stock offered by the Company, the number of shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided,
                                                               --------
however, that after any such required reduction the number of shares to be
- -------
included in such offering for the account of Commercial or any subsequent transferee shall constitute at least 25% of the total number of shares to be issued by Commercial or any subsequent transferee and the Company in the aggregate; and provided further, however, that if such reduction occurs, then
               -------- -------
the Company shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Commercial or any subsequent transferee(s) shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If requested by Commercial, in connection with any such registration, the Company will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements.

       5. REPRESENTATIONS. The Company hereby represents and warrants to, and covenants with, Commercial as follows:

             (a) The Company has taken all necessary corporate action to authorize and reserve for issuance the full number of shares of the Company's common stock issuable upon exercise of the Option, and shall continue to reserve such shares until this Agreement is terminated as provided herein. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company. This Agreement is the valid and legally binding obligation of the Company;

             (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid, nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to preemptive rights;

             (c) The Company will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company; and

             (d) The Company will promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and regulations promulgated thereunder and (y) in the event, under the Home Owners' Loan Act, as amended ("HOLA"), the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the OTS, the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Commercial or any transferee(s) hereof in preparing such applications or notices and providing such information to the OTS or the Federal Reserve Board or such state regulatory authority as they may require) in order to permit Commercial or any transferee(s) hereof to exercise the Option and duly and effectively to issue shares of Company common stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Commercial or any transferee(s) hereof against dilution.

       6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Company's common stock by reason of stock dividends, split-ups, mergers, recapitalization, combinations, exchanges of shares or the like, the number of shares subject to the Option and its purchase price per share shall be adjusted appropriately so that the economic value of the Option is unaltered.

       7.    MISCELLANEOUS.

             (a) Expenses. Except as provided in Section 4(a), each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

             (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

             (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that Commercial may assign in whole or in part the Option and other benefits or obligations hereunder without limitation (i) if a Purchase Event has occurred or (ii) at any time to any of its wholly owned subsidiaries; provided, that prior to any such assignment, Commercial shall give written notice of the proposed assignment to the Company, and within 24 hours of receipt of such notice of a bona fide proposed assignment, the Company may purchase the Option at a price and on terms at least as favorable to Commercial as are set forth in the notice of assignment.

       8. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by Federal Express, Express Mail, another service which provides overnight delivery, telegram or telex or other facsimile transmission addressed as follows:


If to Commercial, then to:         Commercial Federal Corporation
                                   2120 South 72nd Street
                                   Omaha, Nebraska  68124
                                   Attention: William A. Fitzgerald, Chairman
                                    and Chief Executive Officer

with copies to:                    Housley Goldberg Kantarian & Bronstein, P.C.
                                   Suite 700
                                   1220 19th Street, N.W.
                                   Washington, DC  20036
                                   Attention:  Leonard S. Volin, Esq.

If to the Company, then to:        Railroad Financial Corporation
                                   110 South Main Street
                                   Wichita, Kansas  67202
                                   Attention: Robert D. Taylor, Chairman of the
                                    Board and President

with copies to:                    Thompson & Mitchell
                                   One Mercantile Center
                                   Suite 3300
                                   St. Louis, Missouri  63101
                                   Attention:  Paul F. Paulter, Esq.


       Any notice hereunder shall be deemed delivered when received at the address of such party set forth above (or to such other address as such party hereto shall advise the other in writing).

       9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

       10. SPECIFIC PERFORMANCE. The parties agree that damages would be an adequate remedy for a breach of the provisions of this Agreement by the Company and that this Agreement may be enforced by Commercial through injunctive or other equitable relief. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

       11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to principles of conflicts of laws thereof.

       12. SUCCESSORS. This Agreement shall inure to the benefit and be binding upon any corporate or other successor of either party hereto (which shall include but not be limited to any corporate reorganization of the ownership of either party).

       IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.

                                     COMMERCIAL FEDERAL CORPORATION


                                     By: /s/ William A. Fitzgerald
                                        ---------------------------------------
                                             Title: Chairman and CEO


                                     RAILROAD FINANCIAL CORPORATION


                                     By: /s/ Robert D. Taylor
                                        ---------------------------------------
                                             Title: Chairman and CEO

                                    ANNEX D

RAILROAD FINANCIAL CORPORATION

[ART APPEARS HERE]

SWITCHING
       TRACKS

1994 ANNUAL REPORT

                                                                         ANNEX D
- --------------------------------------------------------------------------------
COMPANY PROFILE
- --------------------------------------------------------------------------------

     Railroad Financial Corporation is the holding company for Railroad Savings BankFSB. Founded in 1896, the Bank serves its customers through ten full-service branches, 15 mortgage loan offices and a network of 75 agency offices located throughout Kansas.

     The Bank's principal business is to accept savings deposits from the general public and to originate, service and sell mortgage loans for single family homes in Kansas and adjoining states. In addition to its home state of Kansas, Railroad Savings Bank originates mortgage loans in California, Colorado, Missouri, Nevada and Oklahoma.

     The Bank's mission is to be a premier provider of financial products through quality customer service; and to reward employees, agents and stockholders by consistently increasing its financial strength and profits through controlled expansion and diversification of risk.

- --------------------------------------------------------------------------------
STRATEGIC
  PHILOSOPHY
- --------------------------------------------------------------------------------

     Our philosophy is simple: We think we can.

     Our goal is to be profitable, both in favorable years and in unfavorable years.

     Last year was definitely an unfavorable year for the Mortgage Banking Industry. But we stuck to our philosophy.

     Diversification of risk, coupled with responsiveness to customers and hard work, gave us the edge we needed to switch tracks from our mortgage operations to retail banking and construction lending. At the same time, we still managed to turn a profit and position ourselves favorably for the current financial climate.

     In the years ahead, we will continue down this track, and we will look at many tracks. We're willing to revise our strategy if conditions warrant. That's because we're committed to the long haul. And while economic conditions may change, one thing will never change at Railroad. We think we can.

     And we will.

- --------------------------------------------------------------------------------
TABLE OF CONTENTS
- --------------------------------------------------------------------------------
2  TO OUR SHAREHOLDERS
   Net Income was down but Railroad switched tracks to take advantage of excellent retail and core banking conditions and a better climate for construction lending operations.

4  MIDWEST BANKING
   Retail expansion into responsive markets has positioned Railroad to take advantage of emerging opportunities.

5  FINANCIAL YEAR IN REVIEW
   Management's discussion and analysis of the Financial Condition and Results of Operations.

- --------------------------------------------------------------------------------
FINANCIAL
HIGHLIGHTS
- --------------------------------------------------------------------------------

                                               1994                  1993
- -----------------------------------------------------------------------------
Total Assets                             $  561,496,000        $  460,967,000
Stockholders' Equity                     $   25,173,000        $   25,117,000
Net Income                               $    1,877,000        $    4,018,000
Net Income Per Share and
  Common Equivalent Share(1)             $          .86        $         1.81
Book Value Per Share(1)                  $        11.90        $        11.66
Number of Shares Outstanding(1)               2,116,047             2,154,257
Stockholders' Equity/Assets                        4.48%                 5.45%
- -----------------------------------------------------------------------------

(1) Reflects effect of three-for-two stock split payable to stockholders of record on February 11, 1994.


[BAR CHART APPEARS HERE SHOWING REGULATORY CAPITOL RATIOS]

               TANGIBLE              CORE             RISK BASED
           -----------------   -----------------   -----------------
           Required   Actual   Required   Actual   Required   Actual
           --------   ------   --------   ------   --------   ------
                                  (in millions)
             8.4       31.2      22.4      31.2      22.6      33.1

[BAR CHART APPEARS HERE SHOWING NET INCOME]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   1.7       3.6       4.1       4.0       1.9

[BAR CHART APPEARS HERE SHOWING TOTAL ASSETS]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   380       395       391       461       561

[BAR CHART APPEARS HERE SHOWING STOCKHOLDERS' EQUITY]

                  1990      1991      1992      1993      1994
                                  (in millions)
                  12.9      16.6      20.6      25.1      25.2


                                                Railroad Financial Corporation 1

- --------------------------------------------------------------------------------
TO OUR SHAREHOLDERS
- --------------------------------------------------------------------------------

[ART APPEARS HERE]

     In April 1995, Railroad celebrates 99 years of serving people across Kansas. The Bank has enjoyed many good years and encountered several challenging years. Nineteen ninety-four was a year of challenges but also one of significant accomplishment and growth. It was a year of switching tracks to meet the market's challenges.

     First, the bad news. Net income in 1994 was $1,877,000 or $.86 per share, compared to $4,018,000 or $1.81 in 1993. This decrease was exclusively due to poor results in our mortgage banking operations. We were not alone.

     As a result of rising treasury interest rates, rates on home mortgages rose and loan volume plummeted across the nation. This resulted in borrowers shifting from traditional fixed rate mortgages to adjustable rate mortgages. This shift has reduced market share for lenders, such as Railroad, who sell loans into the national secondary market.

     Permanent loan originations were $519 million in 1994, compared to $912 million in 1993. Kansas loan production was $171 million, a 14 percent decline. California loan production was $236 million, a 65 percent decline. In other states, primarily Colorado and Nevada, loan production totaled $112 million, a 163 percent increase, which was the result of new offices being open a full year in 1994 as compared to only part of 1993.

     Our strategy was to cut costs in areas with the largest loan volume reductions. Because California was the most affected, we reduced employment in our California operations from 139 at the beginning of 1994, to 44 by year's end. We also have centralized most mortgage banking functions at our Wichita headquarters. Reductions in other areas have been made during 1994 and in early 1995.

     Now, the good news. Core banking operations produced excellent results. Net interest income rose to $14,575,000 in 1994, compared to $12,228,000 in 1993. Total assets grew to $561,496,000 at year-end from $460,967,000 at the beginning of 1994. Credit quality improved, and we expanded our construction lending and retail banking operations.

     Non-performing assets declined to $11,017,000 from $11,929,000 at the beginning of 1994. Our largest classified asset, Belmont Towers, a Dallas assisted care and apartment complex, reached nearly full occupancy, producing $893,000 in operating income. In addition, a $10 million sales contract was signed in January 1995. This sale, if completed, will generate a pretax gain in excess of $1,000,000 and reduce the Bank's foreclosed real estate by 95% while lowering non-performing assets to .6 percent of total assets. We believe the contractual contingencies can be met and the sale will close in March or April 1995.

     Construction loans outstanding totaled $72 million at year-end and substantially contributed to the rise in net interest income.

     In 1993, the Bank opened construction loan offices in Lawrence, Kansas and Denver, Colorado. In 1994, two more offices opened, with success, in Olathe, Kansas and Las Vegas, Nevada. These offices have contributed to the bank's income in construction loan originations which grew from $45 million in 1993 to $161 million in 1994.

     During 1994, agency offices in Arkansas City and Wellington, Kansas were converted to full-service branches, bringing the Bank's total number of branches to eight at year-end. In early 1995, two loan origination offices in Wichita were converted to branches, allowing the delivery of deposit and consumer loan products as well as residential loans.

     Land has been purchased and construction will begin in May for a full-service branch in Derby and a full-service branch in West Wichita.

     With a great deal of excitement, Railroad announced a contract with First Bank System, Inc., Minneapolis, Minnesota, to acquire seven additional Kansas branches with deposits totaling $96,000,000. These branches are located in Colby, Fredonia, Greensburg, Larned, Oberlin, Osage City, and Wamego. With the added branches, both built and bought, Railroad Savings Bank will operate 17 branches and 72 agency locations in Kansas.

     As we enter our 100th year, we remember the pain associated with the financial losses in mortgage banking and with employment reductions. However, we are enthusiastic about our expanded retail banking organization and our restructured mortgage banking operation. We look forward to the challenges and opportunities of 1995.


     /s/ Robert D. Taylor                      /s/ Gary L. Baugh

     Robert D. Taylor                          Gary L. Baugh
     President                                 President
     Chief Executive Officer                   Railroad Savings Bank
                                               Chief Operating Officer

[ART APPEARS HERE]


2 Railroad Financial Corporation

[BAR CHART APPEARS HERE SHOWING EARNINGS PER SHARE]

                  1990      1991      1992      1993      1994
                                  (in dollars)
                  1.00      1.71      1.89      1.81       .86

[BAR CHART APPEARS HERE SHOWING BOOK VALUE PER SHARE]

                  1990      1991      1992      1993      1994
                                  (in dollars)
                  6.31      7.91      9.90     11.66     11.90

[BAR CHART APPEARS HERE SHOWING RETURN ON EQUITY]

                  1990      1991      1992      1993      1994
                                   (percent)
                 14.83     25.17     18.30     17.60      7.59

[BAR CHART APPEARS HERE SHOWING NET INTEREST INCOME]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   8.4      10.3      11.7      12.2      14.6

[BAR CHART APPEARS HERE SHOWING TOTAL DEPOSITS]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   360       360       340       320       320

[BAR CHART APPEARS HERE SHOWING NON PERFORMING ASSETS]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   8.6      12.1      10.6      11.9      11.0

[BAR CHART APPEARS HERE SHOWING LOANS SERVICED FOR OTHERS]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   242       467       680       594       531

[BAR CHART APPEARS HERE SHOWING LOAN ORIGINATIONS]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   346       767     1,055       956       679

[BAR CHART APPEARS HERE SHOWING LOAN PORTFOLIO]

                  1990      1991      1992      1993      1994
                                  (in millions)
                   264       232       227       264       436


Railroad Financial Corporation 3

- --------------------------------------------------------------------------------
MIDWEST BANKING
- --------------------------------------------------------------------------------

     Over the years, we've discovered that the climate of the financial industry is a lot like our Kansas weather -- conditions change rapidly and often. The more one is prepared for whatever the changing conditions bring, the better one can adapt.

     In the last year, we have seen interest rates rise dramatically, resulting in a dramatic decline in loan volume. The significance of these kinds of fluctuations is not what happens throughout our industry, but how each individual institution handles change, creates strategies and finds a way to be successful.

     Our philosophy of diversification of risk has once again allowed us to quickly shift our emphasis from mortgage lending to other more profitable opportunities that now exist in the industry. As we move into 1995, Railroad will continue the process of switching tracks -- concentrating on retail branch expansion, construction lending and consumer lending, though not altogether abandoning the Bank's most basic core business operations.

- --------------
RETAIL BANKING
- --------------

     Conditions for a healthy retail market are good. Interest spreads between what we pay for money and what we earn on loans have remained strong. Our deposits reflect a modest but encouraging amount of growth during the last half of 1994. In addition, it is expected that accounting rules will change which allow Railroad to record the value of retained loan servicing rights on loans when they are sold. This would allow us to build our servicing portfolio, enhance customer relations and increase overall profitability.

     To take advantage of the current financial climate, we've increased retail banking activity. Expansion of services at existing branches, construction and opening of new branches, and acquisition of seven branches of the former Metropolitan Savings Bank will help bolster our future retail operations.

     In addition to our full service branches Railroad will continue its commitment to businesses and families throughout the rural Kansas. In 75 rural Kansas communities, Railroad provides its products and services through a network of agents. Operating out of their own offices, these agents take the formality and fixed costs out of banking while providing genuine friendliness, honesty and integrity. Coupled with Railroad's reputation of strength and reliability, this agent network helps make our retail operations a success.

- --------------------
CONSTRUCTION LENDING
- --------------------

     Construction lending has been good in Denver, Colorado, Las Vegas, Nevada and in Lawrence, Olathe and Wichita, Kansas. By obtaining geographic diversification of retail and wholesale lending throughout the West, we are poised to respond to other areas when opportunities arise. Offices acquired from Ute City Mortgage of Aspen, Colorado in April 1993 have given us a good foothold in the mountain markets of Aspen, Telluride, Vail, Breckenridge and Basalt. The major focus of our Denver office is directed toward construction lending. In Spring 1994 new lending offices were also opened in Branson, Missouri and Tulsa, Oklahoma.

- ----------------
MORTGAGE BANKING
- ----------------

     Because of rising interest rates and a corresponding decrease in loan refinancing our mortgage banking operations lost money in 1994.

     If history is any indication, however, this can change quickly and we need to be ready to take advantage of changing conditions. Because we believe that interest rates will not continue to dramatically increase we have downsized, but not completely eliminated the mortgage lending function. Servicing, accounting, secondary marketing and quality control functions are now centralized in Wichita, allowing us to keep costs down while giving us the option to respond quickly should conditions become favorable. The origination and processing of the Bank's retail loans are made more efficient by a computer network which communicates with each lending office. Information transmitted daily to and from the home office assures that the interest rate risk is being monitored and proper loan pricing is available to all loan officers.

     With reduced mortgage loan demand, Railroad has switched its efforts to allow further concentration on the construction, home equity and consumer lending retail markets. We have retained our core capability to take advantage of opportunities which will be available in mortgage lending in the future.

     While Railroad is switching tracks operationally, we're standing by our basic philosophy of keeping our options open. We believe in staying strong so we can take advantage of whatever opportunities present themselves in the future. We are ready for whatever challenges and opportunities the future holds.

- --------------------------
COMMUNITY REINVESTMENT ACT
- --------------------------

     Railroad Savings Bank is committed to meeting the credit needs of the markets it serves. In many communities of rural Kansas, Railroad is the only lender offering fixed rate mortgages for single family residences. Railroad's agency and branch network is well-suited to meet the housing finance needs across Kansas, especially in rural areas.

4 Railroad Financial Corporation

- --------------------------------------------------------------------------------
  FINANCIAL YEAR
IN REVIEW
- --------------------------------------------------------------------------------


                                                Railroad Financial Corporation 5

- --------------------------------------------------------------------------------
  INDEX TO FINANCIAL
STATEMENTS
- --------------------------------------------------------------------------------

7       SELECTED FINANCIAL DATA

8       MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

20      INDEPENDENT AUDITORS' REPORT


- --------------------------------------------------------------------------------
CONSOLIDATED FINANCIAL
         STATEMENTS
- --------------------------------------------------------------------------------

21      STATEMENTS OF OPERATIONS

22      BALANCE SHEETS

23      STATEMENTS OF STOCKHOLDERS' EQUITY

24      STATEMENTS OF CASH FLOWS

25      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


36      QUARTERLY FINANCIAL DATA

36      COMMON STOCK INFORMATION


6 Railroad Financial Corporation

- --------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
- --------------------------------------------------------------------------------

                                                                                      Years Ended December 31,
                                                                    1994         1993          1992        1991           1990
- --------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands, except per share data)
Operating Data:
Interest income                                                   $34,597      $28,380       $31,850      $35,644       $37,601
Interest expense                                                   20,022       16,152        20,116       25,337        29,232
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                14,575       12,228        11,734       10,307         8,369
Provision for loss on loans                                           375          215           450          600           800
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loss on loans                                    14,200       12,013        11,284        9,707         7,569
- --------------------------------------------------------------------------------------------------------------------------------
Other income:
    Fees and service charges                                        2,967        2,964         2,381        1,489         1,232
    Gain on sale of loans and sale
      of loan servicing                                             2,066        7,754         8,449        6,497         3,082
    Gain (loss) on sale of mortgage-backed
      securities and investment securities                           (127)         220          (231)         992             -
    Other operating income                                            209          540           577          425           600
- --------------------------------------------------------------------------------------------------------------------------------
Total other income                                                  5,115       11,478        11,176        9,403         4,914

Other expenses:
    Compensation and employee benefits                              9,882       10,066         9,723        8,017         4,668
    Loss (gain) on real estate operations                          (1,143)        (875)           11           85           355
    Federal insurance premiums                                        737          754           812          820           792
    Provision for loss on loan repurchases                            139          242           905            -             -
    Advertising, occupancy and other expense                        6,603        6,642         5,431        4,087         3,889
- --------------------------------------------------------------------------------------------------------------------------------
    Total other expenses                                           16,218       16,829        16,882       13,009         9,704
Income before taxes                                                 3,097        6,662         5,578        6,101         2,779
Total income tax expense                                            1,220        2,644         2,240        2,549         1,057
- --------------------------------------------------------------------------------------------------------------------------------
Net income before accounting change                                 1,877        4,018         3,338        3,552         1,722
Cumulative effect of accounting change                                  -            -           794            -             -
- --------------------------------------------------------------------------------------------------------------------------------
Net income                                                        $ 1,877      $ 4,018       $ 4,132      $ 3,552       $ 1,722
- --------------------------------------------------------------------------------------------------------------------------------
Average common stock and equivalents /(1)/                          2,193        2,218         2,190        2,081         1,724
- --------------------------------------------------------------------------------------------------------------------------------
Income per common share and
    common equivalent share /(1)/                                   $0.86        $1.81         $1.89        $1.71         $1.00
- --------------------------------------------------------------------------------------------------------------------------------

                                                                                            December 31,
                                                                    1994         1993          1992        1991           1990
- --------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands, except per share data)
Financial Condition Data:
Total assets                                                      $561,496     $460,967      $390,974     $394,917      $379,801
Loan receivable, net                                               435,776      264,330       227,459      231,843       263,989
Loans held for sale                                                 47,154       93,273        43,980      118,978        41,660
Participation loans held for sale                                        -       20,085        29,622            -             -
Mortgage-backed securities                                          38,003       44,968        60,178       15,422        42,334
Investment securities                                               17,199       15,389        10,633        7,434        11,719
Real estate owned and in judgement                                   7,865        8,363         8,437        9,128         5,103
Deposits                                                           320,297      320,483       339,979      360,362       360,292
FHLB advances and other borrowings                                 208,722      107,840        21,900       10,797         2,504
Stockholders' equity                                                25,173       25,117        20,631       16,595        12,912
Stockholders' equity per share /(1)/                                 11.90        11.66          9.90         7.91          6.31
- --------------------------------------------------------------------------------------------------------------------------------

                                                                                     Years Ended December 31,
                                                                    1994         1993          1992        1991           1990
- --------------------------------------------------------------------------------------------------------------------------------
Key Ratios and Other Data:
Interest rate spread                                               2.88%        2.90%         2.90%        2.66%          1.97%
Net interest margin                                                3.06         3.08          3.06         2.74           2.17
Average equity/average assets                                      5.02         5.53          4.58         3.62           2.94
Return on average assets /(2)/                                      .38          .97           .84          .91            .44
Return on average equity /(2)/                                     7.59        17.60         18.30        25.17          14.83
Dividend payout ratio                                              0.00         0.00          0.00         0.00           0.00

/(1)/ Reflects effect of 3-for-2 stock split payable to stockholders of record as of February 11, 1994.

/(2)/ Reflects return from operations, exclusive of the change in accounting for income taxes in 1992.

- --------------------------------------------------------------------------------

                                                Railroad Financial Corporation 7

- --------------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION AND
- --------------------------------------------------------------------------------
ANALYSIS OF FINANCIAL CONDITION
- --------------------------------------------------------------------------------
   AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------

Results of Operations

     Railroad Financial Corporation's results of operations are dependent on the operations of its principal subsidiary, Railroad Savings BankFSB (the "Bank"), and the Bank's subsidiary, Railroad Savings Service Company. As used herein, all references to Railroad Financial, the Company or the Bank include their respective consolidated subsidiaries, unless the context otherwise requires. For years prior to 1994, references to Railroad Financial also include its former subsidiaries RSL Mortgage Corp. ("RSL") and Ute City Mortgage Company ("Ute City"). During 1994, the operations of RSL and Ute City were consolidated into the Bank.

     Net Income. The Company recorded net income of $1.9 million or $.86 per common and common equivalent share for the fiscal year 1994, compared to $4.0 million or $1.81 per common and common equivalent share for the fiscal year 1993. The decrease in net income reflects an increase of $2.3 million in net interest income and a decrease of $6.4 million in other income primarily as a result of a reduction in the gains on sale of loans and sale of loan servicing, primarily attributable to lower origination activity and losses on sales of loans originated pursuant to unhedged commitments.

     The Company recorded net income of $4.0 million or $1.81 per common and common equivalent share for the fiscal year 1993, compared to $4.1 million or $1.89 per common and common equivalent share for the fiscal year 1992. The net income for the fiscal year 1992 however, includes $794,000 or $.36 per share resulting from a change in the method of accounting for income taxes. Income before the cumulative effect of the change in the method of accounting for income taxes was $3.3 million or $1.53 per common and common equivalent share for 1992.

     Net Interest Income. The Company's net interest income is primarily dependent upon the difference or "spread" between the average yield earned on loans and investments and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other savings institution holding companies, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets. See " - Financial Condition - Asset/Liability Management."

     Net interest income can be analyzed in terms of the impact of changing rates and changing volumes of interest-earning assets and interest-bearing liabilities. The following table sets forth certain information regarding changes in net interest income due to changes in the volume of interest-earning assets and interest-bearing liabilities and due to changes in rates for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); (iii) changes in rate/volume (change in rate multiplied by change in volume); and (iv) net change.

                                                                             Years Ended December 31,
- -----------------------------------------------------------------------------------------------------------------------------------
                                                             1994 vs. 1993                              1993 vs. 1992
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                      Rate/     Increase                         Rate/    Increase
                                              Volume       Rates     Volume    (Decrease)  Volume      Rates    Volume   (Decrease)
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
Interest income:
  Loan portfolio                              $ 8,454    $  (362)   $  (136)   $ 7,956    $  (625)   $(3,532)   $   83    $(4,074)
  Participation loans held for sale            (1,560)       (46)        45     (1,561)     1,645        (95)     (374)     1,176
  Mortgage-backed securities                     (322)      (120)        12       (430)     1,286       (507)     (232)       547
  Investments                                      69        (61)       (10)        (2)      (645)       204      (131)      (572)
  FHLB stock                                      204        (41)       (30)       133         42        (57)       (8)       (23)
  Other interest earning assets                   (24)       165        (20)       121       (384)      (298)      158       (524)
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets               6,821       (465)      (139)     6,217      1,319     (4,285)     (504)    (3,470)
- -----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                       (316)      (262)         6       (572)    (1,263)    (3,947)      265     (4,945)
  Borrowings and FHLB advances                  2,923        513        998      4,434      1,452       (154)     (382)       916
  Senior notes payable                             --          9         --          9         60         --        --         60
  Other interest bearing liabilities               (1)        --         --         (1)        11         (4)       (2)         5
- -----------------------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities          2,606        260      1,004      3,870        260     (4,105)     (119)    (3,964)
- -----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in net interest income    $ 4,215    $  (725)   $(1,143)   $ 2,347    $ 1,059    $  (180)   $ (385)   $   494
===================================================================================================================================

8 Railroad Financial Corporation

        The following table sets forth selected data concerning the average amounts of each interest-earning asset and interest-bearing liability, the yields on the Company's interest-earning assets and rates paid on interest-bearing liabilities, the interest rate spread and the net interest margin for the periods and at the date stated. Non-accrual loans have been included in the average balances upon which the following yields have been computed for the respective periods. Interest income used to compute such yields is based upon interest income as recognized in the statements of operations. Non-accrual loans are included in the computed yield at December 31, 1994, at their contractual rates.

                                                         December 31,
- ----------------------------------------------------------------------------------------------------
                                                            1994               1994
- ----------------------------------------------------------------------------------------------------
                                                          Average    Average              Average
                                                         Yield/Rate  Balance  Interest   Yield/Rate
- ----------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)
 Interest-earning assets:
    Loans                                                8.01%    $405,274    $30,480       7.52%
    Participation loans held for sale                      --          641         33       5.15
    Mortgage-backed securities                           6.63       48,509      2,925       6.03
    Investments                                          5.75        7,944        426       5.36
    FHLB stock                                           5.50        6,909        412       5.96
    Other interest earning assets                        5.51        6,545        321       4.90
- ----------------------------------------------------------------------------------------------------
       Total interest earning assets                     7.82      475,822     34,597       7.27
- ----------------------------------------------------------------------------------------------------
  Non-interest-earning assets:
    Real estate owned and in judgment                                7,818
    All other                                                        9,296
- ----------------------------------------------------------------------------------------------------
     Total assets                                                 $492,936
====================================================================================================
  Interest-bearing liabilities:
    NOW and MMDA (1)                                     2.38     $ 42,818     $  957       2.24
    Passbook                                             2.75        7,932        219       2.76
    Certificates                                         4.81      270,374     12,118       4.48
    Borrowings and FHLB advances                         6.59      127,295      5,934       4.66
    Senior notes                                        11.14        6,900        769      11.14
    Other interest-bearing liabilities                   2.00        1,270         25       2.00
- ----------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                 5.38      456,589     20,022       4.39

  All other liabilities                                             11,611
  Stockholders' equity                                              24,736
- ----------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                  $492,936
====================================================================================================
  Net interest income                                                         $14,575
====================================================================================================
  Interest rate spread                                   2.44%                              2.88%
====================================================================================================
  Net interest margin                                    2.56%                              3.06%
====================================================================================================

(1) Includes non-interest-bearing checking accounts with average balances of $5,005,000, $8,071,000, and $3,967,000 during fiscal years 1994, 1993, and 1992, respectively.
- --------------------------------------------------------------------------------

                                                            Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------------
                                                                    1993                             1992
- ------------------------------------------------------------------------------------------------------------------------
                                                      Average                   Average    Average             Average
                                                      Balance      Interest    Yield/Rate  Balance  Interest Yield/Rate
- ------------------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in thousands)
 Interest-earning assets:
    Loans                                            $294,676      $22,524       7.64%    $301,762   $26,598     8.81%
    Participation loans held for sale                  30,076        1,594       5.30        6,094       418     6.86
    Mortgage-backed securities                         53,648        3,355       6.25       36,800     2,808     7.63
    Investments                                         6,847          428       6.25       19,263     1,000     5.19
    FHLB stock                                          3,987          279       7.00        3,504       302     8.62
    Other interest earning assets                       7,449          200       2.68       15,858       724     4.57
- ------------------------------------------------------------------------------------------------------------------------
       Total interest earning assets                  396,683       28,380       7.15      383,281    31,850     8.31
- ------------------------------------------------------------------------------------------------------------------------
  Non-interest-earning assets:
    Real estate owned and in judgment                   8,642                                9,038
    All other                                           7,851                                6,237
- ------------------------------------------------------------------------------------------------------------------------
     Total assets                                    $413,176                             $398,556
========================================================================================================================
  Interest-bearing liabilities:
    NOW and MMDA (1)                                 $ 46,205       $  964       2.09     $ 36,363   $ 1,123     3.09
    Passbook                                            7,715          220       2.85        7,176       304     4.24
    Certificates                                      274,698       12,682       4.62      308,727    17,384     5.63
    Borrowings and FHLB advances                       43,172        1,500       3.47       12,383       584     4.72
    Senior notes                                        6,900          760      11.01        6,333       700    11.05
    Other interest-bearing liabilities                  1,303           26       2.00          856        21     2.45
- ------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities              379,993       16,152       4.25      371,838    20,116     5.41
  All other liabilities                                10,349                                8,480
  Stockholders' equity                                 22,834                               18,238
- ------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity     $413,176                             $398,556
========================================================================================================================
  Net interest income                                              $12,228                             $11,734
========================================================================================================================
  Interest rate spread                                                           2.90%                           2.90%
========================================================================================================================
  Net interest margin                                                            3.08%                           3.06%
========================================================================================================================

(1) Includes non-interest-bearing checking accounts with average balances of $5,005,000, $8,071,000, and $3,967,000 during fiscal years 1994, 1993, and 1992, respectively.
- --------------------------------------------------------------------------------

     For the year ended December 31, 1994, net interest income increased by $2.3 million from the prior year. The increase was primarily attributable to an increase in the average balance of interest-earning assets of $79.1 million, while the Company maintained virtually the same interest rate spread. The increase in short-term interest rates experienced in 1994, compared to 1993, resulted in a 14 basis point increase in the cost of funds to 4.39% during 1994 from 4.25% during 1993. The average yield on interest-earning assets increased by 12 basis points to 7.27% during 1994 from 7.15% during 1993. The increase in yield on interest-earning assets was due to a significant increase in average loans outstanding which are the Company's highest yielding asset. The Company anticipates a significant increase in deposit balances during 1995 as the result of the planned purchase of seven branch locations and $95.5 million in deposits from Metropolitan Federal Bank, fsb (the "Branch Purchase"). The seven branches located in Colby, Oberlin, Larned, Greensburg, Fredonia, Osage City and Wamego, Kansas will increase the Bank's presence in the State of Kansas. In return for assuming the deposit liabilities associated with the branches, the Bank will receive a cash payment equal to aggregate deposits at the branches reduced by the value of real estate and other assets transferred and by a deposit premium equal to 3.13% of total deposits. The Company expects to use the proceeds from the Branch Purchase to reduce its level of borrowings and for other corporate purposes. It is currently anticipated that the Branch Purchase will close during the second quarter of 1995.

     For the year ended December 31, 1993, net interest income increased by $494,000 from the prior year. The increase was primarily attributable to an increase in the average balance of interest-earning assets of $13.4 million, while the Company maintained the same interest rate spread. The decrease in short-term interest rates experienced in 1993, compared to 1992, resulted in a 116 basis point decrease in the cost of funds to 4.25% during

                                                Railroad Financial Corporation 9

1993 from 5.41% during 1992. The average yield on interest-earning assets also decreased by 116 basis points to 7.15% during 1993 from 8.31% during 1992.

     Provision for Loss on Loans. Provisions for estimated losses on loans are charged to operations to maintain an allowance for losses which is available to absorb future loan losses. The allowance for loan losses is charged and loans are reduced by a corresponding amount at the time the Company determines that a portion of a loan will be uncollectible. Losses arising from writing down property acquired through foreclosures or insubstance foreclosures to estimated fair value at the time of acquisition, are also charged to the allowance for loan losses.

     During 1994, the Company provided $375,000 for loan losses compared to $215,000 in such provisions during 1993. The Company increased the amount of loan loss provision based on its judgment of the required amount of general loan loss allowances primarily as a result of increases in the loan portfolio. At December 31, 1994, the allowance for loan losses was $2.0 million or .39% of the loan portfolio, compared to $1.9 million or .65% of the loan portfolio at December 31, 1993. Net interest income after provision for loan losses increased by $2.2 million to $14.2 million for 1994, from $12.0 million for 1993.

     During 1993, the Company provided $215,000 for loan losses compared to $450,000 in such provisions during 1992. At December 31, 1993, the allowance for loan losses was $1.9 million or .65% of the loan portfolio, compared to $1.8 million or .75% of the loan portfolio at December 31, 1992.

     While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. As an integral part of those examinations, the various regulatory agencies periodically review the Bank's allowances for losses on loans and real estate owned. Such agencies may require the Bank to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. The Company believes it has established adequate allowances for loan losses in accordance with generally accepted accounting principles.

     Other Income. Other income decreased by 55.4% to $5.1 million during 1994, as compared to 1993. This decline in other income followed a 2.7% increase in other income from fiscal 1992 to 1993.

     The primary reason for the decrease in other income in 1994 was the decreased gain on sale of loans and sale of loan servicing. Gain on sale of loans and loan servicing decreased 73.4% to $2.1 million for 1994, as compared to the prior fiscal year. Such gain decreased 8.2% from fiscal year 1992 to fiscal year 1993. During the years ended December 31, 1994, 1993, and 1992, respectively, the Company sold $387.7 million, $782.6 million and $1.1 billion of the mortgage loans it had generated.

     The Company's mortgage banking activities have been negatively affected by rising interest rates during 1994 and a corresponding decrease in refinancing. The amount of gain which the Company recognizes on sales of loans and loan servicing is dependent on the volume of its loan production, as well as market conditions for the sale of such loans and loan servicing and may vary considerably from period to period. In rising rate environments, mortgage bankers not only generally originate a lessor volume of loans for sale but may also realize losses from sales of loans originated pursuant to unhedged commitments. In addition, the Company encountered additional price and product competition, including teaser rate adjustable rate mortgages from large portfolio lenders.

     A portion of the gain in each period resulted from the sale of loan servicing. During 1994, the Company recorded losses on loan sales of $1.5 million and gains on sale of loan servicing of $3.5 million as compared to gains of $1.8 million on loan sales and $5.9 million on sales of loan servicing in 1993. During 1992, the Company had $1.5 million in gains on sales of loans and $6.9 million in gains on sales of loan servicing.

     Loan servicing fee revenues were $2.0 million, $1.8 million and $1.7 million for the years ended December 31, 1994, 1993, and 1992. The increase in loan servicing fee revenues reflects increases in the average volume of loans serviced for others. Prior to July 1992, the portfolio of loans serviced for others, which had been originated by RSL, was subserviced for the Company by an unrelated third party. The service fee revenues earned on this portfolio were recorded net of the expenses paid to the third party servicer. In July, 1992, the servicing function was transferred to the Bank and all expenses attributable to this function since that date have been shown in other expenses.

     During fiscal 1994, the portfolio of loans serviced for others increased to $632.8 million as of June 30, 1994, as compared to $593.6 million at December 31, 1993. As a result of the Company's volume of loan servicing sales during the final half of 1994, however the portfolio decreased to $530.7 million at December 31, 1994. Due to the high level of loan payoffs resulting from refinancing activities and the Company's volume of loan servicing sales, the Company also experienced a decrease in the portfolio in 1993 as compared to 1992. The Company serviced $680.0 million as of December 31, 1992.

     Other operating income represents primarily commissions on sale of annuities by Railroad Savings Service Company. These commissions decreased to $111,000 in 1994 from $356,000 in 1993 and $452,000 in 1992.

     Other Expenses. Other expenses (excluding (gain) loss on real estate operations), decreased by $343,000 or 1.9% for the year ended December 31, 1994, as compared to 1993. Such expenses increased by $833,000, or 4.9% for the year ended December 31, 1993, as compared to

10 Railroad Financial Corporation

1992. The reduction in other expenses (excluding (gain) loss on real estate operations) during 1994 is principally the result of the Company's decision to scale back its California operations in view of declining originations and to consolidate the functions of its lending subsidiaries within the Bank.

     Compensation expense decreased by $184,000 or 1.8% for the year ended December 31, 1994, as compared to 1993. The decreased compensation expense is due primarily to significantly decreased staffing levels in the Company's California mortgage banking activities, partially offset by increased personnel in the Company's midwest lending operations, as well as in the corporate support staff in Wichita, Kansas. At December 31, 1994, the Company had 44 employees in California associated with mortgage banking, compared to 139 employees at December 31, 1993. The majority of the reduction in staff occurred in the first six months of 1994. Total compensation expense in the California operations decreased by approximately $2.7 million or 43% in 1994, compared to 1993. Compensation expense in the Company's remaining operations increased during 1994 as a result of acquisitions and new offices opened in 1993 and 1994. In April 1993, Ute City Mortgage of Aspen, Colorado was acquired by the Company. In May 1993, an office was opened in Denver with the major focus directed toward construction lending. In the spring of 1994, new lending offices were opened in Branson, Missouri and Tulsa, Oklahoma, as well as full-service retail banking branches in Arkansas City and Wellington, Kansas.

     Compensation expense increased by $343,000 or 3.5% for the year ended December 31, 1993, as compared to 1992. The increased compensation expense was due primarily to significantly increased loan originations in Kansas and Colorado in 1993, as compared to 1992. Loan originations for this region totalled $268.9 million for 1993, as compared to $148.0 million for 1992. The increase in originations at the Bank during 1993 was attributable in large part to declining interest rates during 1993.

     Compensation expense for the California region decreased by $1.0 million for 1993, as compared to 1992, which was due primarily to decreased loan originations. Compensation expenses in the California region varies with originations since personnel are typically compensated on a commission basis. California loan originations totalled $687.5 million for 1993, as compared to $907.2 million for 1992.

     Under an employment agreement with a principal officer of the California region (formerly RSL), the Company is obligated to pay cash bonuses based on pre-tax net income and was obligated to accrue certain additional compensation expense under a phantom stock plan which expense is also influenced by origination volume. Under the phantom stock plan, the manager was awarded units whose value is based on the net book value per share of RSL's common stock adjusted for the value of the servicing portfolio and dividends paid, less the Bank's initial investment in RSL. The Company recorded annual compensation expense under the phantom stock plan based on calculated benefits and the periods of service and vested benefits of the participant. Such bonuses and deferred compensation have added appreciably to compensation expense during periods of high loan originations. For 1994, 1993, and 1992, compensation under the phantom stock plan was $0, $(82,000), and $391,000, respectively.

     Occupancy expense increased by 21.3% between 1994 and 1993 primarily due to increased rent expense related to the expansion of lending and retail branch offices during 1993 and 1994 and to increased depreciation expense as a result of purchases of real estate and furniture and equipment, including computer hardware and equipment. Depreciation expense was $703,000 and $503,000 in 1994 and 1993 respectively. Occupancy expense increased by 21.9% between 1993 and 1992 primarily due to increased rent expense at the Bank related to the increased lending activity in 1993 and to increased depreciation expense at both the Bank and RSL as a result of purchases of computer hardware and software.

     The Company expects the Branch Purchase to result in an increase in compensation and occupancy expenses during 1995 as well as an increase in other expenses due to the amortization of certain intangibles related to the Branch Purchase.

     During 1992, the Company established an allowance for expected losses arising from loans which were originated in California and which have been or are expected to be repurchased from secondary market investors. Such repurchases occur occasionally and are generally a result of instances where the Company's loan underwriting procedures did not detect material misrepresentations made by borrowers in connection with obtaining loans. The provision for loss on loan repurchases amounted to $139,000, $242,000 and $905,000 for the years ended December 31, 1994, 1993, and 1992, respectively, and the balance in the allowance at December 31, 1994, 1993 and 1992, amounted to $408,000, $714,000 and $767,000, respectively. The Company believes it has established adequate allowances for such losses in accordance with generally accepted accounting principles.

     Other expenses decreased by 10.5% between 1994 and 1993 primarily due to the decreased lending origination activity of the Company. Other expenses increased by 25.7% between 1993 and 1992 primarily due to the increased lending origination activity at the Bank and to a lesser extent increases in the California operations, which were not the result of increased lending volume. Increased expenses, which were lending volume related included, among others, telephone, postage and courier, and supplies.

     Real estate operations resulted in income of $1,143,000 for the year ended December 31, 1994, as compared to income of $875,000 for the same period in 1993. The improved operating results in 1994 results primarily from improved rental income, net of operating expenses, and a reduction in the overall balance in the allowance for losses on real estate owned. The reduction

                                               Railroad Financial Corporation 11
of the allowance by $200,000 was made as the result of the Company entering into a contract to sell the Company's largest non-performing asset, Belmont Towers, as discussed under "Classified Assets." The increases in income were partially offset by reduced gains on the sale of real estate owned.

     Real estate operations resulted in an income of $875,000 for the year ended December 31, 1993, as compared to an expense of $11,000 for the same period in 1992. The significantly improved operating results in 1993 results primarily from improved rental income, net of operating expenses, greater gains on the sale of real estate owned, and a reduced level of provisions for loss and write-downs on real estate owned of $50,000 in 1993, compared to $597,000 in 1992.

Financial Condition

     Asset/Liability Management. The following table sets forth the Company's assets and liabilities which mature or reprice within one year as of the dates indicated, by contractual repayment date adjusted for estimated early repayments or for adjustable-rate instruments by repricing date. The balance of interest-earning assets shown on these tables is based on amortized cost, whether or not such assets are carried at fair value in the Company's financial statements.

     A key component of asset/liability management is the management of interest-rate sensitivity, which encompasses the repricing and maturity of interest-earning assets and interest-bearing liabilities. The Company's one-year interest rate sensitivity gap, (the difference between interest-earning assets and interest-bearing liabilities repricing in one year or less), as a percentage of total assets was negative 15.4% at December 31, 1994, compared to positive 0.9% and a negative 4.3% at December 31, 1993 and 1992, respectively. An increase in the interest-rate sensitivity negative gap position increases the extent to which the Company's operations are affected by changes in interest rates. In a period of generally rising interest rates, a negative one-year gap position may result in a decrease in net interest income as liability costs adjust upward more quickly or more frequently than does the yield on existing assets.

     The following table presents the approximate distribution of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1994, by contractual repayment date adjusted for estimated early repayments or for adjustable-rate instruments by repricing date.

                                                       December 31,
- --------------------------------------------------------------------------------
                                            1994          1993            1992
- --------------------------------------------------------------------------------
                                                    (Dollars in thousands)
- --------------------------------------------------------------------------------
Loans held for sale                       $ 47,909      $113,358       $ 73,602
Loans and mortgage-backed
  securities                               269,326       177,654        161,262
Investment securities
  and other                                 15,979         6,388          3,266
- --------------------------------------------------------------------------------
TOTAL ASSETS                              $333,214      $297,400       $238,130
================================================================================
Certificate accounts                      $192,828      $165,835       $207,207
Demand accounts                              5,017         6,677          5,567
Money Market savings accounts               21,877        25,665         25,968
Passbook, statement
  and notice accounts                        1,185         1,199          1,191
FHLB advances                              198,822        93,940         15,000
- --------------------------------------------------------------------------------
TOTAL LIABILITIES                         $419,729      $293,316       $254,933
================================================================================
One-year interest
Rate sensitivity gap (1)                  $(86,515)     $  4,084       $(16,803)
One-year interest Rate sensitivity
  gap as a percent of total assets         (15.41)%         0.89%        (4.30)%
================================================================================

/(1)/ Defined as the aggregate amount of the Bank's interest-earning assets which mature or reprice within one year minus the aggregate amount of its interest-bearing liabilities which mature or reprice within one year.
- --------------------------------------------------------------------------------

12 Railroad Financial Corporation

                                                                 Over         Over       Over        Over
                                                   3 months    3 months     6 months    1 year      3 years       Over
                                                    or less   to 6 months   to 1 year  to 3 years  to 5 years    5 years     Total
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
 Mortgage loans held for sale                     $  47,909    $      --    $     --    $     --    $     --    $     --   $ 47,909
 Fixed-rate residential (including mortgage-
    backed securities), commercial real estate
    and construction loans                           21,938       15,528      12,103      27,929      22,905      52,648    153,051

 Adjustable-rate residential, commercial
    real estate and construction loans               84,230       53,138      81,499      72,485      25,078          --    316,430
 Consumer loans                                         239          218         433       1,681       1,612       1,556      5,739
 Investment securities and other                     13,975        2,004          --         325       3,809          --     20,113
- ------------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets                 168,291       70,888      94,035     102,420      53,404      54,204    543,242
- ------------------------------------------------------------------------------------------------------------------------------------
 Certificate accounts                                74,454       51,849      66,525      57,957      18,227       5,515    274,527
 Demand accounts                                      1,436        1,307       2,274       5,249       1,667       4,082     16,015
 Money market savings accounts                       21,877           --          --          --          --          --     21,877
 Passbook, statement and notice accounts                316          302         567       1,841       1,242       3,267      7,535
 FHLB advances                                      198,822           --          --       1,500       1,500          --    201,822
 Senior Notes Payable                                    --           --          --          --       6,900          --      6,900
- ------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities              296,905       53,458      69,366      66,547      29,536      12,864    528,676
- ------------------------------------------------------------------------------------------------------------------------------------
 Interest-earning assets less interest-bearing
    liabilities ("interest rate
    sensitivity gap")                             $(128,614)   $  17,430    $ 24,669    $ 35,873    $ 23,868    $ 41,340   $ 14,566
====================================================================================================================================
 Cumulative interest rate sensitivity gap         $(128,614)   $(111,184)   $(86,515)   $(50,642)   $(26,774)   $ 14,566   $ 14,566
 Cumulative interest rate sensitivity gap as
    a percentage of total assets                     (22.91)%     (19.80)%    (15.41)%     (9.02)%     (4.77)%      2.59%      2.59%
- ------------------------------------------------------------------------------------------------------------------------------------

     The balance of interest-earning assets shown on these tables is based on amortized cost, whether or not such assets are carried at fair value in the Company's financial statements. The balances shown on these tables are based on an analysis made by the management of the Company. Before differences between assets and liabilities are computed for each period, the contractual terms of several asset categories, as well as of statement savings and demand accounts, were adjusted. Although this was done to approximate more closely the effective maturities of these balances, there is no assurance that such adjusted maturities will approximate the actual maturities that the Company may experience. The contractual terms are adjusted for anticipated prepayments of mortgages, the scheduled amortization of mortgages and other loans, and the anticipated remaining life of statement savings and demand accounts. All other assets and liabilities are assumed to remain outstanding to maturity. The assumptions used by management included prepayment rates of 5.4% to 14.9% per annum for the adjustable-rate mortgage loans in each of the periods presented. A 4.9% to 13.2% prepayment assumption was used for the fixed-rate mortgage loans. Decay rates of approximately 14% to 17% per annum were applied to statement savings deposits and decay rates of 17% to 37% per annum were applied to demand accounts. These assumptions are materially consistent with the actual experience of the Company.

     Loan Portfolio. The Company's loan portfolio held for investment has increased by 64.9% as of December 31, 1994, as compared to a year earlier after increasing by 16.2% in the prior year and declining in each of the four years ended December 31, 1992. Prior to 1993, the decrease in the size of the loan portfolio was primarily a function of the Company's objectives of reducing its asset size to comply with increased capital requirements, of securitizing some portfolio loans to reduce total risk-weighted assets and of accommodating a large increase in mortgage-banking activities and the resulting increase in the balance of loans held for sale.

     The increase in the loan portfolio held for investment has been achieved primarily by retaining loans originated by the Company in Kansas and Colorado for the purpose of increasing the balances of interest-earning assets and offsetting the decrease in loans held for sale and participation loans held for sale. Loans and participation loans held for sale have decreased from $113.4 million at December 31, 1993, to $47.2 million at December 31, 1994. The loans retained for the portfolio have been primarily adjustable rate mortgage loans. The increase is also due to increases in construction loan balances. Outstanding construction loan balances have increased to $72.4 million at December 31, 1994, compared to $22.2 million and $8.6 million, respectively at December 31, 1993 and 1992.

    The majority of the Company's portfolio loans continue to be secured by residential real estate. Commercial real estate loans (exclusive of commercial construction) totaled $27.8 million or 5.4% of the Company's loan portfolio at December 31, 1994. During 1993 and continuing in 1994, the Company has pursued limited originations of commercial real estate loans. During this period, the Company has increased activity in construction lending on residential real estate. The Company offers construction loans to individuals and building contractors, primarily for the construction of one - to four-family dwellings. Although construction loans are generally only made if the borrowers have obtained permanent financing for the completed dwelling, the Company has financed the construction of non pre-sold homes for qualified builders.

     At December 31, 1994, the Company had no loan participations held for sale. The loan participations held for sale at December 31, 1993, consisted of purchased 49% participation interests in one to four single family

                                               Railroad Financial Corporation 13
mortgages. The participation interests were purchased from an unrelated mortgage banking company (the Seller). The Seller retained a 51% subordinated interest in the loans until the loans are ultimately sold to a third-party investor. During the period that the Seller retained the 51% subordinated interest, any losses incurred on the loans would be first allocated to the Seller up to 51% of the loan balance, and then to the Company.

     The following table sets forth the composition of the Company's loan portfolio (excluding loans and participations held for sale) by type of loan as of the dates indicated:

                                                                          December 31,
- -----------------------------------------------------------------------------------------------------------------
                                            1994            1993            1992            1991           1990
- -----------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Residential real estate loans:
  Mortgage                                $333,286        $220,467        $196,596        $206,051       $238,316
  Construction                             145,068          50,507          20,359           8,828          3,672
Commercial real estate loans:
  Mortgage                                  27,767          18,627          16,625          16,466         20,598
  Construction                               3,573             871              --              --             --
Consumer loans                               5,739           5,721           7,790           7,544          4,950
- -----------------------------------------------------------------------------------------------------------------
  Total                                    515,433         296,193         241,370         238,889        267,536
Less:
  Loans in process                          76,261          29,163          11,711           4,849          1,326
  Unearned discounts and fees                1,394             775             398             457            758
  Allowance for loan losses                  2,002           1,925           1,802           1,740          1,463
- -----------------------------------------------------------------------------------------------------------------
  Total                                   $435,776        $264,330        $227,459        $231,843       $263,989
=================================================================================================================

     Non-performing Assets. Loans held in portfolio are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of such interest is not reasonably assured. Residential mortgage loans are placed on non-accrual status when either principal or interest is 90 days or more past due. Consumer loans generally are charged off when the loan becomes 120 days delinquent. Commercial real estate loans are placed on non-accrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At December 31, 1994, approximately $5.8 million or 1.1% of the loans in the Company's portfolio were 30 to 59 days delinquent, and $805,000 or .16% of such loans were from 60 to 89 days delinquent. Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its estimated fair value. Any write-down of the property at the time of acquisition is charged to the allowance for loan losses.

     The following table sets forth information with respect to the Company's non-performing assets for the periods indicated:

                                                                                           December 31,
- -------------------------------------------------------------------------------------------------------------------------------
                                                                  1994          1993          1992          1991          1990
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Loans accounted for on a non-accrual basis (1):
  Residential real estate                                      $  2,017      $  1,954      $    898      $  1,869      $  2,444
  Commercial real estate                                             --           385            --            --            --
  Consumer                                                          194           217           202            30             9
- -------------------------------------------------------------------------------------------------------------------------------
    Total                                                         2,211         2,556         1,100         1,899         2,453

Restructured commercial loan                                        941         1,010         1,024         1,039         1,039
- -------------------------------------------------------------------------------------------------------------------------------
    Total non-performing loans                                    3,152         3,566         2,124         2,938         3,492
Other non-performing assets (2):
  Commercial real estate                                          7,513         7,061         7,087         7,236         2,762
  Residential real estate                                           352         1,302         1,350         1,892         2,341
- -------------------------------------------------------------------------------------------------------------------------------
  Total other non-performing assets                               7,865         8,363         8,437         9,128         5,103
- -------------------------------------------------------------------------------------------------------------------------------
  Total non-performing assets                                  $ 11,017      $ 11,929      $ 10,561      $ 12,066      $  8,595
===============================================================================================================================
Non-performing loans as a percentage of loans receivable           0.72%         1.35%         0.93%         1.27%         1.32%
===============================================================================================================================
Non-performing assets as a percentage of total assets              1.96%         2.59%         2.70%         3.06%         2.26%
===============================================================================================================================

/(1)/At the dates indicated, the Company had no accruing loans which were more than 90 days past due.

/(2)/Other non-performing assets represents property acquired by the Company through foreclosure or repossession. This property is carried at the lower of its fair market value or the principal balance of the related loan at the date of acquisition, whichever is lower.

14 Railroad Financial Corporation

     Substantially all of the $2.0 million in residential mortgage loans accounted for on a non-accrual basis at December 31, 1994, were secured by single-family residences and included 11 loans originated by the Bank with average carrying values of $131,000 per loan, and 6 loans purchased in the secondary market with average carrying values of $97,000 per loan.

     Other non-performing assets of $7.9 million at December 31, 1994, included $400,000 of real estate owned or in judgment as a result of foreclosures on 7 single-family mortgage loans. The $7.5 million balance of non-performing commercial real estate assets shown in the above table consists of the Belmont Towers property (which is under contract for sale) discussed below under "Classified Assets."

     For the years ended December 31, 1994, 1993, and 1992, gross interest income of approximately $246,000, $312,000, and $197,000 respectively, would have been recorded on loans accounted for as restructured troubled loans and on a non-accrual basis if the loans had been current in accordance with their original terms and had been outstanding throughout the period. Interest income on such loans included in net income during the periods amounted to $212,000, $166,000, and $128,000, respectively.

     Classified Assets. Under current classification of assets regulations, savings institutions must classify problem assets in one of three categories for regulatory reporting purposes: "substandard," "doubtful" or "loss." For assets so classified, the institution is required to establish prudent general loan loss reserves in accordance with generally accepted accounting principles. The portion of assets classified "loss" must be either completely written off or supported by a 100% specific reserve. In addition, federal regulations establish a fourth classification designated "special mention," for assets not currently requiring establishment of additional loss reserves but having potential weaknesses or risk characteristics that could result in future problems. An institution is required to develop an in-house program to classify its assets, including investments in subsidiaries, on a regular basis and set aside appropriate loss reserves on the basis of such classification. Each institution also is required to specify, in the regular quarterly report it files with regulatory authorities, the aggregate amounts of its assets included in each of the three main classification categories and the amounts of its aggregate general and specific reserves. The OTS has the authority to direct an institution, where appropriate, to increase its general loan loss reserves or maintain additional capital for assets classified as "substandard" or "doubtful." At December 31, 1994, the Bank had classified $10.9 million of assets as substandard, and had no assets classified as either doubtful or loss.

     The following is a discussion of each asset of the Company with a book value in excess of $500,000 classified as "substandard" as of December 31, 1994.

     Belmont Towers. Belmont Towers Apartments was a 240-unit apartment complex located in Dallas, Texas that the Bank originally obtained title to in February 1988. The property was sold in December 1988 with the Bank retaining the loan at a book value of approximately $6.1 million. In March 1991, the borrowers filed for bankruptcy protection and the Bank reacquired the property through foreclosure in October 1991. In August 1993, the Company completed construction converting 60 units of the complex into an assisted care facility with a capacity of approximately 100 residents. As of December 31, 1994, this property had a book value of $7.5 million.

     In January, 1995, the Bank entered into a contract to sell the property. The sales price is approximately $10.0 million, which would allow the
Company to record a pretax gain in excess of $1.0 million after deducting certain expenses and commitments. The sale is set to close prior to March 31, 1995, and is subject to certain contingencies. Management believes that the contingencies will be met.

     Houston Office Building. This classified asset is a commercial real estate loan in which the Bank purchased a 40% participation in 1976. The loan is secured by real estate which is portions of an office building located in Houston, Texas. During 1994, the Bank purchased an additional 10% participation in the loan as part of the refinance of the loan with the borrowers. The additional 10% participation was purchased by the Bank to enable the Bank to begin the servicing on the loan. As of December 31, 1994, this loan had an unpaid principal balance of $941,000 and was current.

     Allowances for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by the Company to absorb potential losses in the loan portfolio based on a review of factors including individual loans, historical loss experience, general economic conditions - particularly as they relate to the real estate market - and other factors related to the collectibility of the Bank's loan portfolio.

     Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value. Any write-down of the property at the time it is recorded as real estate owned is recorded as real estate owned is charged to the allowance for loan losses.

     The Company has charged off $298,000, $168,000 and $388,000 in 1994,
1993 and 1992, respectively. The Company anticipates that charge-offs of residential real estate loans will not exceed $500,000 during 1995 and that charge-offs of commercial real estate loans will not exceed $100,000 during 1995. The actual charge-offs during 1995 may differ from the Company's estimates due to changing economic conditions and other factors of which the Company is not currently aware, and therefore a portion of the allowance for loan losses remains unallocated.

     The following table summarizes the Company's allowance for loan losses for the periods stated.

                                               Railroad Financial Corporation 15

                                                                                 Years Ended December 31,
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          1994             1993            1992            1991         1990
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in thousands)
Balance at beginning of period                           $1,925            $1,802          $1,740          $1,463       $1,495
Charge-offs:
    Real estate - mortgage                                 (298)             (166)           (378)           (306)        (932)
    Consumer                                                 --                (2)           ( 10)            (17)          --
- ------------------------------------------------------------------------------------------------------------------------------------
    Total charge-offs                                      (298)             (168)           (388)           (323)        (932)
- ------------------------------------------------------------------------------------------------------------------------------------
Recoveries:
    Real estate - mortgage                                   --                --              --              --          100
    Consumer                                                 --                --              --              --           --
- ------------------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                         --                --              --              --          100
- ------------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                            (298)             (168)           (388)           (323)        (832)
Transfers                                                    --                76              --              --           --
Provisions for losses on loans                              375               215             450             600          800
- ------------------------------------------------------------------------------------------------------------------------------------
    Balance at end of period                             $2,002            $1,925          $1,802          $1,740       $1,463
====================================================================================================================================
Ratio of net charge-offs during the period to
    average loans outstanding during the period            0.07%             0.06%           0.13%           0.11%        0.26%
====================================================================================================================================

    The following table allocates the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of further losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                                            December 31,
- ------------------------------------------------------------------------------------------------------------------------------------
                                       1994              1993              1992              1991              1990
- ------------------------------------------------------------------------------------------------------------------------------------
                                         Percentage        Percentage        Percentage        Percentage        Percentage
                                          of Loans          of Loans          of Loans          of Loans          of Loans
                                           in Each           in Each           in Each           in Each           in Each
                                          Category          Category          Category          Category          Category
                                           to Total          to Total          to Total          to Total          to Total
                                   $        Loans      $      Loans      $      Loans      $      Loans      $      Loans
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)
Loans:
  Residential real estate          $    -   92.8%      $    -   91.5%    $    -   89.9%    $    -   89.9%    $    -   90.4%
  Commercial real estate               23    6.1           23    6.6         23    6.9         23    6.9         23    7.7
  Consumer                              -    1.1            -    1.9          -    3.2          -    3.2         17    1.9
  Unallocated                       1,979     -         1,902     -       1,779     -       1,717     -       1,423     -
- ------------------------------------------------------------------------------------------------------------------------------------
Total allowance or loan losses     $2,002  100.0%      $1,925  100.0%    $1,802  100.0%    $1,740  100.0%    $1,463  100.0%
====================================================================================================================================

     Real Estate Operations. Railroad Financial's results of operations are also affected by the operation and disposition of real estate acquired by foreclosure or deed in lieu of foreclosure. The Company records real estate owned at the lower of cost or estimated fair value at the date of acquisition. The computation of estimated fair value considers estimated selling costs and, when applicable, material estimated holding costs. Subsequent to the date of acquisition, real estate owned is periodically evaluated to ascertain that it is appropriately recorded at the lower of cost or fair value less selling cost in 1994, 1993 and 1992 and prior to that at the lower of cost or net realizable value. Historically, additional write-downs were recorded as a direct reduction of the real estate owned balance as opposed to setting up an allowance for loss. During 1991, however, the Company established an allowance for loss on real estate owned to which losses on the devaluation of such properties could be charged in future periods. The balance of the allowance for loss on real estate owned was $93,000 at December 31, 1994. Losses on real estate owned may be recognized either as a result of a sale at less than the carrying value or as a result of a reappraisal or other subsequent re-evaluation reflecting a lower value than the amount previously recorded. Gain is recognized in the event the property is sold for more than the book carrying value.

     The following table summarizes the results of the Company's real estate operations for the periods stated.

                                            Years Ended December 31,
- --------------------------------------------------------------------------------
                                      1994      1993    1992     1991    1990
- --------------------------------------------------------------------------------
                                               (Dollars in thousands)

Provision (reduction in allowance)
    and write-down of
    property held in real estate
    owned inventory                $  (200)    $  50    $597     $506    $257
Gain on sale of real estate
    owned, net                        (119)     (450)   (226)    (560)   (554)
Other (income) expense,
    net of rental income              (824)     (475)   (360)     139     652
- --------------------------------------------------------------------------------
Loss (gain)                        $(1,143)    $(875)   $ 11     $ 85    $355
================================================================================

     During 1993, the Company reduced its provision and write-down of property held in real estate owned inventory as the result of stabilization in the portfolio and general improvement in the conditions in the real estate markets. For the year ended December 31, 1994, the Company reduced the allowance by $200,000 as the result of the Company entering into a contract for the sale of Belmont Towers.

     Total proceeds on sales of real estate owned were $2.3 million, $3.6 million, and $2.9 million, during fiscal

16 Railroad Financial Corporation
years 1994, 1993, and 1992, respectively, resulting in net gains of $119,000, $450,000, and $226,000, during fiscal years 1994, 1993, and 1992, respectively. The net gain or loss on sale of real estate owned is affected by previous charge-offs to loan balances which are recorded at the time the loan is taken into the Company's real estate owned portfolio.

     During 1993, the Company sold its 51% interest in a hotel located in Dallas, Texas, and received repayment in full for previous renovation advances. The Company recorded a gain on sale of the property of $343,000. At the date of sale, the property had a carrying value of $1.2 million and had been classified as real estate owned. During 1993 and 1992, the Company recorded income from operations of the hotel of $105,000 and $178,000, respectively.

     The increase in other income from real estate operations during 1994 and 1993 is the result of net operating profits achieved in the operations of Belmont Towers apartments - See "Classified Assets." During 1994, 1993 and 1992, the Company recorded net operating profits of $893,000, $499,000 and $314,000, respectively from the operations of Belmont Towers.

     Capital Resources. Under OTS capital standards, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated composite 1 under the OTS examination rating system).

     The table below presents the Bank's capital position relative to its various regulatory capital requirements at December 31, 1994 and 1993:

                                                                     1994                               1993
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                             Percent of                        Percent of
                                                            Amount           Assets (1)         Amount         Assets (1)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Tangible capital                                            $ 31,155         5.56%              $ 29,693       6.47%
Tangible capital requirement                                   8,410         1.50                  6,887       1.50
- ------------------------------------------------------------------------------------------------------------------------------------
    Excess                                                  $ 22,745         4.06%              $ 22,806       4.97%
====================================================================================================================================
Tier 1/core capital                                         $ 31,155         5.56%              $ 29,693       6.47%
Tier 1/core requirement                                       22,427         4.00                 18,365       4.00
- ------------------------------------------------------------------------------------------------------------------------------------
    Excess                                                  $  8,728         1.56%              $ 11,328       2.47%
====================================================================================================================================
Tier 1 risk-based capital                                   $ 31,155        11.05%              $ 29,693      12.68%
Tier 1 risk-based capital requirement                         11,280         4.00                  9,367       4.00
- ------------------------------------------------------------------------------------------------------------------------------------
    Excess                                                  $ 19,875         7.05%              $ 20,326       8.68%
====================================================================================================================================
Total capital (i.e., core and supplementary capital         $ 33,134        11.75%              $ 31,596      13.49%
Risk-based capital requirement                                22,560         8.00                 18,733       8.00
- ------------------------------------------------------------------------------------------------------------------------------------
    Excess                                                  $ 10,574         3.75%              $ 12,863       5.49%
====================================================================================================================================

/(1)/Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirements.
================================================================================

     The OTS has recently adopted an amendment to its risk-based capital requirements that requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets. Based on its September 30, 1994 level of interest rate risk and capital position, the Company believes that it will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, $4.1 million at June 30, 1995.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 and related regulations established five capital categories which are based on an institution's capital ratio. The capital categories in declining order are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized" and "critically undercapitalized". To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including among other things, the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

     Under the FDIC's risk-based deposit insurance assessment system which became effective on January 1, 1993, the assessment rate for an insured depository institution will depend on the assessment risk classification assigned to the institution by the FDIC based on the institution's capital level and supervisory

                                               Railroad Financial Corporation 17
evaluations. Institutions will be assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized. Within each capital group, institutions will be assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. The assessment rate will range from 0.23% of deposits for well capitalized institutions in highest supervisory subgroup, to 0.31% of deposits for undercapitalized institutions in the lowest supervisory subgroup. At December 31, 1994, the Bank is in the "well-capitalized" category.

     The FDIC has recently proposed an amendment to the Bank Insurance Fund ("BIF") risk-based assessment schedule which, if adopted as proposed, could lower the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to 0.04% of insured deposits. At the same time, the FDIC has indicated it anticipates that the assessment rate for SAIF-insured institutions in even the lowest risk-based premium category will not fall below the current 0.23% of insured deposits before the year 2002. If adopted, the FDIC proposal could become effective as early as June 1995. The FDIC proposal, if adopted, would result in a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings associations, such as the Bank, at a significant competitive disadvantage to BIF-insured institutions.

     Liquidity. As a holding company, the Company conducts its business through its subsidiary, the Bank. The principal sources of funds for the Company are cash dividends paid by its subsidiary and borrowings. The Bank is limited as to the amount of dividends it can pay to the Company by the OTS Capital Distribution Regulations. The Bank's ability to pay dividends is restricted by regulatory authority. Under OTS regulations, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form.

     Federal regulations impose limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount equal to the greater of (i) 75% of net income for the previous four quarters or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year ($4.4 million at December 31, 1994). If the Bank fails to meet current minimum capital requirements or is notified that it is in need of more than normal supervision, it will be further limited and may be prohibited from making any capital distributions without the prior approval of the OTS.

     Under regulations which took effect on December 19, 1992, the Bank is also prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or
(iii) a leverage ratio of less than 4.0%.

     In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. The Bank intends to make full use of this favorable tax treatment afforded to the Bank and does not contemplate use of any earnings of the Bank in a manner which would limit the Bank's bad debt deduction or create federal tax liabilities.

     The Bank's primary source of funds are increases in its deposits, loan repayments and loan prepayments, advances from FHLB of Topeka and cash received on maturity of its investment securities.

     The Bank has continuously met or exceeded prescribed regulatory liquidity requirements which have been established by federal regulations. The liquidity requirements are expressed in terms of a ratio of cash and eligible investments to net withdrawable deposits and borrowings due in one year or less. OTS regulations currently require a 5% liquid asset ratio and short-term liquid assets are required to be at least 1% of the same base. This is intended to provide a source of relatively liquid funds upon which the Bank may rely to fund deposit withdrawals or other short-term cash requirements. The average daily liquidity ratio of the Bank for the month of December 1994 was 5.2%.

     The FHLB of Topeka provides lines of credit to the Bank and other member financial institutions, subject to meeting credit and collateral pledge standards. At December 31, 1994, the Bank had $201.8 million in outstanding borrowings from the FHLB of Topeka. The Bank may continue to use FHLB of Topeka advances in the future as a source of liquidity. Such advances are secured by the Company's stock in the FHLB. In addition, the Company must maintain unencumbered eligible collateral consisting primarily of first mortgage loans and mortgage-backed securities with a collateral value of at least the amount of the borrowings.

     The Company also has a substantial portfolio of investment securities and mortgage-backed securities which, although held for investment purposes, are available to be used as collateral for other borrowings. Management determines the appropriate classification of investment securities and mortgage-backed securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold the securities until maturity or on a long-term basis, they are classified as investments and carried at amortized

18 Railroad Financial Corporation
historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

     During 1994, the Company's operating activities have provided funds of $57.4 million, primarily from the reduction in the mortgage loans held for sale balances. The cash used, $157.1 million in 1994, in the Company's investing activities was primarily to originate new mortgage loans held for portfolio. During 1994, the Company increased its level of borrowings from Federal Home Loan Bank advances by $100.9 million which resulted in financing activities providing funds of $100.4 million.

     During 1993, the Company's operating activities used funds of $40.9 million, primarily from the increase in the mortgage loans held for sale balances. The cash used, $25.2 million in 1993, in the Company's investing activities was primarily invested in new mortgage loans held for portfolio. During 1993, net deposits decreased by $19.5 million, however, the Company increased its level of borrowings from Federal Home Loan Bank advances by $85.9 million, which resulted in financing activities providing funds of $66.4 million.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial condition and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time attributable to inflation.

     Financial institutions have few non-monetary assets and liabilities and are generally not affected significantly by changes in general price levels of goods and services. However, a predominant factor affecting the operations at the Company is the level of interest rates, which may be significantly affected by the level of inflation and the monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") in attempting to control inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

New Accounting Standards

     In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). SFAS 114 applies to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value or at the lower of cost or fair value. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 amends SFAS No. 5, "Accounting for Contingencies," to clarify that a creditor should evaluate the collectibility of both contractual interest and contractual principal of a receivable when assessing the need to accrue a loss. SFAS No. 114 also amends SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," to require a creditor to account for a troubled debt restructuring involving a modification of terms with the provisions of this statement.

     On October 3, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan: Income Recognition and Disclosures", amending FASB Statement 114, "Accounting by Creditors for Impairment of a Loan." The statement eliminates the income recognition provisions in Statement 114. Creditors are permitted to use existing methods for recognizing interest income on impaired loans--methods include cost recovery, cash basis or some combination of either of the two methods described in Statement 114. Statement 118 requires that an entity disclose its policy for recognizing interest income on impaired loans, including how cash receipts are recorded, as well as other specific disclosures. SFAS No. 114 and No. 118 are effective for fiscal years beginning after December 15, 1994. The implementation of these statements is not expected to have a material effect on the Company's financial position or results of operations.

     In 1994, the FASB issued an exposure draft of a proposed amendment to SFAS No. 65. This proposed Statement would require that an entity allocate the cost of mortgage loans between the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it sells the loans and retains the related servicing rights. This proposed Statement would require that the allocated cost of the mortgage servicing rights be recognized as income at the time of sale of the related mortgage loan, by capitalizing a loan servicing asset. This loan servicing asset would in turn be amortized over the expected life of the loan. This proposed Statement, although still in an exposure draft form, is expected to be in effect for the second half of 1995. The impact to the Company is that more servicing can be retained without having to sell the mortgage servicing rights in order to recognize the value of the servicing rights.

Railroad Financial Corporation 19

- --------------------------------------------------------------------------------
INDEPENDENT AUDITORS' REPORT
- --------------------------------------------------------------------------------

The Board of Directors
Railroad Financial Corporation:

     We have audited the accompanying consolidated balance sheets of Railroad Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Railroad Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in note 1(b) to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, in 1993. As discussed in note 10 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1992.


                                                     /s/ KPMG Peat Marwick LLP

                                                     KPMG Peat Marwick LLP

Wichita, Kansas
February 10, 1995

20 Railroad Financial Corporation

- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS
- --------------------------------------------------------------------------------
  OF OPERATIONS
- --------------------------------------------------------------------------------
Years Ended December 31, 1994, 1993 and 1992

                                                                                   1994              1993                  1992
- -----------------------------------------------------------------------------------------------------------------------------------
Interest income:
    Interest on loans                                                         $ 30,513,000        24,118,000            27,016,000
    Interest on mortgage-backed securities                                       2,925,000         3,355,000             2,808,000
    Interest and dividends on investments                                          838,000           707,000             1,302,000
    Other interest income                                                          321,000           200,000               724,000
- -----------------------------------------------------------------------------------------------------------------------------------
      Total interest income                                                     34,597,000        28,380,000            31,850,000
- -----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
    Interest on deposits (note 7)                                               13,294,000        13,866,000            18,811,000
    Interest on short-term borrowings (note 9)                                   5,745,000         1,169,000               351,000
    Interest on senior notes (note 8)                                              769,000           760,000               700,000
    Interest on long-term advances and other
      borrowings (note 9)                                                          214,000           357,000               254,000
- -----------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                    20,022,000        16,152,000            20,116,000
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                             14,575,000        12,228,000            11,734,000
Provision for loan losses (note 4)                                                 375,000           215,000               450,000
- -----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                             14,200,000        12,013,000            11,284,000
- -----------------------------------------------------------------------------------------------------------------------------------
Other income:
    Fees and service charges (note 18)                                           2,967,000         2,964,000             2,381,000
    Other operating income (note 18)                                               209,000           540,000               577,000
    Gain on sale of loans and sale of loan servicing (note 18)                   2,066,000         7,754,000             8,449,000
    Gain (loss) on sale of mortgage-backed securities                             (127,000)          220,000              (292,000)
    Gain on sale of investment securities                                                -                 -                61,000
- -----------------------------------------------------------------------------------------------------------------------------------
      Total other income                                                         5,115,000        11,478,000            11,176,000
- -----------------------------------------------------------------------------------------------------------------------------------
Other expenses:
    Compensation and employee benefits                                           9,882,000        10,066,000             9,723,000
    Advertising                                                                    460,000           450,000               458,000
    Occupancy                                                                    2,297,000         1,893,000             1,553,000
    Federal insurance premiums                                                     737,000           754,000               812,000
    (Gain) loss on real estate operations (note 5)                              (1,143,000)         (875,000)               11,000
    Provision for loss on loan repurchases (note 4)                                139,000           242,000               905,000
    Other (note 18)                                                              3,846,000         4,299,000             3,420,000
- -----------------------------------------------------------------------------------------------------------------------------------
      Total other expenses                                                      16,218,000        16,829,000            16,882,000
- -----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                       3,097,000         6,662,000             5,578,000
- -----------------------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit) (note 10):
    Current                                                                        464,000         2,666,000             2,562,000
    Deferred                                                                       756,000           (22,000)             (322,000)
- -----------------------------------------------------------------------------------------------------------------------------------
      Total income tax expense                                                   1,220,000         2,644,000             2,240,000
- -----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                             1,877,000         4,018,000             3,338,000
Cumulative effect of accounting change (note 10)                                         -                 -               794,000
- -----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    $  1,877,000         4,018,000             4,132,000
===================================================================================================================================
Income per common and common equivalent share:
    Income before cumulative effect of accounting change                      $        .86              1.81                  1.53
    Cumulative effect of accounting change                                               -                 -                   .36
- -----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    $        .86              1.81                  1.89
===================================================================================================================================
Income per common share - assuming full dilution:
    Income before cumulative effect of accounting change                      $        .86              1.81                  1.53
    Cumulative effect of accounting change                                               -                 -                   .36
- -----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    $        .86              1.81                  1.89
===================================================================================================================================

See accompanying notes to consolidated financial statements.

                                               Railroad Financial Corporation 21

- --------------------------------------------------------------------------------
CONSOLIDATED
- --------------------------------------------------------------------------------
     BALANCE SHEETS
- --------------------------------------------------------------------------------

December 31, 1994 and 1993

Assets                                                                                        1994                1993
- --------------------------------------------------------------------------------------------------------------------------
Cash                                                                                    $   2,044,000           1,316,000
Interest-bearing deposits in other financial institutions                                   2,834,000           5,051,000
Investment securities held to maturity (fair value of
    $3,030,000 and $4,805,000 at December 31, 1994
    and 1993, respectively) (note 2)                                                        3,329,000           4,847,000
Investment securities available for sale (notes 2 and 9)                                   13,870,000          10,542,000
Mortgage-backed securities held to maturity
    (fair value of $7,030,000 and $12,061,000 at
    December 31, 1994 and 1993, respectively) (notes 3 and 9)                               7,396,000          12,128,000
Mortgage-backed securities available for sale (notes 3 and 9)                              30,607,000          32,840,000
Mortgage loans held for sale, including deferred
    costs net of fees of $264,000 and $379,000 in
    1994 and 1993, respectively                                                            47,154,000          93,273,000
Participation loans held for sale                                                                   -          20,085,000
Loans receivable (notes 4 and 9)                                                          435,776,000         264,330,000
Accrued interest receivable:
    Loans                                                                                   2,513,000           1,594,000
    Mortgage-backed securities                                                                314,000             365,000
    Investments                                                                                96,000             119,000
Real estate owned and in judgment (note 5)                                                  7,865,000           8,363,000
Premises and equipment (note 6)                                                             3,812,000           3,135,000
Deferred income taxes (note 10)                                                               248,000             264,000
Income tax receivable (note 10)                                                               280,000                   -
Other assets (note 8)                                                                       3,358,000           2,715,000
- --------------------------------------------------------------------------------------------------------------------------
                                                                                        $ 561,496,000         460,967,000
- --------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity                                                          1994                1993
- --------------------------------------------------------------------------------------------------------------------------
Deposits (note 7)                                                                       $ 320,297,000         320,483,000
Short-term borrowings (note 9)                                                            198,822,000          93,940,000
Long-term FHLB advances (note 9)                                                            3,000,000           7,000,000
Senior notes payable (note 8)                                                               6,900,000           6,900,000
Advance payments by borrowers for taxes and insurance                                       4,805,000           4,261,000
Income taxes payable (note 10)                                                                      -             455,000
Other liabilities (note 4)                                                                  2,499,000           2,811,000
- --------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                     536,323,000         435,850,000
- --------------------------------------------------------------------------------------------------------------------------
Stockholders' equity (notes 12, 13 and 15):
    Preferred stock, $.10 par value.  Authorized 1,000,000 shares, -0- issued                       -                   -
    Common stock, $.10 par value.  Authorized 4,000,000 shares; issued
      2,205,083 and 2,154,257 shares at December 31, 1994 and 1993, respectively              221,000             215,000
    Additional paid-in capital                                                              7,376,000           7,245,000
    Retained earnings (restricted)                                                         19,336,000          17,459,000
    Unrealized gain (loss) on securities available for sale                                  (911,000)            198,000
- --------------------------------------------------------------------------------------------------------------------------
                                                                                           26,022,000          25,117,000
    Treasury stock; 89,036 common shares at cost                                             (849,000)                  -
- --------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                            25,173,000          25,117,000

Commitments (notes 14 and 17)
- --------------------------------------------------------------------------------------------------------------------------


                                                                                        $ 561,496,000         460,967,000
=========================================================================================================================

See accompanying notes to consolidated financial statements.

22 Railroad Financial Corporation

- --------------------------------------------------------------------------------
  CONSOLIDATED STATEMENTS 0F
- --------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------

Years Ended December 31, 1994, 1993 and 1992

                                                                                           Unrealized
                                                                                           Gain (Loss)
                                                              Additional                  on Securities
                                                  Common       Paid-In        Retained      Available     Treasury
                                                   Stock       Capital        Earnings       For Sale       Stock        Total
- ---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                    $ 210,000     7,076,000      9,309,000            -            -       16,595,000
  Net income                                            -             -      4,132,000            -            -        4,132,000
  Issuance of 2,796 shares of common
    stock upon exercise of stock options                -        26,000              -            -            -           26,000
  Purchase of 18,353 shares of common
    stock into treasury                                 -             -              -            -     (122,000)        (122,000)
- ---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                      210,000     7,102,000     13,441,000            -     (122,000)      20,631,000
  Net income                                            -             -      4,018,000            -            -        4,018,000
  Purchase of 4,452 shares of common
    stock into treasury                                 -             -              -            -      (35,000)         (35,000)
  Issuance of 49,448 shares of common
    stock upon exercise of stock options            3,000       (25,000)             -            -      157,000          135,000
  Issuance of 25,430 shares of common
    stock upon acquisition of business
    (note 13)                                       2,000       168,000              -            -            -          170,000
  Unrealized gain on securities available
    for sale, net of deferred income taxes              -             -              -      198,000            -          198,000
- ---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                      215,000     7,245,000     17,459,000      198,000            -       25,117,000
  Net income                                            -             -      1,877,000            -            -        1,877,000
  Purchase of 90,330 shares of common
    stock into treasury                                 -             -              -            -     (861,000)        (861,000)
  Issuance of 52,120 shares of common
    stock upon exercise of stock options
    (1,294 shares issued from treasury stock)       6,000       131,000              -            -       12,000          149,000
  Change in unrealized gain (loss) on
    securities available for sale, net of
    deferred income taxes                               -             -              -   (1,109,000)           -       (1,109,000)
- ---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                    $ 221,000     7,376,000     19,336,000     (911,000)    (849,000)      25,173,000
=================================================================================================================================

See accompanying notes to consolidated financial statements.

                                               Railroad Financial Corporation 23

- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS
- --------------------------------------------------------------------------------
    OF CASH FLOWS
- --------------------------------------------------------------------------------

Years Ended December 31, 1994, 1993 and 1992


                                                                                      1994               1993               1992
- ------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                   $   1,877,000           4,018,000          4,132,000
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Provision for loan losses                                                      375,000             215,000            450,000
      Provision for loss (reduction of allowance) and write-downs
        on real estate owned and in judgment                                        (200,000)             50,000            597,000
      Provision for loss on loan repurchases                                         139,000             242,000            905,000
      Depreciation                                                                   703,000             503,000            405,000
      Amortization of premiums and discounts on investment
        securities, mortgage-backed securities and loans                             780,000             486,000            165,000
      Net loan fees deferred                                                         619,000             377,000            (59,000)
      Gain on sale of investment securities                                                -                   -            (61,000)
      Loss (gain) on sale of mortgage-backed securities                              127,000            (220,000)           292,000
      Gain on sale of loans and sale of loan servicing                            (2,066,000)         (7,754,000)        (8,449,000)
      Gain on sale of real estate owned                                             (119,000)           (450,000)          (226,000)
      Originations of loans held for sale, net of repayments                    (349,314,000)       (832,558,000)      (998,962,000)
      Proceeds from sale of loans held for sale                                  386,198,000         784,419,000      1,074,686,000
      Purchase of participation loans held for sale                                        -        (474,328,000)       (98,654,000)
      Proceeds on sale of participation loans held for sale                       20,085,000         483,865,000         69,032,000
      Decrease (increase) in interest receivable                                    (845,000)            435,000            (10,000)
      Increase (decrease) in interest payable on deposits                             88,000             (30,000)          (229,000)
      (Decrease) increase in income taxes payable                                   (455,000)            204,000         (1,315,000)
      Increase in income taxes receivable                                           (280,000)                  -                  -
      Deferred income taxes                                                          756,000             (22,000)        (1,116,000)
      Federal Home Loan Bank stock dividend                                                -                   -           (144,000)
      Net decrease (increase) in other assets                                       (643,000)            934,000            306,000
      Net decrease in other liabilities                                             (451,000)         (1,244,000)          (808,000)
- ------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) operating activities                       57,374,000         (40,858,000)        40,937,000
- ------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from maturities of investment securities                               2,512,000           2,000,000                  -
   Proceeds from sale of FHLB stock                                                1,525,000                   -             81,000
   Purchase of FHLB stock                                                         (6,484,000)         (1,592,000)                 -
   Purchase of investment securities                                              (1,000,000)         (4,013,000)        (1,747,000)
   Purchase of investment securities available for sale                                    -          (1,551,000)       (80,234,000)
   Proceeds from sale and maturity of investment securities
      available for sale                                                           1,500,000             460,000         78,825,000
   Purchase of mortgage-backed securities available for sale                               -                   -        (41,090,000)
   Principal collected on mortgage-backed securities available for sale            7,553,000           9,834,000          1,680,000
   Proceeds from sale of mortgage-backed securities available for sale                     -           8,149,000         18,826,000
   Principal collections on (origination of) loans, net                         (167,665,000)        (34,164,000)        30,642,000
   Proceeds from sale of loan servicing                                            3,536,000           5,981,000          6,923,000
   Principal collected on mortgage-backed securities                               4,558,000           7,492,000          3,795,000
   Purchase of mortgage-backed securities                                                  -          (9,589,000)       (27,523,000)
   Purchase of loans                                                              (5,919,000)         (5,065,000)       (28,860,000)
   Net additions to premises and equipment                                        (1,380,000)           (744,000)          (732,000)
   Proceeds from sale of real estate owned                                         2,095,000           3,552,000          2,530,000
   Improvements and other additions to real estate owned                            (134,000)         (1,312,000)                 -
   Acquisition of business, net of cash acquired                                           -            (400,000)                 -
   Net (increase) decrease in interest-bearing deposits in other
     financial institutions                                                        2,217,000          (4,251,000)         2,006,000
- ------------------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                     (157,086,000)        (25,213,000)       (34,878,000)
- ------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net decrease in deposits                                                         (274,000)        (19,466,000)       (20,154,000)
   Repayment of other borrowings                                                           -                   -           (797,000)
   Net increase in short-term borrowings                                         104,882,000          81,940,000          2,000,000
   Net increase (decrease) in advance payments by
     borrowers for taxes and insurance                                               544,000            (154,000)         3,136,000
   Proceeds from issuance of senior notes                                                  -                   -          6,900,000
   Increase (decrease) in long-term FHLB advances                                 (4,000,000)          4,000,000          3,000,000
   Proceeds from issuance of common stock                                            149,000             135,000             26,000
   Purchase of treasury stock                                                       (861,000)            (35,000)          (122,000)
- ------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities                         100,440,000          66,420,000         (6,011,000)
- ------------------------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                                 728,000             349,000             48,000
Cash at beginning of year                                                          1,316,000             967,000            919,000
- ------------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                            $   2,044,000           1,316,000            967,000
====================================================================================================================================

See accompanying notes to consolidated financial statements.

24 Railroad Financial Corporation

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED
- --------------------------------------------------------------------------------
    FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies

     (a) Principles of Consolidation. The consolidated financial statements include the accounts of Railroad Financial Corporation (the Company), Railroad Savings Bank, F.S.B. (the Savings Bank) (a wholly owned subsidiary) and Railroad Savings Service Company (a wholly owned subsidiary of the Savings Bank). Until August 31, 1994, RSL Mortgage Corp. (RSL) and Ute City Mortgage Company (Ute City) (wholly owned subsidiaries of the Savings Bank) were also included in the consolidated financial statements. Effective August 31, 1994, RSL and Ute City were merged into the Savings Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

     (b) Investment Securities and Mortgage-Backed Securities. The Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115) as of December 31, 1993. The adoption of Statement 115 resulted in an increase to stockholders' equity of $198,000, net of applicable deferred income taxes of $133,000. Statement 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows: (i) debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost;
(ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

     Prior to adoption of Statement 115, investment securities for which management had the intent and ability to hold to maturity were accounted for at amortized historical cost and investment securities available for sale were accounted for at the lower of cost or market.

     Premiums and discounts on investment and mortgage-backed securities are amortized to income over the term of the security using a method that approximates the interest method.

     The specific identification method is used to compute realized gains and losses on sales of securities.

     (c) Mortgage Loans Held for Sale. Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on a loan-by-loan basis.

     (d) Participation Loans Held for Sale. Participation loans held for sale consist of purchased 49% participation interests in one to four single family mortgages. The participation interests were purchased from an unrelated mortgage banking company (the Seller). The Seller retains a 51% subordinated interest in the loans until the loans are ultimately sold to a third-party investor. During the period that the Seller retains the 51% subordinated interest, any losses incurred on the loans would be first allocated to the Seller up to 51% of the loan balance, and then to the Company. The participation loans are stated at cost which approximates market value.

     (e) Loan Origination and Commitment Fees. The Company follows Statement of Financial Accounting Standards No. 91 (Statement 91) whereby loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the loans' yield using the interest method on a loan-by-loan basis. The net deferred fees or costs relating to loans held for sale are recognized as a component of the gain (loss) on sale of loans when the loans are sold.

     Fees received in connection with loan commitments are deferred in other liabilities until the loan is advanced and are then recognized over the term of the loan as an adjustment of the yield. Fees on commitments that expire unused are recognized in fees and service charges at expiration.

     (f) Real Estate Owned. Real estate owned includes real estate acquired by foreclosure or by deed in lieu of foreclosure and properties classified as in substance foreclosures. Real estate owned is recorded at the lower of cost or estimated fair value at the date the property is classified as real estate owned. Provisions for loss are recorded if, subsequent to the date of acquisition, the estimated fair value less selling costs of the property is less than its recorded value. Costs related to the development and improvement of property are capitalized whereas costs relating to holding the property are charged to operations as incurred.

     (g) Depreciation. Depreciation on premises and equipment is provided using the straight-line method over the estimated useful lives of the related assets.

     (h) Income Taxes. The Company and its subsidiaries file a consolidated Federal income tax return on an accrual basis. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (Statement 109) and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1992 consolidated statement of operations.

     Under Statement 109, deferred tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred

                                               Railroad Financial Corporation 25
tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i) Deferred Premium on Sales of Loans and Loan Servicing Fees. The Company sells certain loans with servicing retained. At the time of the sale, an evaluation is made of the contractual servicing fee which is represented by the differential between the contractual interest rate of the loan and the interest rate payable to the investor. The present value of the amount by which the contractual servicing fee exceeds or is less than a normal servicing fee, after evaluation of estimated prepayments on such loans, is considered to be an adjustment of the sales proceeds which in turn increases or reduces the gain or loss recognized at the time of sale. The resultant amount of deferred premiums is recorded in the consolidated balance sheet as other assets and is amortized using the interest method over the estimated remaining lives of such loans. The contractual servicing fee is recognized as income over the lives of the related loans, net of the estimated normal amortization of the deferred premium on sales of loans which was the projected amortization inherent in the original present value calculation. Loan servicing costs are charged to expense as incurred. When actual loan repayment experience exceeds original estimates, supplemental amortization is charged to operations so that the original rate of return will be provided over the estimated lives of the remaining loans as revised.

     (j) Allowance for Delinquent Interest. The Company provides an allowance for accrued interest receivable when the collection of such interest is not reasonably assured (generally once the loan is 90 days past due). For loans placed on non-accrual status, previously accrued interest income is reversed. The allowance for delinquent interest is netted against accrued interest receivable for financial statement purposes.

     (k) Provision for Loan Losses. Provisions for estimated losses are charged to operations to maintain an allowance for losses which is available to absorb future loan losses. The allowance is charged and loans are reduced by a corresponding amount at the time the Company determines that a portion of a loan will be uncollectible. Losses arising from writing down property acquired from foreclosures or in substance foreclosures to estimated fair value are also charged to the allowance for losses.

     The allowance for losses is comprised of an allowance for losses for certain specific loans for which the Company's management has determined that collectibility in full is uncertain and a general allowance for potential losses on the remainder of the loan portfolio. Management considers the estimated value of the underlying collateral in determining the amount of specific reserve required for loans for which a specific reserve has been established. Management considers, among other things, the Company's historical loss experience, delinquency levels and its assessment of the risk in the loan portfolio based upon its internal loan review procedures in determining the amount of general allowance required.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. The Savings Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. As an integral part of those examinations, the various regulatory agencies periodically review the Savings Bank's allowance for losses on loans. Such agencies may require the Savings Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.

     Management believes that the allowance for losses on loans is adequate.

     (l) Gain on Sale of Loans. Gains or losses on sales of mortgage loans are recognized at the time of settlement.

     (m) Gain on Sale of Loan Servicing Rights. Gains or losses from sales of loan servicing rights are recognized when the Company has received an adequate down payment, usually 20% or more, and title and all risks and rewards have irrevocably passed to the buyer.

     (n) Income Per Share. Income per share has been computed by dividing net income for the year by the average number of shares of common stock and common stock equivalents outstanding during the year, as adjusted retroactively for the effect of subsequent stock splits and dividends (see note 13). Any dilutive effect of stock options has been considered in the computation of common stock equivalents using the treasury stock method. The average number of shares of common stock and common stock equivalents used in computing income per common share and common equivalent share was 2,192,000; 2,215,000 and 2,190,000 for 1994, 1993 and 1992, respectively. The average number of shares of common stock and common stock equivalents used in computing income per share assuming full dilution were 2,193,000; 2,218,000 and 2,192,000, respectively.

     (o) Statements of Cash Flows. For purposes of the statements of cash flows, cash includes cash on hand and noninterest-bearing deposits in other financial institutions.

     During 1994, 1993 and 1992, the Company paid cash for interest expense of $19,855,000; $16,122,000 and $20,299,000, respectively. During 1994, 1993 and 1992, the Company made income tax payments of $1,199,000; $2,462,000 and $3,877,000, respectively.

     Noncash investing and financing activities included the following for the years ended December 31, 1994, 1993 and 1992:

                                                1994             1993           1992
- ---------------------------------------------------------------------------------------
Acquisition of business (note 13):
  Assets acquired                         $           -         709,000               -
  Liabilities assumed                                 -        (139,000)              -
  Common stock issued in
    connection with acquisition                       -        (170,000)              -
- ---------------------------------------------------------------------------------------
    Assets net of liabilities
      acquired and stock issued                       -         400,000               -
Sales of real estate owned financed
  by the Company                                155,000          29,000         367,000
Loans transferred to
  real estate owned                           1,299,000       1,795,000       2,578,000
Mortgage loans securitized by
  exchanging such loans for
  mortgage-backed securities                148,194,000     136,926,000      50,552,000
Increase (decrease) in unrealized
  gain (loss) on investment securities
  available for sale                            (96,000)         18,000               -
Increase (decrease) in unrealized
  gain (loss) on mortgage-backed
  securities available for sale              (1,753,000)        313,000               -
Increase (decrease) in deferred tax
  asset related to unrealized gain (loss)
  on securities available for sale              740,000        (133,000)              -
=======================================================================================

26 Railroad Financial Corporation

    (p) Reclassifications. Certain reclassifications have been made to the 1993 balances in order to conform with the 1994 presentation.

  (2) Investment Securities

    The amortized cost and estimated fair values of investments in securities are as follows at December 31, 1994:

                                                      Gross         Gross        Estimated
                                       Amortized   Unrealized    Unrealized         Fair
                                         Cost         Gains        Losses          Value
- -------------------------------------------------------------------------------------------
Investments available for sale:
  U.S. Government and
    agency securities               $  3,809,000       5,000       (85,000)       3,729,000
  Federal Home
    Loan Bank stock                   10,141,000           -             -       10,141,000
- -------------------------------------------------------------------------------------------
                                    $ 13,950,000       5,000       (85,000)      13,870,000
===========================================================================================
Investments held to maturity:
  U.S. Government and
    agency securities               $  2,329,000           -      (217,000)       2,112,000
  Corporate note                       1,000,000           -       (82,000)         918,000
- -------------------------------------------------------------------------------------------
                                    $  3,329,000           -      (299,000)       3,030,000
===========================================================================================

    The amortized cost and estimated fair value of investment securities at December 31, 1994, by contractual maturity, are shown below.

                                                                 Estimated
                                               Amortized           Fair
                                                  Cost             Value
- --------------------------------------------------------------------------
Investments available for sale:
  Due in one year or less                     $  1,000,000       1,006,000
  Due after one year through five years          2,809,000       2,723,000
- --------------------------------------------------------------------------
                                                 3,809,000       3,729,000

Federal Home Loan Bank stock
  (no maturity)                                 10,141,000      10,141,000
- --------------------------------------------------------------------------
                                              $ 13,950,000      13,870,000
==========================================================================
Investments held to maturity:
  Due after one year through five years       $  3,329,000       3,030,000
==========================================================================

     The amortized cost and estimated fair values of investments in securities are as follows at December 31, 1993:

                                                      Gross         Gross        Estimated
                                       Amortized   Unrealized    Unrealized         Fair
                                         Cost         Gains        Losses          Value
- -------------------------------------------------------------------------------------------
Investments available for sale:
  U.S. Government and
    agency securities               $  5,342,000        18,000          -         5,360,000
  Federal Home
    Loan Bank stock                    5,182,000             -          -         5,182,000
- -------------------------------------------------------------------------------------------
                                    $ 10,524,000        18,000          -        10,542,000
===========================================================================================
Investments held to maturity:
  U.S. Government and
    agency securities               $  4,847,000         3,000    (45,000)        4,805,000
===========================================================================================

     Proceeds from sales of investment securities available for sale for the years ended December 31, 1994, 1993 and 1992 were $1,525,000, $-0- and
$53,682,000, respectively. Gross realized gains on sales of investment securities for the years ended December 31, 1994, 1993 and 1992 were $-0-; $-0-and $74,000, respectively. Gross realized losses for the year ended December 31, 1992 were $13,000. There were no realized losses for the years ended December 31, 1994 and 1993.

     A requirement of the Savings Bank's membership in the Federal Home Loan Bank of Topeka (FHLB) is that the Savings Bank must own a certain amount of stock in the FHLB. At December 31, 1994, the Savings Bank was required to own stock in the FHLB aggregating $10,091,000. No ready market exists for such stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to its redemption value.

(3) Mortgage-Backed Securities

     The amortized cost and estimated fair values of mortgage-backed securities are as follows at December 31, 1994:

                                                      Gross         Gross        Estimated
                                       Amortized   Unrealized    Unrealized         Fair
                                         Cost         Gains        Losses          Value
- -------------------------------------------------------------------------------------------
Mortgage-backed securities
    available for sale:
  Government National
    Mortgage Association
    Pass-Through
    Certificates                    $ 13,205,000       23,000       (620,000)    12,608,000
  Federal Home Loan
    Mortgage
    Corporation
    Participation
    Certificates                      12,279,000            -       (634,000)    11,645,000
  Collateralized mortgage
    obligations                        6,564,000            -       (210,000)     6,354,000
- -------------------------------------------------------------------------------------------
                                    $ 32,048,000       23,000     (1,464,000)    30,607,000
===========================================================================================
Mortgage-backed securities
    held to maturity:
  Federal National Mortgage
    Association
    Pass-Through
    Certificates                    $     69,000        7,000              -         76,000
  Federal Home Loan
    Mortgage Corporation
    Participation Certificates         2,721,000       14,000       (186,000)     2,549,000
  Collateralized mortgage
    obligations                        4,606,000        1,000       (202,000)     4,405,000
- -------------------------------------------------------------------------------------------
                                    $  7,396,000       22,000       (388,000)     7,030,000
===========================================================================================

     The amortized cost and estimated fair values of mortgage-backed securities are as follows at December 31, 1993:

                                                      Gross         Gross        Estimated
                                       Amortized   Unrealized    Unrealized         Fair
                                         Cost         Gains        Losses          Value
- -------------------------------------------------------------------------------------------
Mortgage-backed securities
    available for sale:
  Government National
    Mortgage Association
    Pass-Through
    Certificates                    $ 11,269,000       358,000    (11,000)       11,616,000
  Federal Home Loan
    Mortgage
    Corporation
    Participation
    Certificates                      11,716,000             -    (78,000)       11,638,000
  Collateralized mortgage
    obligations                        9,542,000        44,000          -         9,586,000
- -------------------------------------------------------------------------------------------
                                    $ 32,527,000       402,000    (89,000)       32,840,000
===========================================================================================
Mortgage-backed securities
    held to maturity:
  Federal National Mortgage
    Association
    Pass-Through
    Certificates                    $     71,000        11,000          -            82,000
  Federal Home Loan
    Mortgage Corporation
    Participation Certificates         3,408,000        35,000    (21,000)        3,422,000
  Collateralized mortgage
    obligations                        8,649,000         6,000    (98,000)        8,557,000
- -------------------------------------------------------------------------------------------
                                    $ 12,128,000        52,000   (119,000)       12,061,000
===========================================================================================


                                               Railroad Financial Corporation 27

      Proceeds from sales of mortgage-backed securities available for sale for the years ended December 31, 1994, 1993 and 1992 were $-0-; $8,149,000 and $18,826,000, respectively. Gains on sale of mortgage-backed securities for the years ended December 31, 1994, 1993 and 1992 included gross realized gains of $-0-; $220,000 and $20,000 and gross realized losses of $-0-; $-0- and $312,000, respectively. The 1994 loss on sale of mortgage-backed securities of $127,000 in the accompanying consolidated statement of operations relates to a decline in value during the holding period of securitized loans. Proceeds from sale of securitized loans held for sale are included with proceeds from sale of loans in the statement of cash flows.

(4) Loans Receivable

     A comparative summary of loans follows:

                                                       December 31,
                                                  1994             1993
- ---------------------------------------------------------------------------
  Conventional                              $ 305,398,000      197,750,000
  Real estate construction                    148,641,000       51,378,000
  Commercial                                   27,767,000       18,627,000
  Partially guaranteed by VA
     or insured by FHA                         27,888,000       22,717,000
  Savings account loans                           835,000          824,000
  Installment loans                             4,904,000        4,897,000
- ---------------------------------------------------------------------------
     Total loans                              515,433,000      296,193,000

  Less:
     Allowance for loan losses                  2,002,000        1,925,000
     Unearned discounts and
       fees on loans                            1,394,000          775,000
     Loans in process                          76,261,000       29,163,000
===========================================================================
  Net loans receivable                      $ 435,776,000      264,330,000
===========================================================================

     At December 31, 1994 and 1993, the allowance for delinquent interest on loans amounted to $98,000 and $137,000, respectively.

     As of December 31, 1994, 1993 and 1992, restructured troubled loans and loans accounted for on a nonaccrual basis amounted to, in the aggregate and net of charged-off portion of such loans, $3,152,000; $3,566,000 and $2,124,000, respectively. Gross interest income of $246,000; $312,000 and $197,000, respectively, would have been recorded on such loans if the loans had been current in accordance with their original terms and had been outstanding throughout the period. Interest income on such loans included in net income during these periods amounted to $212,000; $166,000 and $128,000, respectively.

     The Company has established an allowance for expected losses arising from loans which have been or are expected to be repurchased from secondary market investors. Such repurchases occur occasionally and are generally a result of instances where the Company's loan underwriting procedures did not detect material misrepresentations made by borrowers in connection with obtaining loans. The provision for loss on loan repurchases amounted to $139,000; $242,000 and $905,000 for the years ended December 31, 1994, 1993 and 1992, respectively, and the balance in the allowance at December 31, 1994 and 1993 amounted to $408,000 and $714,000 (included in other liabilities in the accompanying consolidated balance sheets), respectively.

     The Company serviced whole mortgage loans and participations in mortgage loans for others amounting to $530,701,000; $593,645,000 and $679,954,000 at
December 31, 1994, 1993 and 1992, respectively.

     An analysis of the allowance for loan losses is as follows:

                                                            December 31,
                                          1994                 1993                 1992
- -------------------------------------------------------------------------------------------
Balance at beginning of year          $ 1,925,000           1,802,000            1,740,000
Provision for loan losses
    charged to expense                    375,000             215,000              450,000
Loans charged-off                        (298,000)           (168,000)            (388,000)
Transfer from allowance for loss
    on loan repurchases                         -              76,000                    -
- -------------------------------------------------------------------------------------------
Balance at end of year                $ 2,002,000           1,925,000            1,802,000
===========================================================================================

(5) Real Estate Owned and in Judgment

     Real estate owned and in judgment consists of the following components:

                                                                    December 31,
                                                             1994                   1993
- -------------------------------------------------------------------------------------------
  Real estate owned                                     $ 7,958,000              8,593,000
  Real estate in judgment                                         -                 28,000
  In substance foreclosures                                       -                131,000
  Allowance for losses on
    real estate owned                                       (93,000)              (389,000)
- -------------------------------------------------------------------------------------------
  Total real estate owned                               $ 7,865,000              8,363,000
===========================================================================================

     A summary of activity in the allowance for losses on real estate owned and in judgment follows:

                                                              December 31,
                                             1994                1993               1992
- -------------------------------------------------------------------------------------------
Balance at beginning
    of year                               $ 389,000            568,000            368,000
Provision for losses (reduction
    of allowance) charged (credited)
    to expense                             (200,000)            50,000            597,000
Properties charged-off                      (96,000)          (229,000)          (397,000)
- -------------------------------------------------------------------------------------------
Balance at end of year                    $  93,000            389,000            568,000
===========================================================================================

     Loss (gain) on real estate operations is summarized as follows:

                                                            December 31,
                                              1994              1993              1992
- -------------------------------------------------------------------------------------------
Provisions (reduction of
    allowance) and write-down
    of property held in the real
    estate owned inventory             $   (200,000)            50,000            597,000
Gain on sale of real estate
    owned, net                             (119,000)          (450,000)          (226,000)
Other income, net                          (824,000)          (475,000)          (360,000)
- -------------------------------------------------------------------------------------------
                                        $(1,143,000)          (875,000)            11,000
===========================================================================================

(6) Premises and Equipment

     Premises and equipment consist of the following at cost:

                                                                       December 31,
                                                                  1994             1993
- -------------------------------------------------------------------------------------------
  Land                                                      $    854,000          440,000
  Building                                                     1,851,000        1,542,000
  Furniture, fixtures and equipment                            4,406,000        3,781,000
  Leasehold improvements                                         596,000          564,000
- -------------------------------------------------------------------------------------------
                                                               7,707,000        6,327,000
  Less accumulated depreciation                               (3,895,000)      (3,192,000)
- -------------------------------------------------------------------------------------------
                                                             $ 3,812,000        3,135,000
===========================================================================================

28 Railroad Financial Corporation

(7) Deposits

     Deposit balances are summarized as follows:

                                                           December 31,
                                                      1994              1993
- --------------------------------------------------------------------------------
Passbooks with a weighted
  average rate of 2.75% and
  2.85%, respectively                            $   7,535,000        7,624,000
Certificates with a weighted
  average rate of 4.81% and
  4.45%, respectively                              274,527,000      265,627,000
NOW accounts and money
  market demand accounts with
  a weighted average rate of 2.38%
  and 2.20%, respectively                           37,892,000       46,977,000
Accrued interest                                       343,000          255,000
- --------------------------------------------------------------------------------
Total                                            $ 320,297,000      320,483,000
================================================================================

     Remaining maturities of certificate accounts at December 31, 1994 are as follows:

                       Less Than         One to        Two to             After
Interest Rate          One Year        Two Years       Three Years     Three Years         Total
- --------------------------------------------------------------------------------------------------
3% - 3.99%           $ 21,934,000              -                -               -       21,934,000
4% - 4.99%            114,013,000     23,838,000        5,334,000         246,000      143,431,000
5% - 5.99%             30,807,000     19,992,000       12,616,000      11,175,000       74,590,000
6% - 6.99%              1,096,000      9,093,000        2,730,000       8,974,000       21,893,000
7% - 7.99%              3,677,000      1,421,000          322,000       2,623,000        8,043,000
8% - 8.99%              2,787,000         74,000          259,000         416,000        3,536,000
Greater than 9%           605,000         65,000          120,000         310,000        1,100,000
- --------------------------------------------------------------------------------------------------
                     $ 174,919,000    54,483,000       21,381,000      23,744,000      274,527,000
==================================================================================================

     Interest expense on deposits consists of the following:

                                                       December 31,
                                          1994            1993           1992
- --------------------------------------------------------------------------------
Passbooks                            $    219,000        220,000         304,000
Certificates                           12,118,000     12,682,000      17,384,000
NOW accounts and money
    market demand accounts                957,000        964,000       1,123,000
- --------------------------------------------------------------------------------
                                     $ 13,294,000     13,866,000      18,811,000
================================================================================

     Deposits of $100,000 or more at December 31, 1994 and 1993 were approximately $19,570,000 and $20,847,000, respectively.

(8) Senior Notes Payable

     On January 27, 1992, the Company completed a public debt offering under which it issued $6,900,000 of unsecured senior notes. Interest at the rate of 10% per annum is payable monthly. The notes will mature on January 31, 1999, and are redeemable, in whole or in part, at the option of the Company commencing February 1, 1995.

     Total costs incurred and capitalized in connection with the offering were $645,000 which are included in other assets in the accompanying balance sheets and are being amortized under the interest method over the life of the notes. Net proceeds to the Company were $6,255,000 of which $5,285,000 was contributed to the Savings Bank as a capital contribution.

(9) FHLB Advances and Short-Term Borrowings

     FHLB advances consist of the following:

Remaining                   Interest Rates at                December 31,
Maturity                    December 31, 1994           1994              1993
- --------------------------------------------------------------------------------
One - two years               4.45% - 4.65%        $ 1,500,000         5,500,000
Three - four years            5.20% - 5.41%          1,500,000         1,500,000
- --------------------------------------------------------------------------------
                                                   $ 3,000,000         7,000,000
================================================================================

     The Company has a line of credit with the FHLB in the amount of $52,322,000 which expires in January 1995. The line was renewed in January 1995 in the amount of $52,322,000 expiring in January 1996. The amount borrowed under this line of credit was $52,322,000 and $43,190,000 at December 31, 1994 and 1993,
respectively. These borrowings bear interest at the FHLB daily rate (6.65% at December 31, 1994 and 3.23% at December 31, 1993). In addition, the Company borrows from the FHLB using short-term advances. The amount outstanding under such short-term advances was $146,500,000 and $50,750,000 at December 31, 1994 and 1993, respectively. The rates on such short-term advances ranged from 4.63% to 6.20% at December 31, 1994.

     The borrowings from the FHLB are secured by the Company's stock in the FHLB (see note 2) and the Company must maintain unencumbered eligible collateral consisting primarily of first mortgage loans and mortgage-backed securities with a collateral value of at least the amount of the borrowings.

     Short-term borrowing activity is summarized as follows:

                                                       December 31,
                                           1994            1993          1992
- --------------------------------------------------------------------------------
Highest month-end balance             $ 198,822,000     93,940,000    28,800,000
Average balance                         123,426,000     36,782,000     9,320,000
Weighted average interest rate                4.65%          3.18%         3.77%
================================================================================

(10) Income Taxes

     The consolidated provision for income taxes includes the following components:

                                                     December 31,
                                         1994            1993            1992
- --------------------------------------------------------------------------------
Current expense:
    Federal                          $   309,000      2,059,000       1,995,000
    State                                155,000        607,000         567,000
- --------------------------------------------------------------------------------
Total current expense                    464,000      2,666,000       2,562,000
Deferred (benefit) expense               756,000        (22,000)       (322,000)
- --------------------------------------------------------------------------------
                                     $ 1,220,000      2,644,000       2,240,000
================================================================================

     A reconciliation of the Company's provision for income taxes to the expected amount based upon the Federal statutory corporate rate of 34% for the years ended December 31, 1994, 1993 and 1992 is as follows:

                                                       December 31,
                                         1994            1993             1992
- --------------------------------------------------------------------------------
Federal income tax
    at expected rate                 $ 1,053,000       2,265,000       1,896,000
State income and privilege
    tax, net of Federal income
    tax benefit                          140,000         394,000         336,000
Other - net                               27,000         (15,000)          8,000
- --------------------------------------------------------------------------------
                                     $ 1,220,000       2,644,000       2,240,000
================================================================================

                                               Railroad Financial Corporation 29

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1994 and 1993 are presented below:

                                                     1994             1993
- --------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                   $   801,000          789,000
  Reserve for loan repurchases                    163,000          293,000
  Allowance for real estate owned                  37,000          159,000
  Mark-to-market on loans held for sale
    for income tax reporting purposes                   -           98,000
  Compensated absences                            119,000          132,000
  Reserve for nonaccrued interest                  39,000           62,000
  Deferred loan fees and discounts                      -          170,000
  Mark-to-market on securities
    available for sale                            607,000                -
  Other                                                 -            8,000
- --------------------------------------------------------------------------------
    Total gross deferred tax assets             1,766,000        1,711,000
- --------------------------------------------------------------------------------
Deferred tax liabilities:
  Allowance for loan losses                      (446,000)        (451,000)
  Mark-to-market on securities
    available for sale                                  -         (133,000)
  Premises and equipment                         (177,000)        (162,000)
  Excess capitalized servicing                    (19,000)         (23,000)
  FHLB stock                                     (491,000)        (587,000)
  Deferred loan fees                             (156,000)               -
  Prepaid FDIC premiums                          (144,000)               -
  Core deposit premium                            (23,000)         (36,000)
  Premiums on loans                               (45,000)         (55,000)
  Other                                           (17,000)               -
- --------------------------------------------------------------------------------
    Total gross deferred tax liabilities       (1,518,000)      (1,447,000)
- --------------------------------------------------------------------------------
Net deferred tax asset                        $   248,000          264,000
================================================================================

     As discussed in note 1(h), the Company adopted Statement 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $794,000 is determined as of January 1, 1992 and is reported separately in the consolidated statement of operations for the year ended December 31, 1992.

(11) Employee Benefits

     The Company has adopted 401(k) profit sharing plans. Employees may contribute up to 12% of their annual compensation, not to exceed Internal Revenue Service limitations. The Company will match 50% of an employee's contribution to a maximum of 6% of the employee's compensation. The Company may make discretionary contributions to the plans. During 1994, 1993 and 1992, the Company made contributions to the plans totaling $383,000; $270,000 and $244,000, respectively.

     The Company has an employment agreement with the principal officer of RSL (agreements with two officers prior to July 1, 1992). The agreement obligates the Company to pay certain additional compensation expense under a phantom stock plan. For 1994, 1993 and 1992, compensation expense (income) under the phantom stock plan was $-0-; $(82,000) and $391,000, respectively.

(12) Stock Options

     The Company has an Incentive Stock Option Plan under which 177,188 shares of its common stock may be granted to its employees. The Plan provides that the exercise price of options granted must be at least 100% of fair market value of the common stock at date of grant. Options become exercisable when granted and must be exercised within a ten-year period after date of grant.

     The Company has a Directors' Stock Option Plan under which 47,250 shares of its common stock may be granted to its directors. The terms and conditions of this plan are similar to that of the Incentive Stock Option Plan.

     During 1994, the Company adopted the 1994 Stock Option and Incentive Plan. Under this plan 180,000 shares (of which 30,000 shares may be issued to non-employee directors) are reserved for issuance upon exercise of stock options, stock appreciation rights and restricted stock. The terms and conditions of this plan are similar to that of the Incentive Stock Option Plan except that the options granted to employees vest ratably over a thirty-six month period.

     A summary of options under each plan is as follows:

                                                           Price Range
Incentive Stock Option Plan                Shares           Per Share
- --------------------------------------------------------------------------------
Balance at Dec. 31, 1991                  102,910          $2.43 - $4.23
Granted                                     5,670          $5.95 - $7.72
Exercised                                  (2,796)         $2.43 - $4.23
- --------------------------------------------------------------------------------
Balance at Dec. 31, 1992                  105,784          $2.43 - $7.72
Canceled                                     (472)             $5.95
Granted                                     5,850          $8.67 - $12.58
Exercised                                 (49,448)         $2.43 - $9.75
- --------------------------------------------------------------------------------
Balance at Dec. 31, 1993                   61,714          $2.43 - $12.58
Canceled                                   (1,258)         $5.94 - $7.54
Granted                                     5,000              $9.00
Exercised                                 (33,220)         $2.43 - $8.67
- --------------------------------------------------------------------------------
Balance at Dec. 31, 1994                   32,236          $2.43 - $12.58
================================================================================
                                                           Price Range
Directors' Stock Option Plan               Shares           Per Share
- --------------------------------------------------------------------------------
Balance at Dec. 31, 1991, 1992 and 1993    47,250              $3.39
  Exercised                               (18,900)             $3.39
- --------------------------------------------------------------------------------
Balance at Dec. 31, 1994                   28,350              $3.39
================================================================================
                                                           Price Range
1994 Stock Option and Incentive Plan       Shares           Per Share
- --------------------------------------------------------------------------------
Employees
- --------------------------------------------------------------------------------
  Granted in 1994                          84,000          $9.00 - $9.63
  Cancelled                                (6,450)             $9.00
- --------------------------------------------------------------------------------
Balance at Dec. 31, 1994                   77,550          $9.00 - $9.63
================================================================================
Directors
- --------------------------------------------------------------------------------
  Granted in 1994 and balance at
    Dec. 31, 1994                           6,400              $9.38
================================================================================

     The number of shares and per share prices shown above have all been adjusted to give retroactive effect to the stock splits and stock dividend described in note 13.

     At December 31, 1994, all of the options under the Incentive Stock Option Plan and Directors Stock Option Plan were exercisable. Under the 1994 Stock Option and Incentive Plan 15,079 of the employee options and all of the Director shares were exercisable at December 31, 1994.

(13) Stockholders' Equity

     On April 1, 1993, the Company issued 25,430 shares of stock with a value of $170,000 and paid cash in the amount of $440,000 to acquire Ute City in a transaction that has been accounted for by the purchase method of accounting. The effect on results of operations for 1993 and 1992, had the acquisition occurred at the beginning of these years, is not material.

     At December 31, 1994, the Savings Bank had accumulated income of approximately $3,440,000 for which no provision for Federal income tax has been made. Such amount rep-

30 Railroad Financial Corporation
resents an allocation of income to bad debt deductions for tax purposes only. Reduction of the amount so allocated for purposes other than bad debt losses will create income for tax purposes which will be subject to the then current corporate income tax rate.

     The equity in undistributed earnings of the subsidiary Savings Bank at December 31, 1994 was $17,937,000. The Company's ability to pay dividends on its common stock and interest on its unsecured senior notes (note 8) is primarily dependent upon funds provided by dividends from the Savings Bank except that the Company retained approximately $1 million of proceeds from the debt offering (note 8). The Savings Bank's ability to pay dividends is restricted by regulatory authority. The Savings Bank is prohibited from making any capital distributions if after making the distribution, the Savings Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. A savings institution which satisfies all of its applicable capital requirements must give the OTS 30 days prior notice of any proposed declaration of dividends. Dividends are then generally allowed during a calendar year in the amount of up to the greater of: (i) 75% of net income for the previous four quarters; or (ii) 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its total capital to assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year ($4,364,000 at December 31, 1994).

     A liquidation account was established at the time of conversion from a mutual to a stock savings bank on June 18, 1986 in an amount equal to the net worth of the Savings Bank as of the date of the latest balance sheet contained in the final offering circular. Each eligible deposit account holder will be entitled to a proportionate share of this account in the event of a complete liquidation of the Savings Bank, and only in such event. This share will be reduced if the account holder's savings deposit falls below the amount in such account on June 30, 1985 and will cease to exist if the account is closed. The interest in the liquidation account will never be increased despite any increase in the related savings deposit account of an account holder.

     On February 28, 1992, the Company issued 699,796 shares (as adjusted) of common stock in connection with a three-for-two stock split in the form of a 50% stock dividend to stockholders of record on February 14, 1992. All applicable dollar, share and income per share amounts have been restated to give retroactive effect to the stock split.

     On January 22, 1993, the Board of Directors declared a 5% stock dividend to stockholders of record as of February 12, 1993. The stock dividend was distributed on March 1, 1993. All applicable dollar, share and income per share amounts have been restated to give retroactive effect to the stock dividend. Retained earnings equal to the fair value of the additional shares issued was capitalized in the accompanying consolidated financial statements.

     On January 21, 1994, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend to stockholders of record on February 11, 1994. The stock dividend was distributed on February 25, 1994. All applicable dollar, share and income per share amounts have been restated to give retroactive effect to the stock split.

(14) Commitments

     The Company is obligated under certain noncancelable leases for office space. Minimum rental payments under these leases are as follows:

- --------------------------------------------------------------------------------
1995                                                                 $   758,000
1996                                                                     420,000
1997                                                                     147,000
- --------------------------------------------------------------------------------
                                                                     $ 1,325,000
- --------------------------------------------------------------------------------

     Rent expense was $914,000; $777,000 and $645,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

     At December 31, 1994, the Savings Bank was required to have an average daily balance of $1,001,000 held as reserves in accordance with Federal Reserve Board reserve requirements.

(15) Regulatory Capital Requirements

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992.

     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with their primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the Federal Deposit Insurance Corporation (FDIC), including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

     The prompt corrective action requirements of FDICIA and the capital requirements under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) require institutions to have a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 4% core/leverage capital ratio, a minimum 4% tier 1 risk-based ratio and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

     At December 31, 1994, the Savings Bank's tangible capital ratio was 5.6%, tangible equity ratio was 5.6%, core/leverage ratio was 5.6%, tier 1 risk-based ratio was 11.0% and total risk-based ratio was 11.7%, based on tangible capital of $31.16 million, tangible equity of $31.16 million, core/leverage capital of $31.16 million, tier 1 risk-based capital of $31.16 million, and total risk-based capital of

                                               Railroad Financial Corporation 31

$33.1 million, as defined and adjusted total assets of $560.69 million and risk-weighted assets of $282.01 million, as defined. At December 31, 1994, the Savings Bank is in the "well capitalized" category.

(16) Concentrations of Credit Risk

     Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant exposure to any individual customer or counterparty. The major concentrations of credit risk for the Company arise by customer type and geographic dispersion in relation to loans and credit commitments, as shown in the following table.

- --------------------------------------------------------------------------------------------------------------------------
Credit Risk by Customer Type and Geographic Dispersion
1994                                   Residential       Real Estate        Commercial
                                        Property        Construction         Property           Other             Total
- --------------------------------------------------------------------------------------------------------------------------
Kansas:
    Loans receivable                 $ 190,702,000        48,303,000        10,916,000        3,918,000        253,839,000
    Credit commitments                   7,334,000                 -         4,769,000                -         12,103,000
- --------------------------------------------------------------------------------------------------------------------------
                                       198,036,000        48,303,000        15,685,000        3,918,000        265,942,000
- --------------------------------------------------------------------------------------------------------------------------
Colorado:
    Loans receivable                    92,063,000        61,270,000         8,181,000                -        161,514,000
    Credit commitments                   1,209,000                 -                 -                -          1,209,000
- --------------------------------------------------------------------------------------------------------------------------
                                        93,272,000        61,270,000         8,181,000                -        162,723,000
- --------------------------------------------------------------------------------------------------------------------------
California:
    Loans receivable                    73,717,000         3,929,000           945,000        1,821,000         80,412,000
    Credit commitments                   8,570,000                 -                 -                -          8,570,000
- --------------------------------------------------------------------------------------------------------------------------
                                        82,287,000         3,929,000           945,000        1,821,000         88,982,000
- --------------------------------------------------------------------------------------------------------------------------
Nevada:
    Loans receivable                     7,429,000        30,136,000                 -                -         37,565,000
    Credit commitments                   1,926,000                 -                 -                -          1,926,000
- --------------------------------------------------------------------------------------------------------------------------
                                         9,355,000        30,136,000                 -                -         39,491,000
- --------------------------------------------------------------------------------------------------------------------------
Texas:
    Loans receivable                     6,480,000                 -         1,719,000                -          8,199,000
- --------------------------------------------------------------------------------------------------------------------------
Oklahoma:
    Loans receivable                     2,646,000         3,117,000         2,301,000                -          8,064,000
    Credit commitments                     347,000                 -                 -                -            347,000
- --------------------------------------------------------------------------------------------------------------------------
                                         2,993,000         3,117,000         2,301,000                -          8,411,000
- --------------------------------------------------------------------------------------------------------------------------
Missouri:
    Loans receivable                     2,625,000         1,886,000         1,340,000                -          5,851,000
    Credit commitments                     362,000                 -                 -                -            362,000
- --------------------------------------------------------------------------------------------------------------------------
                                         2,987,000         1,886,000         1,340,000                -          6,213,000
- --------------------------------------------------------------------------------------------------------------------------
Other:
    Loans receivable                     5,268,000                 -         2,365,000                -          7,633,000
- --------------------------------------------------------------------------------------------------------------------------
Total loans receivable
    and credit commitments           $ 400,678,000       148,641,000        32,536,000        5,739,000        587,594,000
- --------------------------------------------------------------------------------------------------------------------------
1993                                  Residential       Real Estate        Commercial
                                       Property         Construction        Property            Other             Total
- --------------------------------------------------------------------------------------------------------------------------
Kansas:
    Loans receivable                 $ 159,838,000        38,205,000         6,486,000        2,413,000        206,942,000
    Credit commitments                  30,817,000                 -                 -                -         30,817,000
- --------------------------------------------------------------------------------------------------------------------------
                                       190,655,000        38,205,000         6,486,000        2,413,000        237,759,000
- --------------------------------------------------------------------------------------------------------------------------
Colorado:
    Loans receivable                    48,795,000        13,173,000         4,157,000                -         66,125,000
    Credit commitments                   3,959,000                 -                 -                -          3,959,000
- --------------------------------------------------------------------------------------------------------------------------
                                        52,754,000        13,173,000         4,157,000                -         70,084,000
- --------------------------------------------------------------------------------------------------------------------------
California:
    Loans receivable                   101,073,000                 -         1,642,000        3,150,000        105,865,000
    Credit commitments                  36,473,000                 -                 -                -         36,473,000
- --------------------------------------------------------------------------------------------------------------------------
                                       137,546,000                 -         1,642,000        3,150,000        142,338,000
- --------------------------------------------------------------------------------------------------------------------------
Texas:
    Loans receivable                     8,043,000                 -         1,749,000                -          9,792,000
- --------------------------------------------------------------------------------------------------------------------------
Oklahoma:
    Loans receivable                        69,000                 -         2,539,000                -          2,608,000
- --------------------------------------------------------------------------------------------------------------------------
Illinois:
    Loans receivable                     3,007,000                 -                 -                -          3,007,000
- --------------------------------------------------------------------------------------------------------------------------
Other:
    Loans receivable                    12,621,000                 -         2,054,000          158,000         14,833,000
    Credit commitments                   2,642,000                 -                 -                -          2,642,000
- --------------------------------------------------------------------------------------------------------------------------
                                        15,263,000                 -         2,054,000          158,000         17,475,000
- --------------------------------------------------------------------------------------------------------------------------
Total loans receivable
    and credit commitments           $ 407,337,000        51,378,000        18,627,000        5,721,000        483,063,000
==========================================================================================================================

    The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Company has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

32 Railroad Financial Corporation

(17) Financial Instruments With
Off-Balance-Sheet Risk

    The Company has outstanding at any time a significant amount of commitments to extend credit (loan commitments) and commitments to sell loans or mortgage-backed securities (sale commitments). The Company had outstanding loan commitments aggregating approximately $24,517,000 at December 31, 1994. Of these commitments, approximately $11,320,000 were for variable rate mortgages and $13,197,000 were for fixed rate mortgages with interest rates ranging from 7.0% to 10.9%. The Company had a commitment to purchase $500,000 in mortgage-backed securities at December 31, 1994. The Company had outstanding loan commitments aggregating approximately $53,976,000 at December 31, 1993. Of these commitments, approximately $15,331,000 were for variable rate mortgages and $38,645,000 were for fixed rate mortgages with interest rates ranging from 6.0% to 9.0%. The Company also had a commitment to purchase $19,915,000 of participation loans held for sale at December 31, 1993.

     Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since some of the loan commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Most loan commitments relate to collateralized real estate loans and each customer's creditworthiness is evaluated on a case-by-case basis.

     Loan commitments have off-balance-sheet credit risk because only commitment fees and accruals for probable losses are recognized in the balance sheet until the commitments are fulfilled. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Credit risk for loan commitments represents the contractual amounts.

     In addition to the above commitments, the Company is also obligated to advance the undisbursed portion of loans originated which is referred to as loans in process (see note 4). A majority of loans in process relate to real estate construction loans.

     The Company also had outstanding sale commitments for fixed and variable rate mortgages aggregating $18,518,000, and sale commitments of $14,500,000 for mortgage-backed securities at December 31, 1994. The Company had outstanding sale commitments for fixed rate mortgages aggregating $111,134,000 at December 31, 1993. These commitments relate to mortgage loans held for sale and mortgage loans to be originated and sold and have been considered in determining the carrying value of mortgage loans held for sale as discussed in note 1(c). These sale commitments contain an element of risk in the event the counterparties may be unable to meet the terms of such agreements. In the event the counterparties were unable to fulfill their obligations, the Company would be required to sell its product to other parties and would be exposed to market fluctuations. The Company minimizes its risk exposure by limiting the counterparties to those that meet established credit guidelines. Management does not expect any counterparty to default on their obligations and, therefore, does not expect to incur any cost due to counterparty default.

(18) Supplemental Financial Information

     Included in fees and service charges are the following:

                                                   Years Ended December 31,
                                              1994          1993         1992
- --------------------------------------------------------------------------------
Loan servicing fees                       $ 2,031,000     1,801,000    1,706,000
- --------------------------------------------------------------------------------

     Included in other operating income are the following:

                                                    Years Ended December 31,
                                               1994          1993         1992
- --------------------------------------------------------------------------------
Annuity sales commissions                   $ 111,000       356,000      452,000
- --------------------------------------------------------------------------------

     Gain on sale of loans and sale of loan servicing are comprised of the following:

                                                 Years Ended December 31,
                                          1994            1993           1992
- --------------------------------------------------------------------------------
Gain (loss) on sale of loans          $(1,470,000)      1,825,000      1,546,000
Gain on sale of loan servicing          3,536,000       5,929,000      6,903,000
- --------------------------------------------------------------------------------
                                      $ 2,066,000       7,754,000      8,449,000
- --------------------------------------------------------------------------------

     Included in other expenses are the following:

                                                   Years Ended December 31,
                                              1994           1993          1992
- --------------------------------------------------------------------------------
Data processing                            $ 447,000       461,000       440,000
Telephone                                    610,000       642,000       481,000
- --------------------------------------------------------------------------------

(19) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (Statement 107), requires that the Company disclose estimated fair values for its financial instruments. The Company has made fair value estimates for financial instruments, which include financial assets and liabilities, commitments to extend credit and commitments to sell loans and mortgage securities. Fair value estimates have been made as of December 31, 1994 and 1993 based on then current economic conditions, risk characteristics of the various financial instruments and other subjective factors. Fair value estimates have not been changed to reflect events or circumstances occurring subsequent to December 31, 1994 and 1993, respectively. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The fair value estimates presented are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amount.

     Fair value estimates are based on existing financial instruments and do not represent an aggregate net fair value of the Company. For example, the fair value estimates do not include the value of depositor relationships including the branch and agency system of the Savings Bank. In addition, the tax ramifications related to the realization of the gains and losses can have a significant effect on fair

                                               Railroad Financial Corporation 33
value estimates and have not been considered in these estimates.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value and to estimate the fair value of loans serviced for others (a nonfinancial instrument):

Cash and Interest-Bearing Deposits in Other Financial Institutions

     The balance sheet carrying amount is a reasonable estimate of fair value.

Investment Securities and Mortgage-Backed Securities

     Fair value of securities are based on quoted market prices.

Mortgage Loans Held for Sale

     Fair values of mortgage loans held for sale are based on the market value of outstanding commitments to sell loans or mortgage-backed securities to investors or current market yields required by investors or related mortgage-backed security prices for loans that have not been sold for future delivery.

Participation Loans Held for Sale

     The balance sheet carrying amount is a reasonable estimate of fair value because the interest yield is adjusted weekly.

Loans Receivable

     The Company's loan portfolio has been segregated into categories of loans with reasonably similar characteristics in order to estimate the fair value. Mortgage loans were divided into fixed rate, adjustable rate and nonperforming, with further segmentation into residential, residential construction, multi-family and commercial loans.

     The fair value estimate of loans was calculated by the discounted cash flow method. Monthly interest and principal cash flows adjusted for estimates of prepayments were discounted by a rate determined by loan rates offered by the Company on new loans of the same type, credit quality and maturity or in combination with secondary mortgage market rates for similar types of loans.

     Adjustable rate loans were evaluated based on adjustment characteristics of the repricing period, margin and period caps. The discounted cash flow analysis for adjustable rate loans is based on a flat interest rate scenario.

     Fixed rate mortgage and consumer loans were evaluated based on the factors of weighted average maturity, weighted average balloon date, weighted average rate, government guarantee or insurance and original balance of the residential mortgage loans.

     The estimated fair value of nonperforming loans was determined by discounting management's estimate of the expected cash flow on the loans with a rate equal to the yield on corporate bonds rated "C" by Moody's and having the same maturity as the expected cash flow.

Accrued Interest Receivable and Excess Mortgage Loan Servicing

     The balance sheet carrying amount is a reasonable estimate of the fair value.

Deposits

     The estimated fair value of demand deposits, NOW accounts, savings accounts and money market accounts is the amount payable on demand as of December 31, 1994 and 1993. The estimated fair value of monthly variable rate certificates of deposit is the balance sheet carrying amount. Fixed rate certificates of deposit estimated fair values are based on the discounted value of contractual cash flows with the discount rate being the December 31, 1994 and 1993, respectively, rate offered for deposits of similar remaining maturities.

FHLB Advances

     The estimated fair value of variable rate FHLB advances is the balance sheet carrying amount. The estimated fair value of fixed rate advances have been determined using rates currently available to the Company for debt with similar terms and remaining maturities.

Senior Notes Payable

     The estimated fair value of senior notes payable is based on the final maturity of the notes and the spread of the interest rate on the notes to similar maturity U.S. Treasury Notes compared to the original interest rate spread at date of issuance.

Accrued Interest Payable

     The estimated fair value of accrued interest payable is the balance sheet carrying amount.

Commitments to Extend Credit, Net of Commitments to Sell Loans and Mortgage Securities

     The estimated fair value of unrecognized financial instruments is the net amount of commitments to originate adjustable and fixed-rate loans at the committed rate compared to (a) the price of existing commitments to sell the loans to an investor or as mortgage-backed securities, or (b) the market price as of December 31, 1994 and 1993 required to sell loans to investors or as mortgage-backed securities for those loan commitments that have not been sold for future delivery.

Loans Serviced for Others

     The estimated fair value of the Company's portfolio of loans serviced for others was determined using a discounted cash flow approach. The discount rates used were rates derived from the market place based on the location and types of loans in the servicing portfolio. Such discount rates ranged from 8% to 14%.

34 Railroad Financial Corporation

     The estimated fair value of the Company's financial instruments are as follows:

                                        December 31, 1994           December 31, 1993
- -------------------------------------------------------------------------------------------
                                     Carrying        Fair        Carrying        Fair
                                      Value          Value        Value          Value
- -------------------------------------------------------------------------------------------
Financial assets:
 Cash and
  interest-bearing
  deposits in other
  financial institutions          $ 4,878,000      4,878,000     6,367,000      6,367,000
 Investment securities
  held to maturity                  3,329,000      3,030,000     4,847,000      4,805,000
 Investment securities
  available for sale               13,870,000     13,870,000    10,542,000     10,542,000
 Mortgage-backed
  securities held
  to maturity                       7,396,000      7,030,000    12,128,000     12,061,000
 Mortgage-backed
  securities available
  for sale                         30,607,000     30,607,000    32,840,000     32,840,000
 Mortgage loans held
  for sale                         47,154,000     47,154,000    93,273,000     93,593,000
 Participation loans
  held for sale                             -              -    20,085,000     20,085,000
 Loans receivable                 435,776,000    425,904,000   264,330,000    268,387,000
 Accrued interest
  receivable                        2,923,000      2,923,000     2,078,000      2,078,000
 Excess mortgage
  loan servicing                      254,000        254,000       275,000        275,000

Financial liabilities:
 Deposits                         319,954,000    317,885,000   320,228,000    322,667,000
 FHLB advances                    201,822,000    201,631,000   100,940,000    100,930,000
 Senior notes payable               6,900,000      6,803,000     6,900,000      7,099,000
 Accrued interest payable             343,000        343,000       255,000        255,000

Unrecognized financial
 instruments:
  Commitments to extend credit,
  net of commitments to sell loans
  and mortgage securities                   -        126,000             -         87,000
- -------------------------------------------------------------------------------------------


     The estimated fair value of the Company's portfolio of loans serviced for others (a nonfinancial instrument) is estimated to be $6.1 million at December 31, 1994.

     This disclosure of fair value amounts does not include the fair value of any other nonfinancial instruments. The Company has other nonfinancial items which have considerable value, including core deposit intangibles. Core deposit intangibles represent the value attributable to the Company's deposit base based on an expected duration of customer relationships.

(20) Subsequent Event - Acquisition of Branches

     The Company entered into an agreement on January 31, 1995 under which the Company will acquire seven branches with total deposits of approximately $96 million from another financial institution. The acquisition will include all real estate and miscellaneous other assets, and deposits, but virtually no loans receivable. The Company will pay a deposit premium of 3.13% of deposits acquired as of the closing date plus the net book value of assets acquired. The closing, which is subject to regulatory approval and other conditions, is expected to occur in the second quarter of 1995.


(21) Parent Company Only Financial Statements



                                       RAILROAD FINANCIAL CORPORATION
                                            (Parent Company Only)
                                               Balance Sheets
                                         December 31, 1994 and 1993

                                                           1994           1993
- ----------------------------------------------------------------------------------
 Assets:
  Cash                                              $    105,000        123,000
  Investment securities
    available for sale                                   803,000        840,000
  Accrued interest on investments                         12,000         12,000
  Other assets                                           439,000        524,000
  Income taxes receivable                                126,000        453,000
  Deferred income taxes                                    1,000              -
  Investment in banking subsidiary                    30,599,000     30,077,000
- ----------------------------------------------------------------------------------
    Total assets                                    $ 32,085,000     32,029,000
==================================================================================
 Liabilities and stockholders' equity:
  Senior notes payable                              $  6,900,000      6,900,000
  Other liabilities                                       12,000          6,000
  Deferred income taxes                                        -          6,000
- ----------------------------------------------------------------------------------
    Total liabilities                                  6,912,000      6,912,000
- ----------------------------------------------------------------------------------
  Preferred stock                                              -              -
  Common stock                                           221,000        215,000
  Additional paid-in capital                           7,376,000      7,245,000
  Retained earnings                                   19,336,000     17,459,000
  Unrealized gain (loss) on
    securities available for sale                       (911,000)       198,000
- ----------------------------------------------------------------------------------
                                                      26,022,000     25,117,000
 Treasury stock                                         (849,000)             -
- ----------------------------------------------------------------------------------
 Total stockholders' equity                           25,173,000     25,117,000
- ----------------------------------------------------------------------------------
 Total liabilities and
    stockholders' equity                            $ 32,085,000     32,029,000
==================================================================================

                                    Statements of Operations
                            Years Ended December 31, 1994 and 1993

                                                           1994           1993
- ----------------------------------------------------------------------------------
 Interest income on investment securities           $     49,000         56,000
 Dividends from banking subsidiary                     1,522,000        690,000
- ----------------------------------------------------------------------------------
    Total income                                       1,571,000        746,000
- ----------------------------------------------------------------------------------
 Interest expense on senior notes                        769,000        760,000
 Other expenses                                          139,000        134,000
- ----------------------------------------------------------------------------------
    Total expenses                                       908,000        894,000
- ----------------------------------------------------------------------------------
 Income (loss) before tax benefit and
   equity in undistributed net income
   of banking subsidiary                                 663,000       (148,000)
 Income tax benefit                                      344,000        335,000
- ----------------------------------------------------------------------------------
 Income before equity in undistributed
   net income of  banking subsidiary                   1,007,000        187,000

 Equity in undistributed net income of
   banking subsidiary                                    870,000      3,831,000
- ----------------------------------------------------------------------------------
 Net income                                         $  1,877,000      4,018,000
==================================================================================

 Note: Parent Company Only Statements of Stockholders' Equity are the same as the Consolidated Statements of Stockholders' Equity.




                                               Railroad Financial Corporation 35

                           Statements of Cash Flows
                    Years Ended December 31, 1994 and 1993

                                                       1994             1993
- --------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                      $ 1,877,000        4,018,000
   Adjustments to reconcile net
     income to net cash provided
     by (used in) operating activities:
        Amortization                                    84,000           77,000
        Equity in undistributed net
           income of banking subsidiary               (870,000)      (3,831,000)
        Amortization of premiums on
           investment securities                        19,000           11,000
        Decrease (increase) in income
           taxes receivable                            327,000         (331,000)
        Increase in other liabilities                    6,000            1,000
        Decrease (increase) in other assets              1,000           (1,000)
- --------------------------------------------------------------------------------
     Net cash provided by (used in)
        operating activities                         1,444,000          (56,000)
- --------------------------------------------------------------------------------
Cash flows used in investing activities:
   Investment in banking subsidiary                   (750,000)         (98,000)
- --------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from issuance
     of common stock                                   149,000          135,000
   Purchase of treasury stock                         (861,000)         (35,000)
- --------------------------------------------------------------------------------
     Net cash provided by (used in)
        financing activities                          (712,000)         100,000
- --------------------------------------------------------------------------------
     Net decrease in cash                              (18,000)         (54,000)
Cash at beginning of year                              123,000          177,000
- --------------------------------------------------------------------------------
Cash at end of year                                $   105,000          123,000
- --------------------------------------------------------------------------------
Noncash investing and financing
   activities included the following:
     Common stock issued in connection
        with acquisition by subsidiary             $         -          170,000

- --------------------------------------------------------------------------------
QUARTERLY FINANCIAL DATA
- --------------------------------------------------------------------------------

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1994 and 1993, respectively.

                                                                                           Quarter Ended
                                                                      March 31,       June 30,      September 30,    December 31,
                                                                        1994            1994            1994             1994
- ---------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                     $7,348,000       $7,863,000      $9,149,000      $10,237,000
Interest Expense                                                     4,042,000        4,411,000       5,363,000        6,206,000
- ---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  3,306,000        3,452,000       3,786,000        4,031,000
Provision for loan losses                                               75,000           75,000          75,000          150,000
Other expense, net                                                   2,949,000        3,474,000       2,950,000        2,950,000
- ---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                   $  282,000       $  (97,000)     $  761,000      $   931,000
- ---------------------------------------------------------------------------------------------------------------------------------
Net income per common share and common equivalent share/(1)/             $0.13           ($0.04)          $0.35            $0.43
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                           Quarter Ended
                                                                      March 31,       June 30,      September 30,    December 31,
                                                                        1993            1993            1993             1993
- ---------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                     $6,957,000       $7,456,000      $6,685,000      $ 7,282,000
Interest Expense                                                     4,060,000        4,121,000       3,883,000        4,088,000
- ---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  2,897,000        3,335,000       2,802,000        3,194,000
Provision for loan losses                                               75,000          105,000          35,000                -
Other expense, net                                                   1,874,000        1,982,000       1,837,000        2,302,000
- ---------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $  948,000       $1,248,000      $  930,000      $   892,000
- ---------------------------------------------------------------------------------------------------------------------------------
Net income per common share and common equivalent share/(1)/             $0.43            $0.56           $0.42            $0.40
- ---------------------------------------------------------------------------------------------------------------------------------

/(1)/ Reflects the effect of 3 for 2 stock split payable to stockholders of record as of February 11, 1994.

- --------------------------------------------------------------------------------
COMMON STOCK
- --------------------------------------------------------------------------------
    INFORMATION
- --------------------------------------------------------------------------------

                                                    Price Ranges/(1)/
                                               1994                  1993
                                         High       Low       High        Low
- --------------------------------------------------------------------------------
First quarter                            12.42      8.75       9.33        7.38
Second quarter                           10.13      8.75      10.50        8.42
Third quarter                            10.63      9.00      13.58       10.08
Fourth quarter                           10.25      8.50      14.58       10.92
- --------------------------------------------------------------------------------

/(1) /Reflects the effect of 3 for 2 stock split payable to stockholders of record as of February 11, 1994.

36 Railroad Financial Corporation

- --------------------------------------------------------------------------------
CORPORATE INFORMATION
- --------------------------------------------------------------------------------

Directors - Railroad Financial Corporation

Robert D. Taylor                John D. Coleman                    Charles D. Johnson                Kent J. Longenecker
Chairman of the Board           Consultant                         President                         Executive Vice President and
President                       Fee McNaghten Insurance Co.        Excalibur Production Co., Inc.    Chief Operating Officer
Chief Executive Officer         Hutchinson, Kansas                 McPherson, Kansas                 Data Center, Inc.
                                                                                                     Hutchinson, Kansas
Gary L. Baugh                   Gary L. Gamm                       Donaldson B. Lee
Executive Vice President        Managing Director                  Private Investor
Chief Operating Officer         Redstone Advisors, Inc.            Birmingham, Alabama
                                Wichita, Kansas

Officers - Railroad Savings Bankfsb

Robert D. Taylor                Dennis Cragun                      Lawrence Holguin                  Roger D. Pflughoeft
Chairman of the Board           Vice President                     Vice President                    Vice President
Chief Executive Officer         California Appraiser               Secondary Marketing               Collection/Residential ORE

Gary L. Baugh                   J. Mitchell Crouch Jr.             Howard Hoyt                       George Rosch
President                       Vice President                     Vice President                    Vice President
Chief Operating Officer         Secondary Marketing                California Wholesale              California Wholesale

R. Hal Bailey                   J. Chris Dennis                    Troy Hutton                       Amy L. Shoemaker
Senior Vice President           Vice President                     Vice President                    Vice President
Chief Lending Officer           Controller                         Construction Loans                Human Resources/Training

Jean Maples                     D. Cliff Goggans                   Cynthia C. Kay                    Douglas N. Starkweather
Senior Vice President           Vice President                     Vice President                    Vice President
Full Service Banking            Regional Branch Manager            Internal Auditor                  Loan Production

Kari S. Schmidt                 Mark Grigware                      Randall B. Kidd                   Robert E. Struble
Senior Vice President           Vice President                     Vice President                    Vice President
Corporate Counsel               Information Services               Las Vegas                         Regional Branch Manager
Corporate Secretary
                                Mary Ann Hamilton                  Cathie McClure Lewis              R. Stan VanLandingham
Donald J. Voth                  Vice President                     Vice President                    Vice President
Senior Vice President           Central Underwriting               Marketing                         Denver Lending
Chief Financial Officer
                                David W. Harris                    J. Michael Logsdon                Russell D. Warren
Thomas W. Anderson              Vice President                     Vice President                    Vice President
Senior Vice President           Commercial Real Estate             Colorado Mountain Region          Assistant Treasurer
California Operations
                                Joel Harrison                      Bonnie J. Nelson
John P. Gunther                 Vice President                     Vice President
Senior Vice President           California Retail                  Loan Servicing
California Production

Railroad Savings Bankfsb - Branches

Wichita:                         Arkansas City:  (316) 442-6500    Garden City:  (316) 276-7000      Newton:  (316) 283-3130
Corporate:  (316) 269-0300       125 N. Summit  67005              1301 E. Kansas Avenue  67846      129 E. Broadway  67114
110 S. Main, Suite 900
P.O. Box 2933  67201             Derby:  (316) 788-4888            Hutchinson:  (316) 662-1269       Wellington:  (316) 326-5929
                                 1701 E. Madison, Suite C-1        829 E. 30th  67501                119 S. Washington  67152
Downtown:  (316) 269-0374        67037
120 S. Main  67202                                                 McPherson:  (316) 241-4468
                                                                   2nd and Main  67460

Railroad Savings Bankfsb - Mortgage Lending Offices

CALIFORNIA                       COLORADO                          Telluride:  (303) 728-0200        West Wichita:  (316) 729-7642
Laguna Hills:  (714) 380-8100    Aspen:  (303) 920-4100            220 E. Colorado Avenue,           8404 W. 13th,
23332 Mill Creek Drive,          510 E. Hyman, Suite 24  81612     Suite 203  81435                  Suite 190  67212
Suite 225  92653
                                 Basalt:  (303) 927-4455           Vail:  (303) 476-4440             MISSOURI
San Jose:  (408) 999-6650        200 Basalt Centre                 141 E. Meadow Drive  81657        Branson:  (417) 337-7500
1265 S. Bascom Avenue,           Circle  81621                                                       1440-K State Highway 248  65616
Suite 110  95128                                                   KANSAS
                                 Breckenridge:  (303) 453-4800     Lawrence:  (913) 749-4600         NEVADA
Upland:  (909) 920-5252          130 Ski Hill Road,                3110 Mesa Way, Suite B  66049     Las Vegas:  (702) 382-2829
1232 N. Monte Vista Avenue,      Suite #100A  80424                                                  601 S. Rancho Drive,
Suite 3  91786                                                     Olathe:  (913) 780-3600           Suite D-30  89106
                                 Denver:  (303) 322-4848           601 N. Mur-Len,
Ventura:  (805) 652-2840         3033 E. 1st Avenue,               Suite 20  66061                   OKLAHOMA
2590 E. Main Street,             Suite 307  80206                                                    Tulsa:  (918) 481-0030
Suite 200  93003                                                   East Wichita:  (316) 689-6848     8024 S. Sheridan  74133
                                                                   8118 E. Douglas,
                                                                   Suite 101  67206

Annual Meeting                   Form 10-K                         Stock Trading Information         Stock Transfer Agent
The Annual Meeting of Railroad   A copy of Form 10-K, including    Common Stock is traded on         Bank IV, N.A.
Financial Corporation will be    financial statement schedules,    the American Stock Exchange       P.O. Box 1122
held Friday, April 21, 1995,     as filed with the Securities      under the symbol:  RF.            Wichita, Kansas  67201
at 1:30 P.M. on the 9th floor    and Exchange Commission, will
of the Railroad Savings          be furnished without charge to    Shareholder and Financial         Independent Certified Public
Building at 110 South Main,      stockholders as of the record     Information                       Accountants
Wichita, Kansas.                 date on written request to the    Donald J. Voth                    KPMG Peat Marwick LLP
                                 Secretary, Railroad Financial     Chief Financial Officer           Wichita, Kansas
                                 Corporation, P.O. Box 2933,       (316) 269-0300
                                 Wichita, Kansas 67201-2933.

[LOGO APPEARS HERE]

Railroad
Financial Corporation
110 S. Main * P.O. Box 2933
Wichita, Kansas 67201-2933
Telephone: (316) 269-0300

[ART APPEARS HERE]

                                    ANNEX E

                                                                         Annex E


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                      ----------------------------------


                                   FORM 10-Q



       X   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      ---
           SECURITIES EXCHANGE ACT OF 1934
      For the quarterly period ended    March 31, 1995
                                     ------------------------------


           TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      ---
           SECURITIES EXCHANGE ACT OF 1934
      For the transition period from               to
                                     -------------    -------------


                        Commission File Number 0-17926
                                               -------




                        RAILROAD FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)


              Delaware                                    48-1083852
- ---------------------------------------              ----------------------
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification Number)


110 South Main Street, Wichita, Kansas                       67202
- ---------------------------------------              ----------------------
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  (316) 269-0300
                                                     ----------------------


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety days.


                                 YES  X    NO
                                     ---      ---


APPLICABLE ONLY TO CORPORATE ISSUERS: Indicate the number of shares outstanding of each issuer's classes of common stock, as of the latest practicable date.

                                   2,116,861
                               -----------------

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES


                                     INDEX

                                     -----


                                                                Page No.

PART I - FINANCIAL INFORMATION


      Consolidated Balance Sheets at March 31, 1995 and
             December 31, 1994                                      1


      Consolidated Statements of Operations for the
             Three-Month Periods Ended March 31, 1995 and 1994      3


      Consolidated Statements of Cash Flows for the Three-Month
             Periods ended March 31, 1995 and 1994                  4


      Notes to Unaudited Consolidated Financial Statements          6


      Management's Discussion and Analysis of Interim
             Financial Statements                                   8


PART II - OTHER INFORMATION                                        15


SIGNATURE                                                          16

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     MARCH 31, 1995 AND DECEMBER 31, 1994
                                  (Unaudited)

                                                             March 31,    December 31,
                         Assets                                1995           1994
                        -------                            ------------   ------------
Cash                                                       $  2,653,000   $  2,044,000
Interest-bearing deposits in other
    financial institutions                                      288,000      2,834,000
Investment securities available for sale                     13,376,000     13,870,000
Investment securities held to maturity
    (fair value of $3,088,000 at
    March 31, 1995 and $3,030,000 at
    December 31, 1994)                                        3,290,000      3,329,000
Mortgage-backed securities available
    for sale                                                 30,620,000     30,607,000
Mortgage-backed securities held to maturity
   (fair value of $6,579,000 at
   March 31, 1995 and $7,030,000
   at December 31, 1994)                                      6,809,000      7,396,000
Mortgage loans held for sale, including
    deferred costs net of fees of
    $493,000 at March 31, 1995 and
    $264,000 at December 31, 1994                            49,568,000     47,154,000
Loans receivable                                            453,411,000    435,776,000
Accrued interest receivable:
    Loans                                                     2,706,000      2,513,000
    Mortgage-backed securities                                  306,000        314,000
    Investments                                                  93,000         96,000
Real estate owned and in judgement                              650,000      7,865,000
Premises and equipment                                        3,762,000      3,812,000
Refundable income taxes                                              --        280,000
Deferred income taxes                                                --        248,000
Other assets                                                  4,015,000      3,358,000
                                                           ------------   ------------
                                                           $571,547,000   $561,496,000
                                                           ============   ============


See accompanying notes to unaudited consolidated financial statements.

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

                     MARCH 31, 1995 AND DECEMBER 31, 1994
                                  (Unaudited)


                                               March 31,    December 31,
Liabilities and Stockholders' Equity             1995           1994
- ------------------------------------        -------------  -------------
Deposits                                     $329,510,000   $320,297,000
Short-term borrowings                         190,809,000    198,822,000
Long-term Federal Home Loan Bank advances       2,000,000      3,000,000
Senior notes payable                            6,900,000      6,900,000
Other borrowings                                4,000,000             --
Advance payments by borrowers for
   taxes and insurance                          6,724,000      4,805,000
Income taxes payable                              555,000             --
Deferred income taxes                             241,000             --
Other liabilities                               3,634,000      2,499,000
                                             ------------   ------------
   Total liabilities                          544,373,000    536,323,000
                                             ------------   ------------

STOCKHOLDERS' EQUITY:

Preferred stock, $.10 par value.
   Authorized 1,000,000 shares;-0-issued.              --             --
Common stock, $.10 par value.
   Authorized 4,000,000 shares; issued
   2,205,083 shares at March 31,1995 and
   December 31, 1994, respectively                221,000        221,000
Additional paid-in capital                      7,376,000      7,376,000
Retained earnings (restricted)                 20,842,000     19,336,000
Unrealized loss on securities
   available for sale                            (416,000)      (911,000)
                                             ------------   ------------
                                               28,023,000     26,022,000

Treasury Stock; 89,009 and 89,036 common
   shares at cost at March 31, 1995 and
   December 31, 1994, respectively.              (849,000)      (849,000)
                                             ------------   ------------

        Total stockholders' equity             27,174,000     25,173,000
Commitments
                                             ------------   ------------
                                             $571,547,000   $561,496,000
                                             ============   ============


See accompanying notes to unaudited consolidated financial statements.

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994
                                  (Unaudited)


                                                   1995          1994
                                               ------------  ------------

Interest income:
   Interest on loans                           $ 9,847,000    $6,387,000
   Interest on mortgage-backed securities          619,000       717,000
   Interest and dividends on investments           247,000       216,000
   Other interest income                           168,000        28,000
                                               -----------    ----------
       Total interest income                    10,881,000     7,348,000
                                               -----------    ----------

Interest expense:
   Interest on deposits                          3,860,000     3,174,000
   Interest on short-term borrowings             3,066,000       592,000
   Interest on long-term advances and other
     borrowings                                     39,000        85,000
   Interest on senior notes                        194,000       191,000
                                               -----------    ----------
       Total interest expense                    7,159,000     4,042,000
                                               -----------    ----------

Net interest income                              3,722,000     3,306,000
Provision for loan losses                           75,000        75,000
                                               -----------    ----------
       Net interest income after provision
        for loan losses                          3,647,000     3,231,000
                                               -----------    ----------

Other income:
   Fees and service charges                        655,000       755,000
   Other operating income                           56,000        66,000
   Gain on sale of loans and loan servicing        888,000     1,102,000
                                               -----------    ----------

          Total other income                     1,599,000     1,923,000
                                               -----------    ----------

Other expenses:
   Compensation and employee benefits            2,442,000     2,857,000
   Advertising                                      90,000       116,000
   Occupancy                                       528,000       545,000
   Federal insurance premiums                      186,000       184,000
   Gain from real estate operations             (1,437,000)     (171,000)
   Provision for loss on future
      loan repurchases                             109,000        75,000
   Other                                           828,000     1,084,000
                                               -----------    ----------
       Total other expenses                      2,746,000     4,690,000
                                               -----------    ----------

Income before income taxes                       2,500,000       464,000

Income tax expense                                 994,000       182,000
                                               -----------    ----------
Net income                                     $ 1,506,000    $  282,000
                                               ===========    ==========

Income per common and common equivalent
   share                                       $      0.70    $     0.13
                                               ===========    ==========
Income per common share assuming full
   dilution                                    $      0.70    $     0.13
                                               ===========    ==========

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994
                                  (Unaudited)


                                                       1995            1994
                                                   ------------   --------------
Cash flows from operating activities:
 Net income                                        $  1,506,000   $     282,000

 Adjustments to reconcile net income
   to net cash provided by (used in)
   operating activities:

    Provision for loan losses                            75,000          75,000
    Provision for loss on loan repurchases              109,000          75,000
    Depreciation                                        171,000         147,000
    Amortization of premiums and discounts
      on investment securities                            6,000          19,000
    Amortization of premiums and discounts
      on mortgage-backed securities                      55,000         190,000
    Net loan fees deferred                              (48,000)         45,000
    Gain on sale of loans and sale of loan
      servicing                                        (888,000)     (1,102,000)
    Gain on sale of real estate owned                (1,211,000)             --
    Originations of loans held for sale,
      net of repayments                             (61,787,000)   (162,751,000)
    Purchase of loans held for sale                    (390,000)             --
    Proceeds from sale of loans held for
      sale                                           59,834,000     188,792,000
    Proceeds on sale of participation loans
      held for sale                                          --      20,085,000
    Increase in interest receivable                    (182,000)        (78,000)
    Increase in interest payable on deposits          2,176,000       1,741,000
    Increase (decrease) in income taxes payable         835,000        (305,000)
    Deferred income taxes                               159,000         193,000
    Other                                               369,000        (332,000)
                                                   ------------   -------------

        Net cash provided by operating
          activities                                    789,000      47,076,000
                                                   ------------   -------------

                                                                    (continued)

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

               THREE-MONTH PERIODS ENDED MARCH 31, 1995 AND 1994
                                  (Unaudited)

                                                    1995           1994
                                                -------------  -------------
Cash flows from investing activities:

 Proceeds from maturity of investment
   securities held to maturity                  $       --     $  1,838,000
 Principal collected on investment
   securities held to maturity                        39,000             --
 Purchase of FHLB stock                           (3,773,000)            --
 Proceeds from sale of FHLB stock                  4,273,000             --
 Purchase of investment securities held
   to maturity                                            --     (1,000,000)
 Originations of loans, net of repayments        (10,646,000)   (36,974,000)
 Principal collected on mortgage-backed
   securities available for sale                     772,000      2,476,000
 Principal collected on mortgage-
   backed securities held to maturity                561,000      1,798,000
 Proceeds from sale of loan servicing                817,000      1,101,000
 Net additions to premises and equipment            (121,000)      (214,000)
 Proceeds from sale of real estate owned           1,409,000        382,000
 Net decrease (increase) in interest-bearing
   deposits in other financial institutions        2,546,000     (7,643,000)
                                                ------------   ------------

     Net cash used in investing
       activities                                 (4,123,000)   (38,236,000)
                                                ------------   ------------

Cash flows from financing activities:

 Net increase in deposits                          7,037,000        223,000
 Net decrease in other borrowings
   and FHLB advances                              (5,013,000)   (10,940,000)
 Net increase in advance payments by
   borrowers for taxes and insurance               1,919,000      1,534,000
 Proceeds from issuance of common stock                   --         76,000
 Purchase of treasury stock                               --         (3,000)
                                                ------------   ------------

     Net cash provided by (used in)
      financing activities                         3,943,000     (9,110,000)
                                                ------------   ------------

Net increase (decrease) in cash                      609,000       (270,000)
Cash at beginning of period                        2,044,000      1,316,000
                                                ------------   ------------

Cash at end of period                           $  2,653,000   $  1,046,000
                                                ============   ============


See accompanying notes to unaudited consolidated financial statements.

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)  Basis of Presentation
     ---------------------

     The accompanying unaudited consolidated financial statements are for interim periods and consequently, do not include all disclosures required by generally accepted accounting principles for annual financial statements. It is suggested that the accompanying financial statements be read in conjunction with the financial statements included in the Company's 1994 Annual Report. In the opinion of management of Railroad Financial Corporation, the consolidated financial statements reflect all adjustments (all of which were of a normal recurring nature) necessary to present fairly the financial position of the Corporation and the results of operations and cash flows for the interim periods. Certain reclassifications have been made to the 1994 financial statements in order to conform to the 1995 presentation.

(2)  Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of the Corporation, Railroad Savings BankFSB, a wholly-owned subsidiary, and Railroad Savings Service Company, a wholly-owned subsidiary of the Bank. Until August 31, 1994, RSL Mortgage Corp., ("RSL") and Ute City Mortgage Company, ("Ute City"), were also included in the consolidated financial statements. Effective August 31, 1994, the operations of RSL and Ute City were merged into the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

(3)  Income per Share
     ----------------

     Income per share has been computed by dividing net income for each period by the average number of shares of common stock and common stock equivalents outstanding during each period. Any dilutive effect of stock options has been considered in the computation of common stock equivalents using the treasury stock method. The data used in computation of income per share is as follows:

- -------------------------------------------------------------------------------

                                   Income per common share      Income per common share
                                 and common equivalent share     assuming full dilution
                                 ---------------------------    ------------------------
                                   Three Month period ended     Three Month period ended
                                 ---------------------------    ------------------------
                                  March 31,       March 31,     March 31,      March 31,
                                    1995            1994         1995            1994
                                  ---------       ---------     ---------      ---------
Weighted average common
  shares outstanding              2,116,000       2,164,000     2,116,000      2,164,000
Add common stock equivalents:
  Common stock options               44,000          68,000        50,000         68,000
                                  ---------       ---------     ---------      ---------
Average number of common and
  common equivalent shares
  outstanding                     2,160,000       2,232,000     2,166,000      2,232,000
                                  =========       =========     =========     ==========

- -------------------------------------------------------------------------------

(4)  New Accounting Standards
     ------------------------

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company also adopted SFAS No. 118, "Accounting by Creditors for Impairment of a Loan: Income Recognition and Disclosures," amending SFAS No. 114. SFAS No. 118 allows creditors to use existing methods for recognizing interest income on impaired loans and requires that an entity disclose its policy for recognizing interest income on impaired loans, including how cash receipts are recorded, as well as other specific disclosures. The adoption of these new accounting standards did not have a material effect on the Company's financial position or results of operations.


(5)  Subsequent Event
     ----------------

          On April 19, 1995, the Company entered into a definitive agreement to be acquired by Commercial Federal Corporation of Omaha, Nebraska. The proposed transaction is subject to various conditions, including: Commercial Federal's completion of its due diligence; various Federal regulatory approvals; approval by the Company's stockholders and other customary closing conditions. If consummated, the proposed merger is expected to be accounted for as a pooling of interest, with each share of the Company's common stock being exchanged tax-free for $17.25 in value of Commercial Federal common stock. Such value of Commercial Federal's common stock will be based on the average closing price of its common stock over a 20 consecutive trading day period prior to the closing of the transaction. The acquisition by Commercial Federal is expected to close late in the fourth quarter of 1995.

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

Item 2 Management's Discussion and Analysis of Interim Financial Statements
       --------------------------------------------------------------------

                 Three Months Ended March 31, 1995 Compared to
                       Three Months Ended March 31, 1994

RESULTS OF OPERATIONS

          Railroad Financial Corporation's results of operations are dependent on the operations of its principal subsidiary, Railroad Savings BankFSB (the "Bank"), and the Bank's subsidiary, Railroad Savings Service Company
("RSSC"). As used herein, all references to Railroad Financial, the Company or the Bank include their respective consolidated subsidiaries, unless the context otherwise requires. For periods prior to August 31, 1994, references to Railroad Financial also include its former subsidiaries, RSL Mortgage Corp. ("RSL"), and Ute City Mortgage Company ("Ute City"). Effective August 31, 1994, the operations of RSL and Ute City were consolidated into the Bank. All per share data reflects the three-for-two stock split declared on January 21, 1994 payable to stockholders of record February 11, 1994.


          NET INCOME. Railroad Financial recorded net income of $1.5 million or $.70 per common and common equivalent share for the quarter ended March 31, 1995, compared to net income of $282,000 or $.13 per common and common equivalent share for the quarter ended March 31, 1994. The increased earnings for the quarter ended March 31, 1995, is primarily attributed a non-recurring gain of $1.2 million recognized on the sale of the Bank's largest real estate owned property, Belmont Towers, an apartment and assisted living facility in Dallas, Texas. Net income also benefitted from an improvement in net interest income resulting from the Company's emphasis during 1994 on portfolio lending and a reduction in other expenses (excluding real estate operations) attributable to the Company's ongoing efforts to control costs. These positive developments offset a decline in other income resulting from lower levels of loan production in the Company's California mortgage banking operations.


          NET INTEREST INCOME. Railroad Financial's net interest income is primarily dependent upon the difference or "spread" between the average yield earned on loans and investments and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other savings institution holding companies, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

          For the quarter ended March 31, 1995, net interest income increased $416,000 or 12.6% over the corresponding period a year earlier. The increase in net interest income was primarily attributable to the higher level of interest earning assets reflecting the Company's emphasis during 1994 on portfolio lending. A portion of the increase in interest-earning assets consisted of construction loans for which demand remains strong in the Company's core construction lending markets of Kansas, Colorado and Nevada. The increase in net interest income attributable to the growth in earning assets was offset by a 51 basis point decrease in the Company's interest rate spread to 2.40% for 1995, compared to 2.91% during the prior year. The decrease in the interest rate spread was attributed to a 134 basis point increase in the cost of funds to 5.37% during 1995 from 4.03% during 1994 while the average yield on interest-earning assets increased only 83 basis points to 7.77% during 1995 from 6.94% during 1994. The increase in the Company's cost of funds since the first quarter of 1994 reflects general increases in short-term interest rates during the past year. The Company anticipates continued pressure on margins during the remainder of 1995.

          The Company anticipates an extension of the maturities of its interest-bearing liabilities during 1995 as the result of the planned purchase of seven Kansas branch locations and approximately $96 million in deposits from First Bank System, Inc. (the "Branch Purchase"). In return for assuming the deposit liabilities associated with the branches, the Bank will receive a cash payment equal to aggregate deposits at the branches reduced by the value of real estate and other assets transferred and by a deposit premium equal to 3.13% of total deposits. The Company expects to use the proceeds from the Branch Purchase to reduce its level of borrowings and for other purposes. It is currently anticipated that the Branch Purchase will close during the second quarter of 1995.


          PROVISION FOR LOSS ON LOANS. Provisions for estimated losses on loans are charged to operations to maintain an allowance for losses which is available to absorb future loan losses. The allowance for loan losses is charged and loans are reduced by a corresponding amount at the time the Company determines that a portion of a loan will be uncollectible. Losses arising from writing down property acquired through foreclosures or insubstance foreclosures to estimated fair value at the time of acquisition, are also charged to the allowance for loan losses.

          The Company provided $75,000 for loan losses during the first quarter of 1995 and 1994. At March 31, 1995, and December 31, 1994, the allowance for loan losses was $2.0 million or 0.39% of the loan portfolio. Net interest income after provision for loan losses increased by $416,000 to $3.6 million for 1995, from $3.2 million for 1994.

          OTHER INCOME. Other income decreased by 16.8% to $1.6 million during 1995, as compared to 1994.

          The primary reason for the decrease in other income in 1995 as compared to 1994 was the decrease in the gain on sale of loans and loan servicing. Gain on sale of loans and loan servicing decreased by $214,000 or 19.4% to $888,000 in 1995 as compared to 1994. A portion of the gain in each period resulted from the sale of loan servicing. Approximately $71,000 of the gain for the three months ended March 31, 1995, was on loan sales while $817,000 was on sales of loan servicing as compared to a gain of $1,000 on loan sales and $1.1 million on sales of loan servicing for the same period in 1994.

          The decrease in the gain on sale of loans and loan servicing recorded in the first quarter of 1995 generally resulted from lower volume of loan sales, primarily loan sales from California.

          During the quarters ended March 31, 1995 and 1994, respectively, the Company sold $59.7 million and $188.8 million of mortgage loans it had generated.

          Loan originations for the Company totalled $127.9 million for 1995 compared to $222.3 million for 1994. This decrease in loan production is attributed to a $120.0 million decrease in permanent loan production which offset a $25.6 million increase in construction lending in Kansas, Colorado and Nevada. Loan production in California declined by $64.2 million during the period. The rise in interest rates and the decline in refinancing activities have adversely affected loan production volume in California. The effects of rising interest rates did not have the same impact on the Kansas, Colorado and Nevada production because of a lesser degree of refinance lending as compared to lending on new home purchase activity in these geographic areas.

          The Company serviced $525.1 million of loans for others at March 31, 1995, as compared to $612.4 million at March 31, 1994. This decrease in the balance of loans serviced for others is the primary cause of the decrease in the fees and service charges. Fees and service charges decreased by 13.2% to $655,000 during 1995 as compared to 1994.

          OTHER EXPENSES. Other expenses (excluding gain from real estate operations), decreased by $678,000 or 13.9% for the quarter ended March 31, 1995, as compared to 1994. The decreased expenses are due primarily to decreased compensation and other expenses. Compensation has decreased $415,000 or 14.5% for the quarter ended March 31, 1995 as compared to 1994. Other expenses have decreased $256,000 or 23.6% for the quarter ended March 31, 1995 as compared to 1994.

          The decreased compensation expense is due primarily to significantly decreased staffing levels in the Company's California mortgage banking operations. Staffing levels were reduced in California during the first half of 1994 due to the significant decrease in loan production. The decline in other expenses also reflects declines in various other expense categories as a result of the Company's efforts to reduce administrative costs through consolidation of certain subsidiary activities within the Bank.

FINANCIAL CONDITION

          For the three months ended March 31, 1995, total assets increased by $10.1 million or 1.8%. Total assets as of March 31, 1995, were $571.5 million as compared to $561.5 million at December 31, 1994. The Company's asset growth reflects the continued expansion of the loan portfolio.

          LOAN PORTFOLIO. As of March 31, 1995, the Company's loan portfolio was $453.4 million compared to $435.8 million at December 31, 1994. This increase in the loan portfolio held for investment has been achieved primarily by increases in construction loan balances. At March 31, 1995 outstanding construction loan balances were $84.2 million compared to $72.4 million at December 31, 1994. The loan portfolio held for investment has also increased due to the Company providing interim financing of $7.5 million to the buyer of Belmont Towers real estate property.

          Loans held for sale have increased from $47.2 million at December 31, 1994 to $49.6 million at March 31, 1995. This is primarily attributable to the increase in loan production in California. The Company believes that the recent increase in California originations is a consequence of recent declines in long-term interest rates as well as an improvement in local economic conditions.

          NON-PERFORMING ASSETS. Loans held in portfolio are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential mortgage loans are placed on non-accrual status when either principal or interest is 90 days or more past due. Consumer loans generally are charged off when the loan becomes 120 days delinquent. Commercial real estate loans are placed on non-accrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At March 31, 1995, approximately $7.1 million or 1.23% of the loans in the Company's portfolio and held for sale were 30 to 59 days delinquent, and $647,000 or 0.11% of such loans were from 60 to 89 days delinquent. Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its estimated fair value. Any write-down of the property at the time of acquisition is charged to the allowance for loan losses.

          At March 31, 1995, the Company had $4.7 million in non-performing assets. This included $2.6 million of residential mortgage loans which were accounted for on a non-accrual basis, most of which were secured by single family residences. These loans included fourteen loans originated by the Company with average carrying values of $149,000 per loan, and three loans purchased in the secondary market with average carrying values of $170,000 per loan. All but three of the properties securing such loans are located in California. The Company also had three residential construction loans originated in Denver, Colorado, with average carrying values of $147,000, which were accounted for on a non-accrual basis. In addition, the Company has a $861,000 commercial real estate loan which was restructured in 1994, which is presently conforming to the restructured terms.

          Other non-performing assets of $650,000 at March 31, 1995, consisted of real estate owned or in judgment as a result of foreclosures on ten single-family mortgage loans (net of the allowance for loss on real estate owned). The largest of these residential properties is a residence in Los Angeles, California, with a book value of $133,000, and of the remaining residential properties classified as "other non-performing assets," two have a book value in excess of $100,000.


          REAL ESTATE OPERATIONS. Railroad Financial's results of operations are also affected by the operation and disposition of real estate acquired by foreclosure or deed in lieu of foreclosure. The Company records real estate owned at the lower of cost or estimated fair value at the date of acquisition. The computation of estimated fair value considers estimated selling costs and, when applicable, material estimated holding costs. Subsequent to the date of acquisition, real estate owned is periodically evaluated to ascertain that it is appropriately recorded at the lower of cost or fair value less selling costs. The balance of the allowance for loss on real estate owned was $75,000 at March 31, 1995. Losses on real estate owned may be recognized either as a result of a sale at less than the carrying value or as a result of a reappraisal or other subsequent re-evaluation reflecting a lower value than the amount previously recorded. Gain is recognized in the event the property is sold for more than the book carrying value.

          The following table summarizes the results of the Company's real estate operations for the periods stated.



                                                           Three Months Ended March 31,
                                                      ------------------------------------
                                                             1995              1994
                                                           --------         ---------
Provision and write-down of property held
 in real estate owned inventory............             $     ---           $    ---
Gain on sale of real estate owned..........              1,211,000               ---
Other income, net..........................                226,000            171,000
                                                        ----------           --------
Gain from real estate operations...........             $1,437,000           $171,000
                                                        ==========           ========



          Operations from real estate owned increased by $1.3 million for the quarter ended March 31, 1995. This increase is primarily the result of the $1.2 million gain recognized on the sale of the Bank's Belmont Towers property. Belmont Towers is a $7.5 million apartment and assisted care facility located in Dallas, Texas. The sales price for the property was $10.0 million. The Bank is currently providing interim financing of $7.5 million to the buyer for one year.


          CAPITAL RESOURCES. Under OTS capital standards, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated composite 1 under the OTS examination rating system).

          The table below presents the Bank's capital position relative to its various regulatory capital requirements at March 31, 1995, and December 31, 1994:


- --------------------------------------------------------------------------------


                                                     MARCH 31, 1995               DECEMBER 31, 1994
                                           ------------------------------     -----------------------
                                                              PERCENT OF                  PERCENT OF
                                              AMOUNT          ASSETS (1)      AMOUNT      ASSETS (1)
                                           -----------------------------------------------------------
                                                          (Dollars in thousands)
Tangible capital                             $36,561              6.41%       $31,155          5.56%
Tangible capital requirement                   8,552              1.50          8,410          1.50
                                             -------             -----        -------         -----
 Excess                                      $28,009              4.91%       $22,745          4.06%
                                             =======             =====        =======         =====

Tier 1/core capital                          $36,561              6.41%       $31,155          5.56%
Tier 1/core requirement                       22,805              4.00         22,427          4.00
                                             -------             -----        -------         -----
 Excess                                      $13,756              2.41%       $ 8,728          1.56%
                                             =======             =====        =======         =====

Tier 1 risk-based capital                    $36,561             11.86%       $31,155         11.05%
Tier 1 risk-based capital requirement         12,331              4.00         11,280          4.00
                                             -------             -----        -------         -----
 Excess                                      $24,230              7.86%       $19,875          7.05%
                                             =======             =====        =======         =====
Total capital (i.e., core and
  supplementary capital                      $38,579             12.52%       $33,134         11.75%
Risk-based capital requirement                24,661              8.00         22,560          8.00
                                             -------             -----        -------         -----
 Excess                                      $13,918              4.52%       $10,574          3.75%
                                             =======             =====        =======         =====

/(1)/ Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement
- --------------------------------------------------------------------------------
     On February 3, 1995, the Bank agreed to purchase seven branches located in Kansas with total deposits of approximately $96 million from First Bank System, Inc. The purchase price, which is subject to adjustments, will be approximately $3.8 million. This includes a deposit premium of 3.13% of total deposits. The closing , which is subject to regulatory approval and other conditions, is expected to be in the second quarter of 1995. Accordingly, under regulatory requirements, the deposit premium paid for the deposits will be a deduction from Tier 1/core capital in subsequent periods.

     On March 29, 1995, the Company obtained financing from an unrelated financial institution of $3,000,000 on a term note and a $1,000,000 revolving line of credit. This debt bears interest at prime + .25% and is payable quarterly. The terms of the loan agreement also requires ten quarterly principal payments of $300,000 each beginning October 1, 1995. The term note has a maturity of October 1, 1997, and the revolving line of credit becomes due and payable in full April 1, 1997. These borrowings are reflected as other borrowings on the March 31, 1995 balance sheet.

     On March 31, 1995, the Company contributed $3.9 million to the Bank as additional capital. The result of this additional capital at the Bank level is reflected in the above regulatory capital ratios.

     Effective September 30, 1994, savings institutions with more than a "normal" level of interest rate risk are required by OTS regulations to maintain additional total capital. A savings institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets. Based on its September 30, 1994 and December 31, 1994 levels of interest rate risk and capital position, the Company believes that it will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, $4.1 million at June 30, 1995.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 and related regulations established five capital categories which are based on an institution's capital ratio. The capital categories in declining order are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized" and "critically undercapitalized". To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including among other things, the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

     Under the FDIC's risk-based deposit insurance assessment system which became effective on January 1, 1993, the assessment rate for an insured depository institution will depend on the assessment risk classification assigned to the institution by the FDIC based on the institution's capital level and supervisory evaluations. Institutions will be assigned to one of three capital groups - well capitalized, adequately capitalized or undercapitalized. Within each capital group, institutions will be assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. The assessment rate will range from 0.23% of deposits for well capitalized institutions in highest supervisory subgroup, to 0.31% of deposits for undercapitalized institutions in the lowest supervisory subgroup. At March 31, 1995 the Bank is in the "well capitalized" category.


     LIQUIDITY. As a holding company, the Company conducts its business through its subsidiary, the Bank. The principal sources of funds for the Company are cash dividends paid by its subsidiary and borrowings. The Bank is limited as to the amount of dividends it can pay to the Company by the OTS Capital Distribution Regulations. The Bank's ability to pay dividends is restricted by regulatory authority. Under OTS regulations, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form.

     Federal regulations impose limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount equal to the greater of (i) 75% of net income for the previous four quarters or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year ($4.4 million at December 31, 1994). If the Bank fails to meet current minimum capital requirements or is notified that it is in need of more than normal supervision, it will be further limited and may be prohibited from making any capital distributions without the prior approval of the OTS.

     Under regulations which took effect on December 19, 1992, the Bank is also prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

     In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. The Bank intends to make full use of this favorable tax treatment afforded to the Bank and does not contemplate use of any earnings of the Bank in a manner which would limit the Bank's bad debt deduction or create federal tax liabilities.

     The Bank's primary source of funds are increases in its deposits; loan repayments and loan prepayments, advances from FHLB of Topeka and cash received on maturity of its investment securities.

     The Bank has continuously met or exceeded prescribed regulatory liquidity requirements which have been established by federal regulations. The liquidity requirements are expressed in terms of a ratio of cash and eligible investments to net withdrawable deposits and borrowings due in one year or less. OTS regulations require a 5% liquid asset ratio and short-term liquid assets are required to be at least 1% of the same base. This is intended to provide a source of relatively liquid funds upon which the Bank may rely to fund deposit withdrawals or other short-term cash requirements. The average daily liquidity ratio of the Bank for the month of March 1995 was 5.3%.

     The FHLB of Topeka provides lines of credit to the Bank and other member financial institutions, subject to meeting credit and collateral pledge standards. At March 31, 1995, the Bank had $192.8 million in outstanding borrowings from the FHLB of Topeka. The Bank may continue to use FHLB of Topeka advances in the future as a source of liquidity. Such advances are secured by the Company's stock in the FHLB. In addition, the Company must maintain unencumbered eligible collateral consisting primarily of first mortgage loans and mortgage-backed securities with a collateral value of at least the amount of the borrowings.

     The Company also has a substantial portfolio of investment securities and mortgage-backed securities. Approximately 81% of the aggregate of such portfolios are classified as available for sale and the remainder, although held for investment purposes, is available to be used as collateral for other borrowings. Management determines the appropriate classification of investment securities and mortgage-backed securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold the securities until maturity or on a long-term basis, they are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

                RAILROAD FINANCIAL CORPORATION AND SUBSIDIARIES

PART II

Item 1     Legal Proceedings
           -----------------

      Not applicable

Item 2     Changes in Securities
           ---------------------

      Not applicable


Item 3     Defaults upon Senior Securities
           -------------------------------

      Not applicable


Item 4     Submission of Matters to a Vote of Security Holders
           ---------------------------------------------------

      Not applicable


Item 5     Other Information
           -----------------

      None


Item 6     Exhibits and Reports on Form 8-K
           --------------------------------

     (a) None

     (b) Reports on Form 8-K

          A Form 8-K was filed February 3, 1995, reporting under Item 5, an agreement to acquire seven branches from First Bank System, Inc.

                                   SIGNATURE
                                   ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         RAILROAD FINANCIAL CORPORATION


Date:  May 12, 1995                      BY: /s/ Donald J. Voth
     -------------------------               ---------------------------
                                             Donald J. Voth
                                             Senior Vice President
                                             Chief Financial Officer

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


  Item 20.  Indemnification of Directors and Officers

       Indemnification of directors and officers of Commercial is provided under
  Article VI of the Articles of Incorporation of Commercial for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Commercial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Article VI of Commercial's Articles of Incorporation provides that an outside director shall not be personally liable to Commercial or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes Commercial to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in
                          ---
  good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by Commercial or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of Commercial through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

       Commercial has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to Commercial of costs incurred by it in indemnifying its directors and officers.

         Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of Commercial. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

       Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

       The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the shareholders.

       Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

  Item 21.  Exhibits and Financial Statement Schedules

       (a) The following are filed as exhibits to this registration statement:

       Exhibit No.               Description
       -----------               -----------

       2 Reorganization and Merger Agreement by and between Commercial Federal Corporation and Commercial Federal Bank, a Federal Savings Bank and Railroad Financial Corporation and Railroad Savings Bank, fsb, dated April 18, 1995.

       3.1 *      Articles of Incorporation of Commercial Federal Corporation


       3.2 * Bylaws of Commercial Federal Corporation, as amended and restated

       4.1 ** Form of Certificate of Common Stock of Commercial Federal Corporation

       4.2 *** Shareholder Rights Agreement between Commercial Federal Corporation and Manufacturers Hanover Trust Company

       5 * Opinion of Fitzgerald, Schorr, Barmettler & Brennan regarding the legality of the securities being registered hereby (with consent)

       8 Form of Opinion of Deloitte & Touche LLP regarding certain federal tax matters (with consent)

       10.1 *     Employment Agreement with William A. Fitzgerald dated
                  June 8, 1995

       10.2 * Change in Control Executive Severance Agreements with William A. Fitzgerald and James A. Laphen, dated June 8, 1995

       10.3 * Form of Change in Control Executive Severance Agreement entered into with Senior Vice Presidents and First Vice Presidents

       10.4 ****  Commercial Federal Corporation Incentive Plan effective July
                  1, 1994

       10.5 ****  Commercial Federal Bank Deferred Compensation Plan effective
                  July 1, 1994

       10.6 ****  1984 Stock Option and Incentive Plan, as Amended 1992 and
                  Restated, Effective August 1, 1992

       13 * Commercial Federal Corporation Annual Report for the Fiscal Year Ended June 30, 1994, Quarterly Reports on Form 10-Q for the Quarters Ended September 30, 1994, December 31, 1994 and March 31, 1995

       21 *       Subsidiaries of Commercial Federal Corporation

       23.1       Consent of Deloitte & Touche LLP

       23.2       Consent of KPMG Peat Marwick LLP

       23.3 Consent of Piper Jaffray Inc. (contained in Annex B to the Proxy Statement which is a part of this Registration Statement)

       24 Power of Attorney (contained in signature page in Part I of this Form S-4)

       27 *****   Financial Data Schedule

       99.1 * Form of Proxy solicited by Board of Directors of Railroad Financial Corporation



  _____________

  *     Previously filed.
  ** Incorporated by reference to the registrant's registration statement on Form S-1 (File No. 33-00330).
  *** Incorporated by reference to the registrant's current report on Form 8-K dated January 9, 1989.
  **** Incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended June 30, 1994 (File No. 0-13082).
  ***** Not required to be filed pursuant to Rule 401 of Regulation S-T.

            The Exhibit Index immediately precedes the attached exhibits.

  Item 22.  Undertakings

  Item 512 of Regulation S-K.

        Rule 415 Offering.  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Filings Incorporating Subsequent Exchange Act Documents By Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Registration on Form S-4 of Securities Offered for Resale. The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If acceleration is requested of the effective date of this registration statement pursuant to Rule 461 under the Act, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  Instructions to Form S-4.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska as of July 28, 1995.

                            COMMERCIAL FEDERAL CORPORATION

                            By: /s/ William A. Fitzgerald
                               _________________________________________________
                               William A. Fitzgerald
                               Chairman of the Board and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.




Signature                                      Capacity                Date
- ---------                                      --------                ----

  /s/ William A. Fitzgerald          Principal Executive Officer   July 28, 1995
- -----------------------------------  and Director
  William A. Fitzgerald
  Chairman of the Board and
  Chief Executive Officer

  /s/ James A. Laphen                Principal Financial Officer   July 28, 1995
- -----------------------------------
  James A. Laphen
  President, Chief Operating
  Officer
  and Chief Financial Officer

  /s/ Gary L. Matter                 Principal Accounting Officer  July 28, 1995
- -----------------------------------
  Gary L. Matter
  Senior Vice President,
  Controller and
  Secretary

  /s/ Robert F. Krohn                Director                      July 28, 1995
- -----------------------------------
  Robert F. Krohn

  /s/ Talton K. Anderson             Director                      July 28, 1995
- -----------------------------------
  Talton K. Anderson

  /s/ Charles M. Lillis              Director                      July 28, 1995
- -----------------------------------
  Charles M. Lillis

                                     Director
- -----------------------------------
  Carl G. Mammel


  /s/ Sharon G. Marvin               Director                      July 28, 1995
- -----------------------------------
  Sharon G. Marvin

  /s/ Robert S. Milligan             Director                      July 28, 1995
- -----------------------------------
  Robert S. Milligan

  /s/ James P. O'Donnell             Director                      July 28, 1995
- -----------------------------------
  James P. O'Donnell

  /s/ Michael T. O'Neil              Director                      July 28, 1995
- -----------------------------------
  Michael T. O'Neil

                         COMMERCIAL FEDERAL CORPORATION

                                 EXHIBIT INDEX
                                 -------------

                                                                                  Page No. in
                                                                                 Sequentially
                                                                                   Numbered
                                                                                 Registration
  Exhibit No.                                Description                          Statement
  -----------                                -----------                         ------------
  2         Reorganization and Merger Agreement by and between Commercial
            Federal Corporation and Commercial Federal Bank, a Federal Savings
            Bank and Railroad Financial Corporation and Railroad Savings
            Bank, fsb, dated April 18, 1995.

  3.1 *     Articles of Incorporation of Commercial Federal Corporation

  3.2 *     Bylaws of Commercial Federal Corporation, as amended and restated

  4.1 **    Form of Certificate of Common Stock of Commercial Federal
            Corporation

  4.2 *** Shareholder Rights Agreement between Commercial Federal Corporation and Manufacturers Hanover Trust Company

  5   *     Opinion of Fitzgerald, Schorr, Barmettler & Brennan regarding the legality of the securities being registered hereby (with consent)

  8 Form of Opinion of Deloitte & Touche LLP regarding certain federal tax matters (with consent)

  10.1 *    Employment Agreement with William A. Fitzgerald dated June 8, 1995

  10.2 *    Change in Control Executive Severance Agreements with William A.
            Fitzgerald and James A. Laphen dated June 8, 1995

  10.3 * Form of Change on Control Executive Severance Agreement entered into with Senior Vice Presidents and First Vice Presidents

  10.4 **** Commercial Federal Corporation Incentive Plan effective
            July 1, 1994

  10.5 **** Commercial Federal Bank Deferred Compensation Plan effective July
            1, 1994

  10.6 **** 1984 Stock Option and Incentive Plan, as Amended and Restated,
            Effective August 1, 1992

  13 *      Commercial Federal Corporation Annual Report for the Fiscal
            Year Ended June 30, 1994, Quarterly Reports on Form 10-Q for the Quarters Ended September 30, 1994, December 31, 1994 and
            March 31, 1995

  21 *      Subsidiaries of Commercial Federal Corporation

  23.1      Consent of Deloitte & Touche LLP

  23.2      Consent of KPMG Peat Marwick LLP

  23.3 Consent of Piper Jaffray Inc. (contained in Annex B to the Proxy Statement which is a part of this Registration Statement)

  24 Power of Attorney (contained in signature page in Part I of this Form S-4)

  27 *****  Financial Data Schedule

  99.1 * Form of Proxy solicited by Board of Directors of Railroad Financial Corporation

  _____________

  *     Previously filed.
  ** Incorporated by reference to the registrant's registration statement on Form S-1 (File No. 33-00330).
  *** Incorporated by reference to the registrant's current report on Form 8-K dated January 9, 1989.
  **** Incorporated by reference to the registrant's annual report on Form 10-K for the fiscal year ended June 30, 1994 (File No. 0-13082)
  ***** Not required to be filed pursuant to Rule 401 of Regulation S-T.